                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         AmeriQuest Technologies, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                $125.00
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

                Preliminary Proxy Statement
     -------------------------------------------------------------------------


     (3) Filing Party:

                AmeriQuest Technologies, Inc.
     -------------------------------------------------------------------------


     (4) Date Filed:

                January 13, 1995
     -------------------------------------------------------------------------

Notes:

                         AMERIQUEST TECHNOLOGIES, INC.
                         3 IMPERIAL PROMENADE, STE. 300
                          SANTA ANA, CALIFORNIA 92707
                                 (714) 437-0099

                        SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE __, 1995
Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of AmeriQuest Technologies, Inc. ("AmeriQuest"), to be held at the offices of AmeriQuest, 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707, on June __, 1995, at 10:00 a.m., local time.

     Shareholders will be asked to consider and vote on (i) an increase in the number of shares of Common Stock authorized for issuance by AmeriQuest from 30,000,000 shares to 65,000,000 shares and (ii) the possible issuance of shares of AmeriQuest Common Stock and certain option rights to purchase additional shares (the "Transaction") pursuant to an Investment Agreement between AmeriQuest and Computer 2000 AG, a company organized under the laws of the Federal Republic of Germany ("Computer 2000"), the third largest distributor worldwide of computer products ($2.6 billion in sales in fiscal 1994). The Investment Agreement provides for, among other things, an investment of up to $50 million by Computer 2000 in consideration for shares of AmeriQuest Common Stock which when added to the shares already held by Computer 2000 could result in Computer 2000 owning up to 51% of the issued and outstanding capital stock of AmeriQuest. This is effectively a world-wide alliance between AmeriQuest (U.S. based) and Computer 2000 (world-wide except in the U.S.), which hopefully should allow AmeriQuest to participate in the world-wide competition for market share in its industry. If Computer 2000 elects to acquire 51% of AmeriQuest's capital stock, it will be in a position to elect a majority of AmeriQuest's Board of Directors. Details of the proposed transaction are fully described in the accompanying Notice of Meeting, Proxy Statement, and the documents attached thereto. You are requested to give your prompt and careful consideration to the materials so provided in order that you may make an informed decision concerning this matter.
     In recommending the transaction with Computer 2000 to you, your Board of Directors has considered the history of the industry, including the decreasing profit margins and the resultant direction towards oligopoly in the industry, the potential synergies that could exist between AmeriQuest and Computer 2000, including, but not limited to (i) the possibility of a broader representation of significant vendors, which could give rise to a high incremental volume of business without an associated increment in costs of distribution (ii) the possibility of improved margins through combined purchase discounts and soft-dollar services, (iii) potential access to Computer 2000's transnational customer base for AmeriQuest's value-added storage devices, (iv) potential access to money markets worldwide, and (v) the potential of providing AmeriQuest with up to $50 million in financing. Your Board of Directors believes that the Transaction and the increase in the authorized number of shares of Common Stock are in the best interests of AmeriQuest and its shareholders and strongly recommends a vote FOR the proposals. An affirmative vote of the majority of the outstanding shares of AmeriQuest is required for approval of the proposals.

     The Board of Directors has fixed the close of business on May 15, 1995 as the record date for determination of shareholders entitled to notice of and to vote at the Meeting.

IN VIEW OF THE IMPORTANCE OF MATTERS TO BE ACTED UPON AT THE MEETING, YOU ARE INVITED TO PERSONALLY ATTEND THE MEETING, BUT IF YOU DO NOT EXPECT TO BE PRESENT IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

                                       Sincerely yours,


                                       Harold L. Clark,
                                       Chief Executive Officer

Santa Ana, California
May __, 1995

                         AMERIQUEST TECHNOLOGIES, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD JUNE __, 1995

TO THE SHAREHOLDERS OF AMERIQUEST TECHNOLOGIES, INC.:

     Notice is hereby given that the Special Meeting of Shareholders of AmeriQuest Technologies, Inc. will be held at the offices of AmeriQuest, 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707, on June __, 1995, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to amend the Certificate of Incorporation of AmeriQuest Technologies, Inc. ("AmeriQuest") to increase the number of shares of Common Stock that is authorized for issuance by AmeriQuest from 30,000,000 shares of Common Stock to 65,000,000 shares of Common Stock.

     2. To consider and vote upon the approval of the issuance by AmeriQuest of shares of AmeriQuest Common Stock and the granting of certain option rights to Computer 2000 AG ("Computer 2000") pursuant to an Investment Agreement dated as of November 14, 1994 by and between AmeriQuest and Computer 2000, as it may be amended from time-to-time (the "Investment Agreement") and the performance by AmeriQuest of all transactions and acts contemplated by the Investment Agreement (collectively, the "Transaction"). Pursuant to the Investment Agreement, Computer 2000 has loaned $18 million to AmeriQuest and, if the Transaction is approved by the AmeriQuest shareholders, may invest an additional $32 million in addition to canceling AmeriQuest's obligations under the $18 million loan in consideration for shares of AmeriQuest Common Stock, which shares when added to the shares already held by Computer 2000, could result in Computer 2000 owning up to 51% of the issued and outstanding capital stock of AmeriQuest. A copy of the Investment Agreement, as amended, is attached as Appendix I to the accompanying Proxy Statement.

     3. To transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on May 15, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                                       By ORDER OF THE BOARD OF DIRECTORS



May __, 1995

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING OR IF YOU DO NOT PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS

INTRODUCTION................................................................   1
PURPOSES OF THE MEETING.....................................................   1
VOTING AND PRINCIPAL SHAREHOLDERS...........................................   1
COSTS OF SOLICITATION OF PROXIES............................................   4
CAPITALIZATION..............................................................   4
PROPOSAL 1 - TO INCREASE THE NUMBER OF
             AUTHORIZED SHARES OF COMMON STOCK..............................   5
PROPOSAL 2 - APPROVAL OF THE INVESTMENT AGREEMENT...........................   5
  BACKGROUND TO AND REASONS FOR THE TRANSACTION
     Background.............................................................   5
     Reasons for the Transaction............................................   8
     Opinion of AmeriQuest's Financial Advisor..............................   9
  IMPACT OF THE TRANSACTION ON AMERIQUEST AND EXISTING SHAREHOLDERS.........  11
     Voting and Other Rights of Shareholders................................  11
     Certain Tax Consequences...............................................  11
     Shareholder's Derivative Action........................................  12
  THE INVESTMENT AGREEMENT..................................................  12
     Background for the $18 Million Loan....................................  12
     Computer 2000's Proposed Investment....................................  13
          $18 Million Secured Loan Exchangeable for Common Stock............  13
          $32 Million Additional Equity Infusion............................  14
          Stock Option A....................................................  14
          Stock Option B....................................................  14
          Other Negotiations................................................  14
          Board Representation..............................................  15
          Registration Rights...............................................  15
     Certain Legal Matters..................................................  16
          Antitrust.........................................................  16
          Stock Exchange Listing............................................  16
          Appraisal Rights..................................................  16
SHAREHOLDER PROPOSALS.......................................................  16
OTHER MATTERS...............................................................  16
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................  16
AVAILABLE INFORMATION.......................................................  17
APPENDIXES
     Appendix I -   Investment Agreement dated November 14, 1994 between
                    AmeriQuest and Computer 2000, as amended as of
                    March 30, 1995.......................................... I-1
     Appendix II -  Opinion of L.H. Friend, Weinress & Frankson, Inc. dated
                    December 14, 1994.......................................II-1
     Appendix III - Proposed Amendment to the Certificate of Incorporation
                    of AmeriQuest..........................................III-1

PROXY STATEMENT

MAY __, 1995.

                         AMERIQUEST TECHNOLOGIES, INC.
                        SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD JUNE __, 1995

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), of proxies to be voted at the Special Meeting of Shareholders of AmeriQuest to be held on June __, 1995, and at any postponement or adjournments thereof.

  THIS PROXY STATEMENT AND THE ACCOMPANYING NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND PROXY WERE FIRST MAILED TO SHAREHOLDERS ON MAY __, 1995.


                            PURPOSES OF THE MEETING

  The shareholders of AmeriQuest will be asked to vote on and approve (i) an increase in the number of authorized shares of AmeriQuest Common Stock and (ii) the issuance of shares of AmeriQuest Common Stock and certain option rights to Computer 2000 AG, a company organized under the laws of the Federal Republic of Germany ("Computer 2000") upon the terms and conditions set forth in the Investment Agreement dated as of November 14, 1995 between AmeriQuest and Computer 2000 (the "Investment Agreement").


                       VOTING AND PRINCIPAL SHAREHOLDERS

  Unless a shareholder specifies otherwise, a Proxy in the accompanying form which is properly executed and duly returned by a shareholder of AmeriQuest will be voted (i) in favor of amending the Certificate of Incorporation of AmeriQuest to increase the number of shares of Common Stock that is authorized for issuance by AmeriQuest from 30,000,000 shares of Common Stock to 65,000,000 shares of Common Stock and (ii) for the approval of the issuance of shares of AmeriQuest Common Stock and certain option rights pursuant to the Investment Agreement (collectively, the "Transaction"), and (iii) on such other matters as may properly come before the Meeting in the discretion of the persons named in the Proxy. In each case where the shareholder has appropriately specified how the Proxy is to be voted, it will be voted in accordance with the specifications so made. Any shareholder has the power to revoke his Proxy at any time before it is voted by giving written notice to the Secretary of AmeriQuest, by substitution of a new Proxy bearing a later date, or by request for return of the Proxy at the Meeting. A shareholder who votes in favor of the Proposals may later be estopped from challenging the Transaction before the courts. The address of AmeriQuest is 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707.

  On May 15, 1995, the record date for the determination of shareholders entitled to notice of and to vote at the AmeriQuest Meeting, AmeriQuest had outstanding 21,035,523 shares of Common Stock of $.01 par value, each share being entitled to one vote. An affirmative vote of the holders of at least a majority of the quorum present in person or by proxy at the meeting is necessary to approve the increase in the number of authorized shares; and pursuant to the rules of the New York Stock Exchange ("NYSE"), the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting is required to approve the Transaction, provided that the total vote cast on the proposal represents a majority of the issued and outstanding shares of Common Stock of AmeriQuest. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. Abstentions may be specified on the proposal with respect to the Transaction and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted in the tabulation of the votes cast on the proposal with the effect of a negative vote. Under applicable Delaware law, broker non-votes are not counted for purposes of determining the votes cast on a proposal.

  The following table sets forth, as of May 15, 1995, information relating to the beneficial ownership of AmeriQuest's Common Stock by (i) each person known to AmeriQuest to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of AmeriQuest, (ii) each director, (iii) each of the named executive officers for which executive compensation information is provided in AmeriQuest's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994, and (iv) all directors and executive officers as a group. AmeriQuest knows of no agreements among its shareholders which relate to voting or investment power over its Common Stock.

                                             Beneficial Ownership as of May 15, 1995
                                            -----------------------------------------
                                             Number of Shares    Percent of Class(13)
                                             ----------------    --------------------
Name and Address of Beneficial Owner
- ------------------------------------

DIRECTORS AND OFFICERS(11)(12)
- ------------------------------

Marc L. Werner                                   1,423,473(1)        6.70%
Eric J. Werner                                   1,349,473(1)        6.34%
Terren S. Peizer                                 1,096,000(2)        5.11%
William N. Silvis                                   15,000(3)         *
William T. Walker, Jr.                              35,000(4)         *
Harold L. Clark                                    262,500(5)        1.25%
Robert H. Beckett                                  900,656           4.30%
Gregory A. White                                   882,302(6)        4.19%
Stephen G. Holmes                                   81,667(7)         *
Peter D. Lytle                                      10,000(8)         *
All officers and directors as
a group (25 persons)(11)                             5,188,514(9)   24.36%

- ------------------------------
*    Denotes less than 1%

(1) The Board of Directors of Manufacturers Indemnity and Insurance Company of America is vested with the voting and investment powers relating to the shares of AmeriQuest's Common Stock held by Manufacturers Indemnity and Insurance Company of America. Messrs. Marc L. Werner and Eric J. Werner are also directors of Manufacturers Indemnity and Insurance Company of America, and may accordingly be deemed to have shared voting and investment powers over the 1,003,473 shares of AmeriQuest Common Stock held by Manufacturers Indemnity and Insurance Company of America. In addition, Manufacturers Indemnity and Insurance Company of America holds (i) a stock option that is currently exercisable to acquire 150,000 shares of Common Stock at $4.50 per share through March 3, 1999, and (ii) a four-year warrant to purchase 190,000 shares of Common Stock at $3.50 per share from May 14, 1995 to November 14, 1998. The exercise price of the warrant was adjusted downward to $2.22 per share because of the right of such purchasers to purchase at the same price as other investors between November 14, 1994 and May 14, 1995. The Transaction price to Computer 2000 is deemed by AmeriQuest to constitute such a "sale." Such shares are reflected in the table under both Marc L. Werner's and Mark J. Werner's names individually, but are not duplicated in the caption relating to "All Officers and Directors as a Group."

(2) Mr. Terren S. Peizer is the sole shareholder of the corporate general partner of Wendover Financial Company L.P., and may be deemed to have sole voting and investment powers over the 596,000 shares of

     AmeriQuest Common Stock held by Wendover Financial Company L.P. In addition, Wendover Financial Company L.P. holds a four-year warrant to purchase 100,000 shares of Common Stock at $3.50 per share from May 14, 1995 to November 14, 1998. The exercise price of the warrant was adjusted downward to $2.22 per share because of the right of such purchasers to purchase at the same price as other investors between November 14, 1994 and May 14, 1995. The Transaction price to Computer 2000 is deemed by AmeriQuest to consitute such a "sale." Mr. Peizer personally holds a stock option that is currently exercisable to acquire 400,000 shares of Common Stock at $4.50 per share through March 3, 1999. All such shares are included in the foregoing table.

(3) All of the shares reflected in the name of Mr. Silvis are issuable upon exercise of currently exercisable options to purchase Common Stock at $3.375 per share granted to Mr. Silvis on October 14, 1994.

(4) Of the shares reflected in the name of Mr. Walker, 20,000 shares are issuable upon exercise of currently exercisable options to purchase Common Stock at $1.50 per share granted to Walker Associates, of which Mr. Walker is the President and Chairman. The shares subject to that option were increased on December 3, 1993 from 10,000 shares to 20,000 shares, and were afforded immediate vesting. The remaining 15,000 shares are issuable upon exercise of currently exercisable options to purchase Common Stock at $3.375 per share granted to Mr. Walker on October 14, 1994.

(5) Includes 200,000 shares issued to Mr. Clark on October 14, 1994 for which Mr. Clark paid $2,000 in cash and tendered to AmeriQuest a one-year Promissory Note in the amount of $498,000. The balance of the shares are subject to currently exercisable stock options, exercisable at $1.75 per share.

(6) Includes 82,500 shares of Common Stock subject to currently exercisable stock options exercisable at $.05 per share through December 31, 1995.

(7) Includes 50,000 shares issued to Mr. Holmes on October 14, 1994 for which Mr. Holmes paid $500 in cash and tendered to AmeriQuest a one-year Promissory Note in the amount of $124,500. The balance of the shares are subject to currently exercisable stock options, exercisable at $1.75 per share.

(8) Includes 10,000 shares subject to currently exercisable stock options, exercisable at $1.75 per share.

(9) Includes 958,767 shares subject to stock options and warrants currently vested and issuable upon exercise of such options and warrants.

(10) The address for the executive officers and directors and proposed directors is: 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707.

(11) Each executive officer and director has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(12) For purposes of determining the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares held by a person or group is divided by the sum of the number of shares of AmeriQuest's Common Stock outstanding on May 15, 1995 (21,035,523 shares) plus the number of shares of Common Stock subject to outstanding stock options and warrants exercisable currently or within 60 days of May 15, 1995 by such person or group, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Percentages of less than 1% are represented by an asterisk.

It is the intention of all officers and directors of AmeriQuest, expressed orally but not in any legally binding document or otherwise, to vote or cause to be voted the shares over which they have beneficial ownership, as set forth in the above table, in favor of the Proposals.

                        COSTS OF SOLICITATION OF PROXIES

     This solicitation of Proxies is made by the Board of Directors of AmeriQuest, and AmeriQuest will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mails, but directors, officers and regular employees of AmeriQuest may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, AmeriQuest may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. AmeriQuest may also pay for and use the services of other companies or individuals not regularly employed by AmeriQuest in connection with the solicitation of Proxies if the Board of Directors of AmeriQuest determines that it is advisable.


                                 CAPITALIZATION

     The following table sets forth the capitalization of AmeriQuest as of December 30, 1994, and as adjusted to give effect to the exchange of the Computer 2000 loan of $18 million into approximately 8.1 million shares of AmeriQuest Common Stock.


                                          Historical           Pro Forma
                                          -----------   ------------------------
                                          AmeriQuest    Adjustments    Combined
                                          -----------   ------------   ---------

Short-term debt                               $ 72.7              -      $ 72.7
Subordinated notes payable                      18.0          (18.0)          -
                                              ------    -----------      ------
     Total debt                                 90.7          (18.0)       72.7

Minority interest                                2.8              -         2.8

Shareholders' Equity
     Common Stock                                0.2            0.1         0.3
     Additional paid-in capital                 52.8           17.9        70.7
     Retained earnings (deficit)               (20.7)             -       (20.7)
     Receivables from affiliates                (1.1)             -        (1.1)
                                              ------    -----------      ------

          Total shareholders' equity            31.2           18.0        49.2
                                              ------    -----------      ------

Total capitalization                          $124.7          $   -      $124.7
                                              ======    ===========      ======

______________________________________

                                   PROPOSAL 1

          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On November 11, 1994, the Board of Directors unanimously approved the Investment Agreement and Transaction with Computer 2000, recognizing that it would be necessary to amend AmeriQuest's Certificate of Incorporation to increase the number of shares of Common Stock that AmeriQuest is authorized to issue. That same date, the Board of Directors of AmeriQuest resolved that the increase should be from 30,000,000 shares to 65,000,000 shares in order to have a sufficient number of shares authorized to consummate the Transaction and so that AmeriQuest might have the flexibility to effect additional acquisitions in the future, perhaps commencing in late 1995. The proposed Amendment to the Certificate of Incorporation is attached as Appendix III and incorporated herein by this reference.

     AMERIQUEST'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF AMERIQUEST VOTE THEIR SHARES IN FAVOR OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT AMERIQUEST IS AUTHORIZED TO ISSUE FROM 30,000,000 TO 65,000,000.

     Pursuant to the terms and provisions of the Investment Agreement Computer 2000 loaned $18 million to AmeriQuest in November and December 1994. It is a condition to the exchange of its $18 million loan into equity (as well as a condition, among others, to Computer 2000's contemplated investment of an additional $32 million in Common Stock of AmeriQuest) that this proposal be approved by the shareholders of AmeriQuest. Absent approval of this proposal, this condition will not be satisfied and AmeriQuest may be obligated to repay the $18 million loan together with a "break-up fee" of $1.8 million or default under the terms of that loan which may result in, among other things, the loss of AmeriQuest's holdings in AmeriQuest/Kenfil Inc., Robec, Inc. and AmeriQuest/NCD, Inc., the shares of which have been pledged to Computer 2000 to secure the $18 million loan, and may result in a default under AmeriQuest's other principal indebtedness. Additionally, it would not be possible for AmeriQuest to pursue other acquisition candidates, which is an announced policy of the Board of Directors, nor would AmeriQuest be able to issue additional shares of its Common Stock beyond the 30,000,000 shares currently authorized to secure additional financing. Such events would likely reduce AmeriQuest's operations to sales levels below those which existed in December 1993, in which event AmeriQuest would likely be unable to achieve a profitable level of operations.


                                   PROPOSAL 2

                          APPROVAL OF THE TRANSACTION

BACKGROUND TO AND REASONS FOR THE TRANSACTION

BACKGROUND

     The computer hardware and software distribution industry in which AmeriQuest competes has been dominated by Merisel and Ingram Micro, and certain other significant competitors, all with sales and resources greater than those available to AmeriQuest. Additionally, this industry has reflected trends in the computer industry generally in that AmeriQuest has had a history of decreasing profit margins. These conditions portend that the distribution industry, of which AmeriQuest is a part, is becoming an oligopoly where only the largest and best financed companies will survive. AmeriQuest must achieve a sales level that will allow it to attain a profitable level of operations and secure access to capital resources sufficient to adequately fund its ability to successfully compete in such a market place.

     In response to these factors, the Board of Directors of AmeriQuest decided on December 3, 1993 to embark on a program of growth-by-acquisition coupled with internal sales growth. The Board estimated that it would be necessary to reach at least $500 million in yearly sales just to reach a break-even level of operations, and at least $800 million in yearly sales to achieve a reasonable level of profit to materially benefit shareholders. At the time that the Directors decided to embark on this strategy, AmeriQuest's sales were averaging approximately $80 million per year, and AmeriQuest was without cash resources to effect any acquisitions for cash consideration.

     From December 3, 1993 to September 26, 1994, in pursuing and responding to rapidly occurring opportunities, AmeriQuest caused its wholly-owned subsidiary, CDS Distribution, Inc., to merge with Romel Technology, Inc. d/b/a Management Systems Group ("MSG") and Rhino Distribution Corporation. Further, it acquired by exchange and merger with other subsidiaries the business and assets of Kenfil Inc. ("Kenfil") [100%] and Robec, Inc. ("Robec") [50.1%]. The acquisition of the balance of the outstanding shares of Robec, Inc. is pending a vote by Robec's shareholders scheduled for mid-May 1995. Further, by September 1994, AmeriQuest had contracted for the acquisition of Ross White Enterprises, Inc. d/b/a National Computer Distributors ("NCD"). The total aggregate sales of all such entities is running at approximately $750 million on an annualized basis, of which NCD accounts for approximately $300 million. (For the year-ended June 30, 1994 the combined entity on a pro forma basis would have reflected $613.6 million in sales for which NCD would have accounted for $218.8 million.)

     Mr. Harold L. Clark was first contacted by Mr. Stephen DeWindt, a Co-President of Computer 2000, on or about June 7, 1994. Mr. DeWindt had earlier been acquainted personally with Mr. Clark when Mr. Clark served as President of Ingram Micro. Mr. DeWindt explained that Computer 2000 was looking to purchase or invest in a U.S. company that would give it a presence in the U.S. market. Mr. Clark took the opportunity to explain to Mr. DeWindt his view of the industry and the goals of AmeriQuest, including the acquisition strategy adopted by the Board of Directors. This meeting was followed with a meeting on June 16, 1994 where Mr. DeWindt was introduced to the other members of management and certain members of the Board of Directors of AmeriQuest.

     On July 21-23, 1994, a delegation from the Board of Directors of AmeriQuest including Messrs. Clark, Marc L. Werner, Stephen G. Holmes and select legal counsel with experience in dealing with German investors, visited with Computer 2000 in Germany to explain to Computer 2000 the opportunity represented by AmeriQuest and to explore the synergies which might exist between the two companies. It appeared that an investment from Computer 2000 would secure AmeriQuest's position in the industry as a result of a world-wide alliance between AmeriQuest and Computer 2000, and that the potential synergies could include the following: (i) the possibility of a broader representation of significant vendors, which could give rise to a high incremental volume of business without an associated increment in costs of distribution, (ii) the possibility of improved margins through combined purchase discounts and soft-dollar services, (iii) potential access to Computer 2000's transnational customer base for AmeriQuest's value-added storage devices, (iv) potential access to money markets worldwide, and (v) the impact on AmeriQuest of receiving an infusion of funds as a result of Computer 2000's investment in AmeriQuest. They also discussed with Computer 2000 AmeriQuest's need for financing to meet its obligations and to implement its planned growth by acquisition. In light of these considerations, it was decided to move forward with discussions and negotiations with Computer 2000 while continuing to implement the Board of Directors' growth-by-acquisition business plan.

     From August 9, 1994 to August 16, 1994, Holger Heims, Computer 2000's Head of Investments, visited AmeriQuest's offices. The Computer 2000 representatives discussed further with AmeriQuest the possibility of Computer 2000 investing in AmeriQuest, and they began their due diligence investigation of AmeriQuest, Kenfil, Robec and NCD. On August 31, 1994, Computer 2000 purchased from AmeriQuest 532,000 shares of newly issued AmeriQuest Series C Preferred Stock for $1,330,000 ($2.50 per share), which shares were later converted into shares of Common Stock.

     During September 1994, Mr. Heims continued to visit AmeriQuest's offices. On September 2, 1994, Computer 2000's lawyers contacted legal counsel for AmeriQuest to begin Computer 2000's legal due diligence investigation. From September 12, 1994 to September 16, 1994, Klaus Laufen and Stephen DeWindt, two of Computer 2000's Co-Presidents, joined Mr. Heims at AmeriQuest's offices in due diligence discussions with representatives of AmeriQuest. On September 14, 1994, Messrs. Clark, Werner and Holmes of AmeriQuest, and AmeriQuest's legal counsel, met with Messrs. Heims, DeWindt and Laufen of Computer 2000, together with Computer 2000's legal counsel, and discussed in broad terms Computer 2000's possible investment. On September 23, 1994, Mr. Heims of Computer 2000 sent Mr. Clark of AmeriQuest a proposed letter of intent outlining terms on which Computer 2000 might be prepared to invest up to $45 million in AmeriQuest, 75% initially and with the right to invest the balance over a period of up to two years, in return for 51% of AmeriQuest's voting stock. The proposal was subject to further due diligence and was conditioned upon the parties negotiating and closing a definitive agreement. Computer 2000's proposal was not accepted by AmeriQuest, because, among other things, the proposed pricing and the length of time over which monies would be infused did not accommodate AmeriQuest's projected financial needs, but discussions as to a possible investment by Computer 2000 continued.

     On September 26, 1994, AmeriQuest executed a definitive Agreement and Plan of Reorganization for the acquisition of NCD which required that the transaction be closed on or before October 14, 1994. This accelerated closing date was prompted by the need of NCD to secure an infusion of approximately $1.5 million to comply with the provisions of its credit facility by October 30, 1994. AmeriQuest then arranged on September 30, 1994 for a private placement of $11 million to fund its obligation to acquire NCD and certain other operational requirements.

     On October 3, 1994, the AmeriQuest Board of Directors resolved to reduce the size of the private placement to approximately $3.9 million. In the placement, AmeriQuest agreed to issue approximately 1,640,000 shares of Common Stock at $2.40 per share and to issue warrants to purchase a like number of shares of Common Stock at $3.50 per share. Jochen Tschunke, the Chairman of the Board of Computer 2000, agreed to invest in the placement separately from and not as a representative of Computer 2000. (He made the investment on October 17, 1994 at the closing of the placement, as indicated below.) AmeriQuest's Board of Directors reduced the aggregate amount of the placement from $11 million to $3.9 million because it believed that by reducing the number of shares to be issued in the placement, AmeriQuest would increase Computer 2000's interest in investing a much larger sum in AmeriQuest, and because the Board determined that AmeriQuest would need an infusion of substantially more than $11 million in order to meet its financial needs. The Board also believed that this action was in the best interests of the shareholders of AmeriQuest because it would have reduced the number of shares that AmeriQuest needed to issue in order to acquire NCD if Computer 2000 could be persuaded to pay more than the private placement investors were paying. The Board also believed there was a possibility that a loan from Computer 2000 would be effected in sufficient time to allow for the NCD closing. However, as time elapsed, it became clear that the Computer 2000 investment could not be negotiated and closed before the October 14, 1994 deadline for the NCD acquisition. This then placed the NCD closing in jeopardy. The Board of Directors believed that the acquisition of NCD was critical to AmeriQuest's business strategy. AmeriQuest ultimately negotiated an extension of the NCD closing from October 14, 1994 to November 10, 1994 (later extended to November 14, 1994) in return for AmeriQuest's payment of $2 million, which would be lost to AmeriQuest should it fail to close the NCD transaction by that date. AmeriQuest procured such $2 million from the proceeds of the private placement referred to above, which closed on October 17, 1994; then at that time the private placement was changed from an equity placement to a short-term (30 days) convertible debt placement, convertible to equity upon the consummation of the acquisition of NCD.

     Messrs. DeWindt and Heims met with all of AmeriQuest's Board of Directors in an all-day meeting on October 21, 1994, held for the purpose of gathering information and conducting negotiations. Computer 2000 indicated that it was prepared to pay $50 million for additional shares, which when added to its then current holdings, would total 51% of AmeriQuest's issued and outstanding shares. AmeriQuest's Board of Directors expressed interest in Computer 2000's proposal, but resolved to continue to seek additional financing to fund the NCD acquisition rather than relying solely on the prospect of closing a definitive agreement with Computer 2000 before the deadline for the NCD closing. After a search for alternative financing sources, it became apparent to AmeriQuest that such financing would not be available within the time frame necessary to close the NCD acquisition. AmeriQuest was able to identify only one alternative financing source, but the terms of the proposed financing ($.25 per share) were unacceptable.

     Discussions between Computer 2000 and AmeriQuest proceeded on a daily basis from October 21, 1994 through November 14, 1994, the date of the definitive Investment Agreement . During this period, Mr. Heims of Computer 2000 worked out of AmeriQuest's offices, conducting negotiations with AmeriQuest on behalf of Computer 2000 and making arrangements for the proposed investment. Legal counsel for Computer 2000 began preparing drafts of the Investment Agreement and related documents on October 27, 1994. From October 28, 1994 through November 14, 1994, counsel for Computer 2000, Mr. Heims and Computer 2000's financial advisor (joined by Mr. DeWindt from November 8, 1994 to November 14, 1994) negotiated the terms of the proposed agreements with AmeriQuest's legal counsel and representatives. During this period, numerous drafts of the proposed agreements were prepared and exchanged.

     AmeriQuest's Board of Directors was kept informed of the progress of the negotiations. On November 11, 1994, AmeriQuest's Board met and approved the proposed transactions with Computer 2000, and authorized AmeriQuest's management to enter into the Investment Agreement and the related agreements with such changes as might subsequently be negotiated. On November 14, 1994, those agreements were signed, and Computer 2000 loaned $13 million to AmeriQuest pursuant to the agreements. Computer 2000 loaned an additional $5 million at the end of November and in early December 1994.

     On March 30, 1995, Computer 2000 agreed to extend the due date of the $18 million loan from March 30, 1995 to June 30, 1995 in light of the fact that AmeriQuest was required by the Staff of the Securities & Exchange Commission to withhold use of this Proxy Statement (thereby delaying AmeriQuest's special meeting of shareholders) until completion of the annual audit of Robec, Inc. (whose Annual Report on Form 10-K for the year ended December 31, 1994 is incorporated herein by reference) and the resolution of certain outstanding comments of the Staff on AmeriQuest's periodic reports, pending registration statements and this Proxy Statement. In connection with such extension, Computer 2000 required that the "break-up" fee be increased from $1.3 million to $1.8 million.

REASONS FOR THE TRANSACTION

     In reaching its decision, the Board compared the proposed price of $2.22 per share under the agreements with Computer 2000 to the price at which it had been able to attract capital in the most recent private placement, i.e. $2.40 per Unit, with each Unit comprised of one (1) share of Common Stock and (1) four-year warrant to purchase an additional share at $3.50 per share, with the exercise price to be reduced to a level equal to that at which AmeriQuest might sell shares between November 14, 1994 and May 14, 1995, i.e. the $2.22 to be paid by Computer 2000, and analyzed the possible benefits to be derived from the potential synergies described above that could result from an alliance with Computer 2000 and AmeriQuest's future prospects absent such an alliance. The Board also considered the critically important nature of the NCD acquisition and that a failure to close the NCD acquisition would have left AmeriQuest short of its annual sales goal by approximately $300 million and lost to it the $2 million paid to secure an extension of the NCD closing date. The Computer 2000 transaction also provided a source of payment of the 30-day private placement described above and a source of funds necessary to retire the loan facility for Kenfil, Inc. In reaching its decision, the Board considered the fact that the Investment Agreement contains a "fiduciary out" proviso to the "no shop" clause, which enables the Board of Directors to consider alternative transactions if required to do so by applicable fiduciary duties. The Board of Directors also considered the fact that the Investment Agreement provided for a $1.3 million "break up" fee, but does not contain other material "lock-up" provisions. The $1.3 million "break-up" fee was increased to $1.8 million as consideration for the extension of the due date of the $18 million loan from March 30, 1995 to June 30, 1995.

     THE BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, AMERIQUEST AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF AMERIQUEST VOTE "FOR" APPROVAL OF THE TRANSACTION.

     IF THE TRANSACTION IS NOT APPROVED BY THE SHAREHOLDERS OF AMERIQUEST, COMPUTER 2000 WILL HAVE THE RIGHT TO TERMINATE THE INVESTMENT AGREEMENT, AND AMERIQUEST WILL BE OBLIGATED TO PAY COMPUTER 2000 ON JUNE 30, 1995, THE FULL AMOUNT OF COMPUTER 2000'S $18 MILLION LOAN, TOGETHER WITH INTEREST, AND THE $1.8

MILLION BREAK-UP FEE.  COMPUTER 2000 WILL HAVE THE RIGHT, BUT NOT THE
                       ----------------------------------------------
OBLIGATION, TO APPLY A PORTION OF AMERIQUEST'S INDEBTEDNESS TO PURCHASE FROM
- ----------------------------------------------------------------------------
AMERIQUEST, FOR $2.00 PER SHARE, A NUMBER OF SHARES OF AMERIQUEST COMMON STOCK
- ------------------------------------------------------------------------------
WHICH WHEN ADDED TO ITS CURRENT HOLDINGS WOULD BE EQUAL TO 19.9% OF ALL OF
- --------------------------------------------------------------------------
AMERIQUEST'S THEN OUTSTANDING SHARES OF AMERIQUEST COMMON STOCK, AND AMERIQUEST
- -------------------------------------------------------------------------------
WOULD BE OBLIGATED TO PAY IN EXCESS OF $12 MILLION TO COMPUTER 2000.  AMERIQUEST
- --------------------------------------------------------------------
DOES NOT CURRENTLY HAVE THE FINANCIAL RESOURCES TO MEET THIS OBLIGATION. AMERIQUEST WOULD NEED TO SEEK ADDITIONAL FINANCING TO RAISE THE NECESSARY FUNDS BY JUNE 30, 1995 OR THE COMPUTER 2000 LOAN WOULD BE IN DEFAULT. IF SUCH A DEFAULT OCCURS, COMPUTER 2000 COULD, IN ADDITION TO ITS OTHER REMEDIES, EXERCISE ITS SECURITY INTEREST TO ACQUIRE AMERIQUEST'S OWNERSHIP OF KENFIL, ROBEC AND
NCD, WHICH WOULD NEGATE ALL EFFORTS TO DATE TO IMPLEMENT THE BUSINESS PLAN BY REASON OF A LOSS OF APPROXIMATELY $550 MILLION IN ANNUAL SALES, WITHOUT WHICH AMERIQUEST HAS NO REASONABLE EXPECTATION OF BEING ABLE TO ACHIEVE A PROFITABLE LEVEL OF OPERATIONS. IN ADDITION, THE DEFAULT MAY CONSTITUTE AN EVENT OF
DEFAULT UNDER AMERIQUEST'S OTHER INDEBTEDNESS THEREBY CAUSING THAT INDEBTEDNESS TO BECOME IMMEDIATELY DUE AND PAYABLE.

     The funds advanced and which may be advanced to AmeriQuest from Computer 2000 are derived from its internally generated funds and existing credit facilities. No special loan facility was created to fund its investment in AmeriQuest.

OPINION OF AMERIQUEST'S FINANCIAL ADVISOR

     L.H. Friend, Weinress & Frankson, Inc. ("L.H. Friend") has delivered a written opinion to the Board of Directors of AmeriQuest that, as of December 14, 1994, the Investment Agreement and the Transaction with Computer 2000 was fair to AmeriQuest and its shareholders, from a financial point of view. No limitations were imposed by the Board of Directors of AmeriQuest upon L.H. Friend with respect to the investigations made or procedures followed by L.H. Friend in rendering its opinion.

     THE FULL TEXT OF THE OPINION OF L.H. FRIEND, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT. AMERIQUEST SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE AND MATTERS CONSIDERED BY L.H. FRIEND IN RENDERING SUCH OPINION. THE SUMMARY OF THE OPINION OF L.H. FRIEND SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, L.H. Friend, among other things, reviewed the Investment Agreement and related documents, reviewed certain reports filed by AmeriQuest with the SEC, examined certain operating information, financial information and projections provided by the management of AmeriQuest, reviewed the historical market prices and trading volume of AmeriQuest Common Stock, analyzed publicly available financial and market data regarding certain companies in the computer peripherals and software distribution industry and compared them to AmeriQuest's financial and market data, conducted limited interviews with certain members of AmeriQuest management and performed such other studies, analyses, inquiries and investigations as it deemed appropriate.

     In performing its analyses, L.H. Friend assumed that AmeriQuest was receiving up to $50 million of cash from Computer 2000 in a two stage investment that will result, assuming certain conditions are met, in Computer 2000 purchasing newly issued AmeriQuest Common Stock, at a per share price of approximately $2.22.

     L.H. Friend obtained and relied upon certain financial data on eight companies, Arrow Electronics, Avnet, Inc., GBC Technologies Inc., Liuski International Inc., Merisel Inc., Southern Electronics Corp., Tech Data Corp., and Western Micro Technology Inc., which because of their line of business or financial and operating statistics, were considered generally comparable to AmeriQuest, although no company was considered directly comparable in all respects. All such information was obtained by L.H. Friend from public data, including, with respect to future earning projections, Wall Street securities analysts' research reports. L.H. Friend derived certain valuation multiples for these comparable companies, including multiples of revenue, earnings before taxes, interest, depreciation, and amortization ("EBITDA"), earnings, future earnings and book value. L.H. Friend determined that the range of multiples for the comparable companies was 0.08 to 0.61 times revenue, 2.6 to
78.6 times EBITDA, 4.2 to 17.8 times earnings (for the seven companies that produced positive earnings), 5.2 to 12.1 times projected 1995 earnings (for the seven companies for which earnings projections were available), and 0.7 to 2.6 times book value. L.H. Friend calculated median multiples for the comparable companies of 0.3 times revenue, 7.8 times EBITDA, 7.8 times earnings, 6.1 times projected 1995 earnings and 1.8 times book value, and indicated that the most likely range of multiple valuations for AmeriQuest, based on this comparable company analysis and the fact that AmeriQuest did not produce positive EBITDA or net income, was 0.2 to 0.4 times revenue, and 1.6 to 2.0 times book value. L.H. Friend determined a valuation range for AmeriQuest by this range of valuation multiples, to be $24 million to $58 million. L.H. Friend noted the assumed value of approximately $50 million for the Transaction to be within the valuation range.

     L.H. Friend also identified a group of eight acquisitions of companies in the computer peripherals and software distribution industry with which to compare AmeriQuest; the acquisition of Hall-Mark Electronics Corp. by Avnet, Inc. in April 1993; the acquisition of Corporate Software, Inc. by CS Acquisition Group in October 1993; the acquisition of Egghead, Inc. by Investor Group, Inc. in January 1994; the pending acquisition of Autronica AS by Whessoe PLC in March 1994; the acquisition of MFP Technical Services Ltd. by Commoncorp Financial Services in April 1994; the acquisition of Transmark Corp. Ltd. by Siegen Investments in May 1994; the acquisition of Gates/FA Distributing, Inc. by Arrow Electronics, Inc. in June 1994; and the acquisition of Anthem Electronics, Inc. by Arrow Electronics, Inc. in September 1994; and reviewed certain financial data with respect to those transactions. All of such information was obtained by L.H. Friend from public data. L.H. Friend derived certain valuation multiples for these comparable companies, including multiples of revenue, EBITDA, earnings and book value. L.H. Friend determined that the range of multiples for the comparable companies was 0.2 to 1.7 times revenue,
2.5 to 31.7 times EBITDA (for the seven companies for which EBITDA figures were available), 8.1 to 25.3 times earnings, and 1.1 to 3.5 times book value. L.H. Friend calculated median multiples for the comparable transactions of 0.5 times revenue, 8.1 times EBITDA, 17.1 times earnings, 2.0 times book value, and indicated that the most likely range of multiples for AmeriQuest, based on this comparable transaction analysis and the fact that AmeriQuest did not produce positive EBITDA or net income, was 0.4 to 0.6 times revenue and 1.8 to 2.2 times book value. L.H. Friend determined the transaction range for AmeriQuest based on this range of transaction multiples, to be $40 million to $70 million. L.H. Friend noted the assumed value of approximately $50 million for the Transaction to be within the valuation range.

     The preparation of a fairness opinion is complex. L.H. Friend believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its opinion. Estimates of values of companies do not purport to be appraisals and do not necessarily reflect the prices at which companies may actually be sold. The estimates of value were prepared solely for use in determining whether the sale of AmeriQuest Common Stock to Computer 2000 is fair to AmeriQuest and its shareholders from a financial point of view.

     L.H. Friend relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by the management of AmeriQuest, including financial projections for AmeriQuest. These financial projections were based on assumptions AmeriQuest believes are reasonable. Some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date of such projections. Accordingly, the actual results achieved during the period covered by these projections may vary from the projections and the variations may be material and adverse.

     In the course of its review, L.H. Friend relied, without independent verification, upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of the opinion.

     L.H. Friend was not requested to, and did not, solicit any indications of interest from third parties with respect to the sale of AmeriQuest, but discussed with AmeriQuest its history of raising capital and its prospects for additional capital infusions. In addition, L.H. Friend did not participate in the discussion or negotiations leading to execution of the Investment Agreement, and its opinion is limited to the fairness from a financial point of view of the consideration to be received for the shares of AmeriQuest and does not address AmeriQuest's underlying business decision to effect the Transaction. L.H. Friend assumed that Computer 2000 will have the financial capability to perform, and will perform, its obligations under the Investment Agreement.

     L.H. Friend is a firm specializing in institutional research and investment banking services for middle market companies. The firm's focus is on all aspects of traditional corporate finance transactions, including initial and secondary public offering, institutional private placements, mergers and acquisitions, evaluation and fairness opinions and related corporate advisory services. The AmeriQuest Board of Directors selected L.H. Friend to provide the fairness opinion as a result of the firm's familiarity and expertise with public technology companies and its experience in analyzing such companies.

     AmeriQuest paid L.H. Friend a fee of $96,000.00. AmeriQuest has also agreed to indemnify L.H. Friend and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under federal securities laws.


IMPACT OF THE TRANSACTION ON AMERIQUEST AND EXISTING SHAREHOLDERS

     While the Board of Directors is of the opinion that the Transaction is fair to, and its approval is advisable and in the best interests of AmeriQuest and its shareholders, shareholders should consider the following possible effects in evaluating the Transaction.

VOTING AND OTHER RIGHTS OF SHAREHOLDERS

     The number of shares of Common Stock that could be issued to Computer 2000 in the Transaction could vest voting control of AmeriQuest in Computer 2000. In such an event, Computer 2000 could effectively elect all directors and appoint all officers of AmeriQuest, and only furnish existing shareholders with Information Statements pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, regarding such actions. Additionally, Computer 2000 would in that event have the voting power necessary to take AmeriQuest "private" or merge it with another entity without having to consult with the other shareholders; or prevent the sale of AmeriQuest to other interested parties at a point in time that minority shareholders might deem a sale to be advantageous to their interests.

     Although the foregoing represents possible actions that could be taken by any shareholder having control of AmeriQuest, Computer 2000 has represented to AmeriQuest that it has not historically interfered with the management of companies that it has acquired; however, there can be no assurance that there will be no changes in AmeriQuest management in the future. In addition, it may be advantageous for Computer 2000 to maintain AmeriQuest as a public company so as to obtain access to U.S. securities markets for additional funding of AmeriQuest's future operations and growth, but is not obligated to do so.

CERTAIN TAX CONSEQUENCES

     Under Section 382 of the Internal Revenue Code ("IRC"), the benefit of AmeriQuest's net operating losses ("NOLs") can be reduced or eliminated if AmeriQuest undergoes an "ownership change," as defined in Section 382. Generally, an "ownership change" occurs if one or more shareholders, each of whom owns five percent (5%) or more of a company's capital stock, and certain "public groups" increase their aggregate ownership of the company by more than 50 percentage points over the lowest percentage of stock owned by such shareholders or groups over the preceding three-year period (based on value). The amount of taxable income in any year thereafter (or portion of a year) that could be offset by NOLs or other carryovers existing

(or "built-in") prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of AmeriQuest's stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term rate (currently 6.25%).

     In an earlier acquisition of Kenfil Inc. (June 1994) by AmeriQuest, an "ownership change" occurred for purposes of Section 382. Another "ownership change" will potentially occur upon the contemplated infusion of $32 million by Computer 2000 in the third quarter of 1995.

     The exact date of ownership changes and the value of AmeriQuest on those dates is currently being determined. The impact of the successive ownership changes and the amount of the pre-change NOLs are also being calculated.

     AmeriQuest would incur a corporate-level tax (current maximum federal rate of 35 percent) on any taxable income during a given year in excess of such limitation. While the NOLs not used as a result of this limitation would remain available to offset taxable income in future years, the effect of an ownership change, under certain circumstances, would be to significantly defer the utilization of the NOLs, accelerate the payment of the federal income tax, cause a portion of the NOLs to expire prior to their use and reduce stockholders' equity.


SHAREHOLDER'S DERIVATIVE ACTION

     On November 17, 1994, three days after the announcement of the proposed investment by Computer 2000 pursuant to the Investment Agreement, an action was filed against the Board of Directors of AmeriQuest, Computer 2000 and AmeriQuest styled Erica Hartman vs. Marc L. Werner, Harold L. Clark, Stephen G. Holmes,
       ---------------------------------------------------------------------
Eric J. Werner, Terren S. Peizer, William N. Silvis, William T. Walker, Jr. and
- -------------------------------------------------------------------------------
Computer 2000 AG, Defendants and AmeriQuest Technologies, Inc., Nominal
- -----------------------------------------------------------------------
Defendant, Court of Chancery of the State of Delaware, New Castle County, C.A.
- ---------
No. 13883. The Complaint seeks to have the Court either (i) enjoin the consummation of the Investment Agreement or (ii) enter a monetary judgment for damages in an unspecified amount against the Directors of AmeriQuest for an alleged failure of the Board of Directors to discharge their fiduciary duties in causing AmeriQuest to enter into the Investment Agreement. The director Defendants filed a motion to dismiss the Complaint on January 15, 1995. Pending resolution of that motion, discovery has been stayed. The Plaintiff has not responded to the motion or taken any other action concerning same. The general allegations of the Complaint relate solely to a comparison of the proposed sale price with market value and book value and the sale of control without extracting a premium and an allegation that the consideration to be paid by Computer 2000 is inadequate. It is the opinion of the Board of Directors that the Plaintiff fails to understand AmeriQuest's growth-by-acquisition strategy or the synergies considered by the Board of Directors in approving the Transaction and the value to AmeriQuest of a world-wide alliance with Computer 2000. In the opinion of the Board of Directors, the proposed transaction with Computer 2000 is fair to and in the best interests of AmeriQuest and its shareholders for the reasons set forth above. The Board of Directors and AmeriQuest intend to vigorously defend against such litigation, and do not expect the litigation to have a material adverse impact on AmeriQuest's financial condition or results of operations, since AmeriQuest is only a nominal defendant.

POSSIBLE ADDITIONAL INDEBTEDNESS

     AmeriQuest is currently negotiating a financing arrangement with IBM Credit Corporation ("ICC") whereby AmeriQuest would be entitled to borrow up to $110 million (of which $30 million would be represented by AmeriQuest/NCD, Inc. increasing its line from The Bank of Boston), subject to meeting certain accounts receivable and inventory ratios, among other conditions. If the proposed credit arrangements with ICC are entered into, AmeriQuest would use the available proceeds to retire existing indebtedness, finance the purchase of inventory and for working capital. AmeriQuest has an immediate need for additional capital to finance its operations, and management believes that it would be in AmeriQuest's best interests to consummate and maintain the proposed ICC credit arrangements. Although the definitive terms of the ICC financing have not yet been determined, it would be an event of default under the proposed financing terms if AmeriQuest's shareholders fail to approve the Computer 2000 Transaction, and if, as a result, Computer 2000's $18 million loan becomes due and payable. This arrangement was not necessitated by AmeriQuest's failure to satisfy the performance requirements of the Transaction, which had they been achieved would have allowed AmeriQuest to require Computer 2000 to infuse the additional $32 million.


THE INVESTMENT AGREEMENT

     The following description of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement, a copy of which is attached hereto as Appendix I and incorporated herein by reference. Shareholders of AmeriQuest are urged to read the Investment Agreement in its entirety.

BACKGROUND FOR THE $18 MILLION LOAN

     Rule 312.00 of the New York Stock Exchange ("NYSE") requires shareholder approval of any issuance of Common Stock or securities convertible into Common Stock if the resulting voting power will be equal to or in excess of 20% of the voting power outstanding before the issuance of such securities. As indicated above, the maximum number of shares that AmeriQuest will be obligated to issue to Computer 2000 under the Investment Agreement will represent well in excess of 20% of AmeriQuest's outstanding voting power. Thus, under Rule 312.00, the vote of AmeriQuest's shareholders is necessary to approve such issuance. The parties recognized that preparing and processing the necessary paperwork for seeking shareholder approval, together with the necessary notice periods, would take several months. Since AmeriQuest's need for Computer 2000's initial investment of $18 million was immediate, the parties decided to structure Computer 2000's initial investment as a secured loan that will be exchanged for shares of AmeriQuest Common Stock upon shareholder approval (and the fulfillment of certain other conditions).

COMPUTER 2000'S PROPOSED INVESTMENT

     Computer 2000 desires to secure, subject to the terms and conditions set forth in the Investment Agreement, up to 51% ownership of AmeriQuest in exchange for up to $50 million plus the $1,330,000 that it paid earlier for 532,000 shares of AmeriQuest Series C Preferred Stock on August 31, 1994 (which shares were later converted into the same number of shares of Common Stock). Computer 2000 believes that the alliance with AmeriQuest will afford it an interest in the U.S. marketplace on a favorable economic basis if the synergies of the alliance can be realized.

     $18 Million Secured Loan Exchangeable for Common Stock.  The first tier of
     -------------------------------------------------------
the proposed investment was structured as an $18 million secured loan to AmeriQuest. The loan originally bore interest at the rate of 6.5% per annum, which increased to 8.5% after February 1995 pursuant to the terms of the original documents. The loan was originally due on the earlier of March 30, 1995 or 20 days after termination of the Investment Agreement. Computer 2000 agreed to extend the due date of the $18 million loan from March 30, 1995 to June 30, 1995 in light of the fact that AmeriQuest was required by the Staff of the Securities & Exchange Commission to withhold use of this Proxy Statement (thereby delaying the notice of AmeriQuest's shareholders' meeting) until completion of the annual audit of Robec, Inc. (whose Annual Report on Form 10-K for the year ended December 31, 1994 is incorporated herein by reference) and the resolution of certain outstanding comments of the staff on AmeriQuest's periodic reports. In connection with such extension, Computer 2000 required that the "break-up" fee be increased from $1.3 million to $1.8 million.

     AmeriQuest pledged all of its ownership of Kenfil, Robec and NCD as security for repayment of the loan. The loan will be exchanged for 8,108,108 shares of AmeriQuest Common Stock (subject to adjustment for changes in capitalization) if (i) the AmeriQuest shareholders approve at the Meeting the Transaction and the increase in the authorized number of shares of AmeriQuest Common Stock from 30,000,000 shares to 65,000,000 shares as proposed herein, and
(ii) certain other conditions are met (the "General Conditions"), including the conditions that the representations made by AmeriQuest in the Investment Agreement and the related agreements will be true at the time of the exchange; that AmeriQuest will have performed its obligations under the Investment Agreement and the related agreements; that there be no adverse change in AmeriQuest's business, operations, financial condition or prospects; and that the shares issued to Computer 2000 be approved for listing on the New York Stock Exchange. If any of the General Conditions are not met, Computer 2000 will not be required exchange the loan for shares of AmeriQuest Common Stock, although Computer 2000 might, in its discretion, elect to waive the condition(s) and cause the loan to be exchanged. In addition, AmeriQuest will be required, before exchange, to increase the number of its directors from 9 to 11 and appoint as directors two persons designated by Computer 2000.

     Upon receipt of shareholder approval of the proposals referred to herein and satisfaction (or waiver) of the other closing conditions, the $18 million loan will be exchanged for 8,108,108 shares of AmeriQuest Common Stock (subject to certain adjustments). Based on the number of shares of AmeriQuest Common Stock currently outstanding (and assuming the completion of the acquisition of Robec), Computer 2000 would receive in the exchange shares representing approximately 26.5% of the then outstanding shares of AmeriQuest Common Stock, so that Computer 2000 would then own beneficially approximately __% of such outstanding shares (including the 532,000 shares of Common Stock previously purchased by it, but not including the shares owned by or subject to warrants granted to Computer 2000's Chairman).

     $32 Million Additional Equity Infusion.  Computer 2000 will have the right
     ---------------------------------------
to purchase an additional $32 million of Common Stock at approximately $2.22 per share commencing on September 1, 1995 until the later of September 30, 1995 or 45 days after its receipt from AmeriQuest of certain financial information for the period ended June 30, 1995, if the following conditions are fulfilled:

     (a) The Transaction and the increase in the number of authorized shares proposed herein shall have been approved by the shareholders of AmeriQuest and the $18 million loan exchanged for shares of AmeriQuest Common Stock.

     (b)  The General Conditions shall have been satisfied or waived, including
          (i) the acquisition of Robec shall have been completed, (ii) the receipt of necessary consents from lenders and governmental authorities, (iii) the delivery of audited financial statements for the six months ended June 30, 1995, (iv) providing Computer 2000 access to such other information as it may request, (v) the absence of other negotiations (except under specific conditions necessary to discharge the fiduciary duty of AmeriQuest's directors), (vi) the absence of material defaults and (vii) the conduct of AmeriQuest's business prior to closing in compliance with its representations, warranties and covenants.

     In its original form, the Investment Agreement would have obligated Computer 2000 to invest the additional $32 million in AmeriQuest if AmeriQuest met certain profitability criteria and other conditions. Since AmeriQuest did not achieve the profit levels required under the Investment Agreement or meet certain other conditions, Computer 2000 is no longer obligated to make the investment. However, Computer 2000 continues to have the option (subject to the shareholder vote referred to above) to purchase from AmeriQuest up to $32 million of Common Stock at approximately $2.22 per share, the same price Computer 2000 would have paid had it been obligated to make the investment. The option will be exercisable, in whole or in part, commencing on September 1, 1995 and until the later of September 30, 1995 or 45 days following its receipt from AmeriQuest of the financial information for the period ended June 30, 1995.

     If Computer 2000 invests the full $50 million referred to above (the initial 18 million plus the additional $32 million), it will own a total of approximately 23,000,000 shares of AmeriQuest Common Stock, representing approximately 51% of the shares then outstanding.

     Stock Option A.  In the Investment Agreement, AmeriQuest granted Computer
     ---------------
2000, subject to the conditions referred to above, a Maintenance Option which assures Computer 2000 that, should AmeriQuest issue additional shares pursuant to outstanding options, warrants or otherwise, Computer 2000 would have the right to acquire additional shares at any time prior to November 1, 1999 in order to preserve its 51% ownership once it has acquired ownership of that magnitude.

     Stock Option B.  Computer 2000 would also have the right to acquire an
     ---------------
additional 4,000,000 shares of Common Stock at $10.00 per share at any time between June 30, 1996 and June 30, 1998; and at a price of $20.00 per share at
any time between July 1, 1998 and November 30, 1999.   Notwithstanding the
foregoing, the investment of Computer 2000 under this option would be capped at 55% of the issued and outstanding Common Stock of AmeriQuest.

     Other Negotiations.  The Investment Agreement, as amended, prohibits
     -------------------
AmeriQuest until June 30, 1995 from directly or indirectly soliciting, encouraging, initiating or participating in any discussions or negotiations reasonably likely to facilitate the efforts of any person other than Computer 2000 relating to the possible acquisition of AmeriQuest or any of its subsidiaries. AmeriQuest is also prohibited from providing non-public information to such a party without providing the same information to Computer 2000. Notwithstanding the foregoing, however, should the Board of Directors determine in good faith, after consultation with legal counsel and its financial advisors, that any such action is required by the fiduciary duties imposed upon the directors by Delaware law and is likely to result in a more favorable transaction to the stockholders of AmeriQuest than the terms of the Investment Agreement and provides for repayment in full of Computer 2000's $18 million loan and payment to Computer 2000 of a $1.8 million break-up fee, then AmeriQuest is free to pursue such a transaction, subject to AmeriQuest's obligation to keep Computer 2000 informed as to any offer or request for information regarding such transaction. If AmeriQuest's Board of Directors accepts any such offer or recommends it to AmeriQuest's shareholders, or fails to recommend the Transaction to the shareholders, either Computer 2000 or AmeriQuest may terminate the Investment Agreement, in which event the $18 million loan will become due and AmeriQuest will be required to pay the $1.8 million break-up fee.

     Board Representation.  Computer 2000 has the right to have an observer
     ---------------------
present at any meeting of the Board of Directors until the obligations of AmeriQuest underlying the $18 million loan are extinguished. Such an observer also has the right to address the Board with any concerns that Computer 2000 may have, and to visit and inspect AmeriQuest facilities and examine its books and records.

     Upon the exchange of the $18 million loan for shares of AmeriQuest Common Stock, AmeriQuest is obligated to appoint two new directors to the Board of Directors as may be selected by Computer 2000; and Computer 2000 has the right to require that the composition of the Board of Directors reflect its percentage ownership of the issued and outstanding shares of AmeriQuest.

     If Computer 2000 makes the $32 million investment in AmeriQuest referred to above, it will hold a majority of AmeriQuest's voting stock and will be in a position to elect all or a majority of AmeriQuest's directors.

     Registration Rights.  AmeriQuest is obligated to file a registration
     --------------------
statement covering the shares of Common Stock to be issued to Computer 2000 upon the receipt of requests for registration from persons holding 25% or more of such shares. Additionally, should AmeriQuest proceed with a further public offering of its shares for the benefit of AmeriQuest, Computer 2000 has the right to "piggy-back" its shares on any such registration statement. All expenses, other than underwriting discounts and commissions incurred in connection with such registrations, are to be borne by AmeriQuest except for expenses incurred in connection with a demand right which is subsequently aborted or withdrawn.

CERTAIN LEGAL MATTERS

     Antitrust.  Pursuant to the requirements of the Hart-Scott-Rodino Antitrust
     ----------
Improvements Act of 1976, as amended (the "HSR Act"), on January 30, 1995, Computer 2000 and AmeriQuest each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act with respect to such filing was terminated by governmental action on February 10, 1995. Even though the HSR Act waiting period has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of AmeriQuest. AmeriQuest does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Stock Exchange Listing.  It is a condition to the issuance of shares to
     -----------------------
Computer 2000 under the Investment Agreement that the shares of AmeriQuest Common Stock to be issued in connection with the Investment Agreement be authorized for listing on the NYSE.

     Appraisal Rights.  Under the General Corporation Law of the State of
     -----------------
Delaware, the holders of AmeriQuest Common Stock are not entitled to any appraisal rights with respect to the Transaction.


                             SHAREHOLDER PROPOSALS

     Any AmeriQuest shareholder who wishes to submit a proposal for presentation to AmeriQuest's 1995 Annual Meeting of Shareholders must submit the proposal to AmeriQuest, 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707,
Attention: Mr. Stephen G. Holmes, Secretary, not later than May __, 1995 for inclusion, if appropriate, in AmeriQuest's proxy statement and form of proxy relating to its 1995 Annual Meeting.

                                 OTHER MATTERS

     The accompanying form of Proxy is solicited by and on behalf of the management of AmeriQuest whose Notice of Special Meeting is attached to this Proxy Statement. AmeriQuest will bear the expenses of this solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone and by directors and officers and employees of AmeriQuest. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and AmeriQuest may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The management of AmeriQuest has no information that other matters will be brought before the Meeting. If, however, other matters are presented, the accompanying Proxy will be voted in accordance with the best judgment of the proxy holders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by this reference to satisfy the requirements of Item 13(a) of Schedule 14A under the Securities Exchange Act of 1934, as amended:

     (1)  AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 &
          2) dated June 14, 1994, the most recent of which was filed May 9, 1995.

     (2) AmeriQuest's Annual Report on Form 10-K (including Amendment Nos. 1 thru 6) for the fiscal year ended June 30, 1994, the most recent of which was filed May 9, 1995.

     (3) AmeriQuest's Current Report on Form 8-K (including Amendment No. 1) dated July 18, 1994, the most recent of which was April 6, 1995.

     (4) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru 4) dated September 12, 1994, the most recent of which was filed May 9, 1995.

     (5) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru 3) for the three months ended September 30, 1994, the most recent of which was filed May 9, 1995.

     (6) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru 5) dated November 14, 1994, the most recent of which was filed May 9, 1995.

     (7) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru 3) for the six months ended December 30, 1994, the most recent of which was filed May 9, 1995.

     (8)  AmeriQuest's Registration Statement on Form S-4, SEC File No. 33-
          57611.

     (9) Robec, Inc.'s Annual Report on Form 10-K (including Amendment No. 1) for the year ended December 31, 1994 (SEC File No. 0-18115), the most recent of which was filed May 10, 1995.

     (10) Kenfil Inc.'s Annual Report on Form 10-K for the year ended June 30, 1993 (SEC File No. 0-19905).

     (11) Kenfil Inc.'s Quarterly Report on Form 10-Q for the three months ended September 30, 1993.

     (12) Kenfil Inc.'s Quarterly Report on Form 10-Q for the six months ended December 31, 1993.

     (13) Kenfil Inc.'s Quarterly Report on Form 10-Q (including Amendment No.
          1) for the nine months ended March 31, 1994, the most recent of which was filed May 9, 1995.

     In addition, all reports and other documents filed by AmeriQuest prior to the date of the Special Meeting pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and after the date of this Proxy Statement, shall be deemed to be incorporated by reference herein and shall be deemed to a part hereof from the date of the filing of each such report or document.

     The financial information in the above referenced reports is set forth under the captions "Selected Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Financial Statements and Supplementary Data," and "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and "Financial Statements, Schedules and Reports on Form 8-K," as applicable to the particular report. It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting, and will have the opportunity to make a statement should he so desire and/or respond to appropriate questions from shareholders.

     AmeriQuest undertakes to provide, without charge, to each person to whom a Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Proxy Statement (exclusive of exhibits). These documents are available from Stephen G. Holmes, Secretary, AmeriQuest Technologies, Inc., 3 Imperial Promenade, Ste. 300, Santa Ana, CA 92707 (714) 437-0099.

                             AVAILABLE INFORMATION

     AmeriQuest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by AmeriQuest can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed rates. Such material can also be inspected and copied at the offices of the New York Stock Exchange, on which AmeriQuest's Common Stock is listed.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE MATTERS SUBJECT HEREOF, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERIQUEST. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES. THE DELIVERY OF THIS PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

By Order of the Board of Directors

AmeriQuest Technologies, Inc.



Stephen G. Holmes,
Chief Financial Officer,
Secretary and Treasurer

Santa Ana, California

May __, 1995

                                                         AMENDMENT TO APPENDIX I

                       AMENDMENT OF INVESTMENT AGREEMENT

     This amendment is made effective as of March 30, 1995 to that certain Investment Agreement (the "Investment Agreement") dated as of November 14, 1994
                           --------------------
by and between Computer 2000 AG, a company duly organized under the laws of the Federal Republic of Germany ("Computer 2000"), and AmeriQuest Technologies,
                              -------------
Inc., a Delaware corporation ("AmeriQuest").
                               ----------

                                    RECITALS
                                    --------

     A. The Investment Agreement provides for a series of transactions whereby Computer 2000 will acquire a majority ownership interest in AmeriQuest.

     B. The Investment Agreement provides that Computer 2000 has the obligation to invest in AmeriQuest the sum of $32 Million if certain conditions are met, including the achievement by AmeriQuest of certain profitability objectives.

     C. The Investment Agreement further provides that AmeriQuest and other specified parties will not enter into negotiations with any party other than Computer 2000 related to the possible sale or merger of AmeriQuest prior to the earlier of the First Equity Closing (as defined therein) or March 30, 1995, which is the latest date contemplated by the Investment Agreement for the approval by the stockholders of AmeriQuest of the transactions described therein.

     D. AmeriQuest has determined that it will be unable to obtain stockholder approval of the transactions described in the Investment Agreement prior to March 30, 1995 and that it will not achieve the profitability objectives set forth in the Investment Agreement for the months of February and March.

     E. Computer 2000 and AmeriQuest wish to amend the Investment Agreement to reflect the change in circumstances described above.

     NOW, THEREFORE, the parties hereto hereby agree to make the following amendments to the Investment Agreement:

     (a) The last sentence of Section 2.2(d) shall be amended to read in its entirety as follows:

             "All of the financial information and data required under this
             Section 2.2(d) shall be provided promptly to Purchaser and in no event later than August 31, 1995."

     (b) The first sentence of Section 2.3(b) shall be amended to read in its entirety as follows:

             "The foregoing option to purchase the Additional Option Shares may be exercised from time to time commencing on September 1, 1995 and continuing thereafter until the later of (i) September 30, 1995 or
             (ii) forty-five (45) days after receipt by Purchaser of all of the financial information and data to be delivered to Purchaser under Sections 2.2(c) and (d) for the period ended June 30, 1995."

     (c) The first sentence of Section 5.2 shall be amended to change the reference to "March 30, 1995" to "June 30, 1995".

     (d) Section 7.3 shall be amended to read in its entirety as follows (the amended language as underscored):

             "If (i) the First Equity Closing does not occur by the close of business on June 30, 1995 for any reason other than a material breach by the Purchaser of its obligations hereunder or (ii) if this Agreement is terminated by the Purchaser pursuant to Section 7.1(c)(i) or (e) or by either party pursuant to Section 7.1(c)(ii) or (f), then the Company shall pay to the Purchaser (by wire transfer or cashier's check) a fee of $1,800,000 on the earlier of June 30, 1995 or 20 days after the date of termination and, if such termination shall have occurred, then the Company shall also repay the Loan or cause the Loan to be repaid within 20 days after such termination."

     (e) In as much as AmeriQuest has failed to meet the conditions to the obligations of Purchaser to purchase Additional Shares (as defined in the Investment Agreement) pursuant to Section 2.2 of the Investment Agreement, the parties further agree that, notwithstanding anything to the contrary in the Investment Agreement, Computer 2000 shall have the option and right pursuant to and as provided in Section 2.3 of the Investment Agreement to purchase up to the number of Additional Option Shares (as defined in the Investment Agreement) and shall have no obligation under Section 2.2 of the Investment Agreement to purchase the Additional Shares.

    Except as amended hereby, the Investment Agreement will continue in full force and effect. This amendment will be deemed to be a part of the Investment Agreement, and therefore subject to all of the other terms and conditions of the Investment Agreement.



                    [THE REST OF THIS PAGE HAS INTENTIONALLY
                                BEEN LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this amendment effective as of the date and year first above written.


COMPUTER 2000 AG
- ----------------


By: /s/ STEVEN DEWINDT
   ----------------------------
   Steven DeWindt
   Co-President


By: /s/ KLAUS LAUFEN
   ----------------------------
   Klaus Laufen
   Co-President


AMERIQUEST 2000, INC.
- ---------------------


By: /s/ HAROLD CLARK
   ----------------------------
   Harold Clark
   President

                        AMENDMENT OF LOAN AGREEMENT AND
                         EXCHANGEABLE PROMISSORY NOTES

     This amendment is made effective as of March 30, 1995 to that certain Loan Agreement (the "Loan Agreement") dated as of November 14, 1994 by and between
                --------------
Computer 2000 AG, a company duly organized under the laws of the Federal Republic of Germany ("Computer 2000"), and AmeriQuest 2000, Inc., a Delaware
                      -------------
corporation ("AmeriQuest 2000").
              ---------------

                                    RECITALS
                                    --------

     A. Computer 2000 entered into an Investment Agreement dated as of November 14, 1994 with AmeriQuest Technologies, Inc. ("AmeriQuest"), of which AmeriQuest
                                              ----------
2000 is a wholly-owned subsidiary, which provides for a series of transactions whereby Computer 2000 will acquire a majority ownership interest in AmeriQuest.

     B. One of the transactions contemplated in the Investment Agreement was the loan of $18 Million (the "Loan") by Computer 2000 to AmeriQuest 2000, which
                              ----
is to be exchanged for shares of Common Stock of AmeriQuest upon the satisfaction of certain conditions contained in the Investment Agreement. Pursuant to the Loan and the Loan Agreement, AmeriQuest 2000 delivered two Exchangeable Promissory Notes to Computer 2000 in the aggregate principal amount of $18,000,000 (the "Exchangeable Promissory Notes").
                     -----------------------------

     C. Section 6.5(a) of the Investment Agreement provides that the obligation of Computer 2000 to exchange the Loan for shares of AmeriQuest Common Stock is conditioned upon the approval by the stockholders of AmeriQuest of the Stockholder Actions as described in the Investment Agreement prior to March 30, 1995, which is also the maturity date of the Loan.

     D. AmeriQuest has determined that it will be unable to obtain requisite stockholder approval of the Stockholder Actions described in the Investment Agreement prior to March 30, 1995.

     E. Computer 2000, AmeriQuest 2000 and AmeriQuest wish to extend the maturity date of the Loan and make certain changes in the Exchangeable Promissory Notes.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     (a) Section 1.2, part (ii) of the Loan Agreement is amended to change "March 30, 1995" to "June 30, 1995".

     (b) In order to clarify the parties intent, Section 4.1 of each of the Exchangeable Promissory Notes is hereby amended as follows (the amended language is in italics):

     "4.1  Exchange of Note .  At any time after the earlier of (i) twenty days
           ----------------
after termination of the Investment Agreement or (ii) upon the closing by AmeriQuest of any Acquisition Transaction (as defined in the Investment Agreement), and so long as any principal or accrued interest remains outstanding under this Note, Holder shall have the right, at the Holder's option and to the extent provided herein, to exchange and assign all or a portion of the outstanding principal and accrued interest on this Note for common stock of AmeriQuest ("Exchange Shares") at an Exchange Price equal to $2.00 per share, as
             ---------------
adjusted hereunder ("Exchange Price").  The maximum number of shares of Exchange
                     --------------
Shares that Holder may acquire hereunder shall be that number of shares which, when added to the number of shares of AmeriQuest Common Stock held by Holder and purchased from AmeriQuest, equals 19.9% of the total number of shares of AmeriQuest Capital Stock outstanding as of November 14, 1994; provided, however,
                                                              -----------------
that if additional shares of Capital Stock of AmeriQuest are issued after November 14, 1994 (other than pursuant to the events described in Section 4.3), the maximum number of Exchange Shares shall be adjusted so that, after such issuance, when combined with any other shares acquired by Lender in exchange of any other Exchangeable Promissory Note issued pursuant to the Loan Agreement, and when added to the number of shares of AmeriQuest Common Stock held by Holder and purchased from AmeriQuest, it equals 19.9% of the aggregate number of shares of Capital Stock then issued and outstanding. In order to exercise the exchange right hereunder, Holder shall provide written notice of an election to exchange to Borrower and AmeriQuest setting forth the number of shares of Exchange Shares it desires to acquire through such exchange and the date on which it desires the exchange to take effect. Such exchange shall be deemed to have been made on the date so requested by Holder. The amount of the principal and interest of the Note exchanged with and assigned to AmeriQuest shall be equal to the number of shares of Exchange Shares issuable upon such exchange multiplied by the then applicable Exchange Price. In any exchange and assignment of a Note by Lender with and to AmeriQuest, Lender shall be deemed to have assigned and exchanged first the accrued interest and then all or a portion (as is required) of the principal amount of the Note. If a portion of the Note is exchanged the Borrower agrees to issue new promissory notes to Lender and AmeriQuest in cancellation of the exchanged Note, in the same form as the exchanged Note except with the appropriate principal balances reflecting the exchange and will also acknowledge its obligation to pay any accrued interest under the exchanged Note which was assigned."

     Except as amended hereby, the Loan Agreement and the Exchangeable Promissory Notes will continue in full force and effect. This amendment will be deemed to be a part of the Loan Agreement and the Exchangeable Promissory Notes, and therefore subject to all of the other terms and conditions of the Loan Agreement and the Exchangeable Promissory Notes.

     IN WITNESS WHEREOF, the parties have executed this amendment effective as of the date and year first above written.


COMPUTER 2000 AG
- ----------------


By: /s/ STEVEN DEWINDT
   ----------------------------
   Steven DeWindt
   Co-President


By: /s/ KLAUS LAUFEN
   ----------------------------
   Klaus Laufen
   Co-President


AMERIQUEST 2000, INC.
- ---------------------


By: /s/ HAROLD CLARK
   ----------------------------
   Harold Clark
   President


Agreed to and Accepted:

AMERIQUEST TECHNOLOGIES, INC.
- -----------------------------


By: /s/ HAROLD CLARK
   ----------------------------
   Harold Clark
   President

PROXY

          YOUR PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         AMERIQUEST TECHNOLOGIES, INC.

The undersigned hereby appoints Harold L. Clark and Stephen G. Holmes, and each of them, the attorney and proxy of the undersigned, with full power of substitution, to vote all the shares of Common Stock of AmeriQuest Technologies, Inc. ("AmeriQuest"), which the undersigned is entitled to vote at the Special Meeting of Shareholders of AmeriQuest to be held at the offices of AmeriQuest on June __, 1995, at 10:00 a.m., local time, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present, as follows:

     For    Against    Abstain
     ----   -------   --------

     [_]      [_]        [_]     In favor of the proposal to amend the
                                 Certificate of Incorporation of AmeriQuest
                                 Technologies, Inc. to increase the number of shares of Common Stock that is authorized for issuance by AmeriQuest from 30,000,000 shares of Common Stock to 65,000,000 shares of Common
                                 Stock.

     [_]      [_]        [_]     In favor of the proposal to approve the
                                 issuance by AmeriQuest to Computer 2000 AG of shares and option rights (the "Transaction") pursuant to an Investment Agreement dated
                                 November 14, 1994 by and between AmeriQuest and Computer 2000 AG, as it may be amended from time-to-time (the "Investment Agreement") and the performance by AmeriQuest of its obligations under the Investment Agreement with respect to the Transaction. Pursuant to the Transaction Computer 2000 may invest up to $50 million in consideration for shares of AmeriQuest Common Stock which when added to the shares already held by Computer 2000 could result in Computer 2000 owning up to 51% of the outstanding shares of AmeriQuest.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS, JUST SIGN AND DATE THIS PROXY FORM.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS (i) TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND (ii) TO APPROVE THE TRANSACTION WITH COMPUTER 2000.

  If you expect to attend the Meeting, please check this box [_].

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:____________________, 1995

                                             ___________________________________
                                             Signature



                                             ___________________________________
                                             Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                CURRENT REPORT

                                  FORM 8-K/A

                                AMENDMENT NO. 2

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  June 14, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
- ------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


                                   Delaware
- ------------------------------------------------------------------------------
                (State of other jurisdiction of incorporation)


             1-10397                                     33-0244136
- ------------------------------------------------------------------------------
    (Commission File Number)                 (IRS Employer Identification No.)


      2722 Michelson Drive, Irvine, CA                                92715
- ------------------------------------------------------------------------------
  (Address of principal executive offices)                          (Zip Code)


                                (714) 222-6000
- ------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)


                            CMS ENHANCEMENTS, INC.
- ------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

     Effective June 6, 1994, AmeriQuest Technologies, Inc. ("AQS") issued 1.1 million shares of its Common Stock in exchange for 3.3 million shares (51 percent) of Kenfil Inc. ("Kenfil") Common Stock held by certain principal shareholders of Kenfil in a first-stage exchange pursuant to AmeriQuest's two phase acquisition of Van Nuys, California-based Kenfil.

     Subject to AmeriQuest and Kenfil stockholders' approvals, the remaining shares of Kenfil Common Stock will be exchanged in a merger transaction (the "Merger") at the same conversion ratio of 0.34 shares of AmeriQuest for each share of Kenfil common stock. The Merger is expected to be completed in August, 1994.

     Simultaneously with the Merger, holders of approximately $7.3 million of Kenfil subordinated debt are expected to exchange their debt for additional shares of AmeriQuest Common Stock. The transactions would result in AmeriQuest issuing a total of approximately 3.1 million shares to the Kenfil stockholders and debtholders.

     Kenfil is a distributor of microcomputer software. Its key vendors include Corel, Broderbund, Symantec, Quarterdeck Office Systems and IBM.


Item 7.  Financial Statements and Exhibits
         ---------------------------------

     (a) The financial statements of Kenfil required to be filed pursuant to
Item 7(a) of Form 8-K are incorporated herein by reference to the following periodic reports of Kenfil filed by it under the Securities Exchange Act of 1934, as amended, SEC File No. 0-19905:
         (i)  Annual Report on Form 10-K for the fiscal year ended June 30, 1993
         (ii) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993, December 31, 1993 and March 31, 1994.

     (b) The pro forma financial information required to be filed pursuant to
Item 7(b) of Form 8-K and Rule 601 of Regulation S-K are attached hereto and incorporated herein by this reference, including:
         Pro Forma Condensed Balance Sheet at March 31, 1994
         Pro Forma Condensed Statements of Operations for the fiscal year ended
           June 30, 1993
         Pro Forma Condensed Statements of Operations for the nine months ended
           March 31, 1994

Exhibit No.      Description of Exhibit
- -----------      ----------------------

    2 Agreement and Plan of Reorganization dated March 31, 1994, as amended, by and between AmeriQuest, Kenfil and certain principal shareholders of Kenfil.

    28 Kenfil's financial statements as contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 1993 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993, December 31, 1993 and March 31, 1994.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         AMERIQUEST TECHNOLOGIES, INC.



                                         /s/ Stephen G. Holmes
                                         ---------------------------------
                                         Stephen G. Holmes
                                         Secretary, Treasurer and
                                         Chief Financial Officer



Dated:  May 8, 1995

             AMERIQUEST AND KENFIL PRO FORMA FINANCIAL INFORMATION


                         AMERIQUEST TECHNOLOGIES, INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The accompanying unaudited pro forma condensed consolidated financial statements reflect the purchase of a 51% interest in Kenfil, Inc. ("Kenfil") by AmeriQuest Technologies, Inc. ("AmeriQuest") facilitated by an exchange of 1,110,093 shares of AmeriQuest Common Stock for 51% of the outstanding shares of Kenfil common stock. The transaction will be accounted for using the purchase method of accounting. AmeriQuest is the acquiror for accounting purposes. The pro forma financial statements also give effect to the issuance of approximately 2 million shares of AmeriQuest common stock in exchange for the outstanding subordinated debt of Kenfil with a book value of $7.3 million and a fair value of $3.7 million.

The unaudited pro forma condensed consolidated balance sheet is based upon AmeriQuest and Kenfil historical balance sheets as of March 31, 1994 and is presented as if the transaction had been consummated on March 31, 1994.

The unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 1993 and the nine months ended March 31, 1994 give effect to the 51% purchase of Kenfil by AmeriQuest as if the transaction had occurred at the beginning of AmeriQuest's fiscal year ended June 30, 1993. The statements of operations combine historical results of operations of AmeriQuest and Kenfil for the year ended June 30, 1993 and for the nine months ended March 31, 1994, respectively.

The pro forma adjustments are based on available information and upon certain assumptions which management believes are reasonable. However, the pro forma condensed consolidated financial statements do no purport to be indicative of the results which would have been achieved if the transaction had been completed on the respective dates above or the results which may be achieved in the future.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PRO FORMA CONDENSED BALANCE SHEET
                          March 31, 1994 (Unaudited)
                     (Dollars in thousands except shares)


(Dollars in thousands, except
per share data)

   ASSETS

                                                              AmeriQuest                        Pro Forma            Pro Forma
                                                          Technologies, Inc.    Kenfil Inc.    Adjustments           Combined
                                                          ------------------    -----------   -------------         ------------
CURRENT ASSETS
  Cash                                                            $      387     $      720  $                       $     1,107
  Accounts receivable, net                                            13,688         20,777                               34,465
  Inventories                                                         16,276         19,441                               35,717
  Income taxes receivable                                                  0          1,258              0                 1,258
  Prepaid expenses and other                                             816          1,967           (110)(D)             2,673
                                                                  ----------     ----------  -------------           -----------
     Total current assets                                             31,167         44,163           (110)               75,220
                                                                  ----------     ----------  -------------           -----------

PROPERTY AND EQUIPMENT, NET                                            5,250          1,268                                6,518

OTHER ASSETS                                                           3,719            356                                4,075
                                                                  ----------     ----------  -------------           -----------

                                                                  $   40,136     $   45,787  $        (110)          $    85,813
                                                                  ==========     ==========  =============           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              AmeriQuest                         Pro Forma            Pro Forma
                                                           Technologies, Inc.    Kenfil Inc.    Adjustments           Combined
                                                           -----------------    -----------   -------------         ------------
CURRENT LIABILITIES
  Line of credit                                                  $        0     $   16,267  $                       $    16,267
  Notes payable                                                       16,263          6,056         (6,056)(B)            16,263
  Accounts payable                                                     8,727         18,929            957 (A)            28,613
  Accrued expenses and other                                           1,233          1,091                                2,324
                                                                  ----------     ----------  -------------           -----------
     Total current liabilities                                        26,223         42,343         (5,099)               63,467
                                                                  ----------     ----------  -------------           -----------

LONG-TERM DEBT                                                             0          1,437         (1,325)(B)               112

DEFERRED INCOME TAXES                                                    267              0                                  267

MINORITY INTEREST                                                          0              0          2,815 (E)             2,815

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value;
    authorized 10,000,000 shares;
    issued and outstanding
    7,865,916 shares                                                      79              0             32 (A,B)             111
  Common stock, $.01 par value;
    authorized 25,000,000 shares;
    issued and outstanding
    6,401,918 shares                                                       0             64            (64)(G)                 0
                                                                                                     5,474 (A,B)
  Additional paid-in capital                                          24,851         21,301        (21,301)(G)            30,325
  Retained deficit                                                   (11,284)       (19,358)        19,358 (G)           (11,284)
                                                                  ----------     ----------  -------------           -----------
    Total stockholders' equity                                        13,646          2,007          3,499                19,152
                                                                  ----------     ----------  -------------           -----------
                                                                  $   40,136     $   45,787  $        (110)          $    85,813
                                                                  ==========     ==========  =============           ===========

                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         For year ended June 30, 1993
                                  (Unaudited)


(Dollars in thousands, except
per share data)

                                                     AmeriQuest                         Pro Forma        Pro Forma
                                                  Technologies, Inc.     Kenfil Inc.   Adjustments        Combined
                                                  ------------------   -------------   -----------      ------------

NET SALES                                              $      73,082   $     184,054   $         0      $    257,136
COST OF SALES                                                 61,539         160,319             0           221,858
                                                       -------------   -------------   -----------      ------------
   Gross profit                                               11,543          23,735             0            35,278

OPERATING EXPENSES
   Selling, general and administrative                        10,274          18,936                          29,210
   Research and development                                      782               0             0               782
                                                       -------------   -------------   -----------      ------------
                                                              11,056          18,936             0            29,992
                                                       -------------   -------------   -----------      ------------
   Income from operations                                        487           4,799             0             5,286

OTHER INCOME (EXPENSE)
   Other income                                                   26               0             0                26
   Interest expense                                             (277)         (3,163)          930 (C)        (2,510)
                                                       -------------   -------------   -----------      ------------
                                                                (251)         (3,163)          930            (2,484)
                                                       -------------   -------------   -----------      ------------
   Income before taxes and
    minority interest                                            236           1,636           930             2,802

PROVISION FOR INCOME TAXES                                         0             550             0               550
                                                       -------------   -------------   -----------      ------------

   Income before minority interest                               236           1,086           930             2,252

MINORITY INTEREST IN EARNINGS
   OF SUBSIDIARY                                                   0               0          (532)(E)          (532)
                                                       -------------   -------------   -----------      ------------
   Net income                                          $         236   $       1,086   $       398      $      1,720
                                                       =============   =============   ===========      ============

Net income (loss) per common share and
   common share equivalent                                     $0.08                                           $0.28
                                                       =============                                    ============

Common and common equivalent share                         3,060,908                                       6,207,139
                                                       =============                                    ============


                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     For nine months ended March 31, 1994
                                  (Unaudited)


(Dollars in thousands, except
per share data)

                                                      AmeriQuest                       Pro Forma        Pro Forma
                                                  Technologies, Inc.    Kenfil Inc.   Adjustments        Combined
                                                  ------------------   -------------  -----------      ------------
NET SALES                                              $      62,976   $     124,171   $         0      $    187,147
COST OF SALES                                                 53,344         115,685             0           169,029
                                                       -------------   -------------   -----------      ------------
   Gross profit                                                9,632           8,486             0            18,118

OPERATING EXPENSES
   Selling, general and administrative                         8,981          14,311             0            23,292
   Earthquake loss                                                 0           2,821(F)          0             2,821
   Research and development                                    5,000             484             0             5,484
                                                       -------------   -------------   -----------      ------------
                                                              13,981          17,616             0            31,597
                                                       -------------   -------------   -----------      ------------
   Income (loss) from operations                              (4,349)         (9,130)            0           (13,479)

OTHER INCOME (EXPENSE)
   Other income                                                   45               0             0                45
   Interest expense                                             (382)         (2,097)          700 (C)        (1,779)
                                                       -------------   -------------   -----------      ------------
                                                                (337)         (2,097)          700            (1,734)
                                                       -------------   -------------   -----------      ------------
   Income before taxes and
    minority interest                                         (4,686)        (11,227)          700           (15,213)

INCOME TAX BENEFIT                                                0              88             0                88
                                                       -------------   -------------   -----------      ------------

   Income (loss) before minority interest                     (4,686)        (11,139)          700           (15,125)

MINORITY INTEREST IN LOSS
   OF SUBSIDIARY                                                   0               0         2,815 (E)         2,815
                                                       -------------   -------------   -----------      ------------
   Net income (loss)                                   $      (4,686)  $     (11,139)  $     3,515      $    (12,310)
                                                       =============   =============   ===========      ============

Net income (loss) per common share and
   common share equivalent                                    $(0.90)                                         $(1.47)
                                                       =============                                    ============

Common and common equivalent share                         5,226,471                                       8,372,702
                                                       =============                                    ============

            FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF AMERIQUEST TECHNOLOGIES, INC. AND KENFIL, INC.


(A) To effect the purchase of a 51% interest in Kenfil, AmeriQuest issued 1,110,093 shares of Common Stock in exchange for 3,264,978 shares of Kenfil common stock. The common stock consideration reflects a per share valuation of $1.75, representing a discounted quoted market price, based upon discounts received on recently completed private equity cash transactions. At the time of the transaction, the Company incurred approximately
     $957,000 in direct acquisition costs for a total purchase price of $2,899,663. The Kenfil purchase price allocation is based upon management's preliminary estimate of the fair value of Kenfil net assets. Management is currently in process of completing its detailed analysis of the fair value of Kenfil net assets acquired and therefore the related purchase price allocation presented herein may materially change as a result of the completed analysis. For each $1 million of goodwill recorded due to future purchase price allocation adjustments, the pro forma net income for the year ended June 30, 1993 would decrease by $100,000.

(B) In conjunction with the purchase of the 51% interest in Kenfil, AmeriQuest will issue 2,036,138 additional shares of Common Stock in satisfaction of certain Kenfil subordinated debt with a book value of $7,381,000. The number of AmeriQuest Common Stock Shares issuable to Kenfil debtholders is based upon the Quoted Market Price of AmeriQuest Common Stock at the date of exchange. The AmeriQuest common stock issued to Kenfil debtholders is valued at $1.75 per share, representing a discounted quoted market price, based on the valuation method discussed in Note (A).

(C) Savings of interest expense on notes payable and long-term debt retired through the issuance of AmeriQuest Common Stock in (B) above, interest ranging from 9.5% to 13.91%.

(D) To record the expiration of $110,000 in commitment fees paid in connection with obtaining the subordinated debt. See (B) above.

(E) To record 49% minority interest in earnings of subsidiary. The minority interest included in the pro forma balance sheet is based upon Kenfil's historical net assets adjusted for the fair value of the subordinated debt retired as part of the acquisition.

(F) The earthquake loss included in Kenfil's historical financials included charges of $2,821,000 for losses sustained in the Southern California earthquake.




(G)  To eliminate the historical equity of Kenfil.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-K/A

                               (Amendment No. 6)

[ X ] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended June 30, 1994
[   ]  Transition report pursuant to Section 13 or 15(d) of the Securities
       Exchange Act of 1934 for the transition period from ______ to _______

COMMISSION FILE NO. 1-10397

                          AmeriQuest Technologies, Inc.
   ------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Delaware                                            33-0244136
- ------------------------------------------------------       --------------
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                           Identification No.)

       2722 Michelson Dr. Irvine, California                     92715
- ------------------------------------------------------       --------------
     (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code:          (714) 222-6000
                                                             --------------

Securities registered pursuant to Section 12(b) of the Act:

                                                   Name of each exchange
   Title of each class                              on which registered
   -------------------                            -----------------------
 Common Stock, $.01 par value                     New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:  None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes     X     No         .
                                        ---------    --------

The aggregate market value of the voting stock held by non-affiliates of the Registrant as of September 22, 1994 is approximately $47,950,480. For purposes of making this calculation only, the Registrant has defined "affiliates" as including all officers, directors and beneficial owners of more than 10% of the outstanding Common Stock of the Registrant.

The number of shares outstanding of the Registrant's Preferred and Common Stock as of September 22, 1994: Common Stock, $.01 par value, 17,181,453 shares.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

Exhibit Index is on page 034.                       Page 001 of 75 pages.

                                    PART I

ITEM 1.  BUSINESS.
         --------


THE COMPANY
- -----------

     AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), maintains its principal executive offices at 2722 Michelson Drive, Irvine, California, and its telephone number is (714) 222-6000. AmeriQuest conducts its business through its subsidiaries.

     CDS Distribution, Inc., a Delaware corporation ("CDS Distribution") and Robec, Inc., a Pennsylvania corporation ("Robec") market and sell, as distributors, hardware products for the personal computer market.
AmeriQuest/Kenfil Inc. ("Kenfil"), markets and sells, as a distributor, software products for the personal computer market.

     CMS Enhancements, Inc., a California corporation ("CMS Enhancements") is a supplier of hard disk drive subsystems for IBM compatible and other leading personal and business computers, including Apple, Compaq and others. Hard disk drives allow personal computers, which otherwise often lack sufficient data storage capacity, to perform many widely used, sophisticated business applications. CMS Enhancements also offers disk array, magneto optical, CD-ROM, floppy disk drives and magnetic tape back-up subsystems having a variety of data storage capacities as well as personal computers, networking, graphics, communications and connectivity and accessory products.

     AmeriQuest currently markets more than 2,000 products to original equipment manufacturers, value-added resellers and dealers throughout the United States and in many foreign countries, including national and regional distributors and large reseller computer chains such as ComputerLand, Intelligent Electronics and InaCom.


RECENT DEVELOPMENTS
- -------------------

     On December 3, 1993, the Board of Directors resolved that AmeriQuest should renew its efforts to pursue a direction of becoming a major distributor of computers and related products in the United States. In pursuing this direction, the Board of Directors realigned the management of AmeriQuest. On February 11, 1994 Mr. Jim Farooquee resigned as a Director and officer of AmeriQuest, and on February 23, 1994 Mr. James D'Jen resigned as a Director.

                         -----------------------------

     AmeriQuest acquired 51.9% ownership of Kenfil on June 6, 1994 pursuant to the provisions of an Agreement and Plan of Reorganization dated March 31, 1994.

     On September 12, 1994, the shareholders of Kenfil and AmeriQuest approved the proposed merger of "AmeriQuest/Kenfil Inc.," a wholly-owned subsidiary of AmeriQuest, with and into Kenfil (the "Merger"). The Merger became effective shortly thereafter, and AmeriQuest is now the sole shareholder of AmeriQuest/Kenfil Inc.

     Kenfil is a distributor of microcomputer software. Its key vendors include Corel, Broderbund, Symantec, Quarterdeck Office Systems and IBM.

                         -----------------------------

     On June 30, 1994, AmeriQuest effected a placement of 833,333 shares of its Common Stock and 416,667 Warrants, as "Units", each comprised of two shares of AmeriQuest Common Stock and one Warrant, to foreign nationals, at $4.80 per Unit for total net proceeds of $2,000,000. The Warrants are exercisable at any time and from time-to-time until June 30, 1996 at an exercise price of $5.00 per share; and can only be exercised by persons who are foreign nationals.

                         -----------------------------

     On August 31, 1994, AmeriQuest effected a placement of 532,000 shares of its Common Stock to a person who is a foreign national at $2.50 per share for a total of $1,330,000.

                         -----------------------------

     AmeriQuest acquired 50.1 percent of the issued and outstanding shares of Robec on September 22, 1994 upon the issuance of 1,402,805 shares of its Common Stock in exchange for Common Stock held by certain principal shareholders of Robec in a first-stage exchange pursuant to AmeriQuest's two phase acquisition of Robec.

     Subject to approval by Robec's shareholders, the remaining shares of Robec Common Stock will be exchanged in a merger transaction (the "Merger") at the same conversion ratio of 0.63075 shares of AmeriQuest for each share of Robec Common Stock. The Merger is expected to be completed in December, 1994.

     Robec is a national value-added distributor of microcomputer systems, peripherals and accessories. Its key vendors include Acer, IBM, MultiTech, Okidata, Unisys and Wyse.

                         -----------------------------

     On September 25, 1994, AmeriQuest entered into a definitive Agreement and Plan of Reorganization pursuant to which it will acquire 100% of the issued and outstanding capital stock of Ross White Enterprises, Inc., a Florida corporation d/b/a "National Computer Distributors" ("NCD"). NCD markets and sells, as a distributor, hardware products for the personal computer market. AmeriQuest will issue 1,864,767 shares of its Common Stock and pay approximately $3,473,120 cash in this transaction.

     NCD is a national value-added distributor of microcomputer systems, peripherals and accessories. Its key vendors include AST, CTX, Samsung, Leading Edge, Western Digital, Panasonic, and Goldstar.

                         -----------------------------

     AmeriQuest has also contracted with Mr. James D'Jen, a former director and officer of AmeriQuest, to exchange all of the issued and outstanding shares of CMS Enhancements (S) PTE

Ltd., a Singapore corporation wholly-owned by AmeriQuest in exchange for 350,000 shares of AmeriQuest Common Stock. On July 8, 1994 Mr. D'Jen delivered 345,091 shares. Upon the receipt of the balance due, AmeriQuest will be divested of this Singapore subsidiary. Sales for the Singapore subsidiary approximate $20 million annually, with an approximate break-even on operations.

CDS DISTRIBUTION
- ----------------

     CDS Distribution is a national valued-added wholesale distributor of microcomputers and related products to value-added resellers ("VARs"), dealers and computer retailers, representing the aggregation of businesses of acquired companies, i.e. Vitronix, Inc., Rhino Sales Company and Management Systems Group ("MSG"), all of which were acquired in December, 1993. CDS Distribution markets, sells and supports a variety of products ranging from individual components, which are typically sold in volume, to complete systems that have been fully configured, assembled and tested prior to delivery to its customers. CDS Distribution's historic strategy has been to emphasize the sale of these complete systems and to provide a high level of value-added services, including consultation on component selection and system configuration and provision of system assembly and testing and technical support services. As a result of competitive pressures, reduced profit margins and the way in which other, similar distributors have changed their businesses, CDS Distribution is now placing more emphasis on telemarketing as its primary sales method. CDS Distribution also provides a variety of training programs and educational seminars designed to enhance its customers' technical capabilities.

     CDS Distribution's vendors include leading manufacturers such as IBM, AST, NEC, Apple, Acer, Altos, SunSoft, Telebit, Novell and Multi-tech Systems. CDS Distribution focuses its marketing efforts on the products of a limited number of key vendors in order to become one of the leading distributors for each of its principal vendors. This enables CDS Distribution to develop product-specific technical expertise that enhances its value-added support services. CDS Distribution attempts to minimize competition among vendors' products while maintaining some overlap to provide protection against product shortages or discontinuations.

     Price discounting by its competitors has forced CDS Distribution to reduce its prices, resulting in deteriorating gross margins for commodity products. The effects of such price discounting on the Company are reflected in the periodic net sales and gross margins as reflected elsewhere herein. CDS Distribution is pursuing a broad restructuring program which includes, among other items cost reductions, the closing of certain offices and warehouse locations, downsizing of the employee base, consolidation of inventory and a change in emphasis among the methods by which sales are obtained.

PRODUCTS

     CDS Distribution seeks to maintain products from nationally-recognized vendors that provide all the components most VARs require to fully configure their computer systems. All new products are extensively tested prior to inclusion in CDS Distribution's distribution network.

     The following is a description of the major categories of products currently sold by CDS Distribution and the principal current vendors of those products.

     Microcomputers--CDS Distribution distributes desktop and portable personal computers and multiuser microcomputers manufactured by Acer, Altos, IBM, AST, Apple, NEC and Leading Edge.

     Printers--CDS Distribution distributes a broad line of dot matrix, laser and ink-jet printers manufactured by Lexmark, Pennant, Canon, NEC and Genicom.

     Monitors and Terminals--CDS Distribution distributes monitors and terminals manufactured by CTX, Goldstar, Relisys and NEC.

     Local Area Networks--A local area network ("LAN") permits microcomputers to communicate with one another and to function on an integrated basis. CDS Distribution distributes LAN software and specialized hardware products manufactured by C Net, GVC, Novell and Oilcom.

     Accessories and Supplies--CDS Distribution distributes hard and floppy disk drives, board products, diskettes, stand-by power supplies, modems and other communications products, accessories and supplies manufactured by numerous companies including Boca Research, GVC, IBM, Turnhead, CMS and Epson.

     Software--CDS Distribution sells a variety of operating system and LAN software products generally as part of its systems sales. CDS Distribution has also commenced the sale of certain applications software. Among the manufacturers of these software products are IBM and SunSoft.

VENDOR RELATIONS

     To maintain a strong relationship with its principal vendors, CDS Distribution focuses on marketing the products of a limited number of key vendors. CDS Distribution selects its product line to minimize competition among vendors' products while maintaining some overlap to provide protection against product shortages or discontinuations. In addition, CDS Distribution enhances its relationship with its vendors by providing feedback on products, assisting in new product development, working with vendors to develop marketing programs and offering vendors the opportunity to provide seminars to CDS Distribution's customers at CDS Distribution facilities.

     CDS Distribution, like most hardware distributors, sells products throughout the United States for vendors on a non-exclusive basis without geographic restrictions. CDS Distribution has distribution agreements with most of its vendors and believes they are in the form customarily used by each vendor and generally contain provisions which allow termination by either party upon as little as 30 days' notice. Most of CDS Distribution's major distribution agreements provide price protection by giving CDS Distribution a credit, subject to specified limitations, in the amount of any price reductions by the vendor between the time of the initial sale to CDS Distribution and the subsequent sale by CDS Distribution to its customer. Most of the major distribution agreements also give CDS Distribution qualified return privileges on slow-moving inventory. CDS Distribution's distribution agreements do not restrict CDS Distribution from selling similar products manufactured by competitors. Any minimum purchase provisions in CDS Distribution's distribution agreements are at levels that CDS Distribution believes do not impose significant risk.

     From time to time, the demand for certain products sold by CDS Distribution exceeds the supply available from the vendor. CDS Distribution believes that its ability to compete has not been adversely affected to a material extent by these periodic shortages, although sales may be adversely affected for an interim period. In order to limit the impact of such shortages, CDS Distribution generally attempts to include comparable products from more than one vendor in its product line and endeavors to provide direction to its customers in their selection of products.
SALES AND DISTRIBUTION

     CDS Distribution has divided its sales operations into three regions. Within each region, there are several branch offices, each supervised by a branch manager and having one or more account managers who are teamed with an inside sales assistant, generally on a one-to-one basis. Compensation of each account manager and sales assistant is based, in part, on the profits generated from sales to the account manager's customers. The account manager is a technically-trained salesperson and is responsible for opening new accounts and serving all established accounts in the branch manager's customer base. CDS Distribution also utilizes volume sales specialists at its offices who sell largely through telemarketing.

     In three of CDS Distribution's branch offices, the account manager is supported by a systems specialist who provides engineering and operating systems technical support on more sophisticated systems. In addition, the systems specialists are supported by technology managers located at CDS Distribution's main offices in Irvine, California.

     Customer orders are generally made by a toll-free telephone call to a sales assistant in CDS Distribution's main offices or a branch office, and the order is entered onto CDS Distribution's computer system. The sales assistant has access to available information on inventory and customer credit status and, upon reviewing this data, can enter the order immediately. Shipment is usually made the same day, except on orders that require assembly and testing. Customers also may pick up their orders at the main offices or at the Atlanta branch office. All orders are handled on a prepayment, COD or credit basis depending on the customer's creditworthiness and previous payment history. In addition, CDS Distribution assists some resellers in obtaining equipment financing through third-party floor planning programs.

     CDS Distribution permits the return of products within certain time limits and under certain conditions subject to a restocking charge, provided that the products are unused. Products that are defective upon arrival are handled on a manufacturers' warranty return basis without any restocking charge.

     CDS Distribution estimates that a majority of its sales are to VARs and value-added dealers. No customer has accounted for more than 10% of CDS Distribution's net sales during 1994, 1993 or 1992. International sales are not significant to CDS Distribution's operations. Sales by CDS Distribution are not seasonal to any material extent. Because of CDS Distribution's prompt delivery times, it maintains no substantial backlog of orders.



KENFIL
- ------

     Kenfil's principal executive offices are located at 2722 Michelson Drive, Irvine, CA 92715 (714) 222-6000. Kenfil was formed as a partnership in 1983 and was incorporated in California in 1984. In April 1992, Kenfil reincorporated in the state of Delaware, and completed a 3,100 for 1 common stock split. Kenfil completed its initial public offering in February, 1993.

     Kenfil is a distributor that focuses predominantly on microcomputer software. Kenfil presently carries over 3,500 software titles from over 200 software publishers for sale to approximately 1,100 resellers. Kenfil's vendors include many of the leading software publishers such as Symantec Corporation, Quarterdeck Office Systems, Corel Systems Corporation, ChipSoft, Inc., Broderbund Software Inc., IBM Software, Maxis Software, The Learning Company Inc., Walt Disney Computer Software, Inc. and Sierra On-Line, Inc. Kenfil's reseller customers include superstores, software specialty retailers, mail order companies, mass merchants and corporate resellers, such as CompUSA, Computer City (part of Tandy Corp.), Software Etc., Inc., Micro Warehouse, Inc., Price/Costco, Inc. and Best Buy.

PRODUCTS

     Kenfil presently offers over 3,500 software titles, most of which range in suggested retail price from approximately $30 to $500. Kenfil primarily carries products for the three most popular microcomputer operating systems: MS-DOS, Microsoft Windows and Apple Macintosh. Kenfil focuses on software products in the high growth categories such as the business application, utilities, graphics, communications, consumer (education and entertainment) and productivity segments. Kenfil also carries certain accessories. However, due to such factors as new product launches and upgrades, the seasonal nature of certain products and shifts in demand for software products, the list of Kenfil's best selling products varies from time to time.


PUBLISHERS

     Kenfil currently purchases software products from over 200 publishers. Product purchasing decisions are based on profit potential, sales trends, cost, availability and return privileges. Kenfil has contractual relationships with many of its major publishers covering price, payment terms and return privileges. These contracts are generally non-exclusive, and have terms of between one and three years, many with automatic renewal provisions. The agreements generally provide Kenfil with stock balancing and price protection provisions which reduce in part Kenfil's risk of loss due to slow-moving inventory or vendor price reductions. Kenfil has, from time to time, experienced losses resulting from its inability to return obsolete inventory to publishers.

CUSTOMERS

     Kenfil generally focuses on selling software to large software resellers. Kenfil only sells products to resellers that meet Kenfil's financial and other qualifications. Kenfil's customer base currently consists of approximately 1,100 resellers. For qualified resellers, Kenfil generally ships its products on net 30 day terms. Reseller customers include:

     Superstores. These large stores sell hardware and software to both retail and corporate end-users. Such customers of Kenfil include CompUSA, Computer City, Fry's Electronics, Best Buy, Elek-Tek, and Micro Electronics Inc. (MicroCenter).

     Software Specialty Retailers. These reseller customers sell through their own retail outlets to end-users and also may sell directly to corporate customers. Such reseller customers of Kenfil include the Electronics Boutique, Inc., Software etc. and Babbage's.

     Mail Order. These customers sell primarily through catalogs and telemarketing to corporate accounts and end-users. These customers include Micro Warehouse, Inc. and Multiple Zones International Inc.

     Mass Merchants. These customers generally concentrate on high volume software products, carry relatively few titles and emphasize entertainment and educational programs. Kenfil's customers in this category include Price/Costco, Inc.

     Corporate Resellers. These resellers sell software to large corporate accounts and provide higher levels of service, including software selection, procurement services and technical support. Such reseller customers of Kenfil include Corporate Software Inc., 800 Software, SoftMart, Inc. and Software Spectrum, Inc.

     Kenfil's general policy is to accept returns only of defective or misshipped products or prior versions of products which have been upgraded. However, as an accommodation to its customers Kenfil accepts returned products outside of this policy where Kenfil believes it has the commensurate right of return from the publisher. Kenfil maintains product return reserves which it believes to be adequate.

SALES AND MARKETING

     As of June 30, 1994 Kenfil had 13 salespeople. Kenfil's sales operations are divided into two regions with each region managed by a regional manager who reports to the vice president of sales. Kenfil's sales personnel have access to Kenfil's management information system which provides them with on-line, real time information regarding inventory levels, pricing, customer purchasing trends and product sales trends, as well as the customer's available credit. Kenfil provides customers with direct access to its sales personnel through dedicated sales telephone and facsimile lines, in order to provide better service and maximize sales opportunities. Members of Kenfil's sales staff initiate targeted out-bound sales calls as well as take and enter customer orders and respond to customer inquiries. Kenfil's sales personnel also negotiate additional marketing and advertising funds from publishers for the benefit of Kenfil's customers.

     Kenfil works on an ongoing basis with its publishers and resellers in developing specific marketing and promotional programs. Kenfil, through its marketing department, develops and publishes a broad array of brochures, pocket guides, catalogs, posters and other marketing material designed to obtain shelf space for its publishers, and assists publishers in developing complete marketing strategies tailored to promote individual software products. Kenfil also consults with and advises publishers on the design of their product packaging and positioning and on advertising. Kenfil advertises on behalf of its publishers in major industry publications such as Computer Reseller News and Computer Retail Week, with advertising campaigns produced entirely by Kenfil's marketing department. Kenfil also provides many of its reseller customers with customized marketing materials which the resellers in turn utilize for their own customers.

INTERNATIONAL OPERATIONS AND SALES

  Kenfil currently has two wholly-owned subsidiaries in the Far East. Although international sales represented approximately 5% or less of net sales in each of the last three fiscal years, such sales make a significant contribution to pretax income. No assurances can be given that international sales will continue at this level or make a significant contribution to pretax income in future periods.



ROBEC
- -----

  The predecessor of Robec, Inc. ("Robec") was incorporated in Nevada in 1977. On August 16, 1989, this predecessor company was merged into a new Pennsylvania corporation to form Robec. The authorized capital stock of Robec consists of 10 million shares of Common Stock, $.01 par value per share, and 5 million shares of Preferred Stock, $.01 par value per share. In October 1989, Robec completed the initial public offering of its Common Stock, receiving net proceeds of approximately $12.7 million through the sale of 1,350,000 shares of Common Stock. The net proceeds of the public offering were used to repay bank borrowings, part of which were incurred to fund a dividend paid to shareholders of record prior to the offering in connection with the termination of Robec's status as a corporation subject to taxation under Subchapter S of the Code. In February 1990, Robec acquired certain assets and assumed certain liabilities of
J. Crew, Inc., doing business as Electronic Marketing Specialists, Inc., which was engaged in the distribution of microcomputers.

  Robec is primarily a national valued-added wholesale distributor of microcomputers and related products to value-added resellers (''VARs''), dealers and computer retailers and primarily operates in this one business segment. Robec markets, sells and supports a variety of products ranging from individual components, which are typically sold in volume, to complete systems that have been fully configured, assembled and tested prior to delivery to its customers. Robec's historic strategy has been to emphasize the sale of these complete systems and to provide a high level of value-added services, including consultation on component selection and system configuration and provision of system assembly and testing and technical support services. As a result of competitive pressures, reduced profit margins and the way in which other, similar distributors have changed their businesses, Robec is now placing more emphasis on telemarketing as its primary sales method. Robec also provides a variety of training programs and educational seminars designed to enhance its customers' technical capabilities. In March 1994, Robec began, in respect to new customers, to discontinue its maintenance services and sales of spare parts and supplies for microcomputers and related products. Robec believes that the discontinuation of these services will not have a material effect on its inventory or results of operations.

  Robec's vendors include leading manufacturers such as Acer, Altos, Digi-Board, Fujitsu, IBM, Okidata, Multi-tech Systems, Samsung, Texas Instruments, Unisys, Wyse and Zenith. Robec focuses its marketing efforts on the products of a limited number of key vendors in order to become one of the leading distributors for each of its principal vendors. This enables Robec to develop product-specific technical expertise that enhances its value-added support services. Robec attempts to minimize competition among vendors' products while maintaining some overlap to provide protection against product shortages or discontinuations.

PRODUCTS

  Robec seeks to maintain products from nationally-recognized vendors that provide all the components most VARs require to fully configure their computer systems. All new products are extensively tested prior to inclusion in Robec's distribution network.

  The following is a description of the major categories of products currently sold by Robec and the principal current vendors of those products.

  Microcomputers--Robec distributes desktop and portable personal computers and multiuser microcomputers manufactured by Acer, Altos, IBM, Samsung, Texas Instruments, Unisys, Wyse and Zenith.

  Printers--Robec distributes a broad line of dot matrix, laser and ink-jet printers manufactured by Citizen, Fujitsu, Okidata and Texas Instruments.

  Monitors and Terminals--Robec distributes monitors and terminals manufactured by CTX, Qume, Relisys, Samsung, Sony, Unisys and Wyse.

  Local Area Networks--A LAN permits microcomputers to communicate with one another and to function on an integrated basis. Robec distributes LAN software and specialized hardware products manufactured by Digi-Board, D-Link, Proteon, Samsung, Unisys and Western Digital. Many of these products are offered with Novell, Moses Computers or EMEX software.

  Accessories and Supplies--Robec distributes hard and floppy disk drives, board products, diskettes, stand-by power supplies, modems and other communications products, accessories and supplies manufactured by numerous companies including Boca Research, Colorado Memory Systems, Mountain Computer, Multi-Tech Systems, Sony, UDS and 3M.

  Software--Robec sells a variety of operating system and LAN software products generally as part of its systems sales. Robec has also commenced the sale of certain applications software. Among the manufacturers of these software products are Data Access and Novell.


VENDOR RELATIONS

  To maintain a strong relationship with its principal vendors, Robec focuses on marketing the products of a limited number of key vendors. Robec selects its product line to minimize competition among vendors' products while maintaining some overlap to provide protection against product shortages or discontinuations. In addition, Robec enhances its relationship with its vendors by providing feedback on products, assisting in new product development, working with vendors to develop marketing programs and offering vendors the opportunity to provide seminars to Robec's customers at Robec facilities.

  Robec, like most hardware distributors, sells products throughout the United States for vendors on a non-exclusive basis without geographic restrictions. Robec has distribution agreements with most of its vendors and believes they are in the form customarily used by each vendor and generally contain provisions which allow termination by either party upon as little as 30 days' notice. Most of Robec's major distribution agreements provide price protection by giving Robec a credit, subject to specified limitations, in the amount of any price reductions by the vendor between the time of the initial sale to Robec and the subsequent sale by Robec to its customer. Most of the major distribution agreements also give Robec qualified return privileges on slow-moving inventory. Robec's distribution agreements do not restrict Robec from selling similar products manufactured by competitors. Any minimum purchase provisions in Robec's distribution agreements are at levels that Robec believes do not impose significant risk.

  From time to time, the demand for certain products sold by Robec exceeds the supply available from the vendor. Robec believes that its ability to compete has not been adversely affected to a material extent by these periodic shortages, although sales may be adversely affected for an interim period. In order to limit the impact of such shortages, Robec generally attempts to include comparable products from more than one vendor in its product line and endeavors to provide direction to its customers in their selection of products.

COMPETITION
- -----------

  Competition in the distribution of microcomputer products is intense. Principal national distributors are Ingram Micro D, Inc., Merisel, Inc. and Tech Data Corporation. CDS Distribution and Robec also compete with numerous manufacturers, resellers, retailers and regional distributors. Most of CDS Distribution's and Robec's major competitors have substantially greater financial resources than CDS Distribution or Robec, even on a combined basis.

  Competition is primarily based upon availability of product, price, speed of delivery, convenience, technical support and other support services. CDS Distribution believes that it is generally competitive with respect to each of these factors and that its principal, competitive advantages are its technical support and other support services, and speed of delivery.

  The software distribution industry is highly competitive. Competition within the industry is based primarily on price and product availability, and to a lesser extent on the speed of delivery and the level of marketing and other services provided. Certain of Kenfil's competitors have substantially greater financial resources than Kenfil. Kenfil's principal competitors include national distributors such as Ingram Micro Inc. and Merisel, Inc., both of which distribute hardware products in addition to software. In addition, Kenfil competes with regional distributors and certain publishers that sell their products directly to resellers. Because of the intense competition within the industry, software distributors, including Kenfil, have low gross and operating margins. Consequently, Kenfil's profitability is highly dependent upon effective management and control of costs.

  The manner in which microcomputer software products are distributed and sold is changing, and new methods of distribution may emerge or expand. Software publishers have sold, and may intensify their efforts to sell, their products directly to resellers and end-users, including certain major reseller customers of Kenfil. From time to time certain publishers have instituted programs for the direct sale of large-order quantities of software to major corporate accounts, and these types of programs may continue to be used by various publishers. In addition, certain major publishers have implemented programs for master copy distribution of software (site licensing). These programs generally grant an organization the right to make any number of copies of software for distribution within the organization provided that the organization pays a fee to the publisher for each copy made. Also, publishers may attempt to increase the volume of software products distributed electronically to end-user's microcomputers. If these programs become more common or if other methods of distribution of software become accepted, Kenfil's business and financial results could be materially adversely affected. Kenfil believes that the total range of services it provides to its customers cannot be easily substituted by publishers, particularly because publishers do not offer the scope of services or product offerings required by most of Kenfil's reseller customers. However, there can be no assurance that publishers will not increase their efforts to sell substantial quantities of software directly to resellers and end-users. Kenfil believes that inflation has not had a material effect on its operations.

EMPLOYEES
- ---------

  As of August 31, 1994, CDS Distribution had 190 full-time employees, including 90 persons employed in sales, sales support and marketing functions. None of CDS Distribution's employees are covered by a collective bargaining agreement. CDS Distribution considers its relations with its employees to be good.

  As of June 30, 1994, Kenfil had 130 full-time employees. On July 5, 1994, the operations of Kenfil were consolidated with those of CDS Distribution and the number of Kenfil's employees was reduced to 38, including 11 temporary employees, all 38 of whom are sales/marketing personnel or administration/accounting personnel.

  As of June 30, 1994, Robec had 195 full-time employees, including 79 persons employed in sales, sales support and marketing functions. None of Robec's employees are covered by a collective bargaining agreement. Robec considers its relations with its employees to be good.


ITEM 2.  PROPERTIES.
         ----------

AMERIQUEST

  AmeriQuest's principal offices are located in leased facilities in Irvine, California. AmeriQuest, CDS Distribution, Kenfil and CMS Enhancements are all housed primarily in this facility, which consists of approximately 161,000 square feet of office and warehouse space. This facility will be lost to AmeriQuest on December 31, 1994, at which time it will move its executive and accounting offices to new office space. Although AmeriQuest has not yet committed itself to a given location, in the opinion of management there is sufficient office space readily available in the Irvine area to accommodate its needs.

  AmeriQuest and Kenfil's distribution facilities were consolidated at its present location in Wilmington, Ohio. However, with the acquisition of Robec it is likely that East Coast facilities will be maintained in Robec's facility in Horsham, Pennsylvania, while only a small returns warehouse will be maintained in California.

ROBEC

  Robec's executive, administrative and main sales offices are located in Robec's facility in suburban Philadelphia, Pennsylvania. This facility consists of 36,000 square feet of office space and 69,000 square feet of warehouse space. The current owner of this facility is a partnership affiliated with the management of Robec.

  Robec's branch offices generally consist of between 900 and 10,200 square feet of office space, depending on market size. The Atlanta branch contains 19,200 square feet, including both office and warehouse space. Robec's branch offices are equipped with standardized telephone, security and computer systems which Robec installs and programs.

  Robec leases all of its offices, four of which are leased from partnerships affiliated with the management of Robec. The leases generally provide for a base minimum rental per square foot. In addition, Robec is generally responsible for its pro rata share of maintenance expenses for common areas, real estate taxes and insurance. Robec is evaluating its current needs for branch offices and expects to reduce both the number and sizes of its branch offices during 1994. Robec's current leases generally permit the early termination of the lease upon payment of a penalty equal to the amount of one year's rent. If Robec should desire to extend any of the current leases, Robec believes that extensions on satisfactory terms, or alternative locations, generally would be available, although there can be no assurance that Robec would be able to negotiate further extensions of any particular lease.

Summary Table
- -------------

  The following table sets forth information regarding the regional offices of AmeriQuest and its subsidiaries.

LOCATION                SQUARE FEET    LEASE EXPIRATION     YEAR OPENED
- ---------------------   -----------   -------------------   -----------

AMERIQUEST

Irvine, CA                  161,000           12/31/94             1990
Norcross, GA                  2,050             mo.-mo.            1994

ROBEC

Asheville, NC(1)             10,200            9/09/94             1985
Atlanta, GA                  19,200            1/31/95(2)          1985
Boston, MA                   15,100            4/30/94(3)          1984
Chicago, IL                   1,775           12/31/98(2)          1988
Denver, CO                    2,300           10/31/95             1986
Kansas City, KS                 977            9/30/98(2)          1988
Los Angeles, CA               4,169            6/30/98             1990
Orlando, FL                   8,100            4/22/95             1990
Horsham, PA(1)              111,000           12/31/96             1978
Phoenix, AZ                  27,500            9/30/94             1988
Salt Lake City, UT            2,300           12/31/95             1990
San Francisco, CA             1,680             5/6/98             1990
Seattle, WA                   2,100            8/30/94             1990
Washington, DC(1)             7,600           12/31/95             1983
Youngstown, OH(1)             6,700           11/30/96             1983
- --------------

(1) The Robec offices, which include the main offices and warehouse facility in Horsham, Pennsylvania, are leased from partnerships affiliated with the management of Robec. The main offices and warehouse facility in Horsham, Pennsylvania contain 105,000 square feet, and the additional 6,000 square feet included in the foregoing table reflects space in a warehouse that was closed in the first quarter of 1994 and formerly was leased from an affiliated partnership. During the first quarter of 1994, Robec entered into a lease with an affiliated partnership for 6,000 square feet of retail space located in suburban Philadelphia.
 (2) These leases have renewal options to extend the lease term for five years, with rent based upon the then market rate or a specified formula.
 (3) This lease has a renewal option to extend the lease term for two years, with rent based upon the then market rate.


ITEM 3.   LEGAL PROCEEDINGS.
          -----------------

     AmeriQuest is both a plaintiff and defendant from time-to-time in lawsuits incidental to its business. The management of AmeriQuest believes that none of such current proceedings individually or in the aggregate, will have a material adverse effect on AMERIQUEST. While not expected to be of material effect to the Company, Kenfil Inc. vs. RLI Insurance Company, Superior Court of the State
             -------------------------------------
of California, County of Los Angeles, No. BC 108564 filed July 12, 1994, involves litigation instituted by Kenfil Inc. to recover additional monies for the damage it incurred in the Northridge earthquake of January 17, 1994. The defendant cross-claimed on August 12, 1994 for return of the $840,000 it had paid on claims submitted by Kenfil Inc., based on affidavits from former Kenfil employees alleging that they had been instructed following the earthquake to intentionally destroy additional inventory. The defendant's theory is that it is not obligated to even cover that portion of the damage cause by the earthquake because of the possible fraud involved with such actions; while the management of Kenfil maintains that only that portion of damages actually incurred by the earthquake were submitted as claimed losses. There exists a question of fact as to whether the actions of Kenfil's employees were instigated by upper-level management and a question of law as to whether the lower-level managers of Kenfil are able to take ultra vires actions which can be attributed to Kenfil. The testimony to date appears fragmented and uncorroborated, such that a close examination of the evidence deduced to date reveals no clear evidence that would allow one to conclude that the defendant was in any way defrauded. Additionally, it appears that the defendant insurance company failed to terminate the contract upon discovery of the alleged "fraud," and merely chose to not renew the contract upon its expiration. Although there are pictures available to prove the actual damage immediately following the earthquake, no assurance can be given that the defendant will not ultimately prevail. The ability of Kenfil Inc. to satisfy any possible future judgement is dependent on the results of its future operations. However, such a judgement would not directly impact the other subsidiaries of AmeriQuest nor AmeriQuest itself.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
          ---------------------------------------------------

     On September 12, 1994, the shareholders of Kenfil and AmeriQuest approved the proposed merger of "AmeriQuest/Kenfil Inc.," a wholly-owned subsidiary of AmeriQuest, with and into Kenfil Inc. (the "Merger"). The Merger has since become effective, and AmeriQuest is now the sole shareholder of AmeriQuest/Kenfil Inc. In connection with the Merger, AmeriQuest issued 1,046,252 shares of its Common Stock to the Kenfil minority shareholders, 1,894,360 shares to the holders of Kenfil Inc's subordinated debt and 2,788,353 shares to Kenfil Inc's vendors. The vote on this matter was 6,636,184 shares FOR, 21,000 shares AGAINST and 2,815 shares ABSTAINED.

     In order to accommodate the Merger, the shareholders of AmeriQuest also approved an amendment to AmeriQuest's Certificate of Incorporation to increase the number of authorized shares of Common Stock of AmeriQuest from 10,000,000 shares to 30,000,000 shares. The vote on this matter was 6,875,775 shares FOR, 25,129 shares AGAINST and 3,997 shares ABSTAINED. A total of 11,005,625 shares were outstanding and entitled to vote on the record date.

ITEM 4A.  EXECUTIVE OFFICERS OF THE REGISTRANT
          ------------------------------------

     The following table sets forth certain information regarding the current officers of AmeriQuest.


NAME                       AGE                              POSITION
- ------------------------   ---   ---------------------------------------------------------------
Harold L. Clark             58   Director, Co-Chairman and Chief Executive Officer
Gregory A. White*           42   Director*, President* and Chief Operating Officer*
Stephen G. Holmes           48   Director, Secretary/Treasurer and Chief Financial Officer
Carol L. Miltner            52   Executive Vice President--Sales & Marketing
Howard B. Crystal           49   Senior Vice President - Marketing and Purchasing
Peter D. Lytle              37   Senior Vice President--Operations
William F. Gibson III       40   Vice President and Comptroller
Peter S. H. Grubstein       39   Senior Vice President
Irwin A. Bransky            43   President and Chief Executive Officer of AmeriQuest/Kenfil Inc.
Robert H. Beckett**         61   Director** and President of Robec, Inc.

- --------------

* Mr. White will be appointed to the Board of Directors and elected President and Chief Operating Officer upon the acquisition of NCD.
** Mr. Beckett will be appointed to the Board of Directors at its next meeting.

     The officers are elected by the Board of Directors and serve at the discretion of the Board of Directors, subject, however, to the provisions of their Employment Agreements, which provide for severance payments in the event of termination for other than "cause," as defined in each employment agreement. The severance rights range from one to two years of salary, during which time they are prohibited from competing with AmeriQuest or its subsidiaries.

     Harold L. Clark was named President and Chief Executive Officer of AmeriQuest on December 3, 1993. He was appointed to serve as a Director on March 4, 1994. Prior to December 1993 he served as President and Chief Executive Officer of CDS Distribution, Inc., a subsidiary of AmeriQuest, from April 1993 to December 1993. From February 1991 to December 1992, he served as President, Chief Operating Officer and Director of Everex Systems, Inc. ("Everex"). From 1989 through 1991, he served as a computer industry consultant. From 1984 to 1989, he served as the President of Ingram Micro, Inc. Dr. Clark received a B.S. Degree from Bryant College, an MBA from Pepperdine University, and has earned a Doctor of Education Degree from Nova University.

     *Gregory A. White will join AmeriQuest upon the acquisition of NCD by AmeriQuest as a Director and as President and Chief Operating Officer. Mr. White has served as President and Chief Executive Officer of NCD for more than the last five years. Mr. White holds a Master of Science degree in Management Sciences from the University of South Florida.

     Stephen G. Holmes joined AmeriQuest as its Chief Financial Officer, Secretary and Treasurer in January 1992, after serving as a general partner and a managing partner of Arthur Andersen & Co. from 1978 until 1992. Mr. Holmes was appointed to serve as a Director on March 4, 1994. Mr. Holmes was educated at the University of Colorado and the University of Rochester, from which he received a B.S. degree, and is licensed to practice as a certified public accountant in the State of California and other states.

     Carol L. Miltner joined AmeriQuest in December 1993 as Executive Vice President--Sales & Marketing. From April 1991 to December 1993, she conducted her own consulting and seminar business on sales techniques in the computer industry. From April 1989 to April 1991 she served as Senior Vice President of Sales for Merisel. From 1985 to April 1989 she served as Senior Vice President of Sales for Micro D, Inc.

     Howard B. Crystal joined AmeriQuest in July, 1994 as Senior Vice President
- - Marketing and Purchasing. From October 1992 to July 1994 he served as President of AmeriWats, Inc., a telecommunications company. From February 1991 to July 1993 he served as Senior Vice President - Sales and Marketing for
Everex, Inc.  From May 1989 to February 1991 he served as Senior Vice President
- - Sales and Marketing for TechData. Mr. Crystal holds a Bachelor of Science in Electrical Engineering from the New Jersey Institute of Technology and an MBA from Rutgers University.

     Peter D. Lytle joined AmeriQuest in December 1993 as Senior Vice President-
- -Operations. From 1983 to September 1993 he was employed by InaCom Corporation and its predecessors, where his last position was Regional President/General Manager--California. Mr. Lytle is a Certified Public Accountant and holds a Bachelor of Arts degree in Business Administration with an emphasis in accounting from Western Michigan University.

     William F. Gibson III joined AmeriQuest in June 1988, and since January, 1994 has been the Vice President and Comptroller of AmeriQuest. He is a Certified Public Accountant and holds a Bachelor of Science degree from University of California--Berkeley in Business Administration.

     Peter S. H. Grubstein served as Chief Operating Officer of Kenfil Inc. from January 1994 until its acquisition was completed on September 12, 1994. Prior to his involvement with Kenfil Inc., he served as President of Grubstein Holdings Ltd., a private equity investment firm for more than five years. Mr. Grubstein holds a bachelor's degree from Yale College.

     Irwin A. Bransky founded Kenfil Inc. in 1983 and has been President and Chief Executive Officer of Kenfil Inc. since that time. Mr. Bransky holds a B.S. degree in Business Administration and a master's diploma in Personnel Administration from the Graduate School of University of Witwaterstrand, South Africa.

     Robert H. Beckett has served as the President and Chief Executive Officer of Robec, Inc. for more than the last five years. Mr. Beckett holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

                                    Part II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
          ---------------------------------------------------------------------

     The following table sets forth the market prices for the shares of Common Stock of AmeriQuest. The prices reflect the high and low closing prices quoted on the New York Stock Exchange for each calendar quarter since December 31, 1991.


                                  AMERIQUEST
                                  ----------


         1992             High         Low
- ----------------------   ------       ------
     First Quarter       $3 3/4       $2 3/8
     Second Quarter           3        1 1/2
     Third Quarter        2 1/4        1 1/4
     Fourth Quarter       3 5/8            2

         1993
- ----------------------
     First Quarter        3 3/8            2
     Second Quarter       3 5/8            2
     Third Quarter        3 1/4            2
     Fourth Quarter       5 3/4        2 1/2

         1994
- ----------------------
     First Quarter            6        4 1/8
     Second Quarter       4 1/8            3
     Third Quarter        4 1/4        3 1/8
- --------------------------------------------

On September 30, 1994, the stock of AmeriQuest closed at $3.25 per share on the New York Stock Exchange.

As of August 22, 1994 AmeriQuest had approximately 531 shareholders of record and Kenfil had approximately 117 shareholders of record.

ITEM 6.   SELECTED FINANCIAL DATA.

     The following selected consolidated financial data has been derived from and should be read in conjunction with the audited consolidated financial statements of AmeriQuest, and the notes thereto, and with "Management's Discussion and Analysis of Results of Operations and Financial Condition", included elsewhere herein and incorporated herein by this reference (dollars in thousands, except per share data).

                                                    YEAR ENDED JUNE 30,
                                    1994          1993         1992          1991          1990
                                -----------   ----------   -----------   -----------   ----------
Net sales (1)                   $   87,593    $   73,082   $  115,053    $  130,062    $  187,724
Income (loss) before taxes          (7,971)          236       (9,623)      (12,027)          652
Net income (loss)(2)                (7,971)          236       (8,893)       (8,501)          405
Earnings (loss) per share            (1.33)         0.08        (3.04)        (2.89)         0.13
Total assets                        65,145        20,274       23,522        40,747        41,084
Long-term obligations                3,442         1,817          274         1,851         1,134
Stockholders' equity                12,875         8,644        7,952        16,806        26,065
Weighted average
  shares outstanding             5,973,511     3,060,908    2,921,588     2,941,666     3,155,756

(1) The sales increase in 1994 compared to 1993 was largely due to the initiation of a broader distribution strategy. Year to year sales declines from 1991 to 1993 were principally due to an eroding customer base and reduced emphasis on commodity products.

(2) Losses in 1994, 1992 and 1991 related principally to corporate restructurings in 1994 and 1992 and erosion of the customer base in 1991 to 1993 not offset by operating cost decreases.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Business Strategy

  AmeriQuest is following a business strategy of growth by acquisition, consistent with the consolidation that is occurring in the maturing personal computer market place. This strategy creates the following risks involving the ability to successfully:

  - Consolidate the operations of previously unaffiliated businesses, some of which were unprofitable
  - Combine the business cultures of diverse operations
  - Obtain adequate capital resources to complete acquisitions and working capital required for continuing operations

The following reflects the net changes in each specified account as regards the implementation of the business strategy of the Company:

                                         Increase (Decrease) During the  Period
                                ------------------------------------------------------


                                  Quarter Ended        Year Ended        Year Ended
                                  September 30,      June 30, 1994,    June 30, 1993,
                                1994, Compared to      Compared to       Compared to
                                  Quarter Ended        Year Ended        Year Ended
                                  June 30, 1994       June 30, 1993     June 30, 1992
                                ------------------   ---------------   ---------------
                                                (Dollars in Thousands)

  Sales
     Due to acquisitions                  $20,817           $14,267          $  3,102
     Continuing operations                  4,042               244           (28,637)
     Restructuring                              -                 -           (16,436)
     Net change                            24,859            14,511           (41,971)

  Gross Profit
     Due to acquisitions                    1,913               771               434
     Continuing operations                    (79)              256             1,855
     Restructuring                              -                 -            (1,792)
     Net change                             1,834             1,027               497

  Operating Expenses
     Due to acquisition                     1,845             2,598               547
     Continuing operations                 (2,483)              490            (3,009)
     Restructuring                           (700)            5,700            (6,575)
     Net change                            (1,338)            8,788            (9,037)

  Other (income) Expense
     Due to acquisition                       357               544                38
     Continuing operations                    (57)              (98)              367
     Net change                               300               446              (325)

  Net Income
     Due to acquisition                      (289)           (2,371)             (151)
     Continuing operations                  2,461              (136)            4,497
     Restructuring charge                     700            (5,700)            4,783
     Net change                             2,782            (8,207)            9,129

The working capital for these changes has generally been provided by bank credit line facilities and the issuance of common stock as to acquisitions.

Net Sales

  AmeriQuest is in a single line of business, namely the distribution of personal and other computing hardware and software products. AmeriQuest has also emphasized value-added assembly of certain products, limited in fiscal year 1994 to mass storage devices. In prior years, operations emphasized the assembly of personal computers, which efforts have been discontinued with restructured operations focusing on broader based distribution of the products of others.

  During the year ended June 30, 1994, with emphasis upon a broader based distribution strategy net sales increased 20% as contrasted with the prior year. For the year ended June 30, 1993, net sales decreased 36% from the prior year due primarily to erosion of the then customer base of AmeriQuest and reduced emphasis on commodity products. In fiscal year 1994 the customer erosion experienced in the prior year was more than offset by the operational activities of the acquired entities.

  Sales returns and allowances are not a significant economic risk to AmeriQuest, and generally average less than 10% percent of sales. Separately, an integral aspect of AmeriQuest's business is to exchange products sold to customers which are either incompatible units or do not work for a variety of technical and other reasons. If such products are ultimately determined to be defective, AmeriQuest, under contract terms with its vendors, is able to return such products to its vendors. Under such exchange arrangements AmeriQuest's economic risk is nominal and generally limited to the costs of freight and technical services, both current period charges to expense. Price concessions to larger customers are generally arranged under pre-determined contractual provisions and are not significant. An aggregate warranty and returns reserve of approximately $1 million is reflected in the balance sheet of AmeriQuest at June 30, 1994.

  Inasmuch as the Company began its distribution operations in December 1993, the effect of market development funds received through June 30, 1994, was not significant.

  The Company manages its inventories by maintaining sufficient quantities to achieve high order fill rates while at the same time attempting to stock only those products in high demand with a rapid turnover rate. Inventory balances will fluctuate as the Company adds new product lines and when appropriate, makes large purchases and cash purchases from manufacturers when the terms of such purchases are considered advantageous. The Company's contracts with most of its vendors provide price protection and stock return privileges to reduce the risk of loss to the Company due to manufacturer price reductions and slow moving or obsolete inventory. In the event of a vendor price reduction, the Company generally receives a credit for products in inventory. In addition, the Company has the right to return a certain percentage of purchases, subject to certain limitations. Historically, price protection and stock return privileges as well as the Company's inventory management procedures have helped to reduce the risk of loss of carrying inventory.

Cost of Sales and Gross Profit
  During the year ended June 30, 1994, cost of sales was 86% of net sales due principally to intense price competition for AmeriQuest's products, combined with reserves established to reflect the price erosion on certain products. For fiscal 1993, cost of sales was approximately 84%, also due principally to intense price competition for AmeriQuest's products, combined with reserves established to reflect the price erosion on certain products. Cost of sales for the year ended June 30, 1992 was approximately 90% reflecting the effect of reserves to adjust the cost of AmeriQuest's inventories to market price. AmeriQuest has operated to more than offset the otherwise adverse effects of declining gross margins in its industry by emphasizing higher value-added products, however, while margins per se have been maintained and even increased, such margin pressures served to reduce the breadth of AmeriQuest's commodity product lines and the net sales level achieved historically.

Operating Expenses
  For the years ended June 30, 1994, 1993 and 1992, selling, general and administrative expenses were approximately 16%, 14% and 12% of net sales, as AmeriQuest beginning in 1992 expanded its employee base and acquired new facilities to support additional product lines to accommodate revenue growth. In 1994 and 1992 AmeriQuest restructured its operations and related charges aggregated $5.7 million and $4.5 million. The components of the restructuring charges for each period presented follow (dollars in thousands):

                                          Year ended June 30,
                                     ----------------------------

                                       1994                  1992
                                     ------                ------

     Employee terminations           $  500                $1,100
     Facilities abandonment             300                    --
     Discontinued product lines       4,900                 3,400
                                     ------                ------
                                     $5,700                $4,500
                                     ======                ======

Inasmuch as these restructurings were initiated in the middle of each respective fiscal year, the efforts were largely completed by each year end and the related expenditures were largely incurred at those dates. The discontinued product lines related to the then direct manufacture of both personal computers and tape drive storage units utilizing proprietary designs with open architecture to the myriad of compatible personal computing hardware and software available in the marketplace. Such discontinuance was part and parcel to the current emphasis on distribution per se of products generally manufactured and assembled by others.

  The quantification of the components of the restructurings follows:

                                                    Tape Drive
                               Personal Computer   Storage Unit
                                  Manufacture       Manufacture
                               -----------------   -------------

Employee terminations
  Number                              40                130
  Location                        Irvine, CA         Singapore;
                                                     Irvine, CA

Facilities abandonment
  Square footage                    20,000             Sublet
  Continuing lease
   obligations
     Amount per month              $10,000               -

Product discontinuance
  Capitalized software               1,700               -
  Equipment                           -                 200
  Loss on inventory
   disposition                       1,800            3,200
  Contractual obligations
     Manufacturing                   1,100               -
  Marketing, other                     300               -

All related costs were largely incurred prior to each fiscal year end, except for the following accruals as to the 1994 restructuring:


                            Date                                 Amount
                            ----                                 ------

Lease obligations         Through 1995                             $200
Accruals                  Through 1994                             $200

  The benefits that inurred to AmeriQuest apart from the discontinuance of unprofitable manufacturing per se, were related to refocusing upon distribution and the core strengths inherent within AmeriQuest. Losses reported by AmeriQuest in 1992 and 1994, apart from restructuring charges, were largely related to these former manufacturing operations.

Operating Results
  Annual and quarterly operating results for Far Eastern activities of the Company are relatively consistent from period to period in 1994, 1993 and 1992, without regard to the discontinuance of the tape drive assembly operation in Singapore in 1992. The annual and quarterly operating results of the domestic operations of the Company during the three years ended June 30, 1994, have varied considerably during the transition over which the former emphasis on manufacturing was largely phased out for all but mass storage assembly of disk drives, in favor of an increased emphasis on broad line distribution of the products of many manufacturers and other suppliers. During this transition period revenue as well as cost variations are largely a function of manufactured product line discontinuances offset by revenue increases from acquired distribution operations.

Research and Development
  AmeriQuest significantly curtailed its research and development expenditures beginning in fiscal year 1993 as AmeriQuest began to emphasize its distribution capabilities and thus reliance upon the products of others. Such research and development expenditures aggregated .03% of net sales in fiscal 1994 and in excess of 1% of net sales in 1993 and 1992 and relate to the assembled storage products of AmeriQuest. The decreased emphasis on research and development may ultimately limit any competitive advantages of the Company as regards mass storage product development.

Interest Expense
  Interest expense increased during the fiscal year ended June 30, 1994, to .8% of net sales, as contrasted to prior year costs, as a result of AmeriQuest's reliance on its bank line of credit to finance increased accounts receivable and inventories. During the year ended June 30, 1992, interest expense decreased to .4% of net sales from .5% for fiscal year 1993.

Income Taxes
  In the years ended June 30, 1994 and 1993 no income tax expense resulted due to losses or the availability of tax operating loss carry forwards. For the year ended June 30, 1992, AmeriQuest reported a tax benefit of approximately 8% of pretax losses, resulting from the carryback of AmeriQuest's tax losses to prior periods.

Inflation
  To date, AmeriQuest has not been significantly affected by inflation. Moreover, technological changes in the electronics industry have generally resulted in price reductions, despite increases in certain costs which may be affected by inflation. In addition, many electronic components of comparable quality can currently be purchased outside of the United States at favorable prices.

Liquidity and Capital Resources

  Beginning in 1993 and reaching a much greater activity level in mid 1994 and continuing thereafter, acquisitions have largely been funded through the direct issuance of Common Stock of AmeriQuest, coupled with supplemental cash proceeds from private placement offerings to unrelated parties. This profile is expected to continue for future acquisitions.

  In July 1994, the Company entered into an agreement to sell its Singapore subsidiary, CMS Enhancements (S) PTE Ltd., ("CMS Singapore") to a former officer and director of the Company. The Company expects to exchange all of the stock of CMS Singapore for 350,000 shares of the Company's previously issued common stock, of which approximately 345,000 shares were received by the Company as of September 1994. The book value of CMS Singapore is approximately $.7 million and thus no appreciable gain or loss was expected to result upon completion of the transaction. CMS Singapore is expected to generate revenues of approximately $20 million with break-even operating results for fiscal 1995. The disposition, if completed, will not have a material effect on either the Company's Far East segment or consolidated results of operations. CMS Singapore is a segment of the Company's continuing line of business and, as a result, any disposition will not be accounted for as a discontinued operation. This transaction is the subject of potential litigation, the ultimate resolution of which is not determinable. Such potential litigation would be between the Company and the purchaser and would relate to whether full consideration was received for the proposed transaction. In the opinion of management such litigation would not have a materially adverse effect on the Company's future results of operations and financial position.

  In fiscal years 1994 and 1992 AmeriQuest initiated a restructuring to focus the scope of its operations on distribution. Such restructuring spanned organizational aspects of joint venture operations, product and production alignment, market channel and customer delineation, vendor arrangements and personnel capabilities. Generally the restructuring involved reducing the emphasis on assembly operations, other than for storage devices, and focusing on distribution operations. As previously stated, aggregate charges of this effort which was substantially completed in each respective period, approximated $4.5 million in fiscal 1992 and $5.7 million in fiscal 1994. The concurrent use of cash resources for these charges was largely provided by proceeds from the liquidation of inventories and the issuance of Common Stock.

  As AmeriQuest introduced products which carry higher gross margins than do the commodity products which historically accounted for much of AmeriQuest's revenues, available working capital was invested in higher levels of inventories in fiscal year 1994. During the years ended June 30, 1993 and 1992, AmeriQuest concentrated on reducing levels of inventories. In this regard AmeriQuest liquidated a significant percentage of its cost reserved inventory in those years.

                                      Year ended June 30,
                                     (Dollars in thousands)
                             1994             1993             1992
                           --------         --------         -------

Inventory at June 30,
net of reserve             $24,165          $ 7,000          $ 8,586
                           =======          =======          =======

  Beginning balance        $ 3,096          $ 7,425          $ 8,657
  Charged to expense         1,714              633            3,388

  Deductions from
  disposition               (2,177)          (4,962)          (4,620)
                           -------           -------         -------

  Ending balance           $ 2,633           $ 3,096         $ 7,425
                           =======           =======         =======


  Thus the inventory reserve decreased significantly during fiscal years 1992 to 1994 due to the liquidation of aged inventory and at the same time inventories increased appreciably in fiscal 1994 related to the inventory stock of acquired businesses, recorded net of any valuation reserve and thus any former reserves are not reflected per se. As to
                                                                 --- --
receivables, those accounts of acquired businesses are reflected at the date of acquisition at amounts expected to be collected, without reserves established as a separate item and thus during fiscal year 1994 the appreciable increase in acquired accounts receivable is not matched with a proportionate increase in the collectibility reserve. Inasmuch as the acquisitions of AmeriQuest have occurred throughout fiscal year 1994, a determination of inventory turns and days' sales in receivables at June 30, 1994 is not meaningful based upon aggregate fiscal year 1994 reported sales by AmeriQuest.

  In the distribution segment of its operations, AmeriQuest and its competitors are subject to continual technological changes and relatively short product marketing cycles, generally less than a year in duration. As such, AmeriQuest, in order to be competitive,, must maintain efficient sales and marketing staffs. AmeriQuest monitors the average daily sales of its current product lines and provides reserves generally as it experiences price erosion approaching the net realizable value of each product class and deterioration in its prior sales volumes of each product cycle.

   As to its storage products, AmeriQuest is subject to component availability and thus the need to stock sufficient raw materials to effect a continuous flow of finished goods. The liquidation of component parts other than in the ordinary course of business as finished products, is a speculative arena and typically the liquidating value of components is at substantial discounts (up to 90% discount by brokerage) and thus the realization of inventory costs is highly dependent upon continued business operations.

  Cash utilized in operations was approximately $8.4 million in 1994. During 1993 cash generated from operations exceeded $1.2 million and the restructuring in 1992 was offset by operating asset decreases resulting in cash generated from operations of approximately $2.7 million. In 1994, 1993 and 1992 property purchases were limited to approximately $1.5 million, $1.3 million and $.3 million, respectively. Bank borrowings increased by approximately $23 million in 1994 (of which, approximately $19 million was assumed in acquisitions of businesses), principally utilized to fund acquired assets. Borrowings in 1993 and 1992 were highly variable and did not exceed $3.6 million and $7.6 million, respectively, during those years. In 1994 stock issuances supplemented borrowed resources and were largely required to complete the business acquisitions of AmeriQuest and fund the restructuring. The net effect of these operating, investing and financing cash flows over the three year period ended June 30, 1994 was a positive cash flow, with net cash generated in 1994 and 1993 of $2.2 million and approximately $.3 million, respectively, and with a net cash use of $.9 million in 1992.

  The management of the Company expects to implement a cost reduction and efficiency program for its core distribution operations during fiscal year 1995 in an effort to eliminate the continuing impact of those attributes which created the cash loss from operations of $8.4 million realized in 1994. This program will focus on centralized administrative operations, product procurement efficiencies and a continuing cost/benefit analysis of resource allocation.

   At September 1994, AmeriQuest has working capital lines of credit of over $50 million, including a $20 million facility extended to Robec, Inc. Borrowings under these accounts bear interest at from 1 to 3 percent over the prime rate and are limited to specified percentages of AmeriQuest's eligible accounts receivable (a borrowing base in excess of $20 million) and inventories (a borrowing base of over $20 million).

   AmeriQuest has leased facilities for its U.S. operations with aggregate monthly rental expense of approximately $100,000 at June 30, 1994. Other lease obligations of AmeriQuest aggregate approximately $30,000 per month at June 30, 1994. No material commitments are in place as to required capital expenditures at June 30, 1994.

  In November 1994 the Company entered into an agreement to sell a controlling interest, 51%, of it's common stock to Computer 2000 A.G., a publicly held German company in the same line of business. The aggregate proceeds of $50 million are scheduled for injection to the Company in late 1994 as to $18 million and in September 1995 as to the remaining $32 million. Such proceeds, when coupled with the existing cash and credit resources of the Company, should allow for reasonable continued expansion of the operations of the Company.

   Management believes that its existing product lines will enable AmeriQuest to generate sufficient cash through operations, supplemented by the periodic use of its lines of credit, to finance a continuation of AmeriQuest's existing business over the next twelve months. However, as AmeriQuest continues planned acquisitions, significant cash resources will be required to effect this effort. There is no assurance that required funds for planned acquisitions will be available, or that sufficient funds can either be obtained or if available, that such funds can be secured at commercially acceptable rates or costs.

Proposed Accounting Standards
  The Financial Accounting Standards Board has proposed certain accounting standards which may impact the financial reporting of AmeriQuest in future periods. If adopted, and principally related to post retirement and employment benefits, such proposed standards would not have a material impact on the financial statements of AmeriQuest.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

  The financial statements, notes thereto, and the report of independent public accountants thereon are included herein. Supplementary data, including quarterly financial information, is included following the financial statements.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.
          --------------------------------------------------

  The following table sets forth certain information regarding the current directors and officers of AmeriQuest.

NAME                        AGE                              POSITION
- -------------------------   ---   ---------------------------------------------------------------
Marc L. Werner*              37   Chairman of the Board of Directors
Eric J. Werner*              32   Director
Terren S. Peizer             35   Director
William N. Silvis            67   Director
William T. Walker, Jr.       63   Director
Robert H. Beckett**          61   Director**, President of Robec, Inc.
Harold L. Clark              58   Director, Co-Chairman and Chief Executive Officer
Gregory A. White***          42   Director***, President*** and Chief Operating Officer***
Stephen G. Holmes            48   Director, Secretary/Treasurer and Chief Financial Officer
Carol L. Miltner             52   Executive Vice President--Sales & Marketing
Howard B. Crystal            49   Senior Vice President - Marketing and Purchasing
Peter D. Lytle               37   Senior Vice President--Operations
William F. Gibson III        40   Vice President and Comptroller
Peter S. H. Grubstein        39   Senior Vice President
Irwin A. Bransky             43   President and Chief Executive Officer of AmeriQuest/Kenfil Inc.

- --------------

*    Messrs. Marc L. Werner and Eric J. Werner are first cousins.
** Mr. Robert H. Beckett will be appointed to the Board at its next meeting pursuant to the Amended and Restated Agreement and Plan of Reorganization dated as of August 11, 1994 (the "Robec Acquisition Agreement") pursuant to which AmeriQuest will acquire Robec, Inc. AmeriQuest is also obligated under the Robec Acquisition Agreement to nominate Mr. Beckett for reelection to the Board of Directors each of the next two years.
*** Mr. White will be appointed to the Board of Directors and elected President and Chief Operating Officer pursuant to the Agreement and Plan of Reorganization dated September 26, 1994 (the "NCD Acquisition Agreement") pursuant to which AmeriQuest will acquire NCD. AmeriQuest is also obligated under the NCD Acquisition Agreement to nominate Mr. White for reelection to the Board of Directors so long as Mr. White is employed by AmeriQuest.

  Marc L. Werner has been employed by Werner Co. since 1986, and currently serves as Treasurer, Chief Financial Officer and Director for Werner Co. and various companies affiliated with Werner Co. Mr. Werner is a Certified Public Accountant, and holds a Bachelor of Science degree in Accounting from Northern Illinois University.

  Eric J. Werner has been employed by Werner Co. since 1988, and currently serves as Secretary, General Counsel and Director for Werner Co. and various companies affiliated with Werner Co. Mr. Werner holds a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Jurisprudence Doctorate degree from Boston University--School of Law.

  Terren S. Peizer is an independent, full-time investor. For the last five years he has been engaged in his investment activities first as President of Financial Group Holdings, Inc. and subsequently as President of Beachwood Financial Company, Inc. Mr. Peizer also serves as a Director of Urethane Technologies, Inc.

  William N. Silvas joined AmeriQuest's Board of Directors in December 1988. He has served as General Manager, Commercial Products Division, of Research and Development Laboratory, Inc. from 1987 to the present. From 1986 to 1987, Mr. Silvis was self-employed as a management consultant for various companies, including AmeriQuest. From 1984 to 1986, Mr. Silvas was Senior Vice President of Sales and Marketing for Gateway Computer, a retail computer products chain. Previously, he had been employed by IBM for 31 years in various sales and management positions.

  William T. Walker, Jr. has been the principal of Walker Associates, a corporate financial consultant for investment banking, since 1985. From 1969 through 1985, he was employed by Bateman Eichler, Hill Richards, a Los Angeles based investment banker, in various capacities, including serving on its Board of Directors and Executive Committee, and as Executive Vice President, Manager of Investment Banking and Chairman of the Underwriting Committee. Mr. Walker has been a Member of the Board of Directors of the Securities Industry Association, a Governor of the Pacific Coast Stock Exchange and has served on the American Stock Exchange Advisory Committee. Mr. Walker also serves as a Director of Go-Video, Inc. and Fortune Petroleum.

  Robert H. Beckett has served as the President and Chief Executive Officer of Robec, Inc. for more than the last five years. Mr. Beckett holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

  Harold L. Clark was named President and Chief Executive Officer of AmeriQuest on December 3, 1993. He was appointed to serve as a Director on March 4, 1994. Prior to December 1993 he served as President and Chief Executive Officer of CDS Distribution, Inc., a subsidiary of AmeriQuest, from April 1993 to December 1993. From February 1991 to December 1992, he served as President, Chief Operating Officer and Director of Everex Systems, Inc. ("Everex"). From 1989 through 1991, he served as a computer industry consultant. From 1984 to 1989, he served as the President of Ingram Micro, Inc. Dr. Clark received a B.S. Degree from Bryant College, an MBA from Pepperdine University, and has earned a Doctor of Education Degree from Nova University.

  *Gregory A. White will join AmeriQuest upon the acquisition of NCD by AmeriQuest as a Director and as President and Chief Operating Officer. Mr. White has served as President and Chief Executive Officer of NCD for more than the last five years. Mr. White holds a Master of Science degree in Management Sciences from the University of South Florida.

  Stephen G. Holmes joined AmeriQuest as its Chief Financial Officer, Secretary and Treasurer in January 1992, after serving as a general partner and a managing partner of Arthur Andersen & Co. from 1978 until 1992. Mr. Holmes was appointed to serve as a Director on March 4, 1994. Mr. Holmes was educated at the University of Colorado and the University of Rochester, from which he received a B.S. degree, and is licensed to practice as a CPA in the State of California and other states.

  Carol L. Miltner joined AmeriQuest in December 1993 as Executive Vice President--Sales & Marketing. From April 1991 to December 1993, she conducted her own consulting and seminar business on sales techniques in the computer industry. From April 1989 to April 1991 she served as Senior Vice President of Sales for Merisel. From 1985 to April 1989 she served as Senior Vice President of Sales for Micro D, Inc.

  Howard B. Crystal joined AmeriQuest in July, 1994 as Senior Vice President - Marketing and Purchasing. From October 1992 to July 1994 he served as President of AmeriWats, Inc., a telecommunications company. From February 1991 to July 1993 he served as Senior Vice President - Sales and Marketing for Everex, Inc. From May 1989 to February 1991 he served as Senior Vice President - Sales and Marketing for TechData. Mr. Crystal holds a Bachelor of Science in Electrical Engineering from the New Jersey Institute of Technology and an MBA from Rutgers University.

  Peter D. Lytle joined AmeriQuest in December 1993 as Senior Vice President-- Operations. From 1983 to September 1993 he was employed by InaCom Corporation and its predecessors, where his last position was Regional President/General Manager--California. Mr. Lytle is a Certified Public Accountant and holds a Bachelor of Arts degree in Business Administration with an emphasis in accounting from Western Michigan University.

  William F. Gibson III joined AmeriQuest in June 1988, and since January, 1994 has been the Vice President and Comptroller of AmeriQuest. He is a Certified Public Accountant and holds a Bachelor of Science degree from University of California--Berkeley in Business Administration.

  Irwin A. Bransky founded Kenfil Inc. in 1983 and has been President and Chief Executive Officer of Kenfil Inc. since that time. Mr. Bransky holds a B.S. degree in Business Administration and a master's diploma in Personnel Administration from the Graduate School of University of Witwaterstrand, South Africa.

  Peter S. H. Grubstein served as Chief Operating Officer of Kenfil Inc. from January 1994 until its acquisition was completed on September 12, 1994. Prior to his involvement with Kenfil Inc., he served as President of Grubstein Holdings Ltd., a private equity investment firm. Mr. Grubstein holds a bachelor's degree from Yale College.

ITEM 11.  EXECUTIVE COMPENSATION.
          ----------------------


  The following table provides information concerning the annual and long-term compensation of the Chief Executive Officer of AmeriQuest and each of the four other highest paid executive officers who served as such at the end of fiscal year 1994 for services rendered to AmeriQuest and its subsidiaries in all capacities during the fiscal years 1994, 1993 and 1992.


                                                                         Long-Term               All Other
                                         Annual Compensation/(1)/       Compensation           Compensation
                                         -------------------------     --------------------    ------------
Name and                                                                Stock Option
Principal Position                Year          Salary        Bonus     Awards (shares)/(2)/
- --------------------------     ---------   --------------   --------   --------------------

Harold L. Clark,                  1994      $134,861/(3)/      -0-      250,000 shs.                -0-
President and                     1993      $ 18,000/(3)/      -0-        -0-                       -0-
Chief Executive                   1992         -0-             -0-        -0-                       -0-
Officer

Carol L. Miltner,                 1994      $ 75,000         $28,125    100,000 shs.                -0-
Executive Vice                    1993         -0-             -0-        -0-                       -0-
President -                       1992         -0-             -0-        -0-                       -0-
Sales and Marketing

Stephen G. Holmes,                1994      $130,819           -0-      100,000 shs.                -0-
Secretary/Treasurer               1993      $100,000           -0-        -0-                       -0-
Chief Financial                   1992      $ 43,590           -0-        -0-
Officer

Michael J. Rusert/(4)/,           1994      $130,050           -0-      100,000 shs.(4)           136,762(4)
Executive Vice                    1993      $104,200         $15,000      -0-                       -0-
President and                     1992      $ 63,859           -0-        -0-                       -0-
Chief Operating Officer

Peter D. Lytle,                   1994      $ 56,139           -0-       40,000 shs.                -0-
Senior Vice                       1993         -0-             -0-        -0-                       -0-
President -                       1992         -0-             -0-        -0-                       -0-
Operations

Jim Farooquee/ (5)/               1994      $ 36,717           -0-        -0-                    $611,602
Former President                  1993      $160,000           -0-        -0-                       -0-
and Chief                         1992      $160,700           -0-        -0-                       -0-
Executive
Officer

_________________________________
(1) In fiscal years 1994 and 1993, no executive officer received perquisites or other personal benefits, securities or property which exceeded the lesser of $50,000 or 10% of such executive officer's salary and bonus. Information with respect to such types of compensation for years prior to fiscal year 1993 is not required to be provided.
(2) Stock options awarded in fiscal 1994 were non-qualified stock options exercisable at $2.00 per share and are subject to the approval of shareholders.
(3) Includes compensation received as a consultant in the applicable period in the amounts of $59,861 and $18,000, respectively.

(4) Michael J. Rusert left AmeriQuest on October 4, 1994. Upon his departure he received a severance payment equal to nine months of salary ($112,500), accrued but unpaid vacation pay ($12,262), the forgiveness of indebtedness ($12,000) and vested, non-qualified stock options exercisable at $2.00 per shares (50,000 options). He was entitled to receive salary for two-years, but elected to forego that right for the severance compensation described above. He will be replaced by Mr. Gregory A. White, currently the President of NCD. See "Item 4A. Executive Officers of the Registrant."
(5) On February 11, 1994, Mr. James Farooquee resigned his position as President and Chief Executive Officer of AmeriQuest in lieu of $750,000 of severance pay, Mr. Farooquee received $200,000 cash and forgiveness of his indebtedness to AmeriQuest in the amount of $411,602. Mr Farooquee also cancelled his claims for continuation of stock options earlier granted and payment of accrued but unpaid vacation time. The parties also executed a Mutual Release of All Claims.


OPTION GRANTS

  The following table provides, as to the Chief Executive Officer and each of the four other highest paid executive officers who served as such at the end of fiscal year 1994, information concerning individual grants of stock options made during fiscal year 1994.

                                               % of Total
                                No. of         Options                                              Potential Realizable Value
                                Securities     Granted to                                           at Assumed Annual Rates
                                Underlying     Employees          Exercise                          of Stock Price Appreciation
                                Options        in Fiscal          Price              Expiration     for Option  Term(1)(2)(3)
                                                                                                   -----------------------------
     Name                       Granted        Year 1994          (per share)           Date         0%         5%        10%
- -----------------------------   ----------   ---------------     -------------      ------------   ------     ------     ------
     Harold L. Clark             250,000          100%               $2.00            12/3/99       $0        $170,000   $385,000
     Carol L. Miltner            100,000          100%               $2.00            12/3/99       $0        $ 68,000   $154,000
     Stephen G. Holmes           100,000          100%               $2.00            12/3/99       $0        $ 68,000   $154,000
     Michael J. Rusert(4)        100,000          100%               $2.00            12/3/99       $0        $ 68,000   $154,000
     Peter D. Lytle               40,000          100%               $2.00            12/3/99       $0        $ 27,000   $ 62,000
- -----------------------------

(1) The options granted are non-qualified stock options which vest in 25% increments every 14 months, with the first 25% to vest on February 3, 1995, and every 14 months thereafter.
(2) The potential realizable values shown in these columns illustrate the results of hypothetical annual rates of appreciation compounded annually from the date of grant until the end of the option term, assuming an initial investment equal to the aggregate exercise price shown for the option grant. These amounts are reported net of the option exercise price (which may be paid by delivery of already-owned shares of Common Stock), but before any taxes associated with the exercise or subsequent sale of the underlying shares.
(3) The dollar amounts in these columns are based on the hypothetical annual rates of appreciation noted and are therefore not intended to forecast possible future appreciation, if any, of the price of AmeriQuest's Common Stock. Alternative formulas for determining potential realizable value have not been utilized because AmeriQuest is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There can be no assurance that the dollar amounts reflected in these columns will be achieved. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions, as well as the executive officer's continued employment through the vesting period.
(4) Michael J. Rusert left AmeriQuest on October 4, 1994. He will be replaced by Mr. Gregory A. White, currently the President of NCD. See "Item 4A. Executive Officers of the Registrant."

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides, as to the Chief Executive Officer of AmeriQuest and each of the four other highest paid executive officers who served as such at the end of fiscal year 1994, information concerning unexercised stock options at June 30, 1994. None of the executive officers exercised any stock options during fiscal year 1994.


                                            Number of                             Value of Unexercised
                                        Unexercised Options                     In-the-Money Options at
                                        at June 30, 1994                           June 30, 1994/(1)/
                            ------------------------------------------   -----------------------------------------
Name                            Exercisable         Unexercisable             Exercisable          Unexercisable
- ------------------------    -------------------   --------------------   -------------------   -------------------

Harold L. Clark,                     -0-          250,000 shs.                      -0-              $343,750
Carol L. Miltner                     -0-          100,000 shs.                      -0-              $137,500
Stephen G. Holmes                   6,667         100,000 shs.                   $13,334             $137,500
Michael J. Rusert/(2)/               -0-          100,000 shs.                      -0-              $137,500
Peter D. Lytle                       -0-           40,000 shs.                      -0-              $ 55,000
- -----------------------------

(1) Based on the closing price of AmeriQuest's Common Stock on the New York Stock Exchange on June 30, 1994.
(2) Michael J. Rusert left AmeriQuest on October 4, 1994. He will be replaced by Mr. Gregory A. White, currently the President of NCD. See "Item 4A. Executive Officers of the Registrant."


COMPENSATION OF OUTSIDE DIRECTORS

     AmeriQuest pays non-employee Directors $500 per quarter. In addition, non-employee Directors receive $1,000 per year for each committee of which they are a member. AmeriQuest has and will continue to pay the expenses of its non-employee Directors in attending Board meetings. All directors are also eligible to receive stock options as a form of compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended June 30, 1993, AmeriQuest granted options to each of Messrs. Walker and Silvis to purchase 5,000 shares of AmeriQuest's Common Stock at $1.50 per share. Such options were originally due to vest over a three-year period; however, on December 3, 1993 the Board resolved that such options should immediately vest, and be increased to 20,000 shares each exercisable at $1.875 per share. Mr. Silvas has exercised his option in full, but Mr. Walker still holds his option. The proposal to adjust the stock options arrangements in favor of Messrs. Walker and Silvis was proposed by the new directors without regard to any compensation that might be paid to others pursuant to recommendation of the Compensation Committee.

     On March 4, 1994, the independent members of the Board of Directors authorized AmeriQuest to grant five-year, non-qualified stock options to Mr. Terren S. Peizer and Manufacturers Indemnity and Insurance Company of America in the amounts of 400,000 shares and 150,000 shares, respectively, as additional incentive for Messrs. Terren S. Peizer and Marc L. Werner to assist AmeriQuest with its avowed policy of growth by acquisition. The options do not vest until such time as AmeriQuest's operations attain a sales "run rate" of $300 Million per year. The exercise price is $4.50 per share.

     Messrs. Marc L. Werner, Terren S. Peizer and William N. Silvis serve on the Compensation Committee. While there are no "interlocks" between such individuals and other companies with which they are affiliated or associated, AmeriQuest granted options during fiscal 1994 to Mr. Terren S. Peizer and Manufacturers Indemnity and Insurance Company of America, a company affiliated with Mr. Werner, to secure the services of Messrs. Peizer and Werner in connection with the projected efforts they were to expend in assisting AmeriQuest in its acquisition of other companies. For additional information see "Item 13. Certain Relationships and Related Transactions." below, which is incorporated herein by this reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
          --------------------------------------------------------------

     The following table sets forth, as of September 22, 1994, information relating to the beneficial ownership of AmeriQuest's Common Stock by (i) each person known to AmeriQuest to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of AmeriQuest, (ii) each director,
(iii) each of the executive officers for which executive compensation information is provided, and (iv) all directors and executive officers as a group. AmeriQuest knows of no agreements among its shareholders which relate to voting or investment power over its Common Stock.

                                         Beneficial Ownership as of September 22, 1994
                                         ---------------------------------------------
                                         Number of Shares          Percent of Class(8)
                                         ----------------          -------------------

Name and Address of Beneficial Owner
- ------------------------------------
Chrysler Capital Corporation             1,452,919                      8.45%
225 High Ridge Road
Stamford, Connecticut 06905

Robert H. Beckett                          900,656                      5.24%
425 Privet Road
Horsham, PA 19044

DIRECTORS AND OFFICERS(6)(7)
- --------------------------------
Marc L. Werner                             615,273(1)*                  3.58%
Eric J. Werner                             541,273(1)*                  3.15%
Terren S. Peizer                           496,000(2)                   2.89%
William N. Silvis                            --0--                       *
William T. Walker, Jr.                      20,000(3)*                   *
Harold L. Clark                              --0--                       *
Stephen G. Holmes                            6,667(4)*                   *
Carol L. Miltner                             --0--                       *
Howard B. Crystal                            --0--                       *
Peter D. Lytle                               --0--                       *
William F. Gibson, III                       5,100(4)                    *
Irwin A. Bransky                           471,579                      2.74%
Peter S.H. Grubstein                       559,595(5)                   3.23%
All officers and directors as
a group (13 persons)(9)                  2,180,214(1)                  12.69%
- --------------------------------

*    Denotes less than 1%

(1) The Board of Directors of Manufacturers Indemnity and Insurance Company of America is vested with the voting and investment powers relating to the shares of AmeriQuest's Common Stock held by Manufacturers Indemnity and Insurance Company of America. Messrs. Marc L. Werner and Eric J. Werner are also directors of Manufacturers Indemnity and Insurance Company of America, and may accordingly be deemed to have shared voting and investment powers over the 535,273 shares of AmeriQuest Common Stock held by Manufacturers Indemnity and Insurance Company of America. Such shares are reflected in both of their names individually, but are not duplicated in the caption relating to "All Officers and Directors as a Group."

(2) Mr. Terren S. Peizer is the sole shareholder of the corporate general partner of Wendover Financial Company L.P., and may be deemed to have sole voting and investment powers over the 496,000 shares of AmeriQuest Common Stock held by Wendover Financial Company L.P. All such shares are included in the foregoing table.

(3) All of the shares reflected in the name of Mr. Walker are issuable upon exercise of currently exercisable options to purchase Common Stock at $1.50 per share granted to Walker Associates, of which Mr. Walker is the President and Chairman. The shares subject of the option were increased on December 3, 1993 from 10,000 shares to 20,000 shares, and afforded immediate vesting.

(4) Represents stock options currently vested and issuable upon exercise of such options.

(5) The number of shares listed for Mr. Grubstein includes 107,000 shares of AmeriQuest Common Stock issuable in consequence of the assumption by AmeriQuest of Kenfil's obligation under a Warrant issued to Corporate Efficiency Consulting, L.P., a New Jersey limited partnership ("CEC") for 315,000 shares of Kenfil Common Stock.

(6) The address for the executive officers and directors and proposed directors is: 2722 Michelson Drive, Irvine, California 92715.

(7) Each executive officer and director has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(8) For purposes of determining the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares is divided by the sum of the number of shares of AmeriQuest's Common Stock outstanding on September 22, 1994 (17,181,453 shares) plus the number of shares of Common Stock subject to outstanding stock options and warrants exercisable currently or within 60 days of September 22, 1994 by such person or group, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Percentages of less than 1% are represented by an asterisk.

(9) Includes 138,667 shares currently vested and issuable upon exercise of outstanding options and warrants.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
          ----------------------------------------------


     On March 4, 1994, the independent members of the Board of Directors authorized AmeriQuest to grant five-year, non-qualified stock options to Mr. Terren S. Peizer and Manufacturers Indemnity and Insurance Company of America in the amounts of 400,000 shares and 150,000 shares, respectively, as additional incentive for Messrs. Terren S. Peizer and Marc L. Werner to assist AmeriQuest with its avowed policy of growth by acquisition. The options do not vest until such time as AmeriQuest's operations attain a sales "run rate" of $300 Million per year. The Stock Option Agreements do not define "run rate," but management believes that AmeriQuest has already achieved a level of sales which would satisfy such a test. The exercise price is $4.50 per share.

SEVERANCE ARRANGEMENTS WITH PRECEDING MANAGEMENT

  On February 11, 1994, Mr. James Farooquee resigned his position as President and Chief Executive Officer of AmeriQuest. In lieu of $750,000 of severance pay, Mr. Farooquee received $200,000 cash and forgiveness of his indebtedness to AmeriQuest in the amount of $411,602. Mr. Farooquee also cancelled his claims for continuation of stock options earlier granted and payment of accrued but unpaid vacation time. The parties also executed a Mutual Release of All Claims.

                       _________________________________

  On February 23, 1994, Mr. James D'Jen entered into an Amendment to Employment Agreement which amended his earlier Employment Agreement with AmeriQuest. The Amendment provided for the payment of $150,000 per year through June 30, 1994, only, the immediate vesting of all options earlier granted to Mr. D'Jen (but with a proviso that all such options must be exercised on or before December 31,
1994), and payment of eight weeks of accrued and unpaid vacation time. Such arrangements were in lieu of $495,000 in severance pay.

  AmeriQuest also contracted with Mr. D'Jen to exchange all of the issued and outstanding shares of CMS Enhancements (S) PTE Ltd., a Singapore corporation wholly-owned by AmeriQuest in exchange for 350,000 shares of AmeriQuest Common Stock. On July 8, 1994 Mr. D'Jen delivered 345,091 shares. Upon the receipt of the balance due, AmeriQuest will be divested of this Singapore subsidiary. Sales for the Singapore subsidiary approximate $20 million annually, but do not effectively contribute to AmeriQuest's current strategy where the Singaporean subsidiary had gross margins which averaged only 3% of sales with an approximate break-even on operations.

                                    PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.
          ----------------------------------------------------------------

(a) Financial Statements and Schedules

     (1)  Financial Statements included in Part II of this Report:

                                                         Page Reference
                                                         --------------

     Report of Independent Public Accountants.........        40
     Balance Sheets at June 30, 1994 and 1993.........        41
     Statements of Operations for each of the
       three years ended June 30, 1994................        42
     Statements of Stockholders' Equity for
        each of the three years ended June 30, 1994...        43
     Statements of Cash Flows for each of
        the three years ended June 30, 1994...........        39
     Notes to Financial Statements....................        46

     (2)  Financial Statement Schedules

     Schedule VIII - Valuation and Qualifying
        Accounts and Reserves.........................        52
     Schedule IX - Short-term Borrowings..............        52


(b) Reports on Form 8-K

  Current Report on Form 8-K dated July 18, 1994 reporting the pending disposition of the Registrant's Singapore subsidiary.

  Current Report on Form 8-K dated September 12, 1994 reporting the acquisition of Kenfil and 50.1% of Robec.

(c) Exhibits

                                 EXHIBIT INDEX
                                 -------------

                                                                                                                   Location of
Exhibit No.                                     Title of Document                           Page No.                 Filing
- -----------                 -------------------------------------------------------   ------------------   ------------------------
 2.01*                      Amended and Restated Agreement and Plan of                         7                   SEC File 0-18115
                            Reorganization dated as of August 11, 1994 by,                                   Current Report on Form
                            between and among AmeriQuest, Robec and                                        8-K dated Sept. 22, 1994
                            certain principal shareholders of Robec
 2.02*                      Agreement and Plan of Reorganization dated September              50                      Original Form
                            26, 1994 by, between and among AmeriQuest, Ross White                            10-K for June 30, 1994
                            Enterprises, Inc. d/b/a "National Computer Distributors
                            ("NCD") and the shareholders of NCD
 3.01*                      Certificate of Incorporation of AmeriQuest                        85                   SEC File 1-10397
                            as amended                                                                                Original Form
                                                                                                             10-K for June 30, 1994
 3.02*                      By-laws of AmeriQuest                                            189                  SEC File 33-81726
 4.01*                      Reference is made to Exhibits 3.01 and 3.02,
                            the Certificate of Incorporation and Bylaws,
                            which define the rights of security holders
 4.02*                      Specimen Stock Certificate                                       274                 SEC File 33-81726
10.01*                      Loan and Security Agreement dated,                               283                 SEC File 33-81726
                            August 19, 1993, as amended, between
                            AmeriQuest and certain of its subsidiaries
                            and Silicon Valley Bank
10.02*                      Addendum to Agreement for Wholesale                              365                SEC File 33-81726
                            Financing - Flexible Payment
                            Plan dated September 30, 1993 between
                            CDS Distribution Inc. and IBM Credit
                            Corporation
10.03*                      Standard Industrial Lease - Net dated                            402                SEC File 33-81726
                            July 26, 1990, as amended, between AmeriQuest
                            and Varian Associates (successor-in-interest
                            to Koll Center Irvine East)
10.04*                      Amended and Restated Loan and Security Agreement                 118                    Original Form
                            dated as of July 1, 1992 by and between AmeriQuest/                             10-K for June 30, 1994
                            Kenfil Inc. and American National Bank and Trust
                            Company of Chicago
10.05*                      Incentive Stock Option Plan                                                          SEC File  2-96539
10.06*                      Employee Stock Bonus Plan                                                            SEC File 33-23809
10.07                       Form of Employment Agreement for Messrs. Harold L.               332                     Original Form
                            Clark, Stephen G. Holmes, Peter Lytle, William                                  10-K for June 30, 1994
                            F. Gibson, Howard B. Crystal and Ms. Carol L.
                            Miltner
10.08                       Stock Option Agreement dated March 4, 1994                        53                Amendment No. 4 to
                            between AmeriQuest and Terren S. Peizer                                       10-K/A for June 30, 1994
10.09                       Stock Option Agreement dated March 4, 1994                        58                Amendment No. 4 to
                            between AmeriQuest and Manufacturers Indemnity                                10-K/A for June 30, 1994
                            and Insurance Company of America
10.10                       Exchange Agreement between AmeriQuest and Mr.                     62                Amendment No. 4 to
                            James D'Jen for the disposition of CMS Enhancements                           10-K/A for June 30, 1994
21.01                       Subsidiaries of AmeriQuest                                       351                     Original Form
                                                                                                            10-K for June 30, 1994
27.01                       Financial Data Schedule                                           66

24.01                       Powers of Attorney for Messrs.                                   50           First Form 10-K/A filed
                            Marc L. Werner, Eric J. Werner                                                       October 26, 1994
                            Terren S. Peizer, William
                            T. Walker, Jr. and William N. Silvis

_________________________________
* Incorporated herein by reference to the indicated filing pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended, and Rule 24 of the Commission's Rules of Practice.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1933, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 8th day of May, 1995.

                                      AMERIQUEST TECHNOLOGIES, INC.


                                      By:/s/ Harold L. Clark
                                         -------------------------------------
                                         Harold L. Clark, President

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                      TITLE                               DATE

/s/ Harold L. Clark                            Co-Chairman of the Board, Chief     May 8, 1995
- -------------------------------------------    Executive Officer and Director
Harold L. Clark                                (Principal Executive Officer)



/s/ Gregory A. White                           President, Chief Operating          May 8, 1995
- ----------------------------------------       Officer and Director
Gregory A. White



/s/ Stephen G. Holmes                          Secretary, Treasurer, Chief         May 8, 1995
- ----------------------------------------       Financial Officer and Director
Stephen G. Holmes                              (Principal Financial and
                                               Accounting Officer)

/s/ Marc L. Werner                             Chairman of the Board               May 8, 1995
- -----------------------------------------
Marc L. Werner**


/s/ Eric J. Werner                             Director                            May 8, 1995
- -------------------------------------------
Eric J. Werner**


/s/ Terren S. Peizer                           Director                            May 8, 1995
- -------------------------------------------
Terren S. Peizer**


/s/ William T. Walker, Jr.                     Director                            May 8, 1995
- -----------------------------------------
William T. Walker, Jr.**


/s/ William N. Silvis                          Director                            May 8, 1995
- -------------------------------------------
William N. Silvis**


/s/ Robert H. Beckett                          Director                            May 8, 1995
- ----------------------------------------
Robert H. Beckett



/s/ Harold L. Clark                                      /s/ Stephen G. Holmes
- -------------------------------------------              ------------------------------------------
Harold L. Clark,*                                        Stephen G. Holmes,**
Attorney-in-Fact                                         Attorney-in-Fact

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AmeriQuest Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of AmeriQuest Technologies, Inc. (a Delaware corporation, formerly CMS Enhancements, Inc.) and subsidiaries (AmeriQuest) as of June 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1994. These financial statements and the schedules referred to below are the responsibility of AmeriQuest's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriQuest Technologies, Inc. and subsidiaries as of June 30, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1994 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index on page 35 are presented for purposes of complying with the Securities and Exchange Commissions rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                    /s/ ARTHUR ANDERSEN LLP
                                                        ARTHUR ANDERSEN LLP

Orange County, California
September 30, 1994

                AmeriQuest Technologies, Inc. and Subsidiaries
                          CONSOLIDATED BALANCE SHEETS

                                           June 30,                June 30,
(Dollars in thousands)                       1994                    1993
- ---------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash                                   $    3,200              $    1,020
  Accounts receivable, less allowances
   for doubtful accounts of $477 and
   $253 as of June 30, 1994 and 1993,
   respectively                              24,708                   7,247
  Inventories                                24,165                   7,000
  Other current assets                        1,627                     450
                                           --------                --------
      Total current assets                   53,700                  15,717
                                           --------                --------

PROPERTY AND EQUIPMENT, NET                   4,078                   2,285
INTANGIBLE ASSETS, NET                        6,490                      --
OTHER ASSETS                                    877                   2,272
                                           --------                --------
                                         $   65,145              $   20,274
                                           ========                ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                       $   23,408              $    9,138
  Notes payable                              23,059                      --
  Other current liabilities                   2,361                     675
                                           --------                --------
      Total current liabilities              48,828                   9,813
                                           --------                --------

SUBORDINATED NOTES PAYABLE TO
  SHAREHOLDERS                                3,175                   1,550
                                           --------                --------
DEFERRED INCOME TAXES                           267                     267
                                           --------                --------

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST                                --                      --

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value;
   authorized 10,000,000 shares;
   no shares issued and outstanding              --                      --
  Common stock, $.01 par value;
   authorized 30,000,000 shares; issued
   and outstanding, 9,857,779 and
   3,180,710, shares, as of June 30, 1994
   and 1993, respectively                        99                      32
  Additional paid-in capital                 27,345                  15,210
                                           --------                --------
  Accumulated deficit                       (14,569)                 (6,598)
                                           --------                --------
      Total stockholders' equity             12,875                   8,644
                                         $   65,145              $   20,274
                                           ========                ========

The accompanying notes are an integral part of these consolidated balance sheets.

                AmeriQuest Technologies, Inc. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS


(Dollars in thousands, except per share data)      Year Ended June 30,
- --------------------------------------------------------------------------------
                                            1994          1993          1992
                                          ---------     ---------     ---------
NET SALES                                $   87,593    $   73,082    $  115,053
COST OF SALES                                75,023        61,539       104,007
                                          ---------     ---------     ---------
  Gross profit                               12,570        11,543        11,046
                                          ---------     ---------     ---------

OPERATING EXPENSES
  Selling, general and administrative        14,119        10,274        14,085
  Restructuring charge                        5,700            --         4,500
  Research and development                       25           782         1,508
                                          ---------     ---------     ---------
                                             19,844        11,056        20,093
                                          ---------     ---------     ---------
  Income (loss) from operations              (7,274)          487        (9,047)
                                          ---------     ---------     ---------

OTHER (INCOME) EXPENSE
  Other income                                  (31)          (26)           (6)
  Interest expense                              728           277           582
                                          ---------     ---------     ---------
                                                697           251           576
                                          ---------     ---------     ---------
  Income (loss) before taxes                 (7,971)          236        (9,623)


BENEFIT FOR INCOME TAXES                         --            --          (730)
                                          ---------     ---------     ---------


  Net income(loss)                       $   (7,971)   $      236    $   (8,893)
                                          =========     =========     =========

  Net income (loss) per common share
    and common share equivalent          $    (1.33)   $     0.08    $    (3.04)
                                          =========     =========     =========

  Weighted average shares outstanding     5,973,511     3,060,908     2,921,588
                                          =========     =========     =========


The accompanying notes are an integral part of these consolidated financial statements.

                AmeriQuest Technologies, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                        Additional           Retained
                                                  Common Stock             Paid-In          (Deficit)
                                              -------------------
(Dollars in thousands)                        Shares       Amount          Capital          Earnings
- ------------------------------------------------------------------------------------------------------
Balances at June 30, 1991                     2,910,149    $   29        $   14,718        $     2,059
Exercise of employee stock options (Note 9)      11,374        --                33                 --
Common stock issued to employees                  4,000        --                 6                 --
Net loss for the year ended
 June 30, 1992                                       --        --                --             (8,893)
- -------------------------------------------------------------------------------------------------------

Balances at June 30, 1992                     2,925,523        29            14,757             (6,834)
Common stock issued to
 unrelated parties (Note 9)                     143,000         2               286                 --
Common stock issued for
 assets (Note 2)                                100,000         1               149                 --
Exercise of employee stock options (Note 9)      12,187        --                18                 --
Net income for the year ended
 June 30, 1993                                       --        --                --                236
- -------------------------------------------------------------------------------------------------------

Balances at June 30, 1993                     3,180,710        32            15,210             (6,598)
Common stock issued to
 unrelated parties (Note 9)                   4,905,072        49             9,054                 --
Common stock issued for
 businesses acquired (Note 2)                 1,730,330        17             3,011                 --
Exercise of employee stock options (Note 9)      41,667         1                70                 --
Net loss for the year ended
 June 30, 1994                                       --        --                --             (7,971)

- -------------------------------------------------------------------------------------------------------
Balances at June 30, 1994                     9,857,779    $   99        $   27,345        $   (14,569)
=======================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                AmeriQuest Technologies, Inc. and Subsidiaries
                          CONSOLIDATED BALANCE SHEETS

                                           June 30,                June 30,
(Dollars in thousands)                       1994                    1993
- ---------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash                                   $    3,200              $    1,020
  Accounts receivable, less allowances
   for doubtful accounts of $477 and
   $253 as of June 30, 1994 and 1993,
   respectively                              24,708                   7,247
  Inventories                                24,165                   7,000
  Other current assets                        1,627                     450
                                           --------                --------
      Total current assets                   53,700                  15,717
                                           --------                --------

PROPERTY AND EQUIPMENT, NET                   4,078                   2,285
INTANGIBLE ASSETS, NET                        6,490                      --
OTHER ASSETS                                    877                   2,272
                                           --------                --------
                                         $   65,145              $   20,274
                                           ========                ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                       $   23,408              $    9,138
  Notes payable                              23,059                      --
  Other current liabilities                   2,361                     675
                                           --------                --------
      Total current liabilities              48,828                   9,813
                                           --------                --------

SUBORDINATED NOTES PAYABLE TO
  SHAREHOLDERS                                3,175                   1,550
                                           --------                --------
DEFERRED INCOME TAXES                           267                     267
                                           --------                --------

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST                                --                      --

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value;
   authorized 10,000,000 shares;
   no shares issued and outstanding              --                      --
  Common stock, $.01 par value;
   authorized 30,000,000 shares; issued
   and outstanding, 9,857,779 and
   3,180,710, shares, as of June 30, 1994
   and 1993, respectively                        99                      32
  Additional paid-in capital                 27,345                  15,210
                                           --------                --------
  Accumulated deficit                       (14,569)                 (6,598)
                                           --------                --------
      Total stockholders' equity             12,875                   8,644
                                         $   65,145              $   20,274
                                           ========                ========

The accompanying notes are an integral part of these consolidated balance sheets.

                AmeriQuest Technologies, Inc. and Subsidiaries
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                       Year Ended June 30,
                                                                                                ----------------------------------
(Dollars in thousands)                                                                             1994       1993        1992
- ----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income (loss)                                                                               $ (7,971)   $    236    $   (8,893)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization                                                                  1,107       1,013         1,428
    Minority interest                                                                                  -           -          (798)
    Provision for losses on accounts receivable                                                      577         328           591
    Provision for losses on inventories                                                            1,714         633         3,388
    Benefit for income taxes                                                                           -           -          (731)
    (Gain) loss on sale of equipment                                                                   -          33            (3)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                                                  (1,698)      3,302          (584)
      (Increase) decrease in inventories and other                                                (1,447)        953         8,219
      (Increase) decrease in other assets                                                          1,500      (1,449)        3,544
      Decrease in accounts payable and other                                                      (2,190)     (3,776)       (3,443)
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                               (8,408)      1,273         2,718
- ----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Purchase of property and equipment                                                                (1,546)      (1,260)        (318)
Net cash received from acquisition of businesses                                                     769            -            -
Proceeds from sale of equipment                                                                        -           17           21
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                               (777)      (1,243)        (297)
- ----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Issuance of common stock for assets                                                                    -          150            -
Proceeds from subordinated note payable                                                                -        1,505            -
Proceeds from notes payable borrowings                                                            59,381       55,403      104,523
Principal payments on notes payable and capital leases                                           (55,640)     (57,072)    (107,923)
Proceeds from sale of common stock                                                                 7,624          306           33
- ----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                               11,365          292       (3,367)
- ----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                                        2,180          322         (946)
Cash-beginning of the year                                                                         1,020          698        1,644
- ----------------------------------------------------------------------------------------------------------------------------------
Cash-end of the year                                                                            $  3,200    $   1,020   $      698
==================================================================================================================================

Supplemental Disclosures of Cash Flow Information:
Interest on lines of credit:  During 1994, 1993 and 1992 the Company paid interest costs of approximately $728, $277 and
                              $582, respectively.
Income taxes:                 During 1994, 1993 and 1992 the Company made no tax
                              payments.

Noncash investing and financing activities:
Capital leases:               During 1994, the Company entered into capital
                              leases for computer equipment totaling
                              approximately $180.
Subordinated note
payable conversion:           During 1994, the Company issued approximately
                              522,000 shares of common stock upon the conversion of a $1,550 subordinated note payable.

Businesses acquired:          During 1994, the Company acquired three businesses
                              summarized as follows:

    Fair value of assets acquired                $ 43,537
    Liabilities assumed                           (40,459)
    Common stock issued                            (3,028)
                                                  -------
    Cash paid                                          50
    Less cash acquired                               (819)
                                                  -------
    Net cash received from acquisitions           $  (769)
                                                  =======

The accompany notes are an integral part of these consolidated financial statements.

                AmeriQuest Technologies, Inc. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

1. Summary of Significant Accounting Policies

Basis of consolidation
The consolidated financial statements include the accounts of AmeriQuest Technologies, Inc., a Delaware corporation, (formerly CMS Enhancements, Inc.) and its majority and wholly-owned subsidiaries, collectively referred to as the Company. All significant intercompany accounts and transactions have been eliminated.

Inventories
Inventories consist principally of computer hardware and software held for resale and are stated at the lower of first-in, first-out cost or market. Reserves for inventory obsolescence and slow moving product are provided based upon specified criteria, such as recent sales activity and date of purchase.

Property and equipment
Property and equipment are stated at cost. Depreciation and amortization are computed using the straight line method over estimated useful lives as follows:

Equipment                                          5 years
Furniture and fixtures                             5 years
Leasehold improvements                             Lease term
Vehicles                                           3 to 5 years

Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in operations.

Intangible assets

The excess of the cost to acquire businesses over the fair value of the net assets acquired and other acquired intangibles are amortized using the straight-line method over ten years from the date of acquisition. The amortization of intangible assets generally relates to the expectation that the underlying value will benefit the Company over a period of years. On a quarterly basis, the Company assesses the recoverabiliy of intangible assets based upon consideration of past performance and future expectations as to undiscounted cash flow on an acquisition by acquisition basis to the extent seperately identifiable. To the extent separate assessment of such acquired intangibles is no longer feasible (i.e. as a result of integrating multiple acquisitions into a single business unit) such assessment will be performed on a combined basis as appropriate.

Market development funds
In general, vendors provide various incentive programs to the Company. The funds received under these programs are determined based on purchases and/or sales of the vendors' product and the performance of certain training, advertising and other market development activities. Revenue associated with these funds is recorded when earned either as a reduction of selling, general and administrative expenses or product cost, according to the specific nature of the program.

Restructuring charge
The costs of transitioning the operations of the Company and thereby substantially altering the ongoing business of the Company are accrued at the time the related decision is made and implementation begun.

Accounting period
In 1994, the Company adopted a policy whereby the Company's fiscal year ends on the Friday closest to June 30. The year ending dates for the past three fiscal years were July 1, 1994, June 30, 1993 and June 30, 1992, respectively. For presentation purposes, all of the aforementioned fiscal year ends are referred to as June 30. The adoption of this new accounting period had no material effect on the accompanying consolidated financial statements.

Sales recognition
Sales are recorded as of the date shipments are made to customers. Sales returns and allowances are reflected as a reduction in sales and reflected in inventory at expected net realizable value. The Company permits the return of products within certain time limits and will exchange returned products. Products that are defective upon arrival are handled on a warranty return basis with the Company's vendors. The Company provides for product warranty and return obligations at the point of sale based on estimated and expected future costs for which a reserve of approximately $1 million was in place at June 30, 1994.

Income taxes
Effective July 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." As permitted under these rules, prior year financial statements have not been restated. The change to the liability method of accounting for income taxes had no material effect on the accompanying consolidated financial statements.

Net income (loss) per common share and common share equivalent
Net income (loss) per common share and common share equivalent is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents that increase earnings per share or decrease loss per share were excluded from the computation.

Minority interest

Effective June 6, 1994, the Company acquired 51 percent of the outstanding common stock of Kenfil, Inc. Kenfil, Inc. had a equity deficit at the date of acquisition and therefore no amounts have been reflected as minority interest in the accompanying consolidated financial statements.

- --------------------------------------------------------------------------------
                       In process at June 30, 1994 (completed by September 1994)

Proposed Accounting Standard
The Financial Accounting Standards Board has proposed certain accounting standards which may impact the financial reporting of AmeriQuest in future periods. If adopted, and as principally related to post retirement and employment benefits, such proposed standards would not have a material impact on the financial statements of AmeriQuest.

Reclassifications
Certain amounts in the prior periods have been reclassified to conform to the current year's presentation.

2. Acquisitions
The Company is pursuing a growth through acquisition strategy of acquiring regional distributors with the ultimate goal of creating a national distributor of value added computers, subsystems and peripherals.

The success of this strategy is dependent upon the ability of the Company to effectively consolidate and integrate the operations of the acquired businesses, combine different cultures and obtain adequate financing to complete acquisitions and fund working capital requirements.

Since 1993, the acquisitions of the Company have included:

Completed by June 30, 1993

Vitronix, Inc. ("Vitronix")
As of March 1993, the Company acquired certain assets of Vitronix for common stock of the Company. Vitronix is a distributor computer products and services, specializing in UNIX applications, and is based in Boston, Massachusetts.

Completed by June 30, 1994

Management Systems Group("MSG")
As of December 1993, the Company acquired certain assets and assumed certain liabilities of MSG for common stock of the Company and certain contingent consideration. MSG is a distributor of computer products and services, specializing in systems and networking applications, and is based in Long Island, New York.

Rhino Sales Company ("Rhino")
As of December 1993, the Company acquired the outstanding common stock of Rhino for a combination of cash and common stock of the Company. Rhino is a distributor of computer products and services, specializing in UNIX applications, and is based in Fenton, Michigan.

Kenfil Inc. ("Kenfil")
As of June 1994, the Company acquired 51% of the outstanding common stock of Kenfil for common stock of the Company. Kenfil distributes microcomputer software and is based in Southern California.

Kenfil Inc. ("Kenfil")
As of September 1994, the Company acquired the remaining outstanding 49% of the common stock of Kenfil and converted certain trade and subordinated debt of Kenfil for common and convertible preferred stock of the Company.

Robec, Inc. ("Robec")
As of September 1994, the Company acquired 51% of the outstanding common stock of Robec for common stock of the Company. Robec is a distributor of computer products and services, specializing in systems and UNIX applications, and is based in Horsham, Pennsylvania.

In process at September 1994

Robec, Inc. ("Robec")
The Company proposes to acquire the remaining 49% of outstanding common stock of Robec during 1995.

National Computer Distributors ("NCD")
As of September 1994, the Company entered into an agreement to acquire the outstanding common stock of NCD for cash and common stock of the Company. NCD is a distributor of computer products and services, specializing in systems and connectivity applications, and is based in Fort Lauderdale, Florida. This proposed transaction is expected to be completed in November 1994.

The following summarizes the cost of the Company's acquisitions (dollars in thousands):


                                           Common           Common Stock      Cash
    Company                                Shares Issued    Consideration     Consideration
    -------                                -------------    -------------     -------------

Completed by June 30, 1993
    Vitronix                                  100,000           $  150
                                            ---------            -----

Completed by June 30, 1994
    MSG                                       400,000              700
    Rhino                                     200,000              350           $ 50
    Kenfil,51%                              1,130,330            1,978
                                            ---------            -----
                                            1,730,330            3,028
                                            ---------            -----

Completed by September 1994 (Unaudited)
    Kenfil, 49%                             1,046,254            2,511
    Robec,  51%                             1,402,800            2,749

In process at September 1994 (Unaudited)
    Robec,  49%                             1,397,195
    NCD                                     1,864,767


The accompanying consolidated financial statements do not include the effects of those transactions not completed by June 30, 1994.


The acquisitions were accounted for using the purchase method and, accordingly, the financial statements include the results of their operations from the effective acquisition dates. As to

- --------------------------------------------------------------------------------

common stock consideration, all such acquisitions are reflected utilizing a per share valuation representing a discounted quoted market price, based upon weighted average discounts received on recently completed private equity cash transactions. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

The contingent consideration granted to certain of the former owners of the acquired businesses is dependent upon the attainment of certain defined profit objectives of the acquired companies and consists of the right to acquire common stock of the Company at previously agreed upon prices, additional cash consideration or the issuance of additional common stock. Additional contingent consideration earned in connection with the attainment of the profit objectives, if any, will be reflected as an increase in the excess of cost over the fair value of net assets acquired. As to the specific acquisitions of the Company, such potential contingent common stock and cash consideration is less than $400,000 in the aggregate and is limited to the MSG and Rhino acquisitions.

Management believes that the most significant intangible acquired is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from the existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and quality of the acquiree's vendors and their product offerings.

The purchase price allocation associated with the Kenfil acquisition is based upon the Company's preliminary estimates of the fair value of net assets acquired. The Company is currently in the process of completing its detailed analysis of the fair value of Kenfil net assets acquired and therefore the related intangible assets included in the accompanying financial statements may change as a result of the completed analysis.

The following unaudited pro forma combined information shows the results of the Company's operations for the fiscal years ended June 30, 1994 and 1993 as though the MSG, Rhino and Kenfil acquisitions had occurred as of the beginning of those periods (in thousands except per share data):

Year Ended June 30,                  1994          1993
Revenues                        $   241,350    $  289,863
Net income (loss)                   (28,541)        1,920
Net income (loss) per share           (2.44)          .24
Weighted average shares          11,702,467     8,031,710

The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place at the beginning of the indicated period or the results that may occur in the future. Furthermore, the pro forma results do not give effect to cost savings which may occur as a result of the consolidation of the acquired companies.

3. Inventories
Inventories consist of the following (in thousands):

June 30,                              1994          1993
- --------------------------------------------------------------------------------
Finished goods                      $ 19,977      $ 2,747
Raw materials and subassemblies        4,188        4,253
- --------------------------------------------------------------------------------
                                    $ 24,165      $ 7,000
================================================================================

Inventories are reflected net of reserves of approximately $2.6 million and $3.1 million at June 30, 1994 and 1993, respectively. Inventories do not contain any labor or overhead.

The Company manages its inventories by maintaining sufficient quantities to achieve high order fill rates while at the same time attempting to stock only those products in high demand with a rapid turnover rate. Inventory balances will fluctuate as the Company adds new product lines and when appropriate, makes large purchases and cash purchases from manufacturers when the terms of such purchases are considered advantageous. The Company's contracts with most of its vendors provide price protection and stock return privileges to reduce the risk of loss to the Company due to manufacturer price reductions and slow moving or obsolete inventory. In the event of a vendor price reduction, the Company generally receives a credit for products in inventory. In addition, the Company has the right to return a certain percentage of purchases, subject to certain limitations. Historically, price protection and stock return privileges as well as the Company's inventory management procedures have helped to reduce the risk of loss of carrying inventory.

4. Property and Equipment
Property and equipment consist of the following (in thousands):

June 30,                              1994          1993
- --------------------------------------------------------------------------------
Equipment                           $  5,106      $ 4,908
Furniture and fixtures                 5,563        2,597
Leasehold improvements                   433          724
                                      11,102        8,229

Less accumulated depreciation and
  amortization                         7,024        5,944
- --------------------------------------------------------------------------------
                                    $  4,078      $ 2,285
================================================================================

5. Intangible Assets
Intangible assets consists of the following (in thousands):

================================================================================
June 30,                              1994
Excess of cost of businesses
  over fair value of net assets
  acquired                          $  4,091
Distribution rights                    2,400
Other                                    210
Accumulated amortization                 211
- --------------------------------------------------------------------------------
                                    $  6,490
================================================================================

Represented as to acquiree by (in thousands):

June 30,                              1994
- --------------------------------------------------------------------------------

Kenfil                               $ 4,308
MSG                                    2,205
Rhino                                    188
- --------------------------------------------------------------------------------
                                     $ 6,701
================================================================================

The life of each intangible asset category is presumed to be 10 years.

6. Notes Payable
The Company maintains lines of credit with financial institutions which in the aggregate provide for revolving credit of over $30 million at June 30, 1994. Under these facilities approximately $23 million was drawn at June 30, 1994 with then available but undrawn funds of approximately $7 million. Interest on these credit facilities is based on the published prime rate plus a specified percentage ranging from 1% to 3% (at June 30, 1994 the prime rate was 7.25%). Borrowings under these facilities are

- --------------------------------------------------------------------------------
limited to a contractual percentage of eligible inventories and receivables. At June 30, 1994, all inventories and accounts receivable were pledged as collateral under these facilities and the lenders hold liens on substantially all of the other assets owned by the Company. The terms of the lending agreements include certain restrictive covenants which require the maintenance of specified financial covenants generally related to tangible net worth, working capital attributes and total debt to tangible net worth. As of June 30, 1994, the Company was in compliance with these covenants.
As part of the acquisition of Kenfil, the Company assumed certain subordinated note payable obligations of Kenfil totaling $3,175,000 as of June 30, 1994. This amount includes a note payable to a financial institution and notes payable to two stockholders of the Company. Such notes bear interest ranging from 9.5% to 13.91% and were originally payable at various dates through September 22, 1997. These obligations were settled subsequent to June 30, 1994 through the issuance of the Company's common stock in conjunction with the purchase of the remaining 49% of Kenfil in September 1994.

7. Income Taxes
The benefit for income taxes consists of the following (in thousands):

Year Ended June 30,            1994        1993        1992
- --------------------------------------------------------------------------------
Currently payable-
  Federal                     $   --      $   --      $ (129)
  State                           --          --          (2)
- --------------------------------------------------------------------------------
                                  --          --        (131)
- --------------------------------------------------------------------------------
Deferred taxes-
    Current                       --           7        (124)
    Long-term                     --          (7)       (475)
- --------------------------------------------------------------------------------
                                  --          --        (599)
- --------------------------------------------------------------------------------
                              $   --      $   --      $ (730)
================================================================================

The deferred tax asset (liability) of the Company consists of the following (in thousands):

June 30,                            1994            1993
- --------------------------------------------------------------------------------
Inventory reserves                $   481         $   150
Depreciation                          331             300
Allowance for doubtful accounts       153             100
Other                                (487)           (267)
Net operating loss carryforwards    4,800           1,800
Valuation allowance                (5,545)         (2,350)
- --------------------------------------------------------------------------------
                                  $  (267)        $  (267)
================================================================================

The principal elements accounting for the difference between income taxes computed at the statutory rate and the effective rate are as follows (in thousands):


Year Ended June 30,               1994            1993           1992
- --------------------------------------------------------------------------------
Federal tax expense
 (credit) computed at
 statutory rate                $  (3,200)       $   80       $  (3,272)
State taxes, net of
 federal benefit                      --            15               2
Tax (benefit from) earnings of
 foreign operations                   --           (24)             --
Effect of U.S. and foreign
 net operating losses              3,200           (71)          2,540
- --------------------------------------------------------------------------------
                               $      --        $   --       $    (730)
- --------------------------------------------------------------------------------

At June 30, 1994, the Company had an income tax operating loss carryforward of in excess of $12 million, which is available to offset earnings in future periods through 2008. The Company acquired approximately $10 million of net operating losses upon completing the acquisition of Kenfil in September 1994, as well as Kenfil's deferred tax assets and liabilities. The benefit of Kenfil's tax attributes are not available until June 1995. The Company and Kenfil experienced "ownership changes" in 1994 for income tax purposes, which changes will result in future annual limitations on the utilization of net operating loss carryforwards.

8.  Commitments and Contingencies
The Company leases its corporate office, warehouse space and certain equipment under operating leases. Future minimum rental commitments for all non-cancellable operating leases at June 30, 1994 are as follows (in thousands):


Year Ended June 30,
- --------------------------------------------------------------------------------
1995                                                 $     1,049
1996                                                         365
1997                                                          70
1998                                                          18
1999 & thereafter                                              21
- --------------------------------------------------------------------------------
                                                     $     1,523
================================================================================

Total rental expense under non-cancellable agreements for the years ended June 30, 1994, 1993 and 1992 was approximately $1,083,000, $694,000 and $925,000, respectively.

The Company is from time to time involved in various lawsuits generally incidental to its business operations, primarily collection actions and vendor disputes. In the opinion of management, the outcome of these matters will not have a material adverse effect on the financial statements.

The Company is contingently liable at June 30, 1994 under the terms of repurchase agreements with financial institutions providing inventory financing for dealers of the Company's products. The contingent liability under those agreements approximates the amount financed, reduced by the resale value of any products which may be repurchased, and the risk of loss is spread over numerous dealers and financial institutions. Losses under these agreements have been immaterial in the past. Sales under these agreements during the years ended June 30, 1994, 1993 and 1992 were approximately $7 million, $6 million, and $12 million, respectively.

9.  Common Stock
Common stock issued to unrelated parties in fiscal 1993 and 1994 follows:


                                                                   Net
Date                Description                 Shares             Proceeds
- ----                -----------                 ------             --------
February, 1993      Regulation S               143,000             $  288
August, 1993        Regulation S               150,000                348
December, 1993      Change of control        3,400,000              5,305
December, 1993      Debt conversion            521,739              1,500
June, 1994          Regulation S               833,333              1,950
                                             ---------             ------
                                             4,905,072             $9,103
                                             =========             ======

In fiscal 1994, warrants to acquire common stock of the Company were issued to unrelated parties aggregating 416,667 shares, are exercisable at $5 per share (the then quoted market price) and expire in June 1996. Additionally, in fiscal year 1994, the Company issued to a financial institution, warrants to acquire 60,000 shares of common stock of the Company at $2.75 per

- --------------------------------------------------------------------------------
share (the then quoted market price), expiring in August 1998. The Company has instituted various stock option plans which authorize the granting of options to key employees, directors, officers, vendors and customers to purchase shares of the Company's common stock. All grants of options during the years presented have been to employees or directors and were granted at the then quoted market price. A summary of shares available for grant and the options outstanding under the plans are as follows:

                          Shares Available            Options         Price
                               for Grant          Outstanding         Range
- --------------------------------------------------------------------------------
Balances, June 30, 1991          193,115               91,544     $      3.00
  Options granted               (100,000)             100,000            1.50
  Options exercised                   --              (11,374)           3.00
  Cancelled                       41,385              (41,385)             --
- --------------------------------------------------------------------------------
Balances, June 30, 1992          134,500              138,782       1.50-3.00
  1993 stock option plan         140,000                   --              --
  Options granted                (73,000)              73,000       2.00-2.50
  Options exercised                   --              (12,187)           1.50
  Cancelled                        6,750               (6,750)           2.50
- --------------------------------------------------------------------------------
Balances, June 30, 1993          208,250              192,845       1.50-2.50
  1994 stock option plan         250,000                   --              --
  Options granted                (20,000)              20,000       2.38-4.50
  Options exercised                   --              (41,667)      1.50-2.00
  Cancelled                       78,818              (78,818)             --
- --------------------------------------------------------------------------------
Balances June 30, 1994           517,068               92,360     $ 1.50-4.50
================================================================================

The 92,360 options outstanding are exercisable at varying periods, 72,360 currently and 20,000 through 1996.

Also, during fiscal year 1994 and subject to shareholder approval, the Company granted new management and certain directors options to acquire an aggregate of 650,000 and 550,000 shares of common stock of the Company at exercise prices of $2 and $4.50 (the then quoted market price), respectively. Management options are exercisable at the rate of 25% each 14 months and director options are exercisable upon achievement of a sales run rate of $300 million.

In September 1994, the shareholders approved an increase in the authorized common stock of the Company from 10 to 30 million shares, the effect of which is reflected herein.

10. Settlement with Former Officer
During 1994, in conjunction with the resignation of the Company's president, the Company paid the former president $125,000 in settlement of severance, unpaid vacation pay and other benefits. In addition, the Company also forgave approximately $360,000 in amounts receivable from such officer which represented prior advances and accrued interest.

11. Investments
During 1994, the Company acquired 40% of the common stock of a California based computer distributor in exchange for certain development rights to one of the Company's former product lines. As part of this acquisition the Company is required to make capital contributions up to $200,000 of which $25,000 has been made as of June 30, 1994. The operating activities of such company have not been significant and the Company's investment is recorded under the cost method inasmuch as the Company does not exercise significant influence over the investee company. Specifically, the Company has no seat on the Board of Directors and there is no officer or employee of the Company who serves the investee company in any capacity.

12. Operations
During fiscal years 1992 and 1994, the Company restructured certain of its activities in order to emphasize and streamline its operations, consistent with its core capabilities in value-added distribution. Such restructuring spanned organizational aspects of product and production alignment, market channel and customer delineation, vendor arrangements and personnel capabilities. In 1994 and 1992 AmeriQuest restructured its operations and related charges aggregated $5.7 million and $4.5 million. The components of the restructuring charges for each period presented follow (dollars in thousands):


                                                  Year ended June 30,
                                                -----------------------
                                                1994               1992
                                                ----               ----
   Employee terminations                      $  500             $1,100
   Facilities abandonment                        300                 --
   Discontinued product lines                  4,900              3,400
                                               -----              -----
                                              $5,700             $4,500
                                               =====              =====

Inasmuch as these restructurings were initiated in the middle of each respective fiscal year, the efforts were largely completed by each year end and the related expenditures were largely incurred at those dates. The discontinued product lines related to the then direct manufacture of both personal computers and tape drive storage units utilizing proprietary designs with open architecture to the myriad of compatible personal computing hardware and software available in the marketplace. The restructuring charges consisted of incremental direct costs and such costs were largely incurred and paid in each respective fiscal year, other than for approximately $400,000 which extended through 1995 for the fiscal year 1994 charge.


  The quantification of the components of the restructurings follows:

                                                    Tape Drive
                               Personal Computer   Storage Unit
                                  Manufacture       Manufacture
                               -----------------   -------------

Employee terminations
  Number                              40                130
  Location                        Irvine, CA         Singapore;
                                                     Irvine, CA

Facilities abandonment
  Square footage                    20,000             Sublet
  Continuing lease
   obligations
     Amount per month              $10,000               -

Product discontinuance
  Capitalized software               1,700               -
  Equipment                           -                 200
  Loss on inventory
   disposition                       1,800            3,200
  Contractual obligations
     Manufacturing                   1,100               -
  Marketing, other                     300               -


All related costs were largely incurred prior to each fiscal year end, except for the following accruals as to the 1994 restructuring:


                            Date                                 Amount
                            ----                                 ------

Lease obligations         Through 1995                             $200
Accruals                  Through 1994                             $200


  The benefits that accrue to AmeriQuest apart from the discontinuance of unprofitable manufacturing per se, were related to refocusing upon the distribution portion of the business. Losses reported by AmeriQuest in 1992 and 1994, apart from restructuring charges, were largely related to these former manufacturing operations. These restructuring activities in 1994 and 1992 impacted the Company's results of operations as follows:




                                   Quarter Ended        Year Ended
                                 September 30, 1994    June 30, 1993
                                 ------------------    -------------
                                        (Dollars in thousands)
Sales reduction as contrasted
  to prior year                        $  -               $16,436
Gross profit reduction as
  contrasted to prior year                -                 1,792
Operating expense reduction
  as contrasted to prior year           700                 6,575


The benefits from the 1992 restructuring improved profits in 1993 by appoximately $4.8 million. As to the 1994 restructuring charge, 1995 operations are impacted by expense reductions only since sales of the proprietary personal computer developed in 1993 and 1994 never reached material levels. Consolidated expenses were reduced by approximately $700,000 during the quarter ended September 30, 1994 as a result of the discontinuance of the personal computer operations. Management expects a similar level of quarterly expense savings to benefit the Company through the remainder of fiscal 1995.

13. Foreign Sales Information
A summary of the Company's operations by geographic area for the last three years is as follows (in thousands):


Year Ended
June 30, 1994                                U.S.            Far East          Elimination        Consolidated
- -------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers          $    62,089        $    25,504        $        --         $    87,593
Transfers between geographic areas             4,107                298             (4,405)                 --
- -------------------------------------------------------------------------------------------------------------------
Net sales                                $    66,196        $    25,802        $    (4,405)        $    87,593
- -------------------------------------------------------------------------------------------------------------------
Loss from operations                     $    (7,182)       $       (92)       $        --         $    (7,274)
- -------------------------------------------------------------------------------------------------------------------
Identifiable assets                      $    62,584        $     2,561        $        --         $    65,145
- -------------------------------------------------------------------------------------------------------------------


Year Ended
June 30, 1993                                U.S.            Far East          Elimination        Consolidated
- -------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers          $    50,342        $    22,740        $        --         $    73,082
Transfers between geographic areas                --              3,086             (3,086)                 --
- -------------------------------------------------------------------------------------------------------------------
Net sales                                $    50,342        $    25,826        $    (3,086)        $    73,082
- -------------------------------------------------------------------------------------------------------------------
(Loss) income from operations            $       647        $      (160)       $        --         $       487
- -------------------------------------------------------------------------------------------------------------------
Identifiable assets                      $    17,170        $     3,104        $        --         $    20,274
- -------------------------------------------------------------------------------------------------------------------


Year Ended
June 30, 1992                                U.S.            Far East          Elimination        Consolidated
- -------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers          $   106,710        $     8,343        $        --         $   115,053
Transfers between geographic areas                --             10,022            (10,022)                 --
- -------------------------------------------------------------------------------------------------------------------
Net sales                                $   106,710        $    18,365        $   (10,022)        $   115,053
- -------------------------------------------------------------------------------------------------------------------
Loss from operations                     $    (4,792)       $    (4,418)       $       163         $    (9,047)
- -------------------------------------------------------------------------------------------------------------------
Identifiable assets                      $    29,848        $     5,850        $   (12,176)        $    23,522
- -------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
United States sales include export sales of approximately $2.3 million, $2 million and $14.4 million made principally to Europe, Latin America, the Far
East and Canada in fiscal years 1994, 1993 and 1992, respectively.

14. Vendor Transactions

The Company's largest inventory vendor accounted for approximately 20% of the Company's inventory purchases during the year ended June 30, 1994. At June 30, 1994, the Company owed that vendor approximately $4 million. Another vendor accounted for approximately 25% and 22% of purchases for fiscal years 1993 and 1992, respectively. A third vendor accounted for approximately 14% of inventory purchases in fiscal year 1993.

15. Disposition

In July 1994, the Company entered into an agreement to sell its Singapore subsidiary, CMS Enhancements (S) PTE Ltd., ("CMS Singapore") to a former officer and director of the Company. The Company expects to exchange all of the stock of CMS Singapore for 350,000 shares of the Company's previously issued common stock, of which approximately 345,000 shares were received by the Company as of September 1994. The book value of CMS Singapore is approximately $1.5 million and thus no appreciable gain or loss was expected to result upon completion of the transaction. CMS Singapore is a segment of the Company's continuing line of business and, as a result, any disposition will not be accounted for as a discontinued operation. This transaction is the subject of potential litigation, the ultimate resolution of which is not determinable. Such potential litigation would be between the Company and the purchaser and would relate to whether full consideration was received for the proposed transaction. In the opinion of management such litigation would not have a materially adverse effect on the Company's future results of operations and financial position.

CMS Singapore is a distributor of commodity disk drives. Sales of this Asian subsidiary approximated $20 million for the year ended June 30, 1994. In the opinion of management, the terms of the transaction were negotiated at "arm's-length" at a point in time that the former officer and director was estranged from the Company.

Results by Quarter (Unaudited)

(In thousands, except per share data)
Fiscal year ended June 30, 1994


                                             First         Second         Third       Fourth
                                           Quarter        Quarter       Quarter      Quarter
Revenues                               $    19,560    $    20,286   $    23,130  $    24,617
Operating income (loss)                $       138    $    (4,878)  $       392  $    (2,926)
Net income (loss)                               62         (4,950)          203       (3,286)
Net income (loss) per common share     $      0.02    $     (0.63)  $      0.03        (0.33)
Common shares outstanding                3,330,710      7,862,516     7,865,916    9,857,779


(In thousands, except per share data)
Fiscal year ended June 30, 1993


                                             First         Second         Third       Fourth
                                           Quarter        Quarter       Quarter      Quarter
Revenues                               $    20,570    $    18,890   $    15,701  $    17,921
Operating Income                       $       129    $       125   $       121  $       112
Net income                             $        51    $        61   $        83  $        41
Net income per common share            $      0.02    $      0.02   $      0.03  $      0.01
Common shares outstanding                2,925,523      2,989,593     2,997,754    3,180,710

Shareholder Information
A copy of the Company's Annual Report on Form 10-K, filed each year with the Securities and Exchange Commission, may be obtained by shareholders without charge. Such request or any additional request for financial information should be addressed to Investor Relations Department, AmeriQuest Technologies, Inc., 2722 Michelson Drive, Irvine, CA 92715, 714/222-6000.

Market Information
The Company's common stock is traded on the New York Stock Exchange under the symbol AQS. The range of high and low transaction prices for the common stock as reported by the New York Stock Exchange for fiscal 1994 and 1993, are as follows:


Fiscal 1994
Quarter
Ended            High         Low
Sep. 30, 1993   3 1/4           2
Dec. 31, 1993   5 3/4       2 1/2
Mar. 31, 1994       6       4 1/8
Jun. 30, 1994   4 1/8           3


Fiscal 1993
Quarter
Ended            High         Low
Sep. 30, 1992   2 1/4       1 1/4
Dec. 31, 1992   3 3/4       1 1/2
Mar. 31, 1993   3 3/8           2
Jun. 30, 1993   3 5/8           2

There were 849 shareholders of record as of June 30, 1994. The Company has not paid cash dividends and does not expect to declare or pay cash dividends in the foreseeable future.


Annual Meeting of Shareholders
Monday, December 12, 1994, 2:00 p.m.
AmeriQuest Technologies, Inc.
2722 Michelson Drive, Irvine, CA 92715, 714/222-6000

                                                                   SCHEDULE VIII

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                            (Dollars in Thousands)

                                                     Additions
                                      Balance at     Charged to    Deductions-      Balance
                                      Beginning       Cost and      Accounts         at End
       Descriptions                   of Period       Expenses     Written Off     of Period
       ------------                   ----------     ----------    -----------     ---------
Allowance for Doubtful Accounts:
  July 1, 1991 to June 30, 1992       $      441     $      591    $       629     $     403
                                      ==========     ==========    ===========     =========
  July 1, 1992 to June 30, 1993       $      403     $      328    $       478     $     253
                                      ==========     ==========    ===========     =========
  July 1, 1993 to June 30, 1994       $      253     $      577    $       353     $     477
                                      ==========     ==========    ===========     =========

Inventory Reserve:
  July 1, 1991 to June 30, 1992       $    8,657     $    3,388    $     4,620     $   7,425
                                      ==========     ==========    ===========     =========
  July 1, 1992 to June 30, 1993       $    7,425     $      633    $     4,962     $   3,096
                                      ==========     ==========    ===========     =========
  July 1, 1993 to June 30, 1994       $    3,096     $    1,714    $     2,177     $   2,633
                                      ==========     ==========    ===========     =========


                                                                     SCHEDULE IX

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                             SHORT-TERM BORROWINGS
                            (Dollars in Thousands)

                                                                                              Weighted
                                                                     Maximum      Average     Average
      Category of                                     Weighted       Amount       Amount      Interest
      Aggregate                           Balance     Average      Outstanding  Outstanding     Rate
      Short-term                         at End of    Interest      During the   During the  During the
      Borrowings                          Period        Rate          Period       Period      Period
      -----------                        ---------    --------     -----------  -----------  ----------
Bank Notes Payable:
  July 1, 1991 to June 30, 1992          $   1,714      10.99%     $     7,570  $     3,494      14.38%
                                         =========      ======     ===========  ===========      ======
  July 1, 1992 to June 30, 1993          $       0      10.04%     $     3,610  $       714      34.08%
                                         =========      ======     ===========  ===========      ======
  July 1, 1993 to June 30, 1994          $  23,059       8.05%     $    24,652  $    12,144       6.79%
                                         =========      ======     ===========  ===========      ======

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                CURRENT REPORT

                                  FORM 8-K/A

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  July 18, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
- -------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


                                   Delaware
- -------------------------------------------------------------------------------
                (State of other jurisdiction of incorporation)


              1-10397                                      33-0244136
- -------------------------------------------------------------------------------
     (Commission File Number)                 (IRS Employer Identification No.)


        2722 Michelson Drive, Irvine, CA                               92715
- -------------------------------------------------------------------------------
     (Address of principal executive offices)                        (Zip Code)


                                (714) 222-6000
- -------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)


                            CMS ENHANCEMENTS, INC.
- -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         The Registrant earlier reported that on July 8, 1994 the Registrant reacquired 345,091 shares of its Common Stock from Mr. James D'Jen, a former officer and director of AQS, as down payment on an obligation of Mr. D'Jen to exchange 350,000 shares of AQS Common Stock in exchange for all (100%) of the common stock of AQS's Singapore subsidiary, CMS Enhancements (S) PTE Ltd. The balance of the 4,909 shares of AQS Common Stock were never delivered to the Registrant. Accordingly, after numerous demands of Mr. D'Jen to deliver the balance of the shares due, the Board of Directors resolved on March 17, 1995 to return the shares to Mr. D'Jen evidencing the down payment shares and to abandon the proposed sale.

         The Singapore company is a distributor of commodity disk drives. Sales for this Singaporean subsidiary approximate $20 million annually, but historically have not effectively contributed to the domestic operations.

         In the opinion of management the terms of the transaction were negotiated at "arm's-length" at a point in time that Mr. D'Jen was estranged from the Company, and it appears that this estranged relationship has resulted in Mr. D'Jen being unwilling to pay the full bargained-for consideration.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       AMERIQUEST TECHNOLOGIES, INC.


                                       /s/ Stephen G. Holmes
                                       ----------------------------------
                                       Stephen G. Holmes
                                       Secretary, Treasurer and
                                       Chief Financial Officer

Dated: April 4, 1995

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                CURRENT REPORT

                                  FORM 8-K/A

                               (Amendment No. 4)

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  September 12, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
- -------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


                                   Delaware
- -------------------------------------------------------------------------------
                (State of other jurisdiction of incorporation)


              1-10397                                      33-0244136
- -------------------------------------------------------------------------------
     (Commission File Number)                 (IRS Employer Identification No.)


        2722 Michelson Drive, Irvine, CA                               92715
- -------------------------------------------------------------------------------
     (Address of principal executive offices)                        (Zip Code)


                                (714) 222-6000
- -------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)



- -------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of  Assets
         -------------------------------------


     Effective June 6, 1994, AmeriQuest Technologies, Inc. ("AQS") issued 1,130,330 shares of its Common Stock in exchange for 3.3 million shares (51 percent) of Kenfil Inc. ("Kenfil") Common Stock held by certain principal shareholders of Kenfil in a first-stage exchange pursuant to AmeriQuest's two phase acquisition of Van Nuys, California-based Kenfil.


     On September 12, 1994, the shareholders of Kenfil and AQS approved the proposed merger of "AmeriQuest/Kenfil Inc.," a wholly-owned subsidiary of AQS, with and into Kenfil (the "Merger"). The Merger has since become effective, and AQS is now the sole shareholder of AmeriQuest/Kenfil Inc. In connection with the Merger, AQS issued 1,046,254 shares of its Common Stock to the Kenfil minority shareholders, 1,894,360 shares to the holders of Kenfil's subordinated debt and 2,788,353 shares (of which 388,316 were issued prior to June 30, 1994) to Kenfil's vendors.

     Kenfil is a distributor of microcomputer software. Its key vendors include Corel, Broderbund, Symantec, Quarterdeck Office Systems and IBM.

                          ---------------------------

     Effective September 22, 1994, ("AQS") issued 1,402,805 shares of its Common Stock in exchange for 50.1 percent of the issued and outstanding shares of Robec, Inc. ("Robec") Common Stock held by certain principal shareholders of Robec in a first-stage exchange pursuant to AmeriQuest's two phase acquisition of Robec.

     Subject to AmeriQuest and Robec stockholders' approvals, the remaining shares of Robec Common Stock will be exchanged in a merger transaction (the "Merger") at the same conversion ratio of 0.63075 shares of AmeriQuest for each share of Robec common stock. The Merger is expected to be completed in early 1995.

     Robec is a national value-added distributor of microcomputer systems, peripherals and accessories. Its key vendors include Acer, IBM, MultiTech, Okidata, Unisys and Wyse.


Item 7.  Financial Statements and Exhibits
         ---------------------------------

     (a) The financial statements of Robec required to be filed pursuant to Item 7(a) of Form 8-K are incorporated herein by reference to AQS's Registration Statement on Form S-4, SEC File No. 33-81726, declared effective on August 11, 1994 on pages F-42 through F-53 of the Prospectus/Joint Proxy Statement included therein, copies of which were attached to the original Form 8-K as Exhibit 3 and incorporated herein by this reference. Further, the financial statements of Robec at June 30, 1994 are incorporated herein by reference to Robec's Quarterly Report on Form 10-Q for the six months ended June 30, 1994, SEC File No. 0-18115, a copy of which is attached hereto as Exhibit 5.

     (b) The pro forma financial information for Kenfil and Robec required to be filed pursuant to Item 7(b) of Form 8-K and Rule 601 of Regulation S-K are attached hereto and incorporated herein by this reference, including:

                Pro Forma Condensed Balance Sheet at
                        June 30, 1994

                Pro Forma Condensed Statements of Operations
                        for the fiscal year ended June 30, 1994.


Exhibit No.      Description of Exhibit
- -----------      ----------------------
    2*           Amended and Restated Agreement and Plan of Reorganization dated as of August 11, 1994 by and between AmeriQuest, Robec and certain principal shareholders of Robec.

    3*           Financial Statements of Robec as included in AQS's Registration
                 Statement on Form S-4, SEC File No. 33-81726 at pages F-42 through F-53 of the Prospectus/Joint Proxy Statement included therein.

    5*           Robec's Quarterly Report on Form 10-Q for the six months ended
                 June 30, 1994.

- ---------------
* Filed with the original filing.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AMERIQUEST TECHNOLOGIES, INC.


                                         /s/ Stephen G. Holmes
                                         ------------------------------------
                                         Stephen G. Holmes
                                         Secretary, Treasurer and
                                         Chief Financial Officer



     Dated:  May 8, 1995

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements of AQS for the fiscal year ended June 30, 1994, gives effect to the acquisition of 100 percent of Kenfil's common stock and 50.1 percent of Robec's common stock. For the purpose of the unaudited pro forma statement of operations, it is assumed that these acquisitions were completed on July 1, 1993, and for the purpose of the unaudited pro forma balance sheet, it is assumed that these acquisitions were completed on June 30, 1994.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PROFORMA CONDENSED BALANCE SHEET
                           June 30, 1994 (Unaudited)

            (Dollars in thousands except share and per share data)


ASSETS

                                AmeriQuest            Proforma         Proforma                      Proforma       Proforma
                            Technologies, Inc.(2)  Adjustments(1)      Combined   Robec, Inc.       Adjustments     Combined
                            ------------------     --------------     ---------   --------------   -------------    ---------

CURRENT ASSETS
   Cash                            $     3,200                         $  3,200    $     363                        $  3,563
   Accounts receivable, net             24,708                           24,708       16,188           (817)(D)       40,079
   Inventories                          24,165                           24,165       20,371         (2,084)(D)       42,452
   Income taxes receivable                   -                                -            -                               -
   Prepaid expenses and other            1,627                            1,627          523                           2,150
                                   -----------       ---------          -------     --------       ---------        --------
      Total current assets              53,700               0           53,700       37,445          (2,901)         88,244

PROPERTY AND EQUIPMENT, NET              4,078                            4,078        1,962          (1,962)(I)       4,078
INTANGIBLE ASSETS, NET                   6,490           5,443 (B)       11,933            -               -          11,933
OTHER ASSETS                               877                              877          604            (604)(I)         877
                                   -----------       ---------          -------     --------       ---------        --------
                                   $    65,145       $   5,443          $70,588     $ 40,011       $  (5,467)       $105,132
                                   ===========       =========          =======     ========       =========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

                               AmeriQuest          Proforma            Proforma                       Proforma       Proforma
                            Technologies, Inc.    Adjustments(1)       Combined    Robec, Inc.       Adjustments     Combined
                            ------------------    -------------       ---------   --------------   -------------    ---------

CURRENT LIABILITIES
   Accounts payable                $    23,408       $(4,200)(C)       $ 19,208      $13,923              -         $ 33,131
   Notes payable                        23,059                           23,059       12,046              -           35,105
   Other                                 2,361                            2,361        1,678              -            4,039
                                   -----------       ---------          -------     --------       ---------        --------
      Total current liabilities         48,828        (4,200)            44,628       27,647              0           72,275
                                   -----------       ---------          -------     --------       ---------        --------
LONG-TERM DEBT                           3,175       (3,175)(A)               -            -              -                -
OTHER NONCURRENT LIABILITIES
DEFERRED INCOME TAXES                      267                              267          155              -              422
NEGATIVE GOODWILL                            -            -                   -            -          1,193(I)         1,193
MINORITY INTEREST                            -            -                   -            -          2,800(H)         2,800
STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value;
      authorized 10,000,000 shares;
      no shares issued and outstanding       -            -                   -            -              -               -
   Common stock, $.01 par value;
      authorized 30,000,000 shares;
      issued and outstanding 9,857,779
      shares                                99            53(A,B,C)         152            -             14 (D)         166
   Common stock, $.01 par value;
      authorized 10,000,000 shares;
      issued and outstanding 4,599,180
      shares                                 -             -                  -           46            (46)(J)           -
                                                                                                      2,735 (D)
   Additional paid-in capital           27,345        12,765(A,B,C)      40,110       16,695        (16,695)(J)      42,845
   Retained deficit                    (14,569)                         (14,569)      (4,532)         4,532 (J)     (14,569)
                                   -----------       ---------          -------     --------      ---------        --------
     Total stockholders' equity         12,875        12,818             25,693       12,209         (9,460)         28,442(3)
                                   -----------       ---------          -------     --------      ---------        --------
                                       $65,145        $5,443            $70,588      $40,011        $(5,467)       $105,132
                                   ===========       =========          =======     ========      =========        ========

OUTSTANDING COMMON SHARES            9,857,779                       15,198,430                                 16,601,235
                                   ===========                       ==========                                 ==========

(1) Includes the acquisition of the remaining 49% of Kenfil and the conversion to Preferred and Common Stock of certain indebtedness.

(2) The AQS historical balance sheet at June 30, 1994, includes the historical balance sheets of Kenfil, Inc. Effective June 6, 1994, AQS acquired 51 percent of the outstanding common stock of Kenfil. The remaining 49 percent of the outstanding Kenfil common stock was acquired on September 12, 1994. Kenfil had an equity deficit at the date of acquisition, and therefore no amount representing minority interest is reflected in the historical AQS balance sheet.

(3) The Company valued its common stock issued in connection with its Kenfil and Robec acquisitions at a discounted quoted market price, based upon the weighted average discounts received in recently completed private placement equity cash transactions. This valuation represents management's best estimate of the fair value of the Company's common stock. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

                         AMERIQUEST TECHNOLOGIES, INC.

                 PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                         For year ended June 30, 1994
                                  (Unaudited)
                 (Dollars in thousands, except per share data)

                                AmeriQuest                           Pro Forma    Pro Forma                Pro Forma    Pro Forma
                           Technologies, Inc.(2)(L)(K)Kenfil Inc.    Adjustments   Combined   Robec Inc.   Adjustments   Combined
                              ------------------     -----------    -----------  ----------  ----------   -----------   --------
NET SALES                     $      87,593         $   138,759                $ 226,352     $  168,446                 $ 394,798
COST OF SALES                        75,023             128,843                  203,866        155,836                   359,702
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
  Gross profit                       12,570               9,916            0      22,486         12,610             0      35,096
OPERATING EXPENSES
  Selling, general and
     administrative                  14,144              24,653    $   1,193 (E)  39,990         22,985          (376)(N)  62,599
  Restructuring charge and
     earthquake loss (G)              5,700               3,430                    9,130              0                     9,130
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
  Loss from operations               (7,274)            (18,167)      (1,193)    (26,634)       (10,375)          376     (36,633)
OTHER INCOME
  (EXPENSE)
  Other income                           31                 40                        71                                       71
  Interest expense                     (728)            (2,626)          380 (F)  (2,974)        (1,613)                   (4,587)
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
                                       (697)            (2,586)          380      (2,903)        (1,613)            0      (4,516)
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
Minority interest                         0                  0             0           0              0         2,800(M)    2,800
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
  Loss before taxes                  (7,971)           (20,753)         (813)    (29,537)       (11,988)        3,176     (38,349)
PROVISION FOR INCOME
  TAXES                                   0                 17                        17           (814)                     (797)
                              -------------         -----------    ---------   ---------     ----------   -----------   ---------
  Net loss (G)                $      (7,971)        $  (20,770)    $    (813)  $ (29,554)    $  (11,174)  $     3,176   $(37,552)(G)
                              =============         ===========    =========   =========     ==========   ===========   =========
Net loss per
  common share and
  common share equivalent     $       (1.33)                                   $   (2.30)                               $  (2.64)
                              =============                                    =========                                ========
Common and common
  equivalent shares               5,973,511                                   12,832,808                                14,235,613
                              =============                                   ==========                                ==========

            FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF AMERIQUEST TECHNOLOGIES, INC., KENFIL INC. AND ROBEC INC.

  The following footnotes reflect the assumptions made in the preparation of the Pro Forma Condensed Consolidated Financial Statements.

 (A) In conjunction with the purchase of Kenfil, AmeriQuest will issue 1,894,360 additional shares of AmeriQuest Common Stock in satisfaction of certain Kenfil subordinated debt with a face amount of $8,203,729 but which had been valued at $3,175,000 for purposes of the June 30, 1994 financial statements, plus accrued interest to the date of issuance.

      The AmeriQuest common stock is assumed to have a market value of $2.40 per share, representing a discounted quoted market price based upon the method discussed in (B).

 (B) In September 1994, AQS issued 1,046,254 shares of its Common Stock to acquire the remaining 49% of Kenfil Inc. The additional shares were valued at $2.40 per share and resulted in additional goodwill in the amount of $5,443,000. The per share valuation represents a discounted quoted market price, based upon the weighted average discounts received on recently completed private equity cash transactions. The Kenfil goodwill amount results from management's preliminary estimate of the fair value of Kenfil net assets acquired. Management is currently in the process of completing its detailed analysis of the fair value of Kenfil net assets acquired and therefore the related goodwill amount presented herein may materially change as a result of the completed analysis. For each $1 million of goodwill recorded due to future purchase price allocation adjustments, the pro forma loss for the year ended June 30, 1994 would increase by $100,000.

 (C) In conjunction with the purchase of Kenfil, the Company issued 2,400,037 additional shares (388,316 shares had been previously issued to vendors prior to June 30, 1994) of AmeriQuest Common Stock in satisfaction of certain Kenfil trade accounts payable, i.e. to Kenfil's vendors. Initially certain such shares were issued in part as AmeriQuest Common Stock and in principal part as Series C Convertible Preferred Stock pending an increase in the number of shares of Common Stock that AmeriQuest is authorized to issue. However, inasmuch as the Series C Convertible Preferred Stock served only as a temporary capital alternative, it is reflected in the accompanying pro forma financial statements as Common Stock. AmeriQuest anticipates that up to an additional one million shares of AmeriQuest Common Stock may be issued to other Kenfil vendors, however, no certainty as to such possible issuance exists. The AmeriQuest common stock is assumed to have a market value of $2.40 per share representing a discounted qouted market price based upon the method discussed in
      (B).

 (D) To effect the purchase of Robec, AmeriQuest will issue 1,402,805 shares of AmeriQuest Common Stock in exchange for 50.1% of the issued and outstanding shares of Robec common stock. The AmeriQuest Common Stock is assumed to have a market value of $1.96 per share at the time of the transaction for a total purchase price of $2,750,000. The per share valuation represents a discounted quoted market price based upon the method discussed in (B).

      The reserves recorded against Robec accounts receivable and inventories are to state these amounts at their net realizable value, based upon management's preliminary estimate of the fair value of Robec net assets acquired. Management is currently in the process of completing its detailed analysis of the fair value of Robec net assets acquired and therefore the related purchase price allocation presented herein may change as a result of the completed analysis. Management, however, does not expect future purchase price allocation adjustments to have a material effect on the Company's future results of operations or financial position.

 (E) To record goodwill amortization over the estimated economic life of 10 years.

      Management believes that the most significant intangible acquired is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from the existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and quality of the vendors and their product offerings.

 (F) Savings of interest expense on the Kenfil subordinated debt retired through the issuance of Ameriquest Common Stock in (A) above, interest ranging from 9.5% to 13.91%.

 (G) The restructuring charge of $5,700,000 included in AmeriQuest's historical statement of operations relates principally to the write-off of certain former personal computer joint venture operations. The restructuring charge and earthquake loss of $3,430,000 included in Kenfil's historical financials included charges of $2,821,000 for losses sustained in the Southern California earthquake and restructuring charges of $609,000 relating to severance costs and lease termination costs.

      Such restructuring charges, although non-recurring in nature, have been included in the proforma condensed combined statement of operations in conformity with Article 11 of Regulations S-X of the Securities and Exchange Commission.

 (H) To record minority interest associated with the 49.9 percent of Robec common stock shares not owned by AmeriQuest.

 (I) The fair value of Robec net assets acquired exceeds its purchase price by $3,759,000. Robec long lived assets of $2,566,000 are written down to zero, with the remaining $1,193,000 recorded as negative goodwill.

 (J)  To eliminate the historical equity of Robec.

 (K) On July 8, 1994, AmeriQuest reacquired 345,091 shares of its Common Stock from Mr. James D'Jen, a former officer and director of AmeriQuest, as down payment on an obligation of Mr. D'Jen to exchange 350,000 shares of AmeriQuest Common Stock, in exchange for all (100%) of the common stock of AmeriQuest's Singapore subsidiary, CMS Enhancements (S) PTE Ltd. The Singapore subsidiary is a distributor of commodity disk drives. Sales for this Singapore subsidiary approximate $20 million annually, with an approximate breakeven in operating results. The balance of the 4,909 shares of AQS Common Stock were never delivered to the Registrant. Accordingly, after numerous demands of Mr. D'Jen to deliver the balance of the shares due, the Board of Directors resolved on March 17, 1995 to return the shares to Mr. D'Jen evidencing the down payment shares and to abandon the proposed sale.

 (L) Effective December, 1993, AQS acquired certain assets and assumed certain liabilities of Management Systems Group and acquired the outstanding common stock of Rhino Sales Company. Assuming these acquisitions were reflected in the accompanying pro forma statement of operations as being effective July 1, 1993, the impact would be to increase revenues approximately $20 million, with no effect on net income.

 (M) To give effect to Robec's minority interest share of its loss, up to the amount of recorded minority interest reflected in the Company's June 30, 1994 pro forma balance sheet.

 (N) To reduce depreciation expense associated with Robec's long lived assets written to zero and to give effect to the amortization of negative goodwill.

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  Form 10-Q/A

                               (Amendment No. 3)

                  QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

For quarter ended September 30, 1994

Commission File Number 1-10397



                         AmeriQuest Technologies, Inc.
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

             Delaware                                     33-0244136
- --------------------------------------          --------------------------------
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization                         Identification No.)

2722 Michelson Drive, Irvine, CA                             92715
- ---------------------------------------         --------------------------------
(Address of principal executive office)                    (Zip Code)

Registrant's telephone number:                           (714) 222-6000

- --------------------------------------------------------------------------------
Former name, former address and former fiscal year, if changed since last report

       Indicate by check mark, whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.    Yes  X    No
                                                 ----     ----

       At September 30, 1994 there were 17,136,935 shares of the Registrant's Common Stock outstanding.

                               AmeriQuest Technologies, Inc.


                                           INDEX

PART I. FINANCIAL INFORMATION

   Item 1. Financial Statements

      Statement Regarding Financial Information ...........................    3

      Consolidated Condensed Balance Sheets
         September 30, 1994 and June 30, 1994 .............................    4

      Consolidated Condensed Statements of Income
         Three Months Ended September 30, 1994 and 1993 ...................    5

      Consolidated Condensed Statements of
         Cash Flows - Three Months Ended
         September 30, 1994 and 1993 ......................................  6-7

      Consolidated Statements of Shareholders' Equity
         September 30, 1994 ...............................................    8

      Notes to Consolidated Condensed Financial
         Statements - September 30, 1994 .................................. 9-11

   Item 2. Management's Discussion and Analysis
         of Financial Condition and Results of Operations..................12-13



PART II. OTHER INFORMATION ................................................   14



SIGNATURES ................................................................   15

                         AMERIQUEST TECHNOLOGIES, INC.

                                   FORM 10-Q

                    FOR THE QUARTER ENDED SEPTEMBER 30, 1994

               PART I.  STATEMENT REGARDING FINANCIAL INFORMATION


          The financial statements included herein have been prepared by AMERIQUEST TECHNOLOGIES, INC. (The "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. It is suggested that the financial statements be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended June 30, 1994 as filed with the Securities and Exchange Commission.

                         AMERIQUEST TECHNOLOGIES, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (UNAUDITED)


(Dollars in thousands)                              September 30,    June 30,
                                                       1994            1994
- ------------------------------------------------------------------------------
ASSETS
                                                         RESTATED
                                                         (SEE NOTE 5)

CURRENT ASSETS
  Cash                                                   $  1,378    $   3,200
  Accounts receivable, less
    allowances for doubtful
    accounts of $452 and $477                              42,687       24,708
    as of September 30, 1994 and June 30,
    1994, respectively
  Inventories                                              47,291       24,165
  Other current assets                                      1,668        1,627
                                                         --------     --------
                                                           93,024       53,700

PROPERTY AND EQUIPMENT, NET                                 4,043        4,078
INTANGIBLE ASSETS, NET                                     11,813        6,490
OTHER ASSETS                                                1,142          877
                                                         --------     --------
                                                         $110,022     $ 65,145
                                                         ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                       $ 29,722     $ 23,408
  Notes payable                                            43,211       23,059
  Other current liabilities                                 5,358        2,361
                                                         --------     --------
    Total current liabilities                              78,291       48,828

SUBORDINATED NOTES PAYABLE                                      -        3,175
                                                         --------     --------
DEFERRED INCOME TAXES                                         267          267
                                                         --------     --------
MINORITY INTEREST                                           2,800            -
                                                         --------     --------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value;
    authorized 30,000,000 shares; issued
    and outstanding, 17,136,935 and
    9,857,779 shares, respectively                            171           99
  Additional paid-in capital                               44,175       27,345
  Retained deficit                                        (15,682)     (14,569)
                                                         --------     --------
    Total stockholders' equity                             28,664       12,875
                                                         --------     --------
                                                         $110,022     $ 65,145
                                                         ========     ========

             The accompanying notes are an integral part of these
                      consolidated financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

(Dollars in thousands)
                                             Three Months Ended September 30,
                                             --------------------------------
                                                 1994                1993
                                             --------------------------------
                                             RESTATED
                                             (SEE NOTE 5)

NET SALES                                    $    49,476           $   19,560
COST OF SALES                                     44,704               16,394
                                             -----------           ----------
  Gross profit                                     4,772                3,166
                                             -----------           ----------

OPERATING EXPENSES
  Selling, general and administrative              5,222                2,978
  Research and development                             3                   50
                                             -----------           ----------
                                                   5,225                3,028
                                             -----------           ----------
  Income (loss) from operations                     (453)                 138
                                             -----------           ----------

OTHER (INCOME) EXPENSE
  Other (income) expense                             (67)                   2
  Interest expense                                   727                   74
                                             -----------           ----------
                                                     660                   76
                                             -----------           ----------

  Net income(loss)                           $   ( 1,113)          $       62
                                             ===========           ==========
  Net income(loss) per common share and
       common stock equivalent               $     (0.10)          $     0.02
                                             ===========           ==========

       Weighted average shares                11,622,873            3,341,373
                                             ===========           ==========

     The accompanying notes are an integral part of these consolidated financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                                 Three Months Ended September 30,
                                                                                                ---------------------------------
(Dollars in thousands)                                                                                     1994         1993
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                     RESTATED
                                                                                                   (SEE NOTE 5)
Cash Flow from Operating Activities
Net income (loss)                                                                                 $      (1,113)     $    62
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation and amortization                                                                             589          246
  Provision for losses on accounts receivable                                                               127          (67)
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable                                                           (2,269)      (1,380)
    (Increase) decrease in inventories and other                                                         (7,138)        (781)
    (Increase) decrease in other assets                                                                     (40)        (333)
    Increase (decrease) in accounts payable and other                                                       841          885
- ---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                                      (9,003)      (1,368)
- ---------------------------------------------------------------------------------------------------------------------------------

Cash Flow from Investing Activities
  Purchases of property and equipment                                                                      (383)        (124)
  Net cash received from acquisition of business                                                            302            -
- ---------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) investing activities                                                                     (81)        (124)
- ---------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
  Proceeds from line of credit borrowings                                                                37,685       16,607
  Principal payments on line of credit and capital leases                                               (31,758)     (15,387)
  Proceeds from sale of common stock                                                                      1,335          200
- ---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                                       7,262        1,420
- ---------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash                                                                              (1,822)         (72)
Cash-beginning of the year                                                                                3,200        1,020
- ---------------------------------------------------------------------------------------------------------------------------------
Cash-end of the year                                                                              $       1,378      $   948
- ---------------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosures of Cash Flow Information
Interest on line of credit:  During the periods ending September 30, 1994 and
                             1993, the Company paid interest costs of $727,000
                             and $74,000, respectively.
Income Taxes:                During the periods ending September 30, 1994 and
                             1993, the Company made no tax payments.

The accompanying notes are an integral part of these consolidated financial statements.

Business acquired: During the first quarter of 1995, the Company acquired businesses summarized as follows:

        Fair value of assets acquired                                 34,595
        Liabilities assumed                                          (19,520)
        Common stock issued                                          (15,075)
                                                                    ---------

        Cash paid                                                          0
        Less cash acquired                                               302
                                                                    ---------

        Net cash received from acquisition                               302
                                                                    =========

                         AMERIQUEST TECHNOLOGIES, INC.
           CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                              September 30, 1994
                                  (UNAUDITED)

                                                                                       Additional        Retained
                                                                 Common Stock           Paid-in          (Deficit)
(Dollars in thousands)                                       Shares      Amount         Capital           Earnings
- ------------------------------------------------------------------------------------------------------------------
Balances at June 30, 1992                                   2,925,523    $ 29           14,757            $ (6,834)
Common stock issued to unrelated parties                      143,000       2              286                   -
Common stock issued for acquisitions                          100,000       1              149                   -
Exercise of employee stock options                             12,187       -               18                   -
Net income for the year ended June 30, 1993                         -       -                -                 236
- ------------------------------------------------------------------------------------------------------------------
Balances at June 30, 1993                                   3,180,710    $ 32           15,210            $ (6,598)
Common stock issued to unrelated parties                    4,905,072      49            9,054                   -
Exercise of employee stock options                             41,667       1               70                   -
Common stock issued for acquisitions                        1,730,330      17            3,011                   -
Net (loss) for the year ended June 30, 1994                         -       -                -              (7,971)
- ------------------------------------------------------------------------------------------------------------------
Balances at June 30, 1994                                   9,857,779    $ 99          $27,345            $(14,569)
Common stock issued to unrelated parties (Note 4)             532,000       5            1,325                   -
Exercise of employee stock options                              3,700       -                5                   -
Common stock issued for acquisitions (Note 3)               6,743,456      67           15,500                   -
Net (loss) for the three months ended                               -       -                -              (1,113)
  September 30, 1994
- ------------------------------------------------------------------------------------------------------------------
Balances at September 30, 1994                              17,136,935   $171          $44,175            $(15,682)
- ------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.
                             NOTES TO CONSOLIDATED
                         CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1994


1)  MANAGEMENT OPINION

     In the opinion of management, the consolidated condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented.

2)  EARNING PER SHARE

     Primary earnings per common share and common share equivalent were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the quarter. Common stock equivalents include the number of common shares issuable on exercise of the outstanding warrants and stock options less the number of shares that could have been purchased with the proceeds from the exercise of such warrants or options based on the average price of the Company's common stock during the quarter. Fully diluted earnings per common share was immaterial. Common stock equivalents that increase earnings per share or decrease loss per share were excluded from the computation.

3)  ACQUISITIONS

     The Company is pursuing a growth through acquisition strategy of acquiring regional distributors with the ultimate goal of creating a national distributor of value added computers, subsystems and peripherals.

     The success of this strategy is dependent upon the ability of the Company to effectively consolidate and integrate the operations of the acquired businesses, combine different business cultures and obtain adequate financing to complete acquisitions and fund working capital requirements.

     Since 1993, the acquisitions of the Company have included:

     COMPLETED BY JUNE 30, 1993

     Vitronix, Inc. ("Vitronix")

     As of March 1993, the Company acquired certain assets of Vitronix for common stock of the Company. Vitronix is a distributor of computer products and services, specializing in UNIX applications, and is based in Boston, Massachusetts.

     COMPLETED BY JUNE 30, 1994

     Management Systems Group ("MSG")

     As of December 1993, the Company acquired certain assets and assumed certain liabilities of MSG for common stock of the Company and certain contingent consideration. MSG is a distributor of computer products and services, specializing in systems and networking applications, and is based in Long Island, New York.

     Rhino Sales Company ("Rhino")

     As of December 1993, the Company acquired the outstanding common stock of Rhino for a combination of cash and common stock of the Company. Rhino is a distributor of computer products and services, specializing in UNIX applications, and is based in Fenton, Michigan.

     Kenfil Inc. ("Kenfil")

     As of June 1994, the Company acquired 51% of the outstanding common stock of Kenfil for common stock of the Company. Kenfil distributes microcomputer software and is based in Southern California.

     IN PROCESS AT JUNE 30, 1994 (COMPLETED BY SEPTEMBER 30, 1994)

     Kenfil Inc. ("Kenfil")

     As of September 1994, the Company acquired the remaining outstanding 49% of the common stock of Kenfil and converted certain trade and subordinated debt of Kenfil for common and convertible preferred stock of the Company.

     Robec, Inc. ("Robec")

     As of September 1994, the Company acquired 51% of the outstanding common stock of Robec for common stock of the Company. Robec is a distributor of computer products and services, specializing in systems and UNIX applications, and is based in Horsham, Pennsylvania.

     IN PROCESS AT SEPTEMBER 1994

     Robec, Inc. ("Robec")
     The Company proposes to acquire the remaining 49% of the outstanding common stock of Robec during 1995.

     National Computer Distributors ("NCD")

     As of September 1994, the Company entered into an agreement to acquire the outstanding common stock of NCD for cash and common stock of the Company. NCD is a distributor of computer products and services, specializing in systems and connectivity applications, and is based in Fort Lauderdale, Florida. This proposed transaction is expected to be completed in November 1994.

    The following summarizes the cost of the Company's acquisitions (dollars in thousands):



                                         Common Shares   Common Stock
Company                                     Issued       Consideration   Cash Consideration
- -------                                  -------------   -------------   ------------------

   Completed by June 30, 1994
      MSG                                      400,000      $      700
      Rhino                                    200,000             350           $50
      Kenfil, 51%                            1,130,330           1,978
                                             ---------      ----------
                                             1,730,330      $    3,028
                                             ---------      ----------

   Completed by September 30, 1994
      Kenfil, 49%                            1,046,254      $    2,511
      Robec, 51%                             1,402,805           2,749
      Kenfil, vendors                        2,400,037           5,761
      Kenfil, debt conversion                1,894,360           4,546
                                             ---------      ----------
                                             6,743,456      $   15,567
                                             ---------      ----------

   In process at September 30, 1994
      Robec, 49%                             1,397,195
      NCD                                    1,864,767


   The acquisitions were accounted for using the purchase method and, accordingly, the financial statements include the results of their operations from the effective acquisition dates. As to common stock consideration, all such acquisitions are reflected utilizing a per share valuation representing a discounted quoted market price, based upon weighted average discounts received on recently completed private equity cash transactions. This valuation represents management's best estimate of the fair value of the Company's common stock. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

   The contingent consideration granted to certain of the former owners of the acquired businesses is dependent upon the attainment of certain defined profit objectives of the acquired companies and consists of the right to acquire common stock of the Company at previously agreed upon prices, additional cash consideration or the issuance of additional common stock. Additional contingent consideration earned in connection with the attainment of the profit objectives, if any, will be reflected as an increase in the excess of cost over the fair value of net assets acquired. As to the specific acquisitions of the Company, such potential contingent common stock and cash consideration is less than $400,000 in the aggregate and is limited to the MSG and Rhino acquisitions.

   Management believes that the most significant intangible acquired is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit form the existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and quality of the acquiree's vendors and their product offerings.

   The purchase price allocations associated with the Kenfil and Robec acquisitions are based upon the Company's preliminary estimates of the fair value of net assets acquired. The Company is currently in the process of completing its detailed analysis of the fair value of Kenfil and Robec net assets acquired and therefore the related intangible assets included in the accompanying financial statements may change as a result of the completed analysis.

   The pro forma effects of the Kenfil, Robec and NCD acquisitions as if they occurred at the beginning of each period follow (dollars in thousands except per share data):

                                      Three Months Ended
                                         September 30,
                                    1994            1993
                                 -----------     -----------
   Net sales                     $   133,191     $   158,316
   Gross profit                        9,409          17,301
   Net (loss)                         (4,352)            (26)

   Net (loss) per common
   share and common stock
   equivalent                    $     (0.21)    $         _
                                 ===========     ===========
   Weighted average shares        20,647,186      10,291,528
                                 ===========     ===========

   The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place at the beginning of the indicated period or the results that may occur in the future. Furthermore, the pro forma results do not give effect to cost savings which may occur as a result of the consolidation of the acquired companies.

   During the three month period ended September 30, 1994, intangibles increased approximately $5.3 million. This increase primarily relates to the Company's acquisition of the remaining 49 percent of Kenfil.

4) COMMON STOCK

   Common stock issued to unrelated parties during the quarter ended September 30, 1994 consisted of 532,000 common shares issued to Computer 2000 AG, a publicly traded German company, for cash proceeds of $1,330,000.

   In November 1994 the Company entered into an agreement to sell a controlling interest, 51%, of it's common stock to Computer 2000. The aggregate proceeds of $50 million are scheduled for receipt by the Company in late 1994 as to $18 million and in September 1995 as to the remaining $32 million. Such proceeds, when coupled with the existing cash and credit resources of the Company, should allow for reasonable continued expansion of the operations of the Company.

5) RESTATEMENT

   The accompanying unaudited condensed consolidated financial statements for the first quarter ended September 30, 1994, have been restated to reflect certain duplicate operating costs associated with the recent KENFIL acquisition as operating expenses of the Company, rather than purchase accounting adjustments. The effect of the restatement is to increase selling, general and administrative expenses by $700,000 and increase the loss from operations and the net loss by this same amount. The net loss per share increased from ($0.04) to ($0.10) as a result of this restatement.

   The restatement resulted from management's continued review of its purchase accounting policies regarding the KENFIL acquisition and the determination that certain costs required to integrate the KENFIL business did not meet the APB number 16 criteria for purchase accounting.

   The Company modified its method to determine the fair value of its common stock issued in connection with recent acquisitions and related transactions. The Company's valuations are based on a discounted quoted market price based upon a weighted average of discounts received in recently completed private equity cash transactions. The Company's condensed consolidated financial statements included herein have been restated for this change. The effect of this restatement is to increase total assets by $2,114,000 and stockholders' equity by $492,000 at September 30, 1994.

ITEM 2. MANAGEMENT'S' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
- --------------------------------------------------------------------------------
OF OPERATIONS
- -------------

SUMMARY

The following table sets forth certain items in the Consolidated Condensed Statements of Income as a percent of net sales.

                                      Percent of Net Sales
                                     ----------------------
                                       Three Months Ended
                                         September 30,
                                       1994         1993
                                     ---------   ----------
Net sales                               100.0%       100.0%

Cost of sales                            90.4%        83.8%

Gross profit                              9.6%        16.2%

Selling, general and
   administrative                        10.6%        15.5%

Interest and other expense, net           1.3%         0.4%

Net income (loss)                        -2.2%         0.3%


AmeriQuest is following a business strategy of growth by acquisition, consistent with the consolidation that is occurring in the maturing personal computer marketplace. This strategy creates the following risks involving the ability to successfully:

. Consolidate the operations of previously unaffiliated businesses, some of which were unprofitable

. Combine the business cultures of diverse operations

. Obtain adequate capital resources to complete acquisitions and working capital required for continuing operations

The following reflects the net changes in each specified account as regards the implementation of the business strategy of the Company.


                              Increase (Decrease) During
                             Quarter Ended September 30,
                              Compared to June 30, 1994
                             ----------------------------

Sales
  Due to acquisitions                   20,817
  Continuing operations                  4,042
  Restructuring                              -
  Net change                            24,859

Gross Profit
  Due to acquisitions                    1,913
  Continuing operations                    (79)
  Restructuring                              -
  Net change                             1,834

Operating Expenses
  Due to acquisitions                    1,845
  Continuing operations                 (2,483)
  Net change                              (638)

Other (Income) Expense
  Due to acquisitions                     (357)
  Continuing operations                    (57)
  Restructuring                              -
  Net change                              (414)

Net Income
  Due to acquisitions                     (289)
  Continuing operations                  2,461
  Net change                             2,172


The working capital for these changes has generally been provided by bank credit line facilities and the issuance of common stock as to acquisitions.

RESULTS OF OPERATIONS

For the three months ended September 30, 1994, net sales increased appreciably as contrasted to the same period in the prior year due to the operational activities resulting from the acquisition of MSG, Rhino, Kenfil and Robec, which were not owned and thus not included in the operations of the Company at September 30, 1993.

An aggregate warranty and returns reserve of approximately $1 million is reflected in the balance sheet of AmeriQuest at September 30, 1994. Inasmuch as the Company began its distribution operations in December 1993, the effect of market development funds received through September 30, 1994 was not significant.

Costs of sales as a percentage of net sales increased significantly for the three months ended September 30, 1994, when compared to the same period one year ago principally since the operations of the acquired businesses are distribution oriented with lower margins than those achieved by the value added storage operations in which the Company was engaged in 1993 and which operations continue but represents a much lower portion of consolidated operations.

Selling, general and administrative costs as a percentage of net sales decreased for the three months ended September 30, 1994 when compared to the same period one year ago, principally because the acquired operations of the Company require less selling and administrative support than the operations in place a year ago.

Interest expense increased substantially for the three months ended September 30, 1994, when compared to the same period one year earlier, reflecting the increased financing associated with the acquired operations.


LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has generated cash to meet its needs from operations, sales of common stock and bank borrowings. At September 30, 1994, the Company had $1.4 million in cash, and had borrowed approximately $43.2 million against its existing lines of credit. The Company's continued product distribution emphasis and proposed expansion will require substantial additional capital resources.
At September 30, 1994, AmeriQuest has working capital lines of credit of over $50 million, including a $20 million facility extended to Robec, Inc.
Borrowings under these facilities bear interest at from 1 to 3 percent over the prime rate and are limited to specified percentages of AmeriQuest's eligible accounts receivable (a borrowing base in excess of $20 million) and inventories (a borrowing base of over $20 million).

The management of the Company expects to implement a cost reduction and efficiency program for its core distribution operations during fiscal year 1995 in an effort to eliminate the continuing impact of those attributes which created the cash loss from operations of $8.4 million realized in 1994. This program will focus on centralized administrative operations, product procurement efficiencies and a continuing cost/benefit analysis of resource allocation. No material commitments are in place as to required capital expenditures at September 30, 1994.

As AmeriQuest introduced products which carry higher gross margins than do the commodity products which historically accounted for much of AmeriQuest's revenues, available working capital was invested in higher levels of inventories in fiscal year 1994 and 1995.

Inventory and receivables increased during the period due to the Robec and NCD acquisitions. Acquired inventory and receivables were recorded at their estimated fair market value. Inventory reserves decreased during the period due to the liquidation of aged inventory. Inventory reserves are summarized below:

                                       Quarter ended September 30,
                                         (Dollars in thousands)

                                          1994            1993
                                         -------         ------
Inventory at September 30,
net of reserve                           $47,291         $8,695
                                         -------         ------

   Beginning balance                       2,633          7,600
   Charged to expense                        868            150

   Deductions from disposition                 -           (500)
                                         -------         ------

   Ending balance                        $ 3,501         $7,250
                                         -------         ------


In November 1994 the Company entered into an agreement to sell a controlling interest, 51%, of it's common stock to Computer 2000 AG, a publicly held German company in the same line of business. The aggregate proceeds of $50 million are scheduled for receipt by the Company in late 1994 as to $18 million and in September 1995 as to the remaining $32 million. The $32 million investment is contingent upon a number of conditions, including AmeriQuest's meeting certain monthly and cumulative after-tax operating profitability conditions during the first half of calendar 1995. If AmeriQuest does not meet these profitability conditions, Computer 2000 will have the option to make the $32 million investment. Such proceeds, when coupled with the existing cash and credit resources of the Company, should allow for reasonable continued expansion of the operations of the Company.

Management believes that its existing product lines will enable AmeriQuest to generate sufficient cash through operations, supplemented by the periodic use of its lines of credit, to finance a continuation of AmeriQuest's existing business over the next twelve months. However, as AmeriQuest continues planned acquisitions, significant cash resources will be required to effect this effort. There is no assurance that required funds for planned acquisitions will be available, or that sufficient funds can either be obtained or if available, that such funds can be secured at commercially acceptable rates of costs.

                          PART II.  OTHER INFORMATION


Item 1.   Legal Proceedings.
          ------------------

          AmeriQuest is both a plaintiff and defendant from time-to-time in lawsuits incidental to its business. The management of AmeriQuest believes that none of such current proceedings individually or in the aggregate, will have a material adverse effect on AMERIQUEST. While not expected to be of material effect to the Company, Kenfil Inc. vs.
                                                                ---------------
          RLI Insurance Company, Superior Court of the State of California,
          ----------------------
          County of Los Angeles, No. BC 108564 filed July 12, 1994, involves litigation instituted by Kenfil Inc. to recover additional monies for the damage it incurred in the Northridge earthquake of January 17, 1994. The defendant cross-claimed on August 12, 1994 for return of the $840,000 it had paid on claims submitted by Kenfil Inc., based on affidavits from former Kenfil employees alleging that they had been instructed following the earthquake to intentionally destroy additional inventory. The defendant's theory is that it is not obligated to even cover that portion of the damage cause by the earthquake because of the possible fraud involved with such actions; while the management of Kenfil maintains that only that portion of damages actually incurred by the earthquake were submitted as claimed losses. There exists a question of fact as to whether the actions of Kenfil's employees were instigated by upper-level management and a question of law as to whether the lower-level managers of Kenfil are able to take ultra vires actions which can be attributed to Kenfil. The testimony to date appears fragmented and uncorroborated, such that a close examination of the evidence deduced to date reveals no clear evidence that would allow one to conclude that the defendant was in any way defrauded. Additionally, it appears that the defendant insurance company failed to terminate the contract upon discovery of the alleged "fraud," and merely chose to not renew the contract upon its expiration. Although there are pictures available to prove the actual damage immediately following the earthquake, no assurance can be given that the defendant will not ultimately prevail. The ability of Kenfil Inc. to satisfy any possible future judgement is dependent on the results of its future operations. However, such a judgement would not directly impact the other subsidiaries of AmeriQuest nor AmeriQuest itself.

Item 2.   Changes in Securities.
          ----------------------
          None.

Item 3.   Defaults upon Senior Securities.
          --------------------------------
          None.

Item 4.   Submission of Matters to a Vote of Security Holders.
          ----------------------------------------------------
          None.

Item 5.   Other Information.
          ------------------
          None.

Item 6.   Exhibits and Reports on Form 8-K.
          ---------------------------------

          (a)   Exhibits
                Exhibit 27--Financial Data Schedule
          (b)   Reports on Form 8-K
                None

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         AMERIQUEST TECHNOLOGIES, INC.
                                         -----------------------------
                                         (Registrant)


Date:  May 8, 1995                    By: /s/  HAROLD L. CLARK
      -----------------                     -----------------------------------
                                            Harold L. Clark
                                            Chief Executive Officer


Date:  May 8, 1995                    By: /s/  STEPHEN G. HOLMES
      -----------------                     -----------------------------------
                                            Stephen G. Holmes
                                            Chief Financial Officer

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington D.C. 20549

                                 CURRENT REPORT

                                       on

                                  FORM 8-K/A


                               (Amendment No. 5)

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  November 14, 1994



                         AMERIQUEST TECHNOLOGIES, INC.
_____________________________________________________________________________
               (Exact name of registrant as specified in charter)


                                   Delaware
_____________________________________________________________________________
                 (State of other jurisdiction of incorporation)


             1-10397                               33-0244136
_____________________________________________________________________________
     (Commission File Number)           (IRS Employer Identification No.)


  2722 Michelson Drive, Irvine, CA                    92715
_____________________________________________________________________________
(Address of principal executive offices)            (Zip Code)


                                (714) 222-6000
_____________________________________________________________________________
             (Registrant's telephone number, including area code)


______________________________________________________________________________
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

     Effective November 14, 1994, AmeriQuest Technologies, Inc. ("AQS") issued 1,864,767 shares of its Common Stock and $3,473,312, excluding transaction costs, in exchange for 100% percent of the issued and outstanding equity securities of Ross White Enterprises, Inc. d/b/a "National Computer Distributors" ("NCD").

     NCD is a national value-added distributor of microcomputer systems, peripherals and accessesories. Its key vendors include Acer, AST, Leading Edge and Canon.

                         _____________________________

Item 5.  Other Events
         ------------

     AQS and Computer 2000 AG ("Computer 2000"), a company duly organized under the laws of the Federal Republic of Germany, entered into an agreement dated November 14, 1994 (the "Investment Agreement") pursuant to which Computer 2000 agreed to invest approximately $50 million in AQS in exchange for an approximately 51 percent ownership interest in AQS, including shares already owned by Computer 2000. The transaction has been approved by the boards of both companies, and is subject to approval by the stockholders of AQS and to certain regulatory approvals.

     Under the terms of the Investment Agreement and the related Loan Agreement, Computer 2000 will initially extend to AmeriQuest 2000, Inc., a Delaware corporation and a wholly-owned subsidiary of AQS ("Sub"), a loan of $13 million with an additional $5 million to follow within 45 days if Computer 2000 is satisfied with a due diligence review of AQS's inventories and accounts receivable (the "Loan"). Sub's repayment obligations under the Loan will be satisfied by AQS's issuance to Computer 2000 of up to 8,108,108 shares of its Common Stock at a conversion rate of $2.22 per share, subject however to approval thereof by AQS's stockholders. The Investment Agreement further provides that, subject to certain conditions, on or before September 1, 1995, Computer 2000 will invest an additional $32 million in AQS in exchange for 14.1 million additional newly issued shares of its Common Stock, bringing Computer 2000's total ownership interest to approximately 22.9 million shares or 51% of the total outstanding shares of AQS. The $32 million investment is contingent upon a number of conditions, including but not limited to AQS's meeting certain monthly and cumulative after-tax operating profitability conditions during the first half of calendar 1995. AQS will also issue to Computer 2000 an option to purchase additional shares of AQS in an amount equal to the number of AQS's shares issuable upon exercise of currently outstanding options and warrants and conversion of any other convertible securities. All newly issued shares of AQS will be subject to resale restrictions under Rule 144 of the Securities Act of 1933, but will carry registration rights.

     The preceding summary of certain of the material terms of the Investment Agreement and Loan Agreement, which are attached hereto as Exhibits 2.03 and 2.04, respectively, is not intended to be complete and is qualified by reference to the Investment Agreement and Loan Agreement.

Item 7.   Financial Statements and Exhibits
          ---------------------------------

     (a) The financial statements of NCD required to be filed pursuant to Item 7(a) of Form 8-K are attached hereto and incorporated herein by this reference.

     (b) The pro forma financial information for NCD required to be filed pursuant to Item 7(b) of Form 8-K and Rule 601 of Regulation S-K are attached hereto and incorporated herein by this reference, including:

               Pro Forma Condensed Balance Sheet at September 30, 1994
               Pro Forma Condensed Statements of Operations for the fiscal year ended June 30, 1994.
               Pro Forma Condensed Statements of Operations for the fiscal quarter ended September 30, 1994.

     (c)  Exhibit No.         Description of Exhibit
          -----------         ----------------------

          2.02* Agreement and Plan of Reorganization dated September 26, 1994 by, between and among AQS, Ross White Enterprises, Inc. d/b/a "National Computer Distributors" ("NCD") and the shareholders of NCD. (Filed as Exhibit 2.02 to the Annual Report on
                         Form 10-K/A of AQS for the year ended June 30, 1994)

          2.03* Investment Agreement dated as of November 14, 1994 by and between AQS and Computer 2000 AG. (Filed with the original Current Report on Form 8-K of AQS for November 14, 1994.)

          2.04* Loan Agreement dated as of November 14, 1994 by and between Computer 2000 AG and AmeriQuest 2000,Inc. (Filed with the original Current Report on Form 8-K of AQS for November 14, 1994.)

_______________________________
* Incorporated herein by this reference pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended, and Rule 24 of the Commission's Rules of Practice.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               AMERIQUEST TECHNOLOGIES, INC.



                               /s/ Stephen G. Holmes
                               ---------------------------------------------
                               Stephen G. Holmes
                               Secretary, Treasurer and
                               Chief Financial Officer

Dated:  May 8, 1995

KPMG PEAT MARWICK LLP

     One Biscayne Tower        Telephone 305 358 2300      Telefax 305 577 0544
     Suite 2900
     2 South Biscayne Boulevard
     Miami, FL 33131

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ross White Enterprises, Inc.:

We have audited the accompanying balance sheets of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended March 31, 1994. In connection with our audits of the financial statements, we also have audited the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company' s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 1994 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                         KPMG Peat Marwick LLP

July 21, 1994, except as to notes 7,
  8, 11(b) and 1l(c) which are as of
  September 27, 1994

COOPERS                            COOPERS & LYBRAND L.L.P.
&LYBRAND


                                   a professional services firm

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Ross White Enterprises, Inc.

We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the year ended December 31, 1991. In connection with our audit of the financial statements, we have also audited financial statement schedules. These financial statements and the financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audit.

We conduced our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Ross White Enterprise, Inc. (d/b/a National Computer Distributors) for the year ended December 31, 1991 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects,the information required to be included therein.



COOPERS & LYBRAND L.L.P.

Miami, Florida
February 5, 1992

                   [LETTERHEAD OF HANSEN, BARNETT & MAXWELL]


                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Ross White Enterprises, Inc.

We have audited the accompanying statements of operations, stockholders' equity (deficit), and cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the three months ended March 31, 1992. In connection with our audit of the financial statements, we have also audited the financial statement schedule for the three months ended March 31, 1992. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) for the three months ended March 31, 1992 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


                                         /s/ HANSEN, BARNETT & MAXWELL

                                         HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
February 10, 1995

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                                 BALANCE SHEETS
                            March 31, 1994 and 1993

          Assets                                        1994         1993
          ------                                    -----------    ----------
                                                                   (Restated)
Current assets:
  Cash and cash equivalents                         $   112,040    $    26,051
  Trade accounts receivable, net of
    allowance for doubtful accounts of
    $525,000 and $362,374 as of March 31,
    1994 and 1993, respectively                      20,095,152      9,004,041
  Inventory, net                                     27,845,858     15,774,300
  Notes receivable from stockholders,
    current portion                                      66,630         43,750
  Prepaid expenses                                      323,976        650,274
  Income tax receivable                                 108,000         82,818
  Other receivables                                   1,551,806        862,876
  Deferred income taxes                                 115,000        115,000
                                                    -----------    -----------
          Total current assets                       50,218,462     26,559,110

Property and equipment, net                             707,526        467,186
Notes receivable from stockholders,
  excluding current portion                             430,858        507,208
Other assets                                            262,973        391,520
Costs in excess of net assets acquired,
  net of accumulated amortization of
  $18,280 and $16,406 as of March 31,
  1994 and 1993, respectively                            56,720         58,594
                                                    -----------    -----------
                                                    $51,676,539    $27,983,618
                                                    ===========    ===========

Liabilities and Stockholders' Equity (Deficit)
- ----------------------------------------------
Current liabilities:
  Accounts payable                                  $21,569,708    $12,959,557
  Bank overdrafts                                     7,294,232        971,711
  Revolving credit agreement--current                         -     11,481,323
  Accrued expenses                                    1,302,121        510,632
  Obligations under capital leases,
    current portion                                           -         15,703
                                                    -----------    -----------
          Total current liabilities                  30,166,061     25,938,926

Revolving credit agreement                           18,762,663              -
Subordinated notes payable                            2,687,366      2,591,187
Deferred rent                                            49,256         48,872
Obligations under capital leases                              -         23,555
                                                    -----------    -----------
          Total liabilities                          51,665,346     28,602,540

Commitments and contingencies

Stockholders' equity (deficit):
  Class A common stock, $.01 par value.
    Authorized 10,000 shares; issued
    and outstanding 183.67 shares                             2              2
  Class B common stock, $.05 par value.
    Authorized 10,000 shares; no shares
    issued and outstanding                                    -              -
  Additional paid-in capital                          1,841,700      1,841,700
  Accumulated deficit                                (1,830,509)    (2,460,624)
                                                    -----------    -----------
          Total stockholders' equity (deficit)           11,193       (618,922)
                                                    -----------    -----------
                                                    $51,676,539    $27,983,618
                                                    ===========    ===========

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                            STATEMENTS OF OPERATIONS

      For the years ended March 31, 1994 and 1993, the three months ended
              March 31, 1992 and the year ended December 31, 1991

                                                                        Year             Year        Three months       Year
                                                                       ended            ended           ended          ended
                                                                      March 31,        March 31,       March 31,     December 31,
                                                                        1994             1993            1992            1991
                                                                    ------------      -----------    ------------    ------------
                                                                                      (Restated)
Net sales                                                           $196,512,724      113,306,494     15,256,245       40,504,518

Cost of goods sold                                                   181,870,822      107,449,045     14,055,803       36,176,457
                                                                    ------------      -----------     ----------       ----------
          Gross profit                                                14,641,902        5,857,449      1,200,442        4,328,061

Selling, general and administrative expenses                          11.297,683        6,700,869      1,081,704        3,595,856
Provision for doubtful accounts                                          911,545          637,275              -          115,264
                                                                    ------------      -----------    ------------     -----------

          Operating profit (loss)                                      2,432,674       (1,480,695)       118,738          616,941

Other income (expense):
    Interest expense                                                  (1,805,714)      (1,255,652)       (67,933)        (307,530)
    Interest income                                                        3,155                -              -                -
                                                                    ------------      -----------    ------------     -----------

          Income (loss) before income taxes                              630,115       (2,736,347)        50,805          309,411


    Income tax benefit                                                         -          275,723              -                -
                                                                    ------------      -----------    ------------     -----------

          Net income (loss)                                         $    630,115       (2,460,624)        50,805          309,411
                                                                    ============      ===========    ============     ===========

Net income (loss) per common and common
    equivalent share:
       Primary                                                      $      3,430          (13,395)           423            3,094
                                                                    ============      ===========    ============     ===========

       Fully diluted                                                $      2,859          (13,395)           423            3,094
                                                                    ============      ===========    ============     ===========

Weighted average number of common and common
    equivalent shares outstanding:
          Primary                                                          183.7            183.7          120.2              100
                                                                    ============      ===========    ============     ===========

          Fully diluted                                                    220.4            220.2          120.2              100
                                                                    ============      ===========    ============     ===========

See accompanying notes to financial statements.

                          ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 For the years ended March 31, 1994 and 1993,
                     the three months ended March 31, 1992
                     and the year ended December 31, 1991

                                             Class A        Class B                   Retained                 Total
                           Common stock   Common stock   Common stock   Additional    earnings    Treasury  stockholders'
                           -------------  -------------  ------------    paid-in    (Accumulated   stock       equity
                           Shares Amount  Shares Amount  Shares Amount   capital      deficit)    (at cost)   (deficit)
                           ------ ------  ------ ------  ------ ------  ----------  ------------  ---------  -----------
Balance at
 December 31, 1990          100   $ 100      -    $ -       -    $ -         9,900      539,853    (50,000)     499,853
 Distributions to
  shareholders               -       -       -      -       -      -          -        (111,907)      -        (111,907)
 Net income                  -       -       -      -       -      -          -         309,411       -         309,411
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at
 December 31, 1991          100     100      -      -       -      -         9,900      737,357    (50,000)     697,357
 Retirement of common
  stock                    (100)   (100)     -      -       -              (49,900)        -        50,000         -
 Issuance of common
  stock A                    -       -    183.67     2      -      -       878,708         -          -         878,710
 Termination of S
  corporation status         -       -       -      -       -      -       743,162     (743,162)      -            -
 Distributions to
  shareholders               -       -       -      -       -      -          -         (45,000)      -         (45,000)
 Net income                  -       -       -      -       -      -          -          50,805       -          50,805
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1992    -       -    183.67     2      -      -     1,581,870         -          -       1,581,872
 Net loss                    -       -       -      -       -      -          -      (2,460,624)      -      (2,460,624)
 Issuance of stock
  purchase warrants, net     -       -       -      -       -      -       259,830         -          -         259,830
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1993    -       -    183.67     2      -      -     1,841,700   (2,460,624)      -        (618,922)
 Net income                  -       -       -      -       -      -          -         630,115       -         630,115
                            ---     ---   ------    --     ---    ---    ---------    ---------     ------    ---------
Balance at March 31, 1994    -    $  -    183.67  $  2      -    $ -     1,841,700   (1,830,509)      -          11,193
                            ===     ===   ======    ==     ===    ===    =========    =========     ======    =========

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                           STATEMENTS OF CASH FLOWS

     For the years ended March 31, 1994 and 1993, the three months ended
              March 31, 1992 and the year ended December 31, 1991

                                                                                                      Three months
                                                                    Year ended        Year ended          ended        Year ended
                                                                     March 31,         March 31,        March 31,      December 31,
                                                                       1994              1993             1992            1991
                                                                    ------------      ----------      ------------     ------------
                                                                                      (Restated)
Cash flows from operating activities:
   Net income (loss)                                                $    630,115      (2,460,624)          50,805         309,411
   Adjustments to reconcile net income (loss) to net cash
     (used in) provided by operating activities:
        Depreciation and amortization                                    492,317         221,256           30,469         131,734
        Provision for bad debts                                          911,545         637,275                -         115,264
        Provision for inventory obsolescence                             500,000          30,000                -               -
        Deferred tax asset                                              (115,000)       (115,000)               -               -
        Gain on disposal of property and equipment                        (4,784)              -                -               -
        Changes in operating assets and liabilities:
           (Increase) decrease in trade accounts receivable          (12,002,656)     (7,902,648)         270,830        (510,141)
           (Increase) decrease in inventory                          (12,571,558)    (10,604,025)         435,610      (1,735,511)
           (Increase) decrease in prepaid expenses                       147,488        (324,064)         (11,251)         22,263
           (Increase) decrease in income tax receivable                   89,818         (82,818)               -               -
           (Increase) decrease in other receivables                     (688,930)        765,860         (301,070)              -
           (Increase) decrease in other assets                           128,547        (284,471)          (5,221)         74,774
           Increase in accounts payable                                8,610,151       6,795,423          232,661       2,999,293
           Increase (decrease) in accrued expenses                       825,203      (1,755,285)       1,950,384          20,304
           Increase (decrease) in customer deposits                            -               -         (109,000)         26,316
           Increase (decrease) in deferred rent                              384         (30,994)          (7,748)         34,537
                                                                    ------------     -----------      -----------      ----------

                Net cash (used in) provided by operating
                    activities                                       (13,047,360)    (15,110,115)       2,536,469       1,488,244
                                                                    ------------     -----------      -----------      ----------
Cash flows from investing activities:
   Purchase of property and equipment                                   (458,194)       (301,976)          (4,391)       (144,891)
   Proceeds from disposal of property and equipment                        4,500               -                -           6,066
   Issuance of notes receivable from stockholders                              -               -          (93,508)        (27,829)
   Proceeds from notes receivable from stockholders                       22,440           6,250                -               -
                                                                    ------------     -----------      -----------      ----------
                Net cash used in investing activities                   (431,254)       (295,726)         (97,899)       (166,654)
                                                                    ------------     -----------      -----------      ----------
Cash flows from financing activities:
   Payments on obligations under capital leases                          (39,258)        (34,329)          (7,849)        (28,256)
   Net borrowing under revolving credit agreement                      7,281,340      11,460,713                -               -
   Principal payments on note payable                                          -               -          (11,227)        (10,740)
   Increase in bank overdrafts                                         6,322,521         971,711                -               -
   Issuance of Class A common stock (net of costs)                             -               -          878,710               -
   Issuance of subordinated notes, net                                         -       2,509,806                -               -
   Issuance of stock warrants                                                  -         259,830                -               -
   Payments under floor plan credit arrangement                                -               -       (3,600,000)       (830,285)
   Distribution to shareholders                                                -               -          (45,000)       (111,907)
                                                                    ------------     -----------      -----------      ----------
                Net cash (used in) provided by financing
                    activities                                        13,564,603      15,167,731       (2,785,366)       (981,188)
                                                                    ------------     -----------      -----------      ----------

                                                                    (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                      STATEMENTS OF CASH FLOWS, CONTINUED


                                                                                                Three months
                                                                Year ended        Year ended        ended        Year ended
                                                                  March 31,        March 31,      March 31,      December 31,
                                                                    1994             1993            1992            1991
                                                                ----------        ---------     ------------     ------------
                                                                                  (restated)
Net increase (decrease) in cash                                     85,989         (238,110)       (346,796)        340,402

Cash and cash equivalents at beginning of year                      26,051          264,161         610,957         270,555
                                                                ----------         --------        --------         -------

Cash and cash equivalents at end of year                        $  112,040           26,051         264,161         610,957
                                                                ==========         ========        ========         =======

Supplemental disclosure:
   Interest paid                                                $1,647,465          997,564          64,713         287,805
                                                                ==========         ========        ========         =======

   Income taxes paid                                            $  133,000          125,400               -               -
                                                                ==========          =======        ========         =======

Supplemental disclosure of noncash investing activity: During fiscal 1993, the Company recorded the notes receivable from stockholders at their present value, resulting in a discount in the amount of $178,304. Amortization expense related to the discount for the year ended March 31, 1994 and 1993, amounted to $2,684 and $-0-, respectively. In addition, $33,714 in management incentive bonuses, included in accrued expenses, were applied against the notes receivable from stockholders for the year ended March 31, 1994.

See accompanying notes to financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

                            March 31, 1994 and 1993

(1)  ORGANIZATION

     Ross White Enterprises, Inc. (d/b/a National Computer Distributors) (the "Company") is a retailer, wholesaler and distributor of computers, peripherals and related accessories. The Company conducts its retail operation under the name of Computer Image. All other operations are conducted using the name National Computer Distributors.

(2)  RESTATEMENT

     The accompanying financial statements as of, and for the year ended March 31, 1993, have been restated. During fiscal 1994, the Company discovered it had not recorded liabilities associated with the purchase of inventories received prior to March 31, 1993; had not reversed certain vendor receivable accounts after settlement; and had not recorded various transactions with vendors in which purchases were netted against amounts due to the Company. The result of the Company' s analysis, as verified by the Company's independent accountants, was to record in fiscal 1993 an adjustment to cost of goods sold and accounts payable in the amount of $2,747,803. In addition, an adjustment was recorded in the accompanying balance sheet as of March 31, 1993 to record inventory in transit and the related accounts payable in the amount of $2,955,240.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents totaled $30,000 and $-0- at March 31, 1994 and 1993, respectively, and are recorded at cost which approximates market value.

     (b)  CASH MANAGEMENT SYSTEM

          Under the Company's cash management system, disbursements cleared by the bank are reimbursed on a daily basis from the revolving credit agreement. As a result, checks issued but not yet presented to the bank are not considered reductions of cash or accounts payable. Included in bank overdrafts is $7,186,558 and $964,301 at March 31, 1994 and 1993, respectively, for which checks are outstanding. Cash receipts deposited into an agency account as part of the bank's revolving credit agreement are used to reduce the outstanding borrowings under the revolving credit agreement. As a result, cash received but unapplied against the outstanding borrowings are not considered to be cash deposits. Deducted from the outstanding borrowings under the revolving credit agreement is $2,373,006 and $325,053 at March 31, 1994 and 1993, respectively, for unapplied cash receipts.

     (c)  TRADE ACCOUNTS AND OTHER RECEIVABLES

          Trade receivables consist primarily of amounts due from customers for credit purchases. The Company provides a reserve for uncollectible trade receivables. Other receivables consist of cooperative advertising and other amounts earned based on annual promotional and market development fund agreements with vendors. In general,

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

          vendors provide the Company with various incentive programs. The funds received under these programs are determined based upon the Company's purchases or sales of the vendors' products and/or the inclusion of the vendors' products in the Company's advertising and promotional programs. Once earned, the funds are applied against product cost or recorded as a reduction of advertising expense.

     (d)  INVENTORY

          Inventory, which consists primarily of computer equipment and related products, is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method, and is recorded net of volume and purchase discounts and rebates. Market is based on net realizable value. Appropriate consideration is given to deteriora-tion, obsolescence and other factors in evaluating net realizable value.

          Effective April 1, 1993, the Company changed its accounting policy to include in inventory certain indirect costs associated with purchasing, handling and storage of inventories. The Company believes this method better matches sales with these related costs. Previously, the Company had expensed these costs as incurred. For the year ended March 31, 1994, allocated purchasing, handling and storage costs amounts to $742,457, with $101,177 of this amount capitalized in inventory at March 31, 1994.

     (e)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, using a standard life of five years. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the term of the related leases. Gains or losses on disposition of property and equipment are credited or charged to income.

     (f)  COSTS IN EXCESS OF NET ASSETS ACQUIRED

          The costs of acquisitions in excess of the fair market value of net assets acquired is being amortized over a 40-year period using the straight-line method. Amortization expense amounted to $1,875, $1,875, $469 and $1,875 for the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

     (g)  INCOME TAXES

          Effective March 31, 1992, the Company was required to change its tax status from an S corporation to a C corporation. Accordingly, undistributed earnings on the date the sub-chapter S election was terminated were reclassified to additional paid-in capital.

          Effective April 1, 1992, the Company adopted the provisions of Financial Accounting Standards Board's SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

                         ROSS WH1TE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

          Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of SFAS No. 109 by the Company had a cumulative effect of $13,700 on income (loss) from operations for the year ended March 31, 1993.

     (h)  EMPLOYEE BENEFIT PLANS

          Effective July 1989, as amended, the Company established a 401(k) Profit Sharing Plan (the "Plan"). All employees who have completed at least 12 months of service and attained the age of 21 are eligible. The Plan allows vesting at 20 percent per year for five years, beginning after the employees' second year of service. The Plan allows employees to contribute between 2 percent and 15 percent of their gross annual taxable salary. In fiscal year 1993, the Company made matching contributions of 50 percent of that portion of the employee's amount which did not exceed 10 percent of the employee's gross income. Effective October 1, 1993, the Company can make a discretionary matching and profit sharing contribution to the Plan subject to the approval of the board of directors. The Plan is subject to restriction on matching contributions for highly compensated employees. Total employer contributions to the Plan were approximately $61,000, $64,000, $7,000 and $19,000 during the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

     (i)  BUSINESS AND CREDIT CONCENTRATIONS

          The Company sells its products primarily to value-added resellers, dealers and computer retailers throughout the United States and international markets. No single customer accounted for a significant amount of the Company's sales, and there were no significant trade accounts receivable from a single customer. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. However, if deemed necessary, the Company may require certain customers to pay on a cash-on-delivery basis. The Company maintains reserves for potential credit losses.

          Approximately $89.3 million or 45 percent, $73.8 million or 65 percent, $11.2 million or 73 percent and $28 million or 75 percent of the Company's net sales during the years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively, were derived from products supplied by three to four vendors, each supplying 10 percent or greater of net sales.

     (j)  INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

          Primary income (loss) per common and common equivalent share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and common stock equivalents. Fully diluted income (loss) per share has been computed based on the assumption that the warrants, as discussed in note 8, will be converted to common stock.

     (k)  REVENUE RECOGNITION, RETURNS AND SALES INCENTIVES

          Revenue is comprised of product sales and is recognized upon product shipment. The Company, subject to certain limitations, permits its customers to exchange products or receive credits against future purchases. The Company offers its customers several sales incentive programs which, among others, include funds available for cooperative promotion of product sales. Customers earn credit under such programs based upon volumes of purchases. The cost of these programs is partially subsidized by marketing allowances provided by the Company's manufacturers. The allowance for sales returns and costs of customer incentive programs described above is accrued concurrently with the recognition of revenue.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     (l)  RECLASSIFICATION

          Certain amounts included in the financial statements have been reclassified in order to provide consistent financial presentation.

(4)  NOTES RECEIVABLE FROM STOCKHOLDERS

     Notes receivable from stockholders consist of the following:

                                                                March 31,
                                                           ------------------
                                                             1994      1993
                                                             ----      ----

       Unsecured notes from two stockholders/officers     $ 497,488   550,958
       Less current portion                                 (66,630)  (43,750)
                                                            -------   -------
       Long-term receivable, excluding current portion    $ 430,858   507,208
                                                            =======   =======

     The notes receivable from two stockholders/officers are noninterest bearing. The notes have been recorded at their present value utilizing an imputed interest rate of 6.34 percent, resulting in an original discount of $178,304 which will be recognized as interest income over the remaining terms of the notes. During the years ended March 31, 1994 and 1993, $2,782 and $-0-, respectively, was recognized as interest income, with the remaining unaccreted balance of $175,523 and $178,304 (included in other receivables) at March 31, 1994 and 1993, respectively. The notes are payable in the following quarterly installments, including principal and interest: (i) $18,750 per quarter commencing June 30, 1994; (ii) $25,000 per quarter commencing June 30, 1995, (iii) and a lump sum payment of $123,012 due on March 31, 2000. Principal payments are due as follows:

                      Year ending
                        March 31,          Amount
                        ---------          ------

                         1995           $  66,63O
                         1996              83,39O
                         1997              78,280
                         1998              73,484
                         1999              68,980
                      Thereafter          126,724
                                          -------

                        Total           $ 497,488
                                          =======

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

(5)  OTHER RECEIVABLES

     Other receivables are primarily comprised of receivables due from vendors consisting of the following:

                                                              March 31,
                                                        ---------------------
                                                           1994        1993
                                                           ----        ----

       Due from vendors:
         Co-op                                        $ 1,224,210     540,684
         Returned merchandise                             826,694     762,229
         Volume rebates and price protection            2,558,142     307,725
                                                        ---------   ---------
             Subtotal                                   4,609,046   1,610,638
       Other                                              327,596     322,192
         Less amounts offset against accounts payable  (3,384,836) (1,069,954)
                                                        ---------   ---------

       Other receivables                              $ 1,551,806     862,876
                                                        =========   =========

(6)  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following:

                                                              March 31,
                                                        ---------------------
                                                           1994        1993
                                                           ----        ----

       Machinery and equipment                        $   615,575     574,681
       Furniture and fixtures                             269,895        -
       Leasehold improvements                             446,786     401,564
       Transportation vehicles                             61,667      61,667
                                                        ---------   ---------
                                                        1,393,923   1,037,912
         Less accumulated depreciation and
           amortization                                  (686,397)   (570,726)
                                                        ---------   ---------

       Property and equipment, net                    $   707,526     467,186
                                                        =========   =========

     Depreciation and amortization expense amounted to approximately $218,000, $138,000, $30,000 and $130,000 during the years ended March 31, 1994 and
     1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

(7)  REVOLVING CREDIT AGREEMENT

     On April 27, 1992, as amended, the Company entered into a revolving line of credit agreement ("revolver") with a bank that originally provided for borrowings up to a maximum of $22.5 million through April 30, 1994, limited to specified percentages of eligible accounts receivable and inventory, with interest at prime plus 1.5 percent, payable on a monthly basis. Borrowings under the revolving credit agreement are collateralized by the Company's trade account receivable, inventories, property and equipment, and general intangibles.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     The revolver contains various affirmative and negative covenants, including requiring the Company to maintain certain specified financial ratios, including (a) ratio of earnings before taxes to interest; (b) total liabilities less subordinated debt to total capitalization; (c) total bank debt to total capitalization, and (d) maintain a minimum level of capitalization. There are also restrictive covenants including those covering the amount of dividends and lease obligations, the occurrence of additional debt, and the amount of capital expenditures and acquisitions.

     At March 31, 1994 and 1993, respectively, the Company had an outstanding balance under the revolver of $18,762,663 and $11,481,323, with an available balance of $1,364,331 and $2,018,677. The revolver provides for an early termination fee of 2 percent of the reduction or termination of the maximum commitment and an annual fee of 3/8 percent of the difference between the maximum loan commitment and the average daily balance.

     Interest expense under the foregoing financing arrangement was $1,346,642 and $805,000 during the fiscal years ended March 31, 1994 and 1993, respectively.

     At March 31, 1994, the Company was not in compliance with the following covenant requirements arising under the revolving credit agreement and entered into negotiations with its bank to amend and reinstate the credit agreement: (i) ratio of total liabilities less subordinated debt to total capital funds, as defined; (ii) ratio of bank debt to total capital funds;
     (iii) ratio of earnings before interest and taxes to interest expense, as defined; (iv) accounts payable average turnover; (v) expenditures related to lease payments and capital expenditures; (vi) providing audited financial statements within 90 days of year-end; (vii) maintaining adequate books and records; (viii) incurrence of trade debt not more than 60 days past due, and (ix) maintaining minimum total capital funds. On September 8, 1994, the Company received waivers from its bank which cured all violations of debt covenants through August 11, 1994.

     On August 11, 1994 and September 8, 1994, amendments to the revolving credit agreement were executed. The amendments modified the financial covenants relating to the (i) ratio of earnings before interest and taxes to interest expense, as defined, to be not less than 1.75 to 1 as of the last day of each quarter, and not less than 1 to 1 as of the last day of each month other than the last day of each quarter; (ii) increased the dollar limit on capital expenditures to $500,000 annually; (iii) limited the aggregate lease payments for real or personal property to $1.75 million per year; and (iv) required the Company to maintain total capital funds, which is defined as total assets (excluding certain intangible assets and shareholder loans) less total liabilities (excluding subordinated notes), of not less than the amounts set forth below for the periods specified plus, on a cumulative basis, an additional $250,000 for each quarter ending after October 31, 1994:

                      Period                             Amount
                      ------                             ------

         June 30, 1994 - September 29, 1994           $ 2,700,000
         September 30, 1994 - October 30, 1994          2,950,000
         October 31, 1994 and thereafter                5,000,000

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     In connection with the total capital funds covenant, the Company received a representation from the majority stockholder to invest up to $1.5 million in the Company by October 31, 1994 [see note 11(b) and 1l(c)].

     In addition, the amended revolving credit agreement modified (i) the interest rate to prime plus an applicable margin of either 1.5 percent or 3 percent, which is based on the Company' s ratio of total liabilities less subordinated notes to total capital funds as determined the last day of each month beginning August 31, 1994, and (ii) increased the early termination fee to 3 percent of the maximum commitment. The maturity date of the revolving credit agreement was extended through December 31, 1995.

(8)  SUBORDINATED NOTES

     On April 3, 1992, the Company issued 12 percent subordinated notes with detachable stock purchase warrants with an aggregate principal amount of $3 million. Principal is to be paid in seven quarterly installments of $250,000 commencing on June 30, 1995 with a final installment of $1.25 million due on March 31, 1997, with interest quarterly commencing on June 30, 1992. Interest expense on the subordinated notes was $360,000 and $357,000 during the fiscal years ended March 31, 1994 and 1993, respectively.

     The detachable subordinated notes contain various affirmative and negative covenants, including those covering the use of proceeds, the incurrence of additional debt, the payment of dividends, the amount of capital expenditures, and those requiring the Company to maintain certain specified financial ratios. The Company failed to meet the following covenant requirements which placed the Company in technical default at March 31, 1994: (i) providing the holders with monthly financial statements along with the chief financial officer's certificate; (ii) providing the holders with audited financial statements within 90 days of year-end along with chief financial officer's certificate; (iii) maintaining adequate books and records; (iv) maintaining total capital funds, as defined; (v) maintaining a ratio of total revolving credit agreement debt to total capital funds;
     (vi) maintaining a ratio of total liabilities, excluding the subordinated notes, to total capital funds; (vii) maintaining a ratio of net earnings before interest and taxes to total interest expense; (viii) capital expenditure restrictions; (ix)complying with its obligations under the revolving credit agreement; (x) accounts payable turnover, and (xi) computation of financial covenants in accordance with GAAP. On August 10, 1994 and September 8, 1994, the Company obtained waivers to its subordinated notes related to the above noted financial covenants. These waivers were retroactive to March 31, 1994.

     On August 11, 1994 and September 8, 1994, the subordinated notes' financial covenants were amended on the same terms as the revolving credit agreement's financial covenants, as fully described in note 7.

     The detachable warrants can be converted to 20 percent (36.7340 shares) of the issued and outstanding Class A common stock for an aggregate purchase price of $1.00. The warrants may be exercised after April 3, 1992 and expire on March 31, 1997. The warrants were assigned a value of $259,830, net of deferred taxes and issuance costs, and are included as a component of additional paid-in capital. In conjunction with the recording of the stock purchase warrants, the Company established a related imputed original issue discount on the

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     subordinated notes which approximated the market yield on the subordinated notes, without the stock purchase warrants. The Company is accreting the discount using the effective yield method over the life of the subordinated notes. Amortization expense, which is included in interest expense, amounted to $96,179 and $81,383 during the fiscal years ended March 31, 1994 and 1993, respectively. In addition, there are deferred loan fees in the amount of $127,735 and $125,796 included in other assets as of March 31, 1994 and 1993, respectively. Amortization expense, which is included in selling, general and administrative expenses, amounted to $41,699 and $45,245 during the fiscal years ended March 31, 1994 and 1993, respectively.

     On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization which provided for the repayment of the subordinated notes and accrued unpaid interest thereon [(see note 1l(c)].

(9)  INCOME TAXES

     As of April 1, 1992, the date the Company was required to change its tax status from an S corporation to a C corporation, the Company adopted SFAS No. 109. The adoption of SFAS No. 109 had a cumulative effect of $13,700 for the year ended March 31, 1993.

     Total income tax attributable to the recovery of detachable stock purchase warrants, which resulted in a reduction in additional paid-in capital for the tax effect associated with the issuance of stock warrants, amounted to $191,176 for the year ended March 31, 1993.

     The provision for income tax expense (benefit) consists of the following:

                                                     March 31,
                                                 ----------------
                                                 1994        1993
                                                 ----        ----
                 Current:
                    Federal                      $  -     (70,713)
                    State and local                 -     (12,105)
                                                 ----    --------
                                                    -     (82,818)

                 Deferred:
                    Federal                         -    (164,710)
                    State and local                 -     (28,195)
                                                 ----    --------

                                                    -    (192,905)
                                                 ----    --------
                      Total income tax
                        expense (benefit)        $  -    (275,723)
                                                 ====    ========

                                                                     (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

Income tax expense (benefit) from continuing operations differed from the amount computed by applying the statutory federal income tax rate of 34 percent, to income (loss) before income taxes as a result of the following:

                                                                                       March 31,
                                                                                 -------------------------
                                                                                    1994           1993
                                                                                    ----           ----
        Computed expense (benefit)                                                $ 214,239      $(930,358)
        Increase (decrease) resulting from:
           Establishment of valuation allowance                                           -        719,663
           State tax benefit                                                              -        (40,300)
           Other                                                                          -        (24,728)
           Income tax expense (benefit) associated
              with net operating loss carryforward                                 (214,239)             -
                                                                                  ---------      ---------

        Income tax expense (benefit)                                              $       -      $(275,723)
                                                                                  =========      =========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                                           March 31,
                                                                                                   -------------------------
                                                                                                      1994           1993
                                                                                                      ----           ----
Deferred tax asets:
   Accounts receivable, principally due to allowance for
     doubtful accounts                                                                              $ 199,369     $   81,879
   Inventories, principally due to reserves for obsolete
     inventory and additional costs inventoried for tax pur-
     poses pursuant to the Tax Reform Act of 1986                                                     188,000         12,822
   Deferred rent, principally due to accrual for financial
     reporting purposes                                                                                18,520         18,163
   Accrued vacation expense, principally due to accrual for
     financial reporting purposes                                                                      10,111          9,994
   Property and equipment, principally due to differences in
     depreciation                                                                                       5,852              -
   Net operating loss carryforwards, principally due to
     correction of errors in the prior years                                                          474,052        919,308
                                                                                                    ---------      ---------
       Total gross deferred tax assets                                                                895,904      1,042,166

       Less valuation allowance                                                                      (544,129)      (719,663)
                                                                                                    ---------      ---------

       Net deferred tax assets                                                                        351,775        322,503
                                                                                                    ---------      ---------


                                                                     (Continued)

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

                                                           March 31,
                                                      --------------------
                                                         1994       1993
                                                      ---------    -------
     Deferred tax liabilities:
       Property and equipment, principally due to
         differences in depreciation                 $    -     $  (5,135)
       Prepaid expenses, principally due to deferral
         for financial reporting purposes             (119,225)   (50,435)
     Subordinated notes, principally due to an
       unamortized discount associated with the
       issuance of detachable stock warrants          (117,550)  (151,933)
                                                     ---------  ---------
         Total gross deferred tax liabilities         (236,775)  (207,503)
                                                     ---------  ---------
         Net deferred tax asset                      $ 115,000  $ 115,000
                                                     =========  =========

     At March 31, 1994, the Company had available net operating loss carryforwards of $1.26 million for federal and state income tax purposes, which expire in 2008. A valuation allowance attributable to the net operating loss carryforward has been established as of March 31, 1994 and 1993 in the amount of $359,052 and $719,663, respectively. Upon a subsequent acquisition Internal Revenue Code Section 382 could limit the utilization of net operating loss carryforwards in future periods.

     The valuation allowance for deferred tax assets as of March 31, 1994 and 1993 was $544,129 and $719,663, respectively, a decrease of $175,534. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

(10) COMMITMENTS AND CONTINGENCIES

     (a)  LEASES

          Substantially all of the Company's facilities, including distribution centers and retail stores are leased under long-term leases accounted for as operating leases. In addition, the Company leases office equipment and vehicles. Under the terms of the leases, the Company is required to maintain adequate insurance coverage.

          The real estate leases generally contain provisions for increases based on the Consumer Price Index, and contain options to renew at the then fair rental value. Certain leases provide for scheduled rent increases or for rent-free periods. In these cases, the Company recognizes the aggregate rent expense on a straight-line basis over the lives of the leases, including the rent-free period, resulting in deferred rent credits of $49,256 and $48,872 as of March 31, 1994 and 1993, respectively, which are being amortized over the terms of the related leases.

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

     Future minimum annual rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of March 3l, 1994 are as follows:


                Year ended                      Amount
                ----------                   -----------

                     1995                     $1,375,700
                     1996                      1,208,805
                     1997                      1,159,965
                     1998                        730,472
                     1999                        177,630
                                              ----------
            Total minimum lease
                 payments                     $4,652,572
                                              ==========

     Rent expense included in selling, general and administrative expenses amounted to approximately $959,000, $725,000, $136,000 and $531,000 for the
     years ended March 31, 1994 and 1993, the three months ended March 31, 1992 and the year ended December 31, 1991, respectively.

(b)  LEGAL MATTERS

     The Company is subject to claims and legal actions that arise in the ordinary course of its business. Management believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

(C) RELATED PARTY AGREEMENTS

     In March 1992, the Company entered into two five-year consulting agreements with a stockholder and a subordinated note holder, respectively, which provides for an aggregate annual fee of $150,000 for services performed for the Company.

     In March 1992, the Company entered into employment agreements with two stockholders/officers which expire in March 1997. The aggregate annual average base compensation under such agreements is approximately $390,000.

     The respective employment agreements provide such stockholders/officers with the use of automobiles, full medical coverage, reimbursement for life insurance policies, paid vacations, cash incentive bonuses, stock incentive bonus, additional special equity (stock) incentive and substantial severance pay if the Company terminates the stockholders/officers without cause. In addition, 25 percent of the incentive bonuses are applied against the notes receivable from stockholders (see note 4).

                         ROSS WHITE ENTERPRISES, INC.
                    (d/b/a National Computer Distributors)

                         NOTES TO FINANCIAL STATEMENTS

(11) SUBSEQUENT EVENTS

     (a)  EQUITY INFUSION

          On June 30, 1994, the Company sold an aggregate of 11.54 shares of Class A common stock, $.01 par value per share, for an aggregate consideration of $351,958 to various members of management of the Company.

     (b)  MAJORITY STOCKHOLDER'S FINANCING ARRANGEMENT

          On September 2, 1994, the Company received a representation from the majority stockholder that they are prepared to provide, and will provide the Company with additional subordinated indebtedness and/or capital contributions in the aggregate amount up to $1.5 million, which amount should be sufficient to enable the Company to meet, as of October 31, 1994, the financial covenants as described in notes 7 and
          8. On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization which may modify the majority stockholder's financing arrangement [(see note 11(c)].

     (c)  MERGER WITH AMERIQUEST TECHNOLOGIES, INC.

          On September 26, 1994, the Company entered into an Agreement and Plan of Reorganization with AmeriQuest Technologies, Inc. ("AmeriQuest"), a publicly held company, for the acquisition of the Company by AmeriQuest pursuant to a merger of the Company into a wholly-owned subsidiary of AmeriQuest. In connection with the merger, the Company's common stock and warrants will be exchanged for approximately 1.86 million newly issued shares of AmeriQuest common stock, $3.5 million in cash, and the purchase by AmeriQuest of the subordinated notes at face value plus accrued unpaid interest thereon (see note 8). The merger is subject to the approval of the bank (as defined in note 7) and any United States federal or state governmental commission, board or other regulatory body which are required for the consummation of the merger on or before October 14, 1994 (the "effective date").

          In addition, AmeriQuest shall infuse at least $1.5 million into the Company and shall provide to the majority stockholder a written conformation that from and after the effective date of the merger, the majority stockholder would have no further obligation to provide debt or equity financing to the Company [see note 1l(b)].

ROSS WHITE ENTERPRISES, INC.
(D/B/A NATIONAL COMPUTER DISTRIBUTORS)
CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 1994
(Unaudited)

ASSETS:

 CASH                                                               $   127,369
 ACCOUNTS RECEIVABLE, NET                                            21,203,002
 INVENTORY                                                           27,368,730
 NOTES RECEIVABLE - STOCKHOLDERS                                         66,856
 PREPAID EXPENSES                                                       600,810
 OTHER RECEIVABLES                                                    1,276,432
                                                                    -----------
  TOTAL CURRENT ASSETS                                               50,643,199
                                                                    -----------

 PROPERTY AND EQUIPMENT                                               1,796,570
 LESS ACCUMULATED DEPRECIATION                                         (831,397)
                                                                    -----------
 PROPERTY AND EQUIPMENT, NET                                            965,173
                                                                    -----------
 NOTES RECEIVABLE - STOCKHOLDERS                                        423,028
 OTHER ASSETS                                                           271,987
 GOODWILL, NET                                                           55,786
                                                                    -----------
                                                                    $52,359,173
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

 REVOLVING CREDIT AGREEMENT                                         $20,593,289
 ACCOUNTS PAYABLE                                                    26,982,414
 ACCRUED EXPENSES                                                       732,309
                                                                    -----------
  TOTAL CURRENT LIABILITIES                                          48,308,012
                                                                    -----------

 SUBORDINATED DEBT                                                    2,736,986
 DEFERRED RENT                                                           54,484
                                                                    -----------
  TOTAL LIABILITIES                                                  51,099,482

 COMMON STOCK                                                                 2
 PAID IN CAPITAL                                                      2,095,892
 RETAINED DEFICIT                                                      (836,203)
                                                                    -----------
  STOCKHOLDERS' EQUITY                                                1,259,691
                                                                    -----------

                                                                    $52,359,173
                                                                    ===========

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROSS WHITE ENTERPRISES, INC.
(D.B.A. NATIONAL COMPUTER DISTRIBUTORS)
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS
(Unaudited)
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1994

                                           1994              1993
                                       ------------       -----------
SALES, NET                             $117,695,527       $79,341,420
COST OF GOODS SOLD                      108,555,636        73,430,484
                                       ------------       -----------
 GROSS PROFIT                             9,139,891         5,910,936
                                       ------------       -----------

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                  6,589,034         4,665,789
                                       ------------       -----------

 OPERATING INCOME                         2,550,857         1,245,147

OTHER INCOME AND EXPENSE:

 OTHER EXPENSES, NET                        259,957           192,388

 INTEREST EXPENSE                         1,296,594           798,866
                                       ------------       -----------

INCOME BEFORE INCOME TAXES                  994,306           253,893

 PROVISION FOR INCOME TAXES                       -                 -
                                       ------------       -----------

NET INCOME                             $    994,306       $   253,893
                                       ============       ===========

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROSS WHITE ENTERPRISES, INC.
(D/B/A NATIONAL COMPUTER DISTRIBUTORS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

                                                        1994         1993
                                                    -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET RESULTS OF OPERATIONS                           $   994,306  $   253,893
ADJUSTMENTS TO RECONCILE NET INCOME TO
 NET CASH USED BY OPERATING ACTIVITIES:
  DEPRECIATION AND AMORTIZATION                         145,938       84,937
  AMORTIZATION OF SUBORDINATED DEBT ISSUE COSTS          49,620       46,559
  PROVISION FOR BAD DEBTS                               239,442      323,423

CHANGES IN ASSETS AND LIABILITIES:
  (INCREASE) DECREASE IN ACCOUNTS RECEIVABLE         (1,347,292)  (6,060,185)
  (INCREASE) DECREASE IN INCOME TAX RECEIVABLE          369,315           -
  (INCREASE) DECREASE IN INVENTORY                      477,128   (3,029,418)
  (INCREASE) DECREASE IN PREPAID EXPENSES              (149,099)     (84,198)
  (INCREASE) DECREASE IN ACCOUNTS PAYABLE            (1,881,526)   1,175,575
  (INCREASE) DECREASE IN OTHER RECEIVABLES              275,373     (219,589)
  (INCREASE) DECREASE IN OTHER ASSETS                  (283,061)      43,214
  INCREASE (DECREASE) IN ACCRUED EXPENSES              (569,817)     802,802
  INCREASE (DECREASE) IN DEFERRED RENT                    5,228      (13,590)
  INCREASE IN DEFERRED INCOME TAX                            -        90,660
                                                    -----------  -----------
   TOTAL ADJUSTMENTS                                 (2,668,751)  (6,839,810)
                                                    -----------  -----------

NET CASH USED BY OPERATING ACTIVITIES                (1,674,445)  (6,585,917)
                                                    -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  PURCHASE OF FURNITURE AND FIXTURES                   (402,647)     (84,319)
                                                    -----------  -----------
    NET CASH USED BY INVESTING ACTIVITIES              (402,647)     (84,319)
                                                    -----------  -----------

CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES:
  NOTE RECEIVABLE PAYMENT                                 7,604        8,143
  SALE OF COMMON STOCK                                  254,192           -
  BORROWINGS CREDIT LINE LOAN, NET                    1,830,625    7,251,126
                                                    -----------  -----------
    NET CASH USED BY FINANCING ACTIVITIES             2,092,421    7,259,269
                                                    -----------  -----------

NET INCREASE (DECREASE) IN CASH                          15,329      589,033
CASH AT BEGINNING OF THE PERIOD                         112,040       26,051
                                                    -----------  -----------
CASH AT THE END OF THE PERIOD                       $   127,369  $   615,084
                                                    ===========  ===========

The accompanying notes are an integral part of these condensed consolidated financial statements.

                         ROSS WHITE ENTERPRISES, INC.
                    (D/B/A National Computer Distributors)
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)
                              SEPTEMBER 30, 1994

1.  Financial Statement Preparation

    The accompanying condensed consolidated financial statements for the six month periods ended September 30, 1994 and 1993 of Ross White Enterprises, Inc. (the Company) have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. In the opinion of management of the Company, the condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements for the year ended March 31, 1994 included elsewhere in this Form 8-K/A.

2.  Statement of Cash Flows

    Cash interest and income taxes paid during the six month periods ended September 30, 1994 and 1993 aggregated $1,302,000 and $0, and $722,000 and
$100,000, respectively.

3.  Subsequent Event

    Effective November 14, 1994, AmeriQuest Technologies, Inc. acquired 100 percent of the outstanding common stock of the Company in exchange for approximately $3.5 million in cash, extinguishment of the subordinated debt at face value plus accrued interest thereon and 1,860,000 shares of AmeriQuest Common Stock.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements of AmeriQuest for fiscal year ended June 30, 1994, and three month period ended September 30, 1994, gives effect to acquisitions of 100 percent of the common stock of Kenfil, Inc., and NCD, and 50.1 percent of Robec. In addition, the pro forma financial statements give effect to the October 1994 Private Equity Placement and the November 1994 Computer 2000 investment transactions. For the purpose of the unaudited pro forma statement of operations, it is assumed that these acquisitions and financing transactions were complete on July 1, 1993, and for the purpose of the unaudited pro forma balance sheet, it is assumed that these acquisitions and financing transactions were complete on September 30, 1994.

                AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PRO FORMA CONDENSED BALANCE SHEET
                         September 30,1994 (Unaudited)

            (Dollars in thousands except share and per Share data)

    ASSETS

                                          AmeriQuest                        Pro Forma        Pro Forma
                                     Technologies, Inc.(A)      NCD        Adjustments       Combined
                                     ---------------------    --------     -----------       ---------
CURRENT ASSETS
  Cash                                     $  1,378            $   127      $   3,608 (L)    $  5,113
  Accounts receivable, net                   42,687             21,203              0          63,890
  Inventories                                47,291             27,369              0          74,660
  Income taxes receivable                         0                 24              0              24
  Prepaid expenses and other                  1,668              1,920              0           3,588
                                     --------------           --------     -----------       ---------
     Total current assets                    93,024             50,643          3,608         147,275
                                     --------------           --------     -----------       ---------


PROPERTY AND EQUIPMENT, NET                   4,043                965              0           5,008
INTANGIBLE ASSETS, NET                       11,813                 56          9,810 (F)      21,679
OTHER ASSETS                                  1,142                695              0           1,837
                                     --------------           --------     -----------       ---------
                                           $110,022            $52,359       $ 13,418        $175,799
                                     ==============           ========     ===========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

                                          AmeriQuest                        Pro Forma        Pro Forma
                                      Technologies, Inc.        NCD        Adjustments       Combined
                                      ------------------      --------     -----------       ---------
CURRENT LIABILITIES
  Accounts payable                         $ 29,722            $27,715       $      0        $ 57,437
  Notes payable                              43,211             20,593        (11,287)(K)      52,517
  Other                                       5,358                 54          2,954 (N)       8,366
                                      -------------           --------     -----------       --------
     Total current liabilities               78,291             48,362         (8,333)        118,320
                                      -------------           --------     -----------       --------
COMMON STOCK ADVANCE                              0                  0         18,000 (G)      18,000
LONG-TERM DEBT                                    0              2,737         (2,737)(K)           0
DEFERRED INCOME TAXES                           267                  0              0             267
MINORITY INTEREST                             2,800                  -              -           2,800
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value;
   authorized 10,000,000 shares;
   issued and no shares issued
   and outstanding                                0                  0              0               0
  Common stock, $.01 par value;
   authorized 30,000,000 shares;
   issued and outstanding
   17,136,935 shares                            171                  0             34 (H,I)       205
  Additional paid-in capital                 44,175              2,096         (2,096)(J)      51,889
                                                                                3,594 (H)
                                                                                4,120 (I)
  Retained deficit                          (15,682)              (836)           836 (J)     (15,682)
                                      -------------           --------     -----------       --------
     Total stockholders' equity              28,664              1,260          6,488          36,412(1)
                                      -------------           --------     -----------       --------
                                           $110,022            $52,359       $ 13,418        $175,799
                                      =============           ========     ===========       ========
OUTSTANDING COMMON
SHARES                                   17,136,935                                        20,541,702
                                      =============                                        ==========

(1) The Company valued its common stock issued in connection with its Kenfil, Robec and NCD acquisitions at a discounted quoted market price, based upon the weighted average discounts received in recently completed private placement equity cash transactions. This valuation represents management's best estimate of the fair value of the Company's common stock. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         For year ended June 30, 1994
                                  (Unaudited)


(Dollars in thousands, except share and per share data)

                                        AmeriQuest                     Pro Forma       Pro Forma
                                   Technologies, Inc.(A)     NCD       Adjustments     Combined
                                   ---------------------  ---------    -----------   -------------
NET SALES (E)                          $     394,798      $218,808       $      0 (D) $   613,606
COST OF SALES                                359,702       202,114              0         561,816
                                       -------------      --------       --------     -----------
   Gross profit                               35,096        16,694              0          51,790

OPERATING EXPENSES
   Selling, general and administrative        62,599        13,259            981 (M)      76,839
   Restructuring charge and
     earthquake loss (C)                       9,130             0              0           9,130
                                       -------------      --------       --------     -----------
                                              71,729        13,259            981          85,969
                                       -------------      --------       --------     -----------

   Income (loss) from operations             (36,633)        3,435           (981)        (34,179)

OTHER INCOME (EXPENSE)
   Other income                                   71             0              0              71
   Interest expense                           (4,587)       (1,908)           930 (B)      (5,565)
                                       -------------      --------       --------     -----------
                                              (4,516)       (1,908)           930          (5,494)
                                       -------------      --------       --------     -----------

   Minority interest                           2,800             0              0           2,800
                                       -------------      --------       --------     -----------
   Income (loss) before taxes                (38,349)        1,527            (51)        (36,873)

PROVISION FOR INCOME TAXES                      (797)            0              0            (797)
                                       -------------      --------       --------     -----------
   Net income (loss) (C)(E)            $     (37,552)     $  1,527       $    (51)     $  (36,076)
                                       =============      ========       ========     ===========
Net income (loss) per common share     $       (2.64)                                  $    (2.05)
                                       =============                                  ===========
Common and common equivalent shares       14,235,613                                   17,640,380
                                       =============                                  ===========

                         AMERIQUEST TECHNOLOGIES, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   For three months ended September 30, 1994
                                  (Unaudited)

             (Dollars in thousands, except share and per share data)

                                              AmeriQuest                                   Pro Forma       Pro Forma
                                          Technologies, Inc.   Robec, Inc.       NCD       Adjustments      Combined
                                          ------------------   -----------    ---------    -----------     ---------
NET SALES                                 $  49,476             $22,351       $ 61,364      $      0 (D)   $133,191
COST OF SALES                                44,704              22,450         56,628             0        123,782
                                          ---------            --------       --------      --------       --------
   Gross profit (loss)                        4,772                 (99)         4,736             0          9,409

OPERATING EXPENSES
   Selling, general and administrative        5,222               3,317          3,582           340 (M)     12,461
   Research and development                       3                   0              0             0              3
                                          ---------            --------       --------      --------       --------
                                              5,225               3,317          3,582           340         12,464
                                          ---------            --------       --------      --------       --------
   Income (loss) from operations               (453)             (3,416)         1,154          (340)        (3,055)

OTHER INCOME (EXPENSE)
   Other income                                  67                   0              0             0             67
   Interest expense                            (727)               (201)          (669)          233 (B)     (1,364)
                                          ---------            --------       --------      --------       --------
                                               (660)               (201)          (669)          233         (1,297)
                                          ---------            --------       --------      --------       --------
   Income (loss) before taxes                (1,113)             (3,617)           485          (107)        (4,352)
PROVISION FOR INCOME TAXES                        0                   0              0             0              0
                                          ---------            --------       --------      --------       --------
   Net income (loss)                      $  (1,113)           $ (3,617)      $    485      $   (107)      $ (4,352)
                                          =========            ========       ========      ========       ========
Net income (loss) per common share        $   (0.10)                                                       $  (0.21)
                                          =========                                                        ========

Weighted average shares                  11,622,873                                                      20,647,186
                                         ==========                                                      ==========

            FOOTNOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF AMERIQUEST TECHNOLOGIES, INC. AND ROBEC INC.


  The following footnotes reflect the assumptions made in the preparation of the Pro Forma Condensed Consolidated Financial Statements.

(A) The AQS pro forma condensed consolidated statement of operations for the year ended June 30, 1994, under the heading "AmeriQuest Technologies, Inc.," include the historical operating results of AQS, KENFIL, Inc. and ROBEC, Inc. and related pro forma adjustments as reflected in the Company's 8-K/A dated September 12, 1994. Effective June 6, 1994, AQS acquired 51 percent of the outstanding common stock of KENFIL. The remaining 49 percent of outstanding KENFIL common stock was acquired on September 12, 1994. Effective September 22, 1994, AQS acquired 50.1 percent of the outstanding common stock of ROBEC, Inc.


     The AQS historical consolidated balance sheet at September 30, 1994 includes the balance sheet of KENFIL and ROBEC.

(B) To reduce interest expense associated with the redemptions of the following instruments related to the NCD acquisition and the Computer 2000 investment.


                                                  INTEREST
     DEBT INSTRUMENT REDEMPTION              EXPENSE ELIMINATED
     --------------------------      ------------------------------------
                                      Fiscal Year      Three Months Ended
                                     June 30, 1994     September 30, 1994
                                     -------------     ------------------
     NCD Subordinated Debt
     of $2,737,000                      $360,000             $ 82,000

     AQS Notes Payable of
     $11,287,000                         570,000              151,000
                                        --------             --------
                                        $930,000             $233,000
                                        ========             ========


     As the funds used to finance the NCD acquisition and the redemption of the above debt instruments were provided by the October 1994 private placement and the Computer 2000 investments, no forfeited investment earnings are included in these pro forma financial statements (See Note L).

(C) The restructuring charge and earthquake loss of $9,130,000 included in AmeriQuest's historical statement of operations includes $5,700,000 which relates principally to the write-off of certain former personal computer joint venture operations of AQS; and $3,430,000 for losses sustained by Kenfil in the Southern California earthquake.

(D) On July 8, 1994, AmeriQuest reacquired 345,091 shares of its Common Stock from Mr. James D'Jen, a former officer and director of AmeriQuest, as down payment on an obligation of Mr. D'Jen to exchange 350,000 shares of AmeriQuest Common Stock, in exchange for all (100%) of the common stock of AmeriQuest's Singapore subsidiary, CMS Enhancements (S) PTE Ltd. The Singapore subsidiary is a distributor of commodity disk drives. Sales for this Singapore subsidiary approximate $20 million annually, with an approximate breakeven in operating results. The balance of the 4,909 shares of AQS Common Stock were never delivered to the Registrant. Accordingly, after numerous demands of Mr. D'Jen to deliver the balance of the shares due, the Board of Directors resolved on March 17, 1995 to return the shares to Mr. D'Jen evidencing the down payment shares and to abandon the proposed sale.

E) Effective December 1993, AQS acquired certain assets and assumed certain liabilities of Management Systems Group and acquired the outstanding common stock of Rhino Sales Company. Assuming these acquisitions were reflected in the accompanying pro forma statement of operations as being effective July 1, 1993, the impact of these acquisitions would be to increase revenues approximately $20 million, with no affect on net income.

(F) To effect the purchase of NCD, AmeriQuest issued 1,864,767 shares of AmeriQuest Common Stock plus paid cash of $6,713,000 (including the redemption of subordinate indebtedness of approximately $3 million) in exchange for all 195 outstanding shares of NCD Common Stock and to eliminate NCD's historical equity. The AmeriQuest Common Stock is assumed to have market value of $2.22 per share at the time of the transaction. The valuation of AmeriQuest common stock is based upon a discounted quoted market price, using weighted average discounts received on recently completed private equity cash transactions. The total purchase price, including debt redemption, is approximately $10.9 million. This purchase price exceeds the fair value of the net assets acquired resulting in goodwill of approximately $9.8 million. The NCD goodwill amount reflects management's preliminary estimate of the fair value of NCD net assets acquired. Management is currently in the process of completing its detailed analysis of the fair value of NCD net assets acquired, however management does not expect that additional purchase price allocation adjustments will have a material effect on the Company's future results of operations or financial position.

(G) The $18 million advance from Computer 2000 AG to the Company is for the purchase of 8.1 million shares of AmeriQuest Common stock. This transaction is subject to approval by AmeriQuest's shareholders. Computer 2000 has agreed, subject to certain conditions, to invest an additional $32 million for an approximately 51 percent ownership interest in AmeriQuest, including shares already owned by AmeriQuest and assuming consummation of the Merger. Due to the contingent nature of the stock conversion, this advance is reflected as a liability in the accompanying pro forma financial statements.

(H) AmeriQuest completed a private placement of 1,540,000 Common Stock shares and warrants in October, 1994 providing net proceeds of $3,608,000.

(I) Represents AmeriQuest's issuance of 1,864,767 shares of its common stock associated with the acquisition of NCD. The AmeriQuest common stock is assumed to have a market value of $2.22 per share at the time of the acquisition (See Note F).

(J)  To eliminate the historical equity of NCD.

(K) To reflect the reduction of NCD's subordinated indebtedness of $3,046,000, net of discount of $309,000, and the repayment of a portion of AmeriQuest's notes payable, financed by the net proceeds of the Computer 2000 investment (See Note G) and the October, 1994 private placement (See Note H).

(L) Reflects net proceeds remaining from the October, 1994 private placement and the Computer 2000 investment after the acquisition of NCD and the retirement of certain debt as set forth in the following table:


           Private placement                      $  3,608,000
           Computer 2000 investment                 18,000,000
           Cash purchase price of NCD               (3,473,000)
           NCD transaction costs                      (194,000)
           Repayment of NCD
             subordinated indebtedness              (3,046,000)
           Repayment of AQS notes payable          (11,287,000)
                                                  ------------
           Pro forma adjustment                   $  3,608,000
                                                  ============

(M) To record goodwill amortization over the estimated economic life of 10 years.


     Management believes that the most significant intangible acquired is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from the existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and equality of the acquiree's vendors and their product offerings.

(N) Amount reflects the estimated severance and other related costs associated with the closing of NCD's administrative office and certain warehousing locations.

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  Form 10-Q/A

                               (Amendment No. 3)

                  QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


For quarter ended December 30, 1994

Commission File Number 1-10397



                         AmeriQuest Technologies, Inc.
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Delaware                                        33-0244136
- ---------------------------------------         --------------------------------
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                       Identification No.)

   2722 Michelson Drive, Irvine, CA                        92715
- ---------------------------------------         --------------------------------
(Address of principal executive office)                  (Zip Code)

Registrant's telephone number:                        (714) 222-6000


- --------------------------------------------------------------------------------
Former name, former address and former fiscal year, if changed since last report



       Indicate by check mark, whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   Yes  X   No
                                                ----    ----

       At December 30, 1994 there were 20,974,736 shares of the Registrant's Common Stock outstanding.

                      AmeriQuest Technologies, Inc.


                                  INDEX


PART I. FINANCIAL INFORMATION

   Item 1. Financial Statements

      Statement Regarding Financial Information .................     3

      Consolidated Condensed Balance Sheets
         December 30, 1994 and June 30, 1994 ....................     4

      Consolidated Condensed Statements of Income
         Three and Six Months Ended December 30,
         1994 and 1993...........................................     5

      Consolidated Condensed Statements of
         Cash Flows - Six  Months Ended
         December 30, 1994 ......................................     6

      Consolidated Statements of Shareholders' Equity
         December 30, 1994.......................................     7

      Notes to Consolidated Condensed Financial
         Statements - December 30, 1994 .........................  8-12

   Item 2. Management's Discussion and Analysis
         of Financial Condition and Results of Operations........ 13-15


PART II. OTHER INFORMATION ......................................    16


SIGNATURES ......................................................    17

                         AMERIQUEST TECHNOLOGIES, INC.

                                   FORM 10-Q

                    FOR THE QUARTER ENDED DECEMBER 30, 1994

               PART I.  STATEMENT REGARDING FINANCIAL INFORMATION


          The financial statements included herein have been prepared by AMERIQUEST TECHNOLOGIES, INC. (The "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to such rules and regulations. However, the Company believes that the financial statements, including the disclosures herein, are adequate to make the information presented not misleading. It is suggested that the financial statements be read in conjunction with the Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994 as filed with the Securities and Exchange Commission.

                         AMERIQUEST TECHNOLOGIES, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (UNAUDITED)

(Dollars in thousands)                    December 30,             June 30,
                                              1994                   1994
- ------------------------------------------------------------------------------
                                           (RESTATED
                                          SEE NOTE 7)
ASSETS

CURRENT ASSETS
  Cash                                    $       4,407          $      3,200
  Accounts receivable, less
    allowances for doubtful
    accounts of $1,227 and $452                  66,781                24,708
    as of December 30, 1994 and June 30,
    1994, respectively
  Inventories                                    79,944                24,165
  Other current assets                            2,774                 1,627
                                           -------------          ------------
    Total current assets                        153,906                53,700

PROPERTY AND EQUIPMENT, NET                       5,326                 4,078
INTANGIBLE ASSETS, NET                           27,522                 6,490
OTHER ASSETS                                        972                   877
                                           -------------          ------------
                                          $     187,726          $     65,145
                                           =============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                        $      58,762          $     23,408
  Notes payable                                  72,706                23,059
  Other current liabilities                       3,254                 2,361
                                           -------------          ------------
    Total current liabilities                   134,722                48,828
                                           -------------          ------------

LONG-TERM OBLIGATIONS                             1,029                   267
                                           -------------          ------------
SUBORDINATED NOTES PAYABLE                       18,000                 3,175
                                           -------------          ------------
MINORITY INTEREST                                 2,800                     -
                                           -------------          ------------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value;
    authorized 30,000,000 shares; issued
    and outstanding, 20,974,736 and
    9,857,779 shares, respectively                  210                    99
  Additional paid-in capital                     52,828                27,345
  Retained deficit                              (20,738)              (14,569)
  Receivables from affiliates                    (1,125)                    -
                                           -------------          ------------
    Total stockholders' equity                   31,175                12,875
                                           -------------          ------------
                                          $     187,726          $     65,145
                                           =============          ============

The accompanying notes are an integral part of these consolidated financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

(Dollars in thousands)                                      Three Months Ended                               Six Months Ended
                                                                December 30,                                     December 30,
                                              -------------------------------------------------------------------------------------
                                                         1994                    1993                     1994                1993
                                              -------------------------------------------------------------------------------------
                                                    (RESTATED                                        (RESTATED
                                                  SEE NOTE 7)                                      SEE NOTE 7)
NET SALES                                   $        123,529          $       20,286          $       173,005       $      39,846
COST OF SALES                                        117,052                  16,666                  161,756              33,060
                                              ---------------           --------------         ---------------       --------------
  Gross profit                                         6,477                   3,620                   11,249               6,786

OPERATING EXPENSES
  Selling, general and administrative                  9,596                   3,498                   14,821               6,527
  Restructuring charge                                     -                   5,000                        -               5,000
                                              ---------------           --------------         ---------------       --------------
                                                       9,596                   8,498                   14,821              11,527
                                              ---------------           --------------         ---------------       --------------
  (Loss) from operations                              (3,119)                 (4,878)                  (3,572)             (4,741)

OTHER (INCOME) EXPENSE
  Other (income) expense                                 349                     (47)                     282                  11
  Interest expense                                     1,588                     119                    2,315                 137
                                              ---------------           --------------         ---------------       --------------
                                                       1,937                      72                    2,597                 148
                                              ---------------           --------------         ---------------       --------------
  Net (loss)                                $         (5,056)          $      (4,950)         $        (6,169)      $      (4,889)
                                              ===============           ==============         ===============       ==============

  Net (loss) per common share and common
       stock equivalent (Note 2)            $          (0.25)         $        (1.07)         $         (0.40)      $       (1.24)
                                              ===============           ==============         ===============       ==============

       Weighted average shares                    19,834,322               4,607,198               15,458,468           3,935,530
                                              ===============           ==============         ===============       ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                            AMERIQUEST TECHNOLOGIES
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                   Six Months Ended December 30,
                                                                  ------------------------------
(Dollars in thousands)                                                         1994         1993
- -----------------------------------------------------------------------------------------------------
                                                                          (RESTATED
                                                                        SEE NOTE 7)
Cash Flow from Operating Activities
Net (loss)                                                            $      (6,169)   $  (4,889)
Adjustments to reconcile net (loss) to
  net cash provided by operating activities:
  Depreciation and amortization                                               1,267          513
  Provision for losses on accounts receivable                                 1,514          (88)
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable                               (9,182)      (1,849)
    (Increase) decrease in inventories and other                            (14,194)      (2,568)
    (Increase) decrease in other assets                                         600        1,502
    Increase (decrease) in accounts payable and other                       (10,058)          63
- -----------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                         (36,222)      (7,316)
- -----------------------------------------------------------------------------------------------------
Cash Flow from Investing Activities
  Purchases of property and equipment                                        (1,047)        (582)
  Net cash paid for acquisition of businesses                                (1,973)         (50)
- -----------------------------------------------------------------------------------------------------
Net cash (used in) investing activities                                      (3,020)        (632)
- -----------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Proceeds from line of credit borrowings, net                               17,512        2,195
  Proceeds from subordinated debt, less refundings                           18,000            -
  Proceeds from sale of common stock                                          4,937        5,984
- -----------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                    40,449        8,179
- -----------------------------------------------------------------------------------------------------
Increase ( decrease) in cash                                                  1,207          231
Cash-beginning of the year                                                    3,200        1,020
- -----------------------------------------------------------------------------------------------------
Cash-end of the year                                                  $       4,407 $      1,251
- -----------------------------------------------------------------------------------------------------

Supplemental Disclosures of Cash Flow Information
Interest on line of credit:  During the periods ended December 30, 1994 and
                             1993, the Company paid interest costs of
                             $2,315 and $137, respectively.
Income taxes:                During the periods ended December 30, 1994 and
                             1993, the Company made no tax payments.

Businesses acquired: During the period ended December 30, 1994, the Company acquired businesses summarized as follows (dollars in thousands):

  Fair value of assets acquired    $     96,474
  Liabilities assumed                   (77,998)
  Common stock issued                   (14,847)
                                    ------------
  Cash paid                               3,629
  Less cash acquired                     (1,656)
                                    ------------
  Net cash paid for acquisitions   $      1,973
                                    ============

The accompanying notes are an integral part of these consolidated financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.
           CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                               December 30, 1994
                                  (UNAUDITED)

                             (RESTATED SEE NOTE 7)

                                                                                     Additional      Retained
                                                           Common Stock              Paid-in         (Deficit)
(Dollars in thousands)                                  Shares       Amount          Capital          Earnings
- ---------------------------------------------------------------------------------------------------------------
Balances at June 30, 1992                                 2,925,523   $  29           14,757         $  (6,834)
Common stock issued to unrelated parties                    143,000       2              286                 -
Common stock issued for acquisitions                        100,000       1              149                 -
Exercise of employee stock options                           12,187       -               18                 -
Net income for the year ended June 30, 1993                       -       -                -               236
- ---------------------------------------------------------------------------------------------------------------

Balances at June 30, 1993                                 3,180,710   $  32           15,210         $  (6,598)
Common stock issued to unrelated parties                  4,905,072      49            9,054                 -
Exercise of employee stock options                           41,667       1               70                 -
Common stock issued for acquisitions                      1,730,330      17            3,011                 -
Net (loss) for the year ended June 30, 1994                       -       -                -            (7,971)
- ---------------------------------------------------------------------------------------------------------------

Balances at June 30, 1994                                 9,857,779   $  99          $27,345         $ (14,569)
Common stock issued to related parties (Note 4)           2,588,400      26            6,006                 -
Exercise of employee stock options                           20,334       -               30                 -
Common stock issued for acquisitions (Note 3)             8,508,223      85           19,447                 -
Net (loss) for the six months ended
  December 30, 1994                                               -       -                -            (6,169)
- ---------------------------------------------------------------------------------------------------------------
Balances at December 30, 1994                            20,974,736   $ 210          $52,828        $  (20,738)
- ---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                         AMERIQUEST TECHNOLOGIES, INC.
                             NOTES TO CONSOLIDATED
                        CONDENSED FINANCIAL STATEMENTS
                               December 30, 1994

1.   MANAGEMENT OPINION

     In the opinion of management, the consolidated condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations as of and for the periods presented.

2.   LOSS PER SHARE

     Loss per common share and common share is computed on the basis of the weighted average number of common shares outstanding plus common stock equivalents related to dilutive stock options.

3.   ACQUISITIONS

     The Company is pursuing a growth through acquisition strategy of acquiring regional distributors with the ultimate goal of creating a national distributor of value added computers, subsystems and peripherals.

     The success of this strategy is dependent upon the ability of the Company to effectively consolidate and integrate the operations of the acquired businesses, combine different business cultures and obtain adequate financing to complete acquisitions and fund working capital requirements.

     Since 1993, the acquisitions of the Company have included:

     COMPLETED BY JUNE 30, 1993

     Vitronix, Inc. ("Vitronix")

     As of March 1993, the Company acquired certain assets of Vitronix for common stock of the Company. Vitronix is a distributor of computer products and services, specializing in UNIX applications, and is based in Boston, Massachusetts.

     COMPLETED BY JUNE 30, 1994

     Management Systems Group ("MSG")

     As of December 1993, the Company acquired certain assets and assumed certain liabilities of MSG for common stock of the Company and certain contingent consideration. MSG is a distributor of computer products and services, specializing in systems and networking applications, and is based in Long Island, New York.

Rhino Sales Company ("Rhino")
As of December 1993, the Company acquired the outstanding common stock of Rhino for a combination of cash and common stock of the Company. Rhino is a distributor of computer products and services, specializing in UNIX applications, and is based in Fenton, Michigan.

Kenfil Inc. ("Kenfil")
As of June 1994, the Company acquired 51% of the outstanding common stock of Kenfil for common stock of the Company. Kenfil distributes microcomputer software and is based in Southern California.

COMPLETED BY DECEMBER 30, 1994

Kenfil Inc. ("Kenfil")
As of September 1994, the Company acquired the remaining outstanding 49% of the common stock of Kenfil and converted certain trade and subordinated debt of Kenfil for common and convertible preferred stock of the Company.

Robec, Inc. ("Robec")
As of September 1994, the Company acquired 51% of the outstanding common stock of Robec for common stock of the Company. Robec is a distributor of computer products and services, specializing in systems and UNIX applications, and is based in Horsham, Pennsylvania.

National Computer Distributors ("NCD")
As of November 1994, the Company acquired the outstanding common stock of NCD for cash and common stock of the Company. NCD is a distributor of computer products and services, specializing in systems and connectivity applications, and is based in Fort Lauderdale, Florida.

IN PROCESS AT JANUARY 1995

Robec, Inc. ("Robec")
The Company proposes to acquire the remaining 49% of the outstanding common stock of Robec during 1995.

The following summarizes the cost of the Company's acquisitions (dollars in thousands):

                                       Common Shares     Common Stock    Cash Consideration and
Company                                    Issued       Consideration       Transaction Cost
- -------                                --------------   --------------   ----------------------

Completed by June 30, 1994
      MSG                                    400,000          $   700
      Rhino                                  200,000              350                $   50
      Kenfil, 51%                          1,130,330            1,978
                                           ---------          -------
                                           1,730,330          $ 3,028
                                           ---------          -------

Completed by December 30, 1994
      Kenfil, 49%                          1,046,254          $ 2,511                $  785
      Robec, 51%                           1,402,805            2,749                   265
      Kenfil, vendors                      2,400,037            5,761
      Kenfil, debt conversion              1,894,360            4,546
      NCD                                  1,864,767            4,140                 3,400
      MSG contingency                       (100,000)            (175)
                                           ---------          -------
                                           8,508,223          $19,532
                                           ---------          -------

   In process at January 1995
       Robec, 49%                          1,397,195

The acquisitions were accounted for using the purchase method and, accordingly, the financial statements include the results of their operations from the effective acquisition dates. As to common stock consideration, all such acquisitions are reflected utilizing a per share valuation representing a discounted quoted market price, based upon weighted average discounts received on recently completed private equity cash transactions. This valuation represents management's best estimate of the fair value of the Company's common stock. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

The contingent consideration granted to certain of the former owners of the acquired businesses is dependent upon the attainment of certain defined profit objectives of the acquired companies and consists of the right to acquire common stock of the Company at previously agreed upon prices, additional cash consideration or the issuance of additional common stock. Additional contingent consideration earned in connection with the attainment of the profit objectives, if any, will be reflected as an increase in the excess of cost over the fair value of net assets acquired. As to the specific acquisitions of the Company, such potential contingent common stock and cash consideration is less than $400,000 in the aggregate and is limited to the MSG and Rhino acquisitions.

Management believes that the most significant intangible acquired as part of these transactions is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from the existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and quality of the acquiree's vendors and their product offerings.

The purchase price allocations associated with the Kenfil, Robec and NCD acquisitions are based upon the Company's preliminary estimate of the fair value of net assets acquired. The Company is currently in the process of completing its detailed analysis of the fair value of Kenfil, Robec and NCD net assets acquired and therefore the related intangible assets included in the accompanying financial statements may change as a result of the completed analysis.

The pro forma effects of the acquisitions as if they occurred at the beginning of each period follow (dollars in thousands except per share data):


                                        Three Months Ended December 30,          Six Months Ended December 30,
                                           1994              1993                     1994           1993
                                        ------------    ---------------          ------------   --------------
Net sales                               $   143,377       $   176,440             $   276,568     $    334,756
Gross profit                                  8,060            14,717                  17,469           32,018
Net (loss)                                   (5,451)          (13,545)                 (9,387)         (13,519)

Net (loss) per common
  share and common stock
  equivalent                            $     (0.27)      $     (1.02)            $     (0.44)     $     (1.03)

Weighted average shares                  20,455,911        13,215,421              21,364,963       13,087,777
                                        -----------       -----------             -----------      -----------

The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place at the beginning of the indicated period or the results that may occur in the future. Furthermore, the pro forma results do not give effect to cost savings which may occur as a result of the consolidation of the acquired companies.


During the three month period ended December 30, 1994, intangibles increased approximately $15.7 million. The November 1994 acquisition of NCD contributed $9.8 million of this increase. The remaining $5.9 million related to additional purchase price allocation adjustments associated with the Kenfil acquisition. During the second quarter 1994, the Company completed its detailed review of acquired Kenfil inventory and determined that a large portion of acquired titles would need to be liquidated. The $5.9 million purchase price allocation adjustment was required to state the acquired Kenfil inventory at its net realizable value at the date of acquisition.

4.  COMMON STOCK

Common stock issued to related parties and others during the six months ended December 30, 1994 follows:

                                          Common
Date                    Purchaser         Shares       Proceeds
- -----------------   -----------------   ----------  --------------
                                                    (In Thousands)

September 1994      Computer 2000 AG,      532,000     $1,236
                    a publicly traded
                    German company(1)

October 1994        Private placement(2)   516,400      1,188

October and
November 1994       Private placement(3) 1,540,000      3,608
                                         ---------     ------
                                         2,588,400     $6,032
                                         =========     ======

(1) Computer 2000 AG was not related at the date of making this investment, but subsequently entered into an Investment Agreement with the Company on November 14, 1994 pursuant to which it loaned $18 million to the Company in the first step of a transaction pursuant to which Computer 2000 may acquire 51% of the Company.

(2) Includes purchases by an affiliate of the Chairman of the Board, two officers and directors, one employee and an outside consultant.

(3) Includes purchases by two directors totaling 290,000 shares as participants in a placement to independent investors, two of which had earlier invested in the Company.

   In October 1994 the Company issued 516,400 common shares to certain affiliates and an advisor to the Company. Proceeds from this issuance included note obligations of $625,000, trade obligation assumption of $63,360, services of $100,000 and an open account of $500,000. The notes are non-interest bearing and are due in October 1995.

   Additionally, in October, 1994 the Company issued subordinated debt of approximately $3.3 million, which in November, 1994 automatically converted to 1,540,000 shares of common stock of the Company, upon the acquisition of NCD as described in Note 3. The conversion provided for the issuance of the common stock at $2.40 per share and further for warrants to acquire 1,540,000 shares of common stock of the Company at $3.50 per share, subject to downward adjustment, and exercisable through November 1998. Of the aggregate 1,540,000 shares and warrants, 290,000 were issued to affiliates of the Company and 250,000 were issued to an affiliate of Computer 2000.

5. SUBORDINATED NOTES PAYABLE

   In November 1994 the Company entered into an agreement to sell a controlling interest, 51%, of its common stock to Computer 2000. Under the terms of the agreement, Computer 2000 initially extended to the Company $18 million as subordinated indebtedness. The Company's repayment obligations under the subordinated debt will be satisfied by the issuance to Computer 2000 of up to approximately 8.1 million shares of common stock of the Company at a rate of $2.22 per share, subject however to approval thereof by stockholders of the Company. The agreement further provides that, subject to certain conditions, on or before September 1, 1995, Computer 2000 will invest an additional $32 million in the Company in exchange for 14.1 million additional newly issued shares of common stock of the Company, bringing Computer 2000's total ownership interest to approximately 22.9 million shares or 51% of the then outstanding shares of the Company. The $32 million investment is contingent upon a number of performance levels, including but not limited to the Company achieving certain monthly and cumulative after-tax profitability conditions during the first half of calendar 1995, including that the Company must generate an operational profit of $3.3 million during the first six months of calendar 1995. The Company also issued to Computer 2000 options to purchase
   (i) additional shares of the Company equal to the number of common shares issuable upon exercise of currently outstanding options and warrants and the conversion of other convertible securities and (ii) an option to acquire additional shares allowing Computer 2000 to increase its ownership of the Company to 55 percent of the then outstanding common stock shares at a strike price of $10.00 per share between June 30, 1996 and June 30, 1998 and at a price of $20.00 per share at any time between July 1, 1998 and November 30, 1999.

6. OPERATING EXPENSES

   Writedown of assets
   In December, 1994 the Company wrote down certain of its assets aggregating $3 million. This write down relates to the Company's integration activities associated with the recent acquisitions and includes the following components (dollars in millions):

                   Inventories                  $2.1
                   Receivables                   0.6
                   Other assets                  0.3
                                                ----
                                                 3.0
                                                ====


   The Company began its integration of Robec and NCD during the three months ended December 30, 1994. As part of this integration process, management has implemented an operating strategy to improve inventory management. Part of this strategy includes improving inventory turnover by better matching product purchases with customer demand. Management performed a detailed review of its current inventory and identified certain items which are projected to turn substantially slower than the newly developed targets. As a result, the Company has provided additional inventory reserves in the amount of $2,100,000 in the three month period ended December 30, 1994 associated with the estimated cost to liquidated (i.e. primarily through discounts) excess quantities of slow moving inventory items.

   In addition, the Company provided an additional $600,000 in allowances for bad debts. This was due to the identification of uncollectable accounts associated with lower volume and higher credit risk customers. The Company is in the process of repositioning it's customer base to focus on higher volume customers.

   The $300,000 provision for other asset write downs is associated with the closure of certain sales offices.


   These charges have been aggregated in the following statement of income captions for the three and six months ended December 30, 1994 (dollars in millions):

                   Cost of sales              $  2.1
                   Selling, general and
                    administrative               0.9
                                              ------
                                              $  3.0
                                              ======

   The writedowns were determined in part based upon an evaluation of the salability and/or collectibility of the related assets.

   Restructuring charge -

   During the six months ended December 30, 1993, the Company restructured certain of its activities in order to emphasize and streamline its operations, consistent with its core capabilities in value-added distribution. Such restructuring spanned organizational aspects of product and production alignment, market channel and customer delineation, vendor arrangements and personnel capabilities. The components of the restructuring charge follow (dollars in thousands):

                   Employee terminations          $  500
                   Facilities abandonment            300
                   Discontinued product line       4,200
                                                  ------
                                                  $5,000
                                                  ------

   The discontinued product line related to the then direct manufacture of personal computers utilizing proprietary designs with open architecture to the myriad of compatible personal computing hardware and software available in the marketplace. The restructuring charge consisted of incremental direct costs and such costs were largely incurred and paid in fiscal year 1994, other than for approximately $400,000 which extended through 1995.


7. RESTATEMENT

   The unaudited condensed consolidated financial statements for the first quarter ended September 30, 1994, have been restated to reflect certain duplicate operating costs associated with the recent Kenfil acquisition as operating expenses of the Company, rather than purchase accounting adjustments. The effect of the restatement for the three months ended September 30, 1994 is to increase selling, general and administrative expenses by $700,000 and increase the loss from operations and the net loss by this same amount. The net loss per share for the first quarter 1994 increased from ($0.04) to ($0.10) as a result of this restatement.

   The restatement resulted from management's continued review of its purchase accounting policies regarding the Kenfil acquisition and the determination that certain costs required to integrate the Kenfil business did not meet the APB number 16 criteria for purchase accounting.

   The Company modified its method to determine the fair market value of its common stock issued in connection with recent acquisition and related transactions. The Company's valuations are based on a discounted quoted market price based upon a weighted average of discounts received in recently completed private equity cash transactions. The Company's condensed consolidated financial statements included herein have been restated for this change. The effect of this restatement is to increase stockholders' equity by $4.6 million at December 30, 1994 and to increase the net loss for the three and six month periods ended December 30, 1994 by $173,000.

ITEM 2. MANAGEMENT'S' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
- --------------------------------------------------------------------------------
OF OPERATIONS
- -------------

SUMMARY

The following table sets forth certain items in the Consolidated Condensed Statements of Income as a percent of net sales.

                                        Percent of Net Sales     Percent of Net Sales
                                       ----------------------   -----------------------
                                         Three Months Ended        Six Months Ended
                                            December 30,             December 30,
                                        1994           1993           1994       1993
                                       ---------------------       --------------------
Net sales                              100.0%          100.0%          100.0%    100.0%

Cost of sales                           94.8%           82.2%           93.5%     83.0%

Gross profit, including inventory
   writedowns                            5.2%           17.8%            6.5%     17.0%

Selling, general and
   administrative, including
   receivable writedowns                 7.7%           17.2%            8.5%     16.4%

Restructuring charge                       -            24.6%              -      12.5%

Interest and other expense, net          1.6%            0.4%            1.5%      0.4%

Net (loss)                             (4.1)%         (24.4)%          (3.5)%   (12.3)%


AmeriQuest is following a business strategy of growth by acquisition, consistent with the consolidation that is occurring in the maturing personal computer marketplace. This strategy creates the following risks involving the ability to successfully:

. Consolidate the operations of previously unaffiliated businesses, some of which were unprofitable
. Combine the business cultures of diverse operations
. Obtain adequate capital resources to complete acquisitions and working capital required for continuing operations


RESULTS OF OPERATIONS

For the three and six months ended December 30, 1994, net sales increased appreciably as contrasted to the same period in the prior year due to the acquisitions of NCD, Robec and Kenfil during November, 1994, September, 1994 and June, 1994, respectively. Net sales contributed by these acquisitions during the three and six months ended December, 1994 were $19,732 and $94,996, respectively.

Costs of sales as a percentage of net sales increased significantly for the three and six months ended December 30, 1994 as compared to the same periods in the prior year due to the significant sales volumes contributed by the Company's recent acquisitions of lower margin distribution businesses. Prior period gross margin percentages reflected a significantly higher sales mix towards higher margin value added storage operations.

Selling, general and administrative costs as a percentage of net sales decreased for the three and six months ended December 30, 1994 when compared to the same periods the prior year due to the relatively lower cost structures required by the acquired high volume distribution companies.

Gross margin and operating results were negatively impacted during the three and six month periods ended December 30, 1994 by significant costs and management efforts focused on the integration of the acquired businesses. Gross margin was also negatively impacted during the fiscal 1995 periods due to the consolidation of sales forces and the elimination of regional sales offices. Overall, $3 million of assets were written off during the three months ended December 30, 1994. The Company began its integration of Robec and NCD during the three months ended December 30, 1994. As part of this integration process, management has implemented an operating strategy to improve inventory management. Part of this strategy includes improving inventory turnover by better matching product purchases with customer demand. Management performed a detailed review of its current inventory and identified certain items which are projected to turn substantially slower than the newly developed targets. As a result, the Company has provided additional inventory reserves in the amount of $2,100,000 in the three month period ended December 30, 1994 associated with the estimated cost to liquidated (i.e. primarily through discounts) excess quantities of slow moving inventory items.


In addition, the Company provided an additional $600,000 in allowances for bad debts. This was due to the identification of uncollectable accounts associated with lower volume and higher credit risk customers. The Company is in the process of repositioning it's customer base to focus on higher volume customers.


The $300,000 provision for other assets write downs is associated with the closure of certain sales offices.

Interest expense increased substantially for the three and six months ended December 30, 1994, when compared to the same period one year earlier, reflecting the increased financing associated with the acquired operations.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has generated cash to meet its needs from operations by sales of common stock, subordinated indebtedness and bank borrowings. At December 30, 1994, the Company had $4.4 million in cash, and had borrowed approximately $73 million against its existing lines of credit. The Company experienced negative operating cash flow of $36.2 million during the six months ended December 30, 1994 compared to negative operating cash flow of $7.3 million in the same period of the prior year. Operating cash flow was used during the current year period to invest in business integration activities associated with the current year acquisitions discussed above and investment in working capital required to support the significant increase in business volume associated with the acquired distribution companies. The Company's continued product distribution emphasis and proposed expansion will require substantial additional capital resources through fiscal 1995. At December 1994, AmeriQuest has working capital lines of credit of over $80 million. Borrowings under these accounts bear interest at from 1 to 3 percent over the prime rate and are limited to specified percentages of eligible accounts receivable (a borrowing base in excess of $50 million) and inventories (a borrowing base of over $50 million). Based on contractual advance rates, at March 10, 1995, the Company had credit line availability of approximately $5 million.

During the three month period ended December 30, 1994, intangibles increased approximately $15.7 million. The November 1994 acquisition of NCD contributed $9.8 million of this increase. The remaining $5.9 million related to additional purchase price allocation adjustments associated with the Kenfil acquisition. During the second quarter 1994, the Company completed its detailed review of acquired Kenfil inventory and determined that a large portion of acquired software titles would need to be liquidated. The $5.9 million purchase price allocation adjustment was required to state the acquired Kenfil inventory at its net realizable value at the date of acquisition.

In November 1994 the Company entered into an agreement to sell a controlling interest, 51%, of it's common stock to Computer 2000 AG, a publicly held German company in the same line of business (see Note 5 of the accompanying consolidated condensed financial statements). Of the aggregate proceeds of $50 million, $18 million was received in November 1994, with the remaining $32 million expected in September 1995 (see notes).

The management of the Company is implementing a cost reduction and efficiency program as part of its efforts to integrate the acquired distribution businesses and provide a cost structure which will allow for the future profitable operations of the Company. This program will focus on centralized administrative operations, product procurement efficiencies and a continuing cost/benefit analysis of resource allocation. Committed capital expenditures at December 30, 1994, are less than $2 million.

Management believes that its existing product lines will enable the Company to generate sufficient cash through operations, supplemented by the periodic use of its lines of credit, to finance a continuation of the Company's existing business over the next twelve months. However, as the Company continues to execute its strategy, significant cash resources will be required to effect this effort. There is no assurance that required funds for acquisitions will be available, or that sufficient funds can either be obtained or if available, that such funds can be secured at commercially acceptable rates of costs.

An aggregate warranty and returns reserve of approximately $2 million is reflected in the balance sheet of the Company at December 30, 1994. Since the Company began its distribution operations in December 1993, the effect of the market development funds received through December 30, 1994 was not significant.

                          PART II.  OTHER INFORMATION


Item 1.  Legal Proceedings.
         ------------------

         AmeriQuest is both a plaintiff and defendant from time-to-time in lawsuits incidental to its business.The management of AmeriQuest believes that none of such current proceedings individually or in the aggregate, will have a material adverse effect on AMERIQUEST. While not expected to be of material effect to the Company, Kenfil Inc. vs. RLI
                                                           -------------------
         Insurance Company, Superior Court of the State of California, County of
         -----------------
         Los Angeles, No. BC 108564 filed July 12, 1994, involves litigation instituted by Kenfil Inc. to recover additional monies for the damage it incurred in the Northridge earthquake of January 17, 1994. The defendant cross-claimed on August 12, 1994 for return of the $840,000 it had paid on claims submitted by Kenfil Inc., based on affidavits from former Kenfil empoyees alleging that they had been instructed following the earthquake to intentionally destroy additional inventory. The defendant's theory is that it is not obligated to even cover that portion of the damage cause by the earthquake because of the possible fraud involved with such actions; while the management of Kenfil maintains that only that portion of damages actually incurred by the earthquake were submitted as claimed losses. There exists a question of fact as to whether the actions of Kenfil's employees were instigated by upper-level management and a question of law as to whether the lower-level managers of Kenfil are able to take ultra vires actions which can be attributed to Kenfil. The testimony to date appears fragmented and uncorroborated, such that a close examination of the evidence deduced to date reveals no clear evidence that would allow one to conclude that the defendant was in any way defrauded. Additionally, it appears that the defendant insurance company failed to terminate the contract upon discovery of the alleged "fraud," and merely chose to not renew the contract upon its expiration. Although there are pictures available to prove the actual damage immediately following the earthquake, no assurance can be given that the defendant will not ultimately prevail. The ability of Kenfil Inc. to satisfy any possible future judgement is dependent on the results of its future operations. However, such a judgement would not directly impact the other subsidiaries of AmeriQuest nor AmeriQuest itself.

         On November 17, 1994, three days after the announcement of the proposed investment by Computer 2000 pursuant to the Investment Agreement, an action was filed against the Board of Directors of AmeriQuest, Computer 2000 and AmeriQuest styled Erica Hartman vs. Marc L. Werner, Harold
                                    ----------------------------------------
         L. Clark, Stephen G. Holmes, Eric J. Werner, Terren S. Peizer, William
         ----------------------------------------------------------------------
         N. Silvis, William T. Walker, Jr. and Computer 20000 AG, Defendants and
         -----------------------------------------------------------------------
         AmeriQuest Technologies, Inc., Nominal Defendant, Court of Chancery of
         ------------------------------------------------
         the State of Delaware, New Castle County, C.A. No. 13883. The Complaint seeks to have the Court either (i) enjoin the consummation of the Investment Agreement or (ii) enter a monetary judgment for damages in an unspecified amount against the Directors of AmeriQuest for an alleged failure of the Board of Directors to discharge their fiduciary duties in causing AmeriQuest to enter into the Investment Agreement. The director Defendants filed a motion to dismiss the Complaint on January 15, 1995. Pending resolution of that motion, discovery has been stayed. The Plaintiff has not responded to the motion or taken any other action concerning the same. The general allegations of the Complaint relate solely to a comparison of the proposed sale price with market value and book value and the sale of control without extracting a premium and an allegation that the consideration to be paid by Computer 2000 is inadequate. It is the opinion of the Board of Directors that the Plaintiff fails to understand AmeriQuest's growth-by-acquisition strategy or the synergies examined by the Board of Directors and the value to AmeriQuest of a world-wide alliance with Computer 2000. In the opinion of the Board of Directors, the proposed transaction with Computer 2000 is fair to and in the best interests of AmeriQuest and its shareholders for the reasons set forth above. The Board of Directors and AmeriQuest intend to vigorously defend against such litigation, and do not expect the litigation to have a material adverse impact on AmeriQuest's financial condition or results of operations, since AmeriQuest is only a nominal defendant.

Item 2.  Changes in Securities.
         ----------------------
         None.

Item 3.  Defaults upon Senior Securities.
         --------------------------------
         None.

Item 4.  Submission of Matters to a Vote of Security Holders.
         ----------------------------------------------------
         None.

Item 5.  Other Information.
         ------------------
         None.

Item 6.  Exhibits and Reports on Form 8-K.
         ---------------------------------

         (a)   Exhibits

               Exhibit 27--Financial Data Schedule
         (b)   Reports on Form 8-K
               Current Report on Form 8-K dated November 14, 1994 to report (i) the acquisition of Ross White Enterprises, Inc. d/b/a "National Computer Distributors" ("NCD") and (ii) the execution of an Investment Agreement with Computer 2000 AG.

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    AMERIQUEST TECHNOLOGIES, INC.
                                    -----------------------------
                                    (Registrant)


Date:  May 8, 1995              By: /s/ Harold L. Clark
       -----------------               ----------------------------------------

                                    Harold L. Clark
                                    Chief Executive Officer


Date:  May 8, 1995              By: /s/ Stephen G. Holmes
       -----------------               -----------------------------------------

                                    Stephen G. Holmes
                                    Chief Financial Officer

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY  , 1995
                                                       REGISTRATION NO. 33-57611

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-4

                      (PRE-EFFECTIVE AMENDMENT NO. 2)
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                         AMERIQUEST TECHNOLOGIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                     5045                   33-0244136

      (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
       JURISDICTION         INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
    OF INCORPORATION OR            CODE NUMBER)
       ORGANIZATION)

      3 IMPERIAL PROMENADE, STE. 300, SANTA ANA, CA 92707, (714) 437-0099 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                          STEPHEN G. HOLMES, SECRETARY
                         AMERIQUEST TECHNOLOGIES, INC.
                         3 IMPERIAL PROMENADE, STE. 300
                          SANTA ANA, CALIFORNIA 92707
                                 (714) 437-0099

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

EXHIBIT INDEX IS ON PAGE   .                           PAGE 001 OF    PAGES

                         AMERIQUEST TECHNOLOGIES, INC.

CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K AND RULE 404(A)

   S-4                                            HEADING IN PROSPECTUS/JOINT
 ITEM NO.        TITLE OF FORM S-4 ITEM                 PROXY STATEMENT
 -------- ------------------------------------- ------------------------------
 A. INFORMATION ABOUT THE TRANSACTION
 Item 1.  Forepart of Registration Statement
           and Outside Front Cover Page of
           Prospectus.......................... Facing Sheet; Cross Reference
                                                Sheet; Outside Front Cover
                                                Page
 Item 2.  Inside Front and Outside Back Cover
           Pages of Prospectus................. Inside Front Cover Page; Table
                                                of Contents
 Item 3.  Risk Factors, Ratio of Earnings to
           Fixed Charges and Other Information. Summary; Risk Factors;
                                                Business of the Companies;
                                                Information Regarding the
                                                Merger; Selected Historical
                                                Financial Data; Pro Forma
                                                Financial Information;
                                                Comparative Per Share Data;
                                                Comparative Market Prices of
                                                Common Stock; The Special
                                                Meeting; Dissenters Appraisal
                                                Rights
 Item 4.  Terms of the Transaction............. Information Regarding the
                                                Merger; Description of Capital
                                                Stock of AmeriQuest;
                                                Comparison of Shareholder
                                                Rights
 Item 5.  Pro Forma Financial Information...... Pro Forma Financial
                                                Information
 Item 6.  Material Contacts with the Company
           Being Acquired...................... *
 Item 7.  Additional Information Required for
           Reoffering by Persons and Parties
           Deemed to be Underwriters........... *
 Item 8.  Interests of Named Experts and
           Counsel............................. *
 Item 9.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities......................... *
 B. INFORMATION ABOUT THE REGISTRANT
 Item 10. Information With Respect to S-3
           Registrants......................... *
 Item 11. Incorporation of Certain Information
           by Reference........................ *
 Item 12. Information With Respect to S-2 or S-
           3 Registrants....................... Businesses of the Companies
 Item 13. Incorporation of Certain Information
           by Reference........................ Inside Front Cover Page;
                                                Businesses of the Companies
 Item 14. Information With Respect to
           Registrants Other Than S-2 or S-3
           Registrants......................... *

   S-4                                          HEADING IN PROSPECTUS/JOINT
 ITEM NO.        TITLE OF FORM S-4 ITEM               PROXY STATEMENT
 -------- ------------------------------------- ---------------------------
 C. INFORMATION ABOUT THE COMPANY BEING
  ACQUIRED
 Item 15. Information With Respect to S-3
           Companies........................... *
 Item 16. Information With Respect to S-2 or S-
           3 Companies......................... Inside Front Cover Page;
                                                Businesses of the Companies
 Item 17. Information With Respect to Companies
           Other Than S-2 or S-3 Companies..... *
 Item 18. Information if Proxies, Consents or
           Authorizations Are to be Solicited.. The Special Meeting;
                                                Information Regarding the
                                                Merger
 Item 19. Information if Proxies, Consents or
           Authorizations Are Not to be
           Solicited in an Exchange Offer...... *

- --------
* Omitted because inapplicable or answer is in the negative.

                                  ROBEC, INC.
                                425 PRIVET ROAD
                               HORSHAM, PA 19044

                               MAY   , 1995

Dear Shareholder:

  You are invited to attend a special meeting of shareholders of Robec, Inc. ("Robec") to be held at 425 Privet Road, Horsham, Pennsylvania 19044, on June
  , 1995 at 10:00 a.m., local time (the "Special Meeting").

  The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Plan of Merger (the "Plan of Merger") pursuant to which RI Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), will be merged with and into Robec (the "Merger"), with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest. Under the terms of the Merger, each share of common stock, par value $.01 per share, of Robec ("Robec Common Stock") that is issued and outstanding on the effective date of the Merger, other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 shares of common stock, par value $.01 per share, of AmeriQuest ("AmeriQuest Common Stock"), subject to upward adjustment if the closing price of AmeriQuest Common Stock is below $3.00 per share on the business day prior to the day on which the Merger becomes effective, all as more fully described in the accompanying Prospectus/Proxy Statement and the Plan of Merger attached as Appendix I thereto.

  Pursuant to an Amended and Restated Agreement and Plan of Reorganization (the "Amended Agreement") dated as of August 11, 1994 among AmeriQuest, Robec and four principal shareholders of Robec (the "Principal Shareholders"), on September 22, 1994, the Principal Shareholders exchanged certain of their shares, representing 50.1% of the outstanding shares of Robec Common Stock, for shares of AmeriQuest Common Stock at the same conversion ratio as will apply to shares to be converted in the Merger, subject to the same adjustment mechanism. The Amended Agreement is attached as Appendix II to the accompanying Prospectus/Proxy Statement.

  Approval and adoption of the Plan of Merger requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present. Shareholders entitled to notice of and to vote at the Special Meeting are the holders of outstanding shares of Robec Common Stock on April 3, 1995 (the "Record Date"). AmeriQuest has sufficient voting power to approve and adopt the Plan of Merger even if no other shareholder of Robec votes in favor of such proposal. AmeriQuest has agreed to vote in favor of the approval and adoption of the Plan of Merger.

  THE BOARD OF DIRECTORS OF ROBEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER. In reaching its determination regarding the Plan of Merger, the Board considered, among other things, the opinion of Compass Capital Advisors as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Robec Common Stock pursuant to the Plan of Merger. The opinion of Compass Capital Advisors is attached as Appendix III to the accompanying Prospectus/Proxy Statement.

  In view of the importance of the matter to be acted upon at the Special Meeting, you are invited to personally attend the Special Meeting. Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of Robec Common Stock you own, please date, sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

                                          Sincerely,

                                          Robert H. Beckett
                                          Chairman, Chief Executive Officer
                                           and President

  SHARE CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR ROBEC COMMON STOCK FOR AMERIQUEST COMMON STOCK.

                                  ROBEC, INC.
                                425 PRIVET ROAD
                               HORSHAM, PA 19044
                            TELEPHONE (215) 675-9300

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JUNE   , 1995

                               ----------------

To the Shareholders of Robec, Inc.:

  Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of Robec, Inc., a Pennsylvania corporation ("Robec"), will be held at
Robec's principal offices, 425 Privet Road, Horsham, Pennsylvania, on June   ,
1995 at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Plan of Merger (the "Plan of Merger") pursuant to which (a) RI Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), will be merged with and into Robec (the "Merger"), with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest and (b) each share of common stock, par value $.01 per share, of Robec ("Robec Common Stock") that is issued and outstanding on the effective date of the Merger, other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 shares of the common stock, par value $.01 per share, of AmeriQuest ("AmeriQuest Common Stock"), subject to adjustment if the closing price of AmeriQuest Common Stock is below $3.00 per share on the business day prior to the day on which the Merger becomes effective; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

  The Plan of Merger is more fully described in the accompanying
Prospectus/Proxy Statement and is attached as Appendix I thereto.

  Robec shareholders have the right to dissent from the Merger and obtain payment for their shares by following the procedures prescribed in Subchapter 15D of the Pennsylvania Business Corporation Law, which is attached as Appendix IV to, and summarized under "Dissenters Appraisal Rights" in, the accompanying Prospectus/Proxy Statement.

  Only shareholders of record at the close of business on April 3, 1995 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments thereof. You are cordially invited to attend the Special Meeting and vote your shares in person.

                                          By Order of the Board of Directors,

                                          Robert S. Beckett
                                          Secretary

May   , 1995

  YOUR PROXY IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                  ROBEC, INC.
                                425 PRIVET ROAD
                          HORSHAM, PENNSYLVANIA 19044

                               ----------------

                           PROSPECTUS/PROXY STATEMENT

                               ----------------

                        SPECIAL MEETING OF SHAREHOLDERS

                               JUNE   , 1995

  This Prospectus/Proxy Statement is being furnished to the shareholders of Robec, Inc., a Pennsylvania corporation ("Robec"), in connection with the solicitation of proxies by the Board of Directors of Robec for use at a special
meeting of shareholders to be held on June   , 1995 at 10:00 a.m., local time,
at Robec's principal executive offices, 425 Privet Road, Horsham, Pennsylvania and at any adjournments thereof (the "Special Meeting").

  The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Plan of Merger (the "Plan of Merger") pursuant to which RI Acquisition, Inc., a Pennsylvania corporation ("AmeriQuest Sub") and a wholly-owned subsidiary of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), will be merged with and into Robec (the "Merger"), with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest and renamed AmeriQuest/Robec, Inc. (the "Surviving Corporation"). Under the terms of the Merger, each share of common stock, par value $.01 per share, of Robec ("Robec Common Stock") that is issued and outstanding on the effective date of the Merger (the "Effective Date"), other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 (the "Applicable Fraction") shares of the common stock of AmeriQuest ("AmeriQuest Common Stock"), subject to adjustment if the closing price of AmeriQuest Common Stock is below $3.00 on the business day prior to the day on which the Merger becomes effective (the Applicable Fraction including any adjustments thereto, the "Exchange Ratio"). See "Information Regarding the Merger--The Merger." A copy of the Plan of Merger is attached as Appendix I to this Prospectus/Proxy Statement and is incorporated herein by this reference. Pursuant to an Amended and Restated Agreement and Plan of Reorganization (the "Amended Agreement") dated as of August 11, 1994 among AmeriQuest, Robec and four principal shareholders of Robec (the "Principal Shareholders"), on September 22, 1994, the Principal Shareholders exchanged certain of their shares (the "Exchange"), representing 50.1% of the outstanding shares of Robec Common Stock, for shares of AmeriQuest Common Stock at the Exchange Ratio. A copy of the Amended Agreement is attached as Appendix II to this Prospectus/Proxy Statement and is incorporated herein by this reference. The summaries of the portions of the Plan of Merger and Amended Agreement set forth in this Prospectus/Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the texts of the Plan of Merger and the Amended Agreement.

  THE BOARD OF DIRECTORS OF ROBEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER. In reaching its determination regarding the Plan of Merger, the Board considered, among other things, the opinion of Compass Capital Advisors ("Compass") as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Robec Common Stock pursuant to the Plan of Merger. A copy of the opinion of Compass is attached as Appendix III to this Prospectus/Proxy Statement and is incorporated herein by this reference.

  AMERIQUEST HAS FILED A REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IN WASHINGTON, D.C. COVERING SHARES OF AMERIQUEST COMMON STOCK TO BE ISSUED BY AMERIQUEST IN CONNECTION WITH THE MERGER DESCRIBED IN THE FOLLOWING PROSPECTUS/PROXY STATEMENT. THE PROSPECTUS/PROXY STATEMENT WAS FILED AS PART OF SUCH REGISTRATION STATEMENT.

                               ----------------

  THE SHARES OF AMERIQUEST COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  THE SHARES OF AMERIQUEST COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER INVOLVE CERTAIN IMPORTANT FACTORS TO BE CONSIDERED. SEE "RISK FACTORS."

       The date of this Prospectus/Proxy Statement is May   , 1995.

                             AVAILABLE INFORMATION

  Robec (SEC File No. 0-18115) and AmeriQuest (SEC File No. 1-10397) are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by Robec and AmeriQuest can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's prescribed rates. Such material with respect to AmeriQuest can also be inspected and copied at the offices of the New York Stock Exchange, on which AmeriQuest's Common Stock is listed.

  AmeriQuest has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to certain shares of AmeriQuest Common Stock to be issued in connection with the Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. A copy of the Registration Statement may be inspected without charge at the principal offices of the SEC in Washington, D.C.

                             ADDITIONAL INFORMATION

  This Prospectus/Proxy Statement is accompanied by AmeriQuest's Annual Report on Form 10-K/A (Amendment No. 6) for the year ended June 30, 1994 and its Quarterly Report on Form 10-Q/A (Amendment No. 3) for the quarter and six months ended December 30, 1994, as well as Robec's Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 1994.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference:

    (1) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 and 2) dated June 14, 1994, the most recent of which was filed May 9, 1995;

    (2) AmeriQuest's Annual Report on Form 10-K (including Amendment Nos. 1 thru 6) for the fiscal year ended June 30, 1994, the most recent of which was filed May 9, 1995;

    (3) AmeriQuest's Current Report on Form 8-K (including Amendment No. 1) dated July 18, 1994, the most recent of which was filed April 6, 1995;

    (4) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru 4) dated September 12, 1994, the most recent of which was filed May 9, 1995;

    (5) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru 3) for the quarter ended September 30, 1994, the most recent of which was filed May 9, 1995;

    (6) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru 5) dated as of November 14, 1994, the most recent of which was filed May 9, 1995;

    (7) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru 3) for the quarter ended December 30, 1994, the most recent of which was filed May 9, 1995;

    (8) AmeriQuest's Proxy Statement dated May   , 1995;

    (9) Robec's Annual Report on Form 10-K (including Amendment No. 1) for the fiscal year ended December 31, 1994, the most recent of which was filed May 10, 1995;

   (10) Kenfil Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 1993, SEC File No. 0-19905;

   (11) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and three months ended September 30, 1993;

   (12) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and six months ended December 31, 1993;

   (13) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and nine months ended March 31, 1994.

  In addition, all reports and other documents filed by Robec or AmeriQuest prior to the date of the Special Meeting pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and after the date of this Prospectus/Proxy Statement, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

  THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE REGARDING ROBEC AND AMERIQUEST WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST AS FOLLOWS: WITH RESPECT TO ROBEC, FROM ROBERT S. BECKETT, SECRETARY, ROBEC, INC., 425 PRIVET ROAD, HORSHAM, PENNSYLVANIA 19044, AND WITH RESPECT TO AMERIQUEST, FROM STEPHEN G. HOLMES, SECRETARY, AMERIQUEST TECHNOLOGIES, INC., 3 IMPERIAL PROMENADE, STE. 300, SANTA ANA, CA 92707. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY JUNE   , 1995.

  Any statement incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement. Subject to the foregoing, all information appearing in this Prospectus/Proxy Statement is qualified in its entirety by the information appearing in the documents incorporated herein by this reference.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ROBEC OR AMERIQUEST. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1
THE MEETING................................................................   1
TERMS OF THE MERGER........................................................   2
RISK FACTORS...............................................................  11
  Recent Developments and Possible Default on Computer 2000 Loan...........  11
  Recent Losses; Possible Need for Additional Capital......................  11
  Integration of Companies.................................................  12
  Changing Methods of Software Distribution................................  12
  Need for Product Development; Manufacturing..............................  12
  Competition; Dominance of Industry Leaders...............................  13
  Competition; Products and Gross Margin...................................  13
  Dependence upon Key Personnel............................................  13
  Possible Sales by Shareholders...........................................  13
  Volatility of Stock Price; Trading Volume................................  13
THE SPECIAL MEETING........................................................  14
  Purpose of the Special Meeting...........................................  14
  Record Date; Solicitation of Proxies.....................................  14
  Vote Required............................................................  14
  Stock Ownership of Robec by Management and Certain Beneficial Owners.....  15
  Certified Public Accountants.............................................  16
BUSINESSES OF THE COMPANIES................................................  16
  AMERIQUEST...............................................................  16
    General................................................................  16
    Incorporation of Certain Information by Reference......................  17
    Recent Developments....................................................  17
      Computer 2000 Investment.............................................  17
      Acquisition of NCD...................................................  19
  ROBEC....................................................................  22
    General................................................................  22
    Incorporation of Certain Information by Reference......................  22
INFORMATION REGARDING THE MERGER...........................................  23
  THE MERGER...............................................................  23
  BACKGROUND OF THE MERGER.................................................  23
  RECOMMENDATION OF THE BOARD OF DIRECTORS OF ROBEC; REASONS FOR THE
   MERGER..................................................................  25
  OPINION OF ROBEC'S FINANCIAL ADVISOR.....................................  25
  DISSENTERS APPRAISAL RIGHTS..............................................  30
  CERTAIN ANTITRUST MATTERS................................................  33
  INTEREST OF CERTAIN PERSONS IN THE MERGER................................  33
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................  33
    Federal Tax Matters....................................................  33
    Tax Consequences to Robec Shareholders.................................  34
    Tax Consequences to Robec and AmeriQuest...............................  34
    Information Reporting..................................................  34
    Backup Withholding.....................................................  35
  ACCOUNTING TREATMENT.....................................................  35

  THE PLAN OF MERGER.....................................................    35
    The Merger...........................................................    35
    Effective Date.......................................................    35
    Terms of the Merger..................................................    35
    Payment of Merger Consideration......................................    36
    Surviving Provisions.................................................    36
    Dissenting Shares....................................................    36
  THE AMENDED AGREEMENT..................................................    37
    The Exchange.........................................................    37
    Robec Stock Options..................................................    37
    Representations and Warranties; Conduct of Business Pending the
     Merger..............................................................    37
    Conditions to Consummation of the Merger.............................    38
    Indemnification; Insurance...........................................    38
    Termination..........................................................    39
    Amendment; Waiver....................................................    39
    Registration Rights..................................................    39
PRO FORMA FINANCIAL INFORMATION..........................................    40
CAPITALIZATION...........................................................    45
COMPARATIVE MARKET PRICES OF COMMON STOCK................................    45
DIVIDEND POLICY..........................................................    46
DESCRIPTION OF CAPITAL STOCK OF AMERIQUEST...............................    46
  General................................................................    46
  Dividends..............................................................    46
  Voting Rights..........................................................    46
  Liquidation............................................................    46
  Pre-Emptive Rights.....................................................    47
  Anti-Takeover Provisions...............................................    47
COMPARISON OF SHAREHOLDER RIGHTS.........................................    47
  By-Laws................................................................    47
  Dividend Declarations..................................................    47
  Terms of Directors.....................................................    48
  Removal of Directors...................................................    48
  Meetings of Shareholders...............................................    48
  Action by Shareholders Without Meeting.................................    48
  Dissenters Rights......................................................    48
  Supermajority Provisions...............................................    49
  Business Combinations with Interested Shareholders.....................    49
  Fiduciary Duty.........................................................    49
  Derivative Actions.....................................................    50
LEGAL MATTERS............................................................    50
EXPERTS..................................................................    50
SHAREHOLDER PROPOSALS....................................................    51
OTHER MATTERS............................................................    51
PLAN OF MERGER...........................................................   I-1
AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION................  II-1
FAIRNESS OPINION......................................................... III-1
SUBCHAPTER 15D OF THE PENNSYLVANIA BUSINESS CORPORATION LAW--DISSENTERS
 RIGHTS..................................................................  IV-1

                                    SUMMARY

  The following brief summary of certain features of the proposal to merge RI Acquisition, Inc., a Pennsylvania corporation ("AmeriQuest Sub") and wholly-owned subsidiary of AmeriQuest Technologies, Inc. ("AmeriQuest"), with and into Robec, Inc. ("Robec") is not a complete statement of all of the proposal's material features and is qualified in its entirety by reference to the Prospectus/Proxy Statement which each shareholder of Robec is urged to examine carefully and consider in its entirety. Cross references in this Summary refer to appropriate sections of the Prospectus/Proxy Statement where detailed information is set forth. A copy of the Plan of Merger is attached as Appendix I hereto and is incorporated herein by this reference.

                                  THE MEETING

Company Soliciting Proxies:     Robec, Inc., 425 Privet Road, Horsham, PA
                                19044, (215) 675-9300. See "Robec Special Meet-
                                ing."

Company Issuing Securities:     AmeriQuest Technologies, Inc., 3 Imperial Prom-
                                enade, Ste. 300, Santa Ana, CA 92707, (714)
                                437-0099.

Businesses of Companies:        Robec is engaged primarily in the distribution
                                of computer hardware to value-added resellers, dealers and computer retailers. AmeriQuest is also engaged in the distribution of computer hardware to value-added resellers through its CDS Distribution, Inc. subsidiary, and, through its recently acquired Ross White Enterprises, Inc. d/b/a National Computer Distributors sub-sidiary ("NCD"), is engaged in the distribution of computer hardware to value-added resellers, systems integrators and computer retailers.
                                Through its Kenfil, Inc. ("Kenfil") subsidiary,
                                AmeriQuest is engaged in the distribution of microcomputer software to the retail market-place. AmeriQuest and Computer 2000 AG ("Com-puter 2000") have entered into an agreement pursuant to which Computer 2000 has agreed to invest approximately $50 million in AmeriQuest in exchange for an approximately 51 percent ownership interest in AmeriQuest, including shares already owned by Computer 2000 and as-suming consummation of the Merger. The invest-ment by Computer 2000 is tiered, with $32 mil-lion of the investment being contingent upon the monthly and cumulative performance of AmeriQuest in the first half of calendar 1995, approval by AmeriQuest's stockholders and cer-tain regulatory approvals. See "Businesses of the Companies."

Date and Time of Meeting:
                                June   , 1995 at 10:00 a.m. See "Notice of Spe-
                                cial Meeting."

Place: The principal executive offices of Robec at 425 Privet Road, Horsham, Pennsylvania. See "Notice of Special Meeting."

Record Date:                    April 3, 1995. See "Notice of Special Meeting"
                                and "The Special Meeting--Record Date; Solici-tation of Proxies."

Principal Purpose of Robec      To consider and vote upon the Plan of Merger,
 Meeting:                       pursuant to which AmeriQuest Sub will be merged
                                with and into Robec. See "Notice of Special
                                Meeting" and "The Special Meeting."

Shares Outstanding and          4,439,180 shares of the common stock, par value
 Entitled to Vote on Record     $.01 per share, of Robec ("Robec Common
 Date:                          Stock"). See "The Special Meeting."

Shares of Robec Common Stock    On the Record Date, AmeriQuest owned 2,224,029
 Owned on the Record Date by    shares of Robec Common Stock and officers and
 Officers, Directors and        directors of Robec owned an additional 671,671
 Principal Shareholders:        shares of Robec Common Stock, which cumula-
                                tively represent approximately 65.23% of the outstanding shares of Robec Common Stock. This is greater than the simple majority of votes cast which is required to adopt the Plan of Merger. See "The Special Meeting--Vote Re-quired."

Robec Required Vote:            Affirmative vote of the majority of the votes
                                cast by all of the holders of outstanding shares of Robec Common Stock entitled to vote thereon at a meeting at which a quorum is pres-ent.

Proxies: Revocable at any time before being voted by (1) giving written notice to the Secretary of Robec, (2) by substitution of a new Proxy bear-ing a later date or (3) by request for return of the Proxy at the special meeting of share-holders of Robec called to consider and vote upon the Plan of Merger (the "Special Meet-ing"). See "The Special Meeting--Vote Re-quired."

                              TERMS OF THE MERGER

The Exchange by the Principal   AmeriQuest became the owner of 50.1% of the
 Shareholders:                  outstanding Robec Common Stock on September 22,
                                1994 when four principal shareholders of Robec
                                (the "Principal Shareholders") exchanged (the
                                "Exchange") certain of their shares of Robec
                                Common Stock for shares of common stock, par value $.01 per share, of AmeriQuest
                                ("AmeriQuest Common Stock") at the Exchange Ra-tio (as defined below).

Exchange Ratio:                 On the effective date of the Merger (the "Ef-
                                fective Date"), each outstanding share of Robec
                                Common Stock, other than shares owned by AmeriQuest or by shareholders who perfect their dissenters rights, will be converted automati-cally into the right to receive .63075 (the
                                "Applicable Fraction") shares of newly issued
                                AmeriQuest Common Stock; provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock
                                Exchange on the business day prior to the Ef-fective Date as reported in the Wall Street
                                Journal (the "Closing Date Market Price") is less than $3.00 per share, then on the Effec-tive Date each such share of Robec Common Stock shall instead be converted into the number of shares of AmeriQuest Common Stock equal to (i)
                                .63075 multiplied by (ii) a quotient, the nu-merator of which is $3.00 and the denominator of which is the Closing Date Market Price (the
                                Applicable Fraction, including any adjustment thereto, the "Exchange Ratio"). See "Informa-tion Regarding the Merger--The Plan of Merger--
                                Terms of the Merger."

Proposed Effective Date:        As soon as possible after the conclusion of the
                                Special Meeting upon the completion of the nec-essary formalities required by Pennsylvania law and certain other conditions precedent, includ-ing the listing of the shares of AmeriQuest
                                Common

                                Stock to be issued pursuant to the Merger with the New York Stock Exchange. See "Information Regarding the Merger--The Plan of Merger--Ef-fective Date."

Risk Factors:                   Holders of Robec Common Stock should carefully
                                consider certain risk factors in evaluating the Merger prior to voting upon the Plan of Merger.
                                See "Risk Factors."

Principal Reasons for Merger:   The combined companies will have an expanded
                                customer base for operations, greater access to capital markets and the opportunity for manage-rial and administrative efficiencies and over-head expense savings as a result of the consol-idation of certain operations. See "Information
                                Regarding the Merger--Recommendation of the
                                Board of Directors; Reasons for the Merger."

Factors Considered in           The Exchange Ratio was negotiated at arm's
 Determining Exchange Ratio:    length between AmeriQuest and Robec. Factors
                                considered by Robec included the respective fi-nancial condition of each company, including shareholders' equity, their future prospects and various other factors. See "Information Re-garding the Merger--Background of the Merger."

Recommendation of Robec's       The Board of Directors of Robec has unanimously
 Board of Directors:            approved and adopted the Plan of Merger and
                                recommends that the holders of Robec Common
                                Stock vote FOR approval and adoption of the Plan of Merger. See "Information Regarding the
                                Merger--Recommendation of the Board of Direc-tors of Robec; Reasons for the Merger."

Fairness Opinion:               Compass Capital Advisors has delivered its
                                written opinion to the Board of Directors of Robec that as of September 20, 1994 the Merger is fair to Robec's shareholders from a finan-cial point of view. For information on the as-sumptions made, matters considered and limits on the review by Compass Capital Advisors, see
                                "Information Regarding the Merger--Opinion of
                                Robec's Financial Advisor."

Dissenters Rights:              Under Pennsylvania law, shareholders of Robec
                                who file a written objection prior to the vote on the Plan of Merger and do not vote in favor of approval and adoption of the Plan of Merger have the right to demand an appraisal of the "fair value" of their shares of Robec Common
                                Stock if the required procedures under
                                Subchapter 15D of the Pennsylvania Business
                                Corporation Law of 1988, as amended (the
                                "BCL"), are followed. APPRAISAL RIGHTS WILL BE
                                FORFEITED IF THE REQUIREMENTS OF SUBCHAPTER 15D
                                ARE NOT FULLY AND PRECISELY SATISFIED. See "In-formation Regarding the Merger--Dissenters Ap-praisal Rights" and a copy of the text of Subchapter 15D of the BCL attached as Appendix
                                IV to this Prospectus/Proxy Statement.

Required Approvals:             The approval of the shareholders of Robec. The
                                early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements
                                Act of 1976, as amended (the "HSR Act") has been received. See "Information Regarding the Merger--Certain Legal Matters."

Appointment of Robert H.        AmeriQuest has appointed Robert H. Beckett,
 Beckett as a Director of       currently the Chairman, Chief Executive Officer
 AmeriQuest After the           and President of Robec, to the Board of Direc-
 Exchange:                      tors of AmeriQuest and agreed to nominate him
                                for re-election at each of the next two annual meetings of AmeriQuest stockholders. See "In-formation Regarding the Merger--Interest of
                                Certain Persons in the Merger."

Federal Tax Consequences of     The Merger is intended to qualify as a tax-free
 the Merger:                    reorganization under the provisions of Section
                                368 of the Internal Revenue Code of 1986, as amended. See "Information Regarding the Merg-er--Certain Federal Income Tax Consequences."

Accounting:                     The Merger will be accounted for as a reorgani-
                                zation of unaffiliated companies and recorded as a purchase by AmeriQuest for accounting and financial reporting purposes. See "Information
                                Regarding the Merger--Accounting Treatment."

Comparison of Shareholders'     Holders of Robec Common Stock will become hold-
 Rights:                        ers of AmeriQuest Common Stock as a result of
                                the Merger. There are certain differences in the rights of holders of Robec Common Stock and AmeriQuest Common Stock, including differences due to the fact that Robec is organized under the laws of Pennsylvania whereas AmeriQuest is organized under the laws of Delaware. See "Com-parison of Shareholders Rights."

Surrender of Certificates:      As soon as practicable after the Effective
                                Date, American Stock Transfer & Trust Company, or another entity mutually acceptable to both
                                Robec and AmeriQuest, in its capacity as ex-change agent for the Merger (the "Exchange
                                Agent"), will send a transmittal letter to each Robec shareholder. The transmittal letter will contain instructions with respect to the sur-render of certificates representing Robec Com-mon Stock to be exchanged for AmeriQuest Common
                                Stock. See "Information Regarding the Merger--
                                The Plan of Merger--Surrender and Payment."
                                ROBEC SHAREHOLDERS SHOULD NOT FORWARD CERTIFI-
                                CATES FOR ROBEC COMMON STOCK TO THE EXCHANGE
                                AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LET-
                                TERS. ROBEC SHAREHOLDERS SHOULD NOT RETURN
                                STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Comparative Per Share Prices:   AmeriQuest Common Stock trades on the New York
                                Stock Exchange ("NYSE") under the trading sym-bol ("AQS"). The following table sets forth the range of high and low closing prices reported on the NYSE for AmeriQuest Common Stock for the calendar periods indicated:

                                                                  HIGH     LOW
                                                                 ------- -------
                    Calendar 1994
                      First Quarter.............................   5 7/8   4 1/8
                      Second Quarter............................   4 1/8   3
                      Third Quarter.............................   4 1/4   3 1/8
                      Fourth Quarter............................   3 3/4   2 7/8

                                Robec Common Stock has been traded on the Nasdaq
                                National Market System since Robec's initial public offering under the trading symbol "ROBC".
                                The following table sets forth the range of high and low bid quotations reported on the Nasdaq
                                National Market System for Robec Common Stock for the calendar periods indicated:

                                                                  HIGH     LOW
                                                                 ------- -------
                    Calendar 1994
                      First Quarter.............................   2 7/8   1 1/2
                      Second Quarter............................   1 7/8     1/2
                      Third Quarter.............................   2 1/8   1 1/4
                      Fourth Quarter............................   1 7/8  1 9/16

                                On June 29, 1994, the last trading day prior to the first public announcement by AmeriQuest and Robec concerning the proposed Merger, the last sale price of AmeriQuest Common Stock reported on the NYSE was $3.25 per share and the last sale price of Robec Common Stock reported on the Nasdaq National Market System was $0.88 per share. Based on the Exchange Ratio of .63075 shares of AmeriQuest Common Stock for each share of Robec Common Stock and the quoted closing sale price of AmeriQuest Common Stock on that date, AmeriQuest would be issuing stock that had an equivalent value on that date of $2.05 per share of Robec Common Stock. On May
                                   , 1995, the last sale price of AmeriQuest
                                Common Stock as reported on the NYSE was
                                $       per share and the last sale price of
                                Robec Common Stock reported on the Nasdaq
                                National Market System was $        per share.
                                Based on the Exchange Ratio, adjusted to reflect the decrease in the sale price of AmeriQuest Common Stock below $3.00 per share, AmeriQuest would be issuing stock having an equivalent market value on that date of $1.89 per share of Robec Common Stock. For information regarding earlier periods, see "Comparative Market Prices of Common Stock."

     SELECTED HISTORICAL AND PRO FORMA FINANCIAL COMPARATIVE PER SHARE DATA

  The following selected historical information of AmeriQuest, Robec, and NCD has been derived from their respective historical financial statements and should be read in conjunction with such financial statements and notes thereto. AmeriQuest's Consolidated Financial Statement for three years ended June 30, 1994, 1993 and 1992 has been audited by Arthur Andersen LLP, independent public accountants. Robec's Consolidated Financial Statements for the three years ended December 31, 1994, 1993 and 1992 has been audited by Coopers & Lybrand LLP, independent public accountants. NCD's Financial Statements for the two years ended March 31, 1994 and 1993 have been audited by KPMG Peat Marwick LLP, independent public accountants. NCD's Statement of Operations for the three months ended March 31, 1992 has been audited by Hansen, Barnett & Maxwell, independent public accountants. AmeriQuest's statements of income data for the six months ended December 30, 1994 and the balance sheet data at December 30, 1994 and NCD's statement of income data for the six months ended September 30, 1994 and balance sheet data at September 30, 1994 are unaudited but have been prepared on the same basis as their audited financial statements and, in the opinion of their respective managements, contain all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The selected unaudited pro forma condensed combined financial data is qualified in its entirety by reference to, and should be read in conjunction with, the pro forma unaudited combining financial statements and notes thereto that are included elsewhere in this Prospectus/Proxy Statement. The unaudited pro forma condensed combined statement of income combines the results of operations of AmeriQuest, Kenfil, Robec and NCD for the twelve months ended June 30, 1994 and the six months ended December 30, 1994 giving effect to the acquisitions as if it had occurred on July 1, 1993. The unaudited pro forma condensed combined balance sheet data as of December 30, 1994, gives effect to the Company's acquisition of the remaining 49.9 percent of Robec common stock, not owned by the Company as if it had occurred on that date. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred had the acquisitions been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The acquisitions discussed above have been accounted for under the purchase method of accounting.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          SIX MONTHS
                             ENDED
                          DECEMBER 30              YEARS ENDED JUNE 30
                          -----------  -----------------------------------------------
                             1994        1994      1993     1992      1991      1990
                          -----------  --------  -------- --------  --------  --------
                          (UNAUDITED)
AMERIQUEST
Historical Statement of Income Data:
  Net sales.............  $  173,005   $ 87,593  $ 73,082 $115,054  $130,062  $187,724
  Income (loss) from
   operations...........      (3,572)    (7,274)      487   (9,047)  (11,730)    1,245
  Income (loss) before
   income taxes.........      (6,169)    (7,971)      236   (9,623)  (12,027)      652
  Net income (loss).....      (6,169)    (7,971)      236   (8,894)   (8,501)      405
  Earnings (loss) per
   share................       (0.40)     (1.33)     0.08    (3.04)    (2.89)     0.13
  Weighted average
   shares outstanding...  15,458,468      5,974     3,061    2,922     2,942     3,156
                          DECEMBER 30                    JUNE 30
                          -----------  -----------------------------------------------
                             1994        1994      1993     1992      1991      1990
                          -----------  --------  -------- --------  --------  --------
                          (UNAUDITED)
Historical Balance Sheet
 Data:
  Working capital.......  $   19,184   $  4,872  $  5,904 $  5,217  $ 15,081  $ 22,463
  Total assets..........     187,726     65,145    20,274   23,522    40,747    41,084
  Long-term obligations.      19,029      3,442     1,817      274     1,851     1,134
  Shareholders' equity..      31,175     12,875     8,644    7,952    16,806    26,065
                          SIX MONTHS
                             ENDED
                          DECEMBER 30              YEARS ENDED JUNE 30
                          -----------  -----------------------------------------------
                             1994        1994      1993     1992      1991      1990
                          -----------  --------  -------- --------  --------  --------
KENFIL
Historical Statement of Income Data:
  Net sales.............         (1)   $138,759  $184,054 $167,451  $133,219  $139,246
  Income (loss) from
   operations...........                (18,167)    4,799    5,081     1,786     2,225
  Income (loss) before
   income taxes.........                (20,753)    1,636    1,407    (2,501)      (36)
  Net income (loss).....                (20,770)    1,086      873    (1,663)      (25)
  Earnings (loss) per
   share................                  (4.72)     0.17     0.06     (0.70)    (0.01)
  Weighted average
   shares outstanding...                  4,399     4,399    2,798     2,869     3,108
                          DECEMBER 30                    JUNE 30
                          -----------  -----------------------------------------------
                             1994        1994      1993     1992      1991      1990
                          -----------  --------  -------- --------  --------  --------
Historical Balance Sheet
 Data:
  Working capital.......         (1)        (1)  $ 17,897 $  5,212  $  5,162  $  2,048
  Total assets..........                           56,050   41,484    36,144    33,245
  Long-term obligations.                            6,480   11,380    11,452     1,525
  Shareholders' equity
   (deficiency).........                           13,146   (8,628)   (8,784)    2,640

- --------
(1) Kenfil operating results and balance sheet data for the six months ended December 30, 1994 are consolidated with the results of AmeriQuest.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         YEARS ENDED DECEMBER 31
                              ------------------------------------------------
                                1994       1993      1992      1991     1990
                              -------------------- --------  -------- --------
ROBEC
Historical Statement of Income Data:
  Net sales.................  $ 141,106  $203,233  $202,564  $201,131 $190,867
  Income (loss) from
   operations...............     (4,893)   (8,141)   (5,353)    4,994    7,890
  Income (loss) before
   income taxes.............     (6,148)   (9,994)   (6,785)    3,237    6,178
  Net income (loss).........     (6,172)   (9,118)   (4,589)    2,104    3,956
  Earnings (loss) per share.      (1.39)    (2.05)    (1.03)     0.47     0.87
  Weighted average shares
   outstanding..............      4,439     4,459     4,459     4,457    4,571
                                               DECEMBER 31
                              ------------------------------------------------
                                1994       1993      1992      1991     1990
                              -------------------- --------  -------- --------
Historical Balance Sheet Da-
 ta:
  Working capital...........  $   6,423  $ 12,208  $ 42,078  $ 45,168 $ 22,788
  Total assets..............     36,049    57,075    65,685    71,750   62,519
  Long-term obligations.....        --        --     21,336    20,000      --
  Shareholders' equity .....      8,089    14,261    23,379    27,964   25,860

                           SIX MONTHS                         THREE MONTHS
                             ENDED                               ENDED
                          SEPTEMBER 30 YEARS ENDED MARCH 31     MARCH 31   YEARS ENDED DECEMBER 31
                          ------------ ---------------------  ------------ ----------------------------
                              1994       1994       1993          1992        1991          1990
                          ------------ ---------------------  ------------ -----------  ---------------
                          (UNAUDITED)                                                    (UNAUDITED)
NCD
Historical Statement of Income Data:
  Net sales.............    $117,696    $196,513 $   113,306    $15,256    $    40,505   $    38,689
  Income (loss) from
   operations...........       2,551       2,433      (1,481)       119            617           338
  Income (loss) before
   income taxes.........         994         630      (2,736)        51            309           137
  Net income (loss).....         994         630      (2,461)        51            309           137
  Earnings (loss) per
   share................    4,247.86    2,859.00  (13,395.00)    423.00       3,094.00      1,370.00
  Weighted average
   shares outstanding...         234         184         184        120            100           100
                          SEPTEMBER 30              MARCH 31                     DECEMBER 31
                          ------------ ----------------------------------- ----------------------------
                              1994       1994       1993          1992        1991          1990
                          ------------ ---------------------  ------------ -----------  ---------------
                                                              (UNAUDITED)                (UNAUDITED)
Historical Balance Sheet
 Data:
  Working capital.......    $  2,335   $  20,052 $       620    $ 1,676    $      (200)  $       262
  Total assets..........      52,359      51,677      27,984      9,711          9,656         7,153
  Long-term obligations.       2,737      21,499       2,663         94            136           135
  Shareholders' equity
   (deficiency).........       1,260          11        (619)     1,582            697           500

                       AMERIQUEST, KENFIL, ROBEC AND NCD

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          TWELVE MONTHS ENDED SIX MONTHS ENDED
                                             JUNE 30, 1994    DECEMBER 30, 1994
                                          ------------------- -----------------
Pro Forma Combined Statement of Income
 Data:
  Net sales..............................      $613,606           $276,568
  Income (loss) from operations..........       (34,179)            (6,180)
  Income (loss) before taxes.............       (39,673)            (9,387)
  Net income (loss)......................       (38,876)(1)         (9,387)
  Net income (loss) applicable to common
   stockholders..........................       (38,876)            (9,387)
  Net income (loss) per share............         (2.04)             (0.44)
  Weighted average shares outstanding....        19,040             21,365

                                                               DECEMBER 30, 1994
                                                               -----------------
Pro Forma Combined Balance Sheet Data:
  Working capital.............................................      $19,184
  Total assets................................................      187,726
  Long-term obligations.......................................       19,029
  Total stockholders' equity..................................       33,975
  Book value per share (2)....................................         1.52
  Common shares outstanding...................................       22,372

- --------
(1) The restructuring charge of $5,000,000 included in AmeriQuest's historical statement of operations relates principally to the write-off of certain former personal computer joint venture operations. The restructuring charge and earthquake loss of $3,305,000 included in Kenfil's historical financials included charges of $2,821,000 for losses sustained in the Southern California earthquake and restructuring charges of $484,000 relating to severance costs and lease termination costs. The restructuring charge of $336,000 included in Robec's historical statement of operations relates to a reduction in office and warehouse space. Such restructuring charges, although non-recurring in nature, have been included in the proforma condensed combined statement of operations in conformity with
    Article 11 of Regulation S-X of the Securities and Exchange Commission.

(2) Book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 30, 1994.

  UNAUDITED COMPARATIVE PER SHARE DATA. The following table sets forth (1) the historical net income (loss) per share and the historical book value per share of AmeriQuest Common Stock; (2) the historical net income (loss) per common share and the historical book value per share of Robec; (3) the unaudited pro forma combined net income (loss) per common share and the unaudited pro forma combined book value per share after giving effect to the proposed Merger; and
(4) the unaudited pro forma net income (loss) per equivalent Robec share and the unaudited pro forma book value per equivalent Robec share assuming the exchange ratio of 0.63075. The information presented in the table should be read in conjunction with the unaudited pro forma condensed combined financial statements and the interim consolidated unaudited condensed financial statements and the notes thereto appearing elsewhere herein or incorporated herein by reference.

                                                                    EQUIVALENT
                                    HISTORICAL(3)      AMERIQUEST      ROBEC
                                  -----------------    PRO FORMA     PRO FORMA
                                  AMERIQUEST ROBEC   COMBINED(1)(3) COMBINED(2)
                                  ---------- ------  -------------- -----------
Net Income (Loss) Per Share(3)
  Twelve months ended
  June 30, 1994..................   $(1.33)  $(2.52)     $(2.04)      $(1.29)
  Six months ended
  December 30, 1994..............    (0.40)   (0.92)      (0.44)       (0.28)
Book Value Per Share at
  June 30, 1994..................     1.31     2.65        1.70         1.07
  December 30, 1994..............     1.49     1.76        1.52         0.96

(1) The unaudited pro forma combined net income (loss) per share is based on the weighted average number of common shares of AmeriQuest Common Stock outstanding during the period adjusted to give effect to shares assumed to be issued had the Merger taken place as of the beginning of the period presented.

(2) The unaudited equivalent Robec pro forma combined per share amounts are calculated by multiplying the AmeriQuest pro forma combined per share amounts by the exchange ratio of 0.63075 of a share of AmeriQuest Common Stock for each share of Robec Common Stock.

(3) AmeriQuest's and Robec's book value per share are computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma combined book value per share is computed by dividing pro forma combined stockholders' equity by the pro forma combined number of shares of common stock outstanding at the end of the period.

                                  RISK FACTORS

  The following are certain risk factors to be considered by Robec's shareholders in voting upon the Plan of Merger, in addition to the risks and other information described elsewhere in this Prospectus/Proxy Statement.

  RECENT DEVELOPMENTS AND POSSIBLE DEFAULT ON COMPUTER 2000 LOAN. AmeriQuest has a policy of growth, both internal and by acquisition. On June 6, 1994, AmeriQuest acquired 51.9% of Kenfil Inc., a distributor of computer software products, and on September 12, 1994 acquired the balance of the outstanding shares of Kenfil Inc. in a merger between AmeriQuest's wholly-owned subsidiary, AmeriQuest/Kenfil Inc. and Kenfil Inc. AmeriQuest now owns 100% of the resultant company, AmeriQuest/Kenfil Inc. ("Kenfil"). On September 22, 1994, AmeriQuest acquired 50.1% of Robec from the Principal Shareholders, and it is contemplated that AmeriQuest will own 100% of Robec upon consummation of the Merger. On November 14, 1994, AmeriQuest acquired Ross White Enterprises, Inc., a Florida corporation d/b/a "National Computer Distributors" ("NCD"). Both Robec and NCD are distributors of computer hardware. The combination of AmeriQuest (including Kenfil and NCD) and Robec after consummation of the Merger is referred to in this Prospectus/Proxy Statement as the "Combined Company."

   In addition, on November 14, 1994, AmeriQuest entered into an Investment Agreement and a Loan Agreement with Computer 2000 AG ("Computer 2000") which contemplated that Computer 2000 would invest approximately $50 million in AmeriQuest in exchange for a 51% ownership interest in AmeriQuest, including shares already owned by Computer 2000, and assuming consummation of the Merger. The investment by Computer 2000 is tiered, with $32 million originally being contingent upon the monthly and cumulative performance of AmeriQuest in the first half of calendar 1995 (which at the date of this Prospectus/Proxy Statement the Company has failed to achieve), approval by AmeriQuest stockholders and certain regulatory approvals. Given the failure of AmeriQuest to achieve the performance goals, AmeriQuest has no right to compel Computer 2000 to make such investment. This investment is part and parcel of a proposed global alliance between AmeriQuest and Computer 2000. If the shareholders of AmeriQuest fail to approve the Investment Agreement, AmeriQuest may be required by Computer 2000 to either repay the $18 million advanced to date as a secured loan or repay approximately $12 million and issue to Computer 2000 new shares which when added to its current holdings would increase its current ownership to 19.9% of AmeriQuest's outstanding Common Stock. Although the sale of the shares to Computer 2000 would be at a price below the quoted market price on November 14, 1994, the Board of Directors of AmeriQuest evaluated the prospects of AmeriQuest in the alliance for improved purchasing margins, improved vendor lines and cross-selling opportunities, and determined that the interests of all shareholders of AmeriQuest would be best served by the arrangement. However, should such alliance synergies not materialize, AmeriQuest could be viewed as having sold the shares below market without the receipt of any additional benefit from the arrangement. No assurance can be given that the anticipated synergies from the alliance will materialize. A shareholders derivative lawsuit has been filed against AmeriQuest, its directors and Computer 2000 with respect to the Investment Agreement. For additional information, see "The Business of the Companies--Ameriquest--Recent Developments--Investment by Computer 2000 Investment."

  RECENT LOSSES; POSSIBLE NEED FOR ADDITIONAL CAPITAL. AmeriQuest experienced significant net losses for fiscal years 1991 and 1992. Although AmeriQuest had net earnings of $236,000 for the year ended June 30, 1993, it had a loss of $7,971,000 for the year ended June 30, 1994, including a write-off of $5.7 million with respect to restructuring and the disposition of assets related to hardware operations. For the six months ended December 30, 1994, AmeriQuest experienced a loss of approximately $6,169,000 compared with a net loss of approximately $4,889,000 for the same period a year earlier. NCD had a net income for the fiscal year ended March 31, 1994 of $630,115 on revenues of $196,512,724 compared with a net loss of $2,460,624 the year earlier on revenues of $113,306,494. For the six months ended September 30, 1994, NCD had a net income of $994,000 on sales of $117,696,000. Robec experienced a net loss of $6,172,000 for the year ended December 31, 1994. The Combined Company is continuing to incur losses as it attempts to restructure its operations, and there can be no assurance that the Combined Company will be able to achieve profitability in subsequent periods even though it is cutting costs significantly in an attempt to achieve a profitable level of operations as soon as possible. In fiscal 1994, AmeriQuest raised approximately $5,600,000 from the sale of 3,400,000 shares of AmeriQuest Common Stock, which shares have been registered for resale on a Registration Statement on Form S-3. On June 30, 1994, it raised another $2,000,000 in a sale of its securities to foreign investors. On October 17, 1994, AmeriQuest raised approximately $3,432,000 upon the placement of unsecured, convertible promissory notes which were automatically converted to shares of AmeriQuest Common Stock and warrants to purchase AmeriQuest Common Stock at $2.40 per unit upon the acquisition of NCD. In the event that the Combined Company does not achieve profitability in the near term, AmeriQuest may be required to seek additional financing, but the Investment Agreement with Computer 2000 prohibits the issuance of additional shares of AmeriQuest Common Stock without its consent. However, if AmeriQuest were to need additional capital and obtain Computer 2000's consent to issue additional shares of AmeriQuest Common Stock, AmeriQuest would be obligated to issue an equal number of additional shares to Computer 2000, thus reducing the price per share to be paid by Computer 2000. There can be no assurance that any such financing will be available to AmeriQuest if and when required, or on terms acceptable to AmeriQuest, or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

  STOCK REPURCHASE AGREEMENT. AmeriQuest is party to a Stock Repurchase Agreement dated November 14, 1994 pursuant to which certain former shareholders of NCD have the right at any time and from time-to-time after February 13, 1995 to require AmeriQuest to repurchase up to 661,486 shares of AmeriQuest Common Stock at $3.50 per share for a total potential obligation of $2,315,201. Although no demand has been made of AmeriQuest to date, such a request could be received at any time.

  INTEGRATION OF COMPANIES. In determining the terms of the proposed Merger, the management of Robec and AmeriQuest evaluated the companies' respective businesses based in part on expectations concerning the future operations of the Combined Company. The evaluations reflected to a material extent the expectation that there would be an increase in the sales of each company's products, as well as the expectation that the combination of the companies would produce other beneficial effects. There can be no assurance that these expectations will be fulfilled. AmeriQuest and Robec believe that a key benefit to be realized from the Merger will be the integration of their strategies and product lines. Certain of the anticipated benefits of the Merger may not be achieved unless the respective operations of each company are successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of maintaining multiple accounting systems and integrating personnel with disparate business backgrounds and corporate cultures. Such problems could be further exacerbated in combining Robec's and NCD's operations with those of AmeriQuest because of the geographical diversity of the companies. There can be no assurance that the Combined Company will be able to integrate effectively the products and services of Robec with the products and services of AmeriQuest, Kenfil and/or NCD. Nor can there be any assurance that, even if integrated, the Combined Company's product and service offerings will be successful. If the Combined Company is not successful in integrating its product strategies and services or if its integrated products and services fail to achieve market acceptance, the business of the Combined Company could be adversely affected.

  CHANGING METHODS OF SOFTWARE DISTRIBUTION. The manner in which microcomputer software products are distributed and sold is changing, and new methods of distribution may emerge or expand. Software publishers have sold, and may intensify their efforts to sell, their products directly to resellers and end-users, including certain major reseller customers. From time-to-time certain publishers have instituted programs for the direct sale of large-order quantities of software to certain major corporate accounts, and these types of programs may continue to be used by various publishers. In addition, certain major publishers have implemented programs for master copy distribution (site licensing) of software. These programs generally grant an organization the right to make any number of copies of software for distribution within the organization provided that the organization pays a fee to the publisher for each copy made. Also, publishers may attempt to increase the volume of software products distributed electronically to end-users' microcomputers. If these programs become more common or if other methods of distribution of software become more widely accepted, the Combined Company's business and financial results could be materially adversely affected.

  NEED FOR PRODUCT DEVELOPMENT; MANUFACTURING. AmeriQuest (including NCD) and Robec compete in an industry which is affected by technological change. The inability of the Combined Company to develop or obtain new products which respond to industry demands could adversely affect its operational and financial performance. AmeriQuest depends on original equipment manufacturers ("OEMs") to manufacture various portions of its products, but has no contractual commitments from its suppliers where no single supplier provides the entirety of any product needs. Although AmeriQuest performs quality control checks on these components, there can be no assurance that component defects will not occur in the future. AmeriQuest has in the past experienced component reliability problems with respect to new components. AmeriQuest believes that this problem is typical in the industry and it performs product quality inspection and final testing to prevent, detect and remedy such problems. There can be no assurance that component reliability problems will not have a material adverse effect on the business of the Combined Company. Robec and AmeriQuest also purchase components, subassemblies and fabricated parts from independent suppliers. Robec and AmeriQuest attempt to maintain adequate inventories of parts to cover their respective short-term requirements and have never experienced difficulties in obtaining inventories of parts to cover their respective short-term requirements for components. However, Robec and AmeriQuest do purchase several key components from a limited number of sources. There can be no assurance that, with respect to such components, the loss of key sources would not have a material adverse effect on business of the Combined Company.

  COMPETITION; DOMINANCE OF INDUSTRY LEADERS. Most of the Combined Company's competitors have financial, marketing or management resources substantially greater than those of the Combined Company. The personal computer industry is dominated by companies with annual revenues that exceed a billion dollars. The Combined Company's principal markets are comprised predominantly of personal computer resellers with a moderate volume of sales. Robec and AmeriQuest are facing increasing competition from many competitors. AmeriQuest and Robec believe that the market will be increasingly dominated by the industry leaders. There can be no assurance that the Combined Company will develop into one of the industry leaders.

  COMPETITION; PRODUCTS AND GROSS MARGIN. Robec and AmeriQuest compete in an industry characterized by intense competition. Because the products traditionally resold by distributors such as Robec and AmeriQuest have shorter and shorter product life cycles and are offered by many resellers, the gross margins which can be earned from the sale of such products reduce quickly over short periods of time. In addition, the products are subject to loss in value due to technological obsolescence. Accordingly, the Combined Company's primary marketing strategy will be to sell products with increasing data storage capacities. There can be no assurance that the Combined Company will be able to develop or obtain such higher capacity products or maintain adequate gross margins on the sales of such products.

  DEPENDENCE UPON KEY PERSONNEL. The Combined Company will be dependent upon the marketing and management expertise of certain key personnel. While other qualified persons may be found to assume the responsibilities of these key personnel if they were to leave the Combined Company, the search for successors could take a substantial amount of time, and the disruption to the Combined Company's operations could have a material adverse effect on its business; and AmeriQuest does not maintain key-man insurance policies.

  POSSIBLE SALES BY SHAREHOLDERS. AmeriQuest has earlier registered 4,238,639 outstanding shares (20.3%) of AmeriQuest Common Stock on Form S-3 for resale by certain selling shareholders, and currently has pending another registration statement on Form S-3 for the resale by still other selling shareholders, including the principal shareholders, of 8,528,725 outstanding shares (40.8%) of AmeriQuest Common Stock. AmeriQuest has also agreed to register the shares to be issued to Computer 2000 upon consummation of the transactions contemplated by the Investment Agreement with Computer 2000. The sale of such shares, or the perception that such shares may be sold, may have the effect of substantially depressing the market price of AmeriQuest's Common Stock and causing substantial fluctuations in the price of AmeriQuest Common Stock.

  VOLATILITY OF STOCK PRICE; TRADING VOLUME. The price of AmeriQuest's Common Stock has been subject to significant price fluctuations. There can be no assurance that the price of the AmeriQuest's Common Stock will stabilize at any time or at a price equal to or above the price of such shares at the time of the Merger. Until recently, the trading volume for AmeriQuest's Common Stock has generally been low. A large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The Special Meeting is being called (i) to consider and vote upon a proposal to approve and adopt the Plan of Merger pursuant to which (a) AmeriQuest Sub will be merged with and into Robec, with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest and (b) each share of Robec Common Stock that is issued and outstanding on the Effective Date, other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive shares of AmeriQuest Common Stock at the Exchange Ratio and (ii) to transact such other business as may properly come before the Special Meeting or any adjournments thereof.

  Approval and adoption of the Plan of Merger by Robec's shareholders is one of the conditions to the consummation of the Merger. See "Information Regarding the Merger--The Amended Agreement--Conditions to Consummation of the Merger."

  THE BOARD OF DIRECTORS OF ROBEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT HOLDERS OF SHARES OF ROBEC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER.

RECORD DATE; SOLICITATION OF PROXIES

  The close of business on April 3, 1995 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of Robec Common Stock of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. At the close of business on the Record Date, there were 4,439,180 shares of Robec Common Stock outstanding. Robec has 5,000,000 authorized shares of preferred stock of which no shares are outstanding.

  Shares of Robec Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Plan of Merger and in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting. Under the rules of the National Association of Securities Dealers, brokers may not give a proxy to vote without complying with the rules of any national exchange to which the broker is also a member. Brokers that are member firms of the New York Stock Exchange, Inc. ("NYSE") and who hold shares in street name for customers have authority under the rules of the NYSE to vote those shares with respect to the Plan of Merger only if they have received instructions to do so from the beneficial owners thereof. Under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), if a shareholder (including a nominee or other record owner) either records the fact of abstention or otherwise withholds authority to vote or fails to vote in person or by proxy, such action would not be considered a "vote cast" and would have no effect in the approval and adoption of the Plan of Merger, other than to reduce the number of affirmative votes needed for such approval. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice of revocation of the proxy being revoked or by submission of a properly executed proxy bearing a later date than the proxy being revoked, to Robert S. Beckett, Secretary, Robec, Inc., 425 Privet Road, Horsham, Pennsylvania 19044, or by voting the shares of Robec Common Stock covered thereby in person at the Special Meeting.

  Robec will bear the cost of the Special Meeting and of soliciting proxies therefor, including the costs of the printing and mailing of this Prospectus/Proxy Statement and related materials, and the reasonable expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of shares of Robec Common Stock.

VOTE REQUIRED

  In general, a majority of the outstanding shares of Robec Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. However, those shareholders entitled to vote who attend, in person or by proxy, any adjournment or adjournments of the Special Meeting that have been previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, although less than a quorum as fixed by law or in the Articles of Incorporation or By-Laws of Robec, shall nevertheless constitute a quorum for the purpose of acting upon the Plan of Merger. Provided that a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast by all of the holders of the outstanding shares of Robec Common Stock entitled to vote thereon as of the Record Date is required for approval and adoption of the Plan of Merger. Any other matter which may properly come before the Special Meeting at which a quorum is present for such purpose requires the affirmative vote of a majority of the votes cast on the matter unless a greater vote is required by law or the Articles of Incorporation or By-Laws of Robec. Holders of shares of Robec Common Stock are entitled to one vote at the Special Meeting for each share of Robec Common Stock held of record by such holders on the Record Date.

  Robec shareholders have the right to dissent from the approval and adoption of the Plan of Merger and, subject to certain requirements of the BCL, to receive payment for the fair value of their shares of Robec Common Stock. See "Information Regarding the Merger--Dissenters Appraisal Rights" and a copy of the text of Subchapter 15D of the BCL attached as Appendix IV hereto.

  On the Record Date, AmeriQuest held 2,224,029 shares of Robec Common Stock and the officers and directors held an additional 671,671 shares of Robec Common Stock, excluding exercisable "out of the money" options, constituting approximately 65.23% of the outstanding shares of Robec Common Stock entitled to vote at the Special Meeting. The affirmative vote of AmeriQuest would be more than the simple majority of votes cast which is required to approve and adopt the Plan of Merger even if all shares of Robec Common Stock were voted. See "Share Ownership of Robec by Management and Certain Beneficial Owners." AmeriQuest has agreed to vote all of the outstanding shares of Robec Common Stock beneficially owned by it on the Record Date in favor of the approval and adoption of the Plan of Merger.

STOCK OWNERSHIP OF ROBEC BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth, as of March 24, 1995, or as of such other date as may be noted below, information related to the beneficial ownership of Robec Common Stock by (i) each person known to Robec to be the beneficial owner of more than five percent of the outstanding shares of Robec Common Stock, (ii) each director of Robec, (iii) the chief executive officer and certain named executive officers of Robec, and (iv) all directors and current executive officers as a group. In the case of directors and executive officers, this information has been provided by them at the request of Robec.

            NAME OF INDIVIDUAL OR        NUMBER OF SHARES   PERCENT OF COMMON
              IDENTITY OF GROUP         OF COMMON STOCK(1) STOCK OUTSTANDING(2)
            ---------------------       ------------------ --------------------
      AmeriQuest (3)...................     2,224,029             50.10
      Robert H. Beckett(4)(5)..........       452,812             10.20
      Dimensional Fund Advisors
       Inc.(6).........................       281,100              6.33
      G. Wesley McKinney(4)............       132,420              2.98
      Robert S. Beckett(4)(8)..........        49,342              1.11
      Alexander C. Kramer, Jr.(4)......        30,697                 *
      John P. Puckett..................         3,500                 *
      Louis J. Cissone.................         1,700                 *
      Edward Ray.......................         1,200                 *
      George R. Hornig.................             0                --
      Richard J. Pinola................             0                --
      All directors and current
       executive officers
       as a group (11 persons)(5)(7)...       671,671             15.13

- --------
(1) In accordance with SEC regulations, the table lists all shares as to which such persons have or share the power to vote or direct disposition. Unless otherwise indicated, each person has the sole power to vote and to direct disposition of the shares listed as beneficially owned by such person. The table includes options exercisable on March 24, 1995 or within 60 days thereafter, regardless of whether such options are "in-the-money" or "out-of-the-money," but does not include options which are not exercisable within 60 days of such date.

(2) Percentages calculated with reference to an aggregate 4,439,180 shares of Robec Common Stock outstanding on March 24, 1995.
(3) On September 22, 1994, Messrs. Robert H. Beckett, Robert S. Beckett, Alexander C. Kramer, Jr. and G. Wesley McKinney, exchanged 1,427,913, 281,733, 96,803 and 417,580 shares, of Robec Common Stock, respectively, for shares of AmeriQuest Common Stock. Accordingly, AmeriQuest became the holder of shares of Robec Common Stock representing 50.1% of the outstanding stock of Robec as of that date. AmeriQuest has agreed that until the effective date of the Merger, it will vote its shares of Robec Common Stock against the nomination or election of any directors of Robec other than Robec's current directors, or any successors nominated by its current directors, and also to vote such shares in favor of the Plan of Merger. See "Information Regarding the Merger--The Amended Agreement--The Exchange."
(4) The address of Messrs. Robert H. Beckett, G. Wesley McKinney and Robert S. Beckett is: c/o Robec, Inc., 425 Privet Road, Horsham, Pennsylvania 19044.
(5) Excludes 49,342, 108,350 and 108,350 shares of Robec Common Stock held by Mr. Beckett's children, Robert S. Beckett, Susan K. Childers and Thomas T. Beckett, respectively.
(6) As of December 31, 1994 as reflected in Amendment No. 3 to Schedule 13G dated March 1995. According to Dimensional Fund Advisors Inc. ("Dimensional"): (i) it is a Delaware corporation; (ii) it is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (iii) it is deemed to have beneficial ownership of 281,100 shares of Robec Common Stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company (the "Fund"), or in series of the DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and DFA Participation Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all of such shares; (iv) persons who are officers of Dimensional also serve as officers of the Fund and the Trust, and in such capacities vote 99,200 shares of Robec Common Stock owned by the Fund and 16,100 shares of Robec Common Stock owned by the Trust; and (v) it has its principal business office at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(7) Excludes 452,812 108,350 and 108,350 shares of Robec Common Stock held by Mr. Beckett's father Robert H. Beckett, his sister Susan K. Childers and his brother Thomas T. Beckett, respectively.
*  Less than 1%

CERTIFIED PUBLIC ACCOUNTANTS

  Coopers & Lybrand L.L.P. ("Coopers & Lybrand") has served as Robec's independent accountants since 1987. Robec has requested that a representative of Coopers & Lybrand attend the Special Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate shareholders' questions.

                          BUSINESSES OF THE COMPANIES

AMERIQUEST

GENERAL

  AmeriQuest Technologies, Inc. has its principal office at 3 Imperial Promenade, Ste. 300, Santa Ana, CA 92707, and its telephone number is (719) 437-0099. AmeriQuest is a Delaware corporation that conducts business through its subsidiaries.

  CDS Distribution, Inc., a Delaware corporation and wholly-owned subsidiary of AmeriQuest ("CDS"), is a national value-added wholesale distributor of microcomputers and related products to value-added resellers, dealers and computer retailers. CDS markets, sells and supports a variety of products ranging from individual components, which are typically sold in volume, to complete systems that have been fully configured, assembled and tested prior to delivery to its customers.

  Kenfil was formed as a partnership in 1983 and was incorporated in California in 1984. In April 1992, Kenfil reincorporated in the state of Delaware. Kenfil was acquired by AmeriQuest in a two-step transaction completed in September, 1994. Kenfil is a distributor primarily of microcomputer software. Kenfil presently carries over 3,500 software titles from over 200 software publishers for sale to approximately 1,100 resellers. Kenfil focuses on software products in high growth categories such as the business application, utilities, graphics, communications, consumer (education and entertainment) and productivity segments.

  CMS Enhancements, Inc., a California corporation and wholly-owned subsidiary of AmeriQuest ("CMS"), is a supplier of hard disk drive subsystems for IBM compatible and other leading personal business computers, including Apple and Compaq. CMS also offers disk array, magneto optical, CD-ROM, floppy disk drives and magnetic tape back-up subsystems having a variety of data storage capacities as well as personal computers, networking, graphics, communications and connectivity and accessory products.

  NCD, a Florida corporation, was acquired by AmeriQuest on November 14, 1994. NCD is a national value-added wholesale distributor of computer hardware to value-added resellers, systems integrators and computer retailers. NCD is based in Hollywood, Florida and serves as AmeriQuest's Southeast distribution facility.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The business of AmeriQuest is described in greater detail in the periodic reports filed by AmeriQuest with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), portions of which are incorporated herein by the reference thereto below:

    (a) Part I, Item 1. Business, as contained in AmeriQuest's Annual Report on Form 10-K/A for the year ended June 30, 1994.

    (b) Part II, Item 6. Selected Financial Data, as contained in
  AmeriQuest's Annual Report on Form 10-K/A for the year ended June 30, 1994.

    (c) Part II, Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition, as contained in AmeriQuest's Annual Report on Form 10-K/A (Amendment No. 5) for the year ended June 30, 1994; and as set forth as Part I, Item 2. Management's Discussion and Analysis of Results of Operations and Financial Condition, in AmeriQuest's Quarterly Reports on Form 10-Q/A (Amendments No. 3) for the three months ended September 30, 1994 and the six months ended December 30, 1994.

RECENT DEVELOPMENTS

  COMPUTER 2000 INVESTMENT. Computer 2000 is a company organized under the laws of the Federal Republic of Germany ("Computer 2000"). Computer 2000 claims to be the third largest distributor of computer products with approximately $2.6 billion in sales in fiscal 1994. On November 14, 1994, AmeriQuest and Computer 2000 entered into an Investment Agreement and a Loan Agreement pursuant to which Computer 2000 agreed to invest approximately $50 million in AmeriQuest in exchange for an approximately 51 percent ownership interest in AmeriQuest, including shares already owned by Computer 2000. The transaction has been approved by the boards of both companies, and is subject to approval by the stockholders of AmeriQuest and to certain regulatory approvals.

  Under the terms of the Investment Agreement and the related Loan Agreement, Computer 2000 has initially loaned to AmeriQuest 2000, Inc., a Delaware corporation and a wholly-owned subsidiary of AmeriQuest ("Sub"), $18 million (the "Loan"). Sub's repayment obligations under the Loan are secured by a pledge by AmeriQuest of a security interest in all of the outstanding shares of capital stock of NCD and Kenfil and the 2,224,029 shares of Robec Common Stock owned by AmeriQuest. The Investment Agreement further provides that, subject to certain conditions, on or before September 1, 1995, Computer 2000 has an option to invest an additional $32 million in AmeriQuest, which would bring Computer 2000's total ownership interest to approximately 22.9 million shares or 51% of the total outstanding shares of AmeriQuest Common Stock (assuming consummation of the Merger) at an average price of $2.22 per share. The ability of AmeriQuest to require Computer 2000 to make the $32 million investment was contingent upon a number of conditions, including AmeriQuest's meeting certain monthly and cumulative after-tax operating profitability conditions during the first half of calendar 1995. AmeriQuest has failed to meet these profitability conditions, so that Computer 2000 now has an option to make the $32 million investment, but AmeriQuest can not compel Computer 2000 to make such investment.

  IF THE TRANSACTION IS NOT APPROVED BY THE SHAREHOLDERS OF AMERIQUEST PRIOR TO JUNE 30, 1995, COMPUTER 2000 WILL HAVE THE RIGHT TO TERMINATE THE INVESTMENT AGREEMENT, AND AMERIQUEST WILL BE OBLIGATED TO PAY COMPUTER 2000 ON JUNE 30, 1995, THE FULL AMOUNT OF THE LOAN, TOGETHER WITH INTEREST, AND A $1.8 MILLION BREAK-UP FEE. COMPUTER 2000 WILL HAVE THE RIGHT, BUT NOT THE OBLIGATION, TO APPLY A PORTION OF AMERIQUEST'S INDEBTEDNESS TO PURCHASE FROM AMERIQUEST, FOR $2.00 PER SHARE, A NUMBER OF SHARES OF AMERIQUEST COMMON STOCK WHICH WHEN ADDED TO ITS CURRENT HOLDINGS WOULD BE EQUAL TO 19.9% OF ALL OF AMERIQUEST'S THEN OUTSTANDING SHARES OF AMERIQUEST COMMON STOCK, AND AMERIQUEST WOULD BE OBLIGATED TO PAY IN EXCESS OF $12 MILLION TO COMPUTER 2000. AMERIQUEST DOES NOT CURRENTLY HAVE THE FINANCIAL RESOURCES TO MEET THIS OBLIGATION. AMERIQUEST WOULD NEED TO SEEK ADDITIONAL FINANCING TO RAISE THE NECESSARY FUNDS BY JUNE 30, 1995 OR THE LOAN WOULD BE IN DEFAULT. IF SUCH A DEFAULT UNDER THE LOAN OCCURS, COMPUTER 2000 COULD, IN ADDITION TO ITS OTHER REMEDIES, EXERCISE ITS SECURITY INTEREST TO ACQUIRE AMERIQUEST'S OWNERSHIP OF KENFIL, ROBEC AND NCD, WHICH WOULD NEGATE ALL EFFORTS TO DATE TO IMPLEMENT THE BUSINESS PLAN BY REASON OF A LOSS OR APPROXIMATELY $550 MILLION IN ANNUAL SALES, WITHOUT WHICH AMERIQUEST HAS NO REASONABLE EXPECTATION OF BEING ABLE TO ACHIEVE A PROFITABLE LEVEL OF OPERATIONS. IN ADDITION, THE DEFAULT MAY CONSTITUTE AN EVENT OF DEFAULT UNDER AMERIQUEST'S OTHER INDEBTEDNESS THEREBY CAUSING THAT INDEBTEDNESS TO BECOME IMMEDIATELY DUE AND PAYABLE. Upon consummation of the $32 million investment, AmeriQuest will also issue to Computer 2000 an option to purchase additional shares of AmeriQuest Common Stock in an amount equal to the number of AmeriQuest's shares issuable upon exercise of currently outstanding options and warrants and conversion of any other convertible securities. Computer 2000 will also be issued an option to acquire an additional 4,000,000 shares of AmeriQuest Common Stock at $10.00 per share exercisable at any time between June 30, 1996 and June 30, 1998, and at a price of $20 per share exercisable at any time between July 1, 1998 and November 30, 1999; provided that the exercise of this option does not cause Computer 2000 to own in excess of 55% of the issued and outstanding shares of AmeriQuest Common Stock. All newly issued shares of AmeriQuest Common Stock will be subject to resale restrictions under Rule 144 of the Securities Act of 1933, but registration rights will be granted with respect to such shares.

  The Board of Directors of AmeriQuest has unanimously recommended that the stockholders of AmeriQuest vote for the approval of the Investment Agreement and has authorized the mailing as soon as practicable of a proxy statement to AmeriQuest's stockholders relating to approval of the Investment Agreement and the increase in number of shares of AmeriQuest Common Stock necessary to consummate the transactions contemplated thereby.

  On November 17, 1994, three days after the announcement of the proposed investment by Computer 2000 pursuant to the Investment Agreement, an action was filed against AmeriQuest, the Board of Directors of AmeriQuest and Computer 2000 pursuant to which the plaintiffs seek to have the court either (i) enjoin the consummation of the transactions contemplated by the Investment Agreement or (ii) enter a monetary judgment against the Directors of AmeriQuest for an alleged failure of the Board of Directors to discharge their fiduciary duties in causing AmeriQuest to enter into the Investment Agreement. AmeriQuest and the other defendants are defending the action. The Board of Directors of AmeriQuest has received an opinion from L.H. Friend, Weinress & Frankson, Inc. that the Investment Agreement and the transactions contemplated thereby were fair to AmeriQuest and its stockholders, from a financial point of view.

  ACQUISITION OF NCD. Effective November 15, 1994, AmeriQuest issued 1,864,767 shares of AmeriQuest Common Stock and paid $3,413,312 in exchange for 100% of the issued and outstanding equity securities of NCD.

  GENERAL. NCD was established in 1987 by Greg White and Tom Ross to distribute computer hardware to value-added resellers ("VARs"), systems integrators and computer retailers. NCD has grown from a single location in Hollywood, Florida selling in the southeastern United States, to a company with six distribution centers, selling products throughout the United States and Latin America. NCD sells to a broad base of customers, with its largest customer accounting for only 2.1% of sales. NCD is a leading distributor of microcomputer hardware to VARs, systems integrators and computer retailers. The Company purchases its products directly from over fifty different manufacturers and sells to a base of more than 8,000 customers.

  PRODUCTS. NCD sells leading products in network systems, data storage and computer peripherals. The strategic focus of management has been to add vendors and to continually expand and change the mix of the product line to ensure that high demand, fast moving products are available to customers. The expansion of the product line also protects NCD from relying on any one vendor to too great a degree. For the fiscal year ending March 31, 1993, NCD generated over 65% of its sales from its top four vendors. During this last fiscal year, the top three vendors accounted for only 35% of total sales. Based on the Company's projected sales by product, the top three vendors (Leading Edge, Western Digital and Samsung) are expected to account for only 29% of sales for the year ending March 31, 1995.

  NCD is one of the largest distributors in the United States for Epson storage products, Leading Edge computers, AOC monitors, Citizen printers, CTX, Hyundai, Acer and Samsung. Its recognition as one of the leading national distributors was reinforced when AST made NCD only its fifth authorized distributor, joining Ingram Micro D, Merisel, Tech Data and Gates/FA. The Company's leadership position in the Latin American market was also recognized by Hewlett Packard and Apple Computer, both of which made NCD an authorized distributor to Latin America during fiscal 1994.

  The following is a description of the major categories of products currently sold by NCD and the principal current vendors of those products.

  Microcomputers--NCD distributes desktop and portable personal computers and multiuser microcomputers manufactured by Acer, AST, Samsung, Hyundai and Zenith.

  Printers--NCD distributes a broad line of dot matrix, laser and ink-jet printers manufactured by Citizen, Panasonic, Lexmark and Samsung.

  Monitors and Terminals--NCD distributes monitors and terminals manufactured by CTX, AOC, AST, Samsung, Sony, Goldstar, Wyse, Viewsonic, Hyundai and Leading Edge.

  Local Area Networks--A local area network ("LAN") permits microcomputers to communicate with one another and to function on an integrated basis. NCD distributes LAN specialized hardware products manufactured by Allied Telesis, Alta Research, Boca Research, CNET, SMC, and Xecom.

  Accessories and Supplies--NCD distributes hard and floppy disk drives, board products, diskettes, stand-by power supplies, modems and other communications products, accessories and supplies manufactured by numerous companies including Boca Research, Colorado Memory Systems, Diamond Multimedia, Micro Solutions, Tandberg Data, PNY Memory and Orchid.

  VENDOR RELATIONS. To maintain a strong relationship with its principal vendors, NCD focuses on marketing the products of a limited number of key vendors. NCD selects its product line to minimize competition among vendors' products while maintaining some overlap to provide protection against product shortages or discontinuations. In addition, NCD enhances its relationship with its vendors by providing feedback on products, assisting in new product development and working with vendors to develop marketing programs.

  NCD, like AmeriQuest and Robec, sells products throughout the United States for vendors on a non-exclusive basis without geographic restrictions. NCD has distribution agreements with most of its vendors and believes they are in the form customarily used by each vendor and generally contain provisions which allow termination by either party upon as little as 30 days notice. Most of NCD's major distribution agreements provide price protection by giving NCD a credit, subject to specified limitations, in the amount of any price reductions by the vendor between the time of the initial sale to NCD and the subsequent sale by NCD to its customer. However, numerous situations arise where it is not possible to return all obsolete inventory. Accordingly, NCD has established obsolete inventory reserves against the occurrence of such situations. Most of the major distribution agreements also give NCD qualified return privileges on slow-moving inventory. NCD's distribution agreements do not restrict NCD from selling similar products manufactured by competitors. Any minimum purchase provisions in NCD's distribution agreements are at levels that NCD believes do not impose significant risk.

  From time to time, the demand for certain products sold by NCD exceeds the supply available from the vendor. NCD believes that its ability to compete has not been adversely affected to a material extent by these periodic shortages, although sales may be adversely affected for an interim period. In order to limit the impact of such shortages, NCD generally attempts to include comparable products from more than one vendor in its product line and endeavors to provide direction to its customers in their selection of products.

  COMPETITION. Competition in the distribution of microcomputer products is intense. Principal national distributors are Micro D, Merisel and Tech Data. NCD also competes with numerous manufacturers, resellers, retailers and regional distributors. Most of NCD's major competitors have substantially greater financial resources than NCD has or than the Combined Company will have.

  Competition is primarily based upon availability of product, price, speed of delivery, convenience, technical support and other support services. NCD believes that it is generally competitive with respect to each of these factors and that its principal, competitive advantages are its technical support and other support services, and speed of delivery.

  SALES AND MARKETING. NCD is a marketing and product driven company whose focus on sales and customer service mentality pervades throughout the entire organization. NCD is continually broadening its customer base and sells high quality, high demand products. In order to do this, management knows that NCD must consistently provide high levels of service and support, and must expand its product base to appeal to greater segments of the market. NCD's ability to broaden its customer base is evidenced by the fact that for the fiscal year 1994, the single largest customer accounted for only 2.1% of $196.5 million of net sales.

  NCD offers its customers a broad product selection and gives them customized service and support by a highly trained staff. Customers are provided with quick access to sales and technical support personnel ensuring that questions are answered and problems resolved in a most efficient and timely manner. When appropriate, NCD provides customers with educational and promotional seminars to explain new products and relevant features. This is particularly helpful in Latin America.

  NCD's responsiveness is evidenced by the fact that all orders received by 5:00 p.m. will go out the same day and that there is a one day turnaround on any system configurations. There is also a one day turnaround on any customer returns. Salespeople can look up on-line, the stocking levels and product availability at any of the Company's distribution centers and can react to customers quickly and efficiently.

  NCD has 62 salespeople who are primarily telemarketers selling to an established base of over 8,000 customers. NCD also has one field salesman, calling in California. Salespeople are paid a base salary and a percentage of gross profit over and above a prescribed minimum. Salespeople are given ongoing, in-depth training.

  NCD reaches its clients and potential clients through its ongoing telemarketing efforts, weekly faxed broadcasts of specific product sales programs, monthly direct mail efforts and through its catalog, which is mailed to customers twice a year. NCD also advertises regularly in Computer Reseller News, VARBusiness, CRN MicroMarketplace and Reseller Management. NCD also participates in certain trade shows. Over the next year, NCD will be an exhibitor at the following trade shows:

    .  Comdex - Atlanta (Spring)                  .  Comdex Sucesu - Brazil
    .  Comdex - Las Vegas (Fall)                  .  Softel - Chile
    .  NetWorks - Dallas (Summer)                 .  Inforven - Venezuela
    .  NetWorks - Boston (Winter)                 .  Computel - Columbia

  NCD was one of the first large wholesale distributors to open channels of distribution into Latin America. NCD has been successful in developing this segment because of its long business history in the Latin American market and its understanding of the complexities of duties, import and export taxes, and the governmental regulations peculiar to individual countries in South and Central America. NCD has a multi-lingual marketing, sales, credit and technical support staff. The majority of NCD's sales to Latin America are actually to agents and distributors who have offices in South Florida and pay in U.S. dollars drawn on local banks. The agents and distributors are responsible for actually shipping the products into Latin America.

  NCD is optimistic about the long term prospects for the Latin American market and establishing high quality channels of distribution into the market has been an important part of its corporate growth strategy. However, the business generated through large resellers in Latin America tends to be lower margin business than that which is available domestically. In addition, Latin American markets may be more volatile than domestic markets. NCD plans to expand its offshore business as profitable opportunities exist and will look to specifically broaden its business in Latin America, but the highest growth area for NCD will continue to be the domestic market for the foreseeable future.

  EMPLOYEES. As of October 31, 1994, NCD had 179 full time employees, including 87 in sales, support and purchasing/marketing functions. None of NCD's employees are covered by a collective bargaining agreement. NCD considers its relations with its employees to be good.

  PROPERTIES. NCD's executive, administrative and domestic sales offices are located in Hollywood, Florida. This facility consists of 31,887 square feet of office space. This is a leased space with a termination date of August 1997.

  NCD maintains an international sales and administrative office in Miami along with a Miami shipping warehouse. The current configuration is 10,000 square feet of office with 20,000 square feet of warehouse. In May 1995, NCD has plans to relocate to a new warehouse/office of which 3,700 square feet will be office and 26,300 will be warehouse and storage.

  NCD maintains a total of six shipping warehouses. Five of these locations are outside the state of Florida. These warehouses are predominantly shipping points, having no sales, marketing or administrative support. Customer returns are accepted at four locations and tech support personnel are located in four locations.

  NCD leases all of it's facilities. The leases generally provide for base minimum rental rates per square foot. In addition, NCD is generally responsible for its pro rata share of maintenance expenses for common areas, real estate taxes and insurance.

  The following table sets forth information regarding NCD's locations:

         LOCATION          SQ. FEET           LEASE EXPIRATION            YR OPENED
         --------          --------           ----------------            ---------
      Hollywood, FL         31,887               08/01/97                10/92
      Miami, FL**           30,000               10/31/94                06/89
      Miami, FL             30,000               06/28/2000              Est 02/01/95
      Visalia, CA           46,800               03/01/99                04/94
      Norcross, GA          13,800               01/31/95                02/90
      Fairfield, NJ         10,700               07/10/97                07/09/02
      Addison, IL           15,582               11/30/97                12/01/92
      Carrollton, TX        13,520               03/31/96                03/31/93

- --------
** Miami, FL is in transition to move to a new location. A hold over period is in effect until the new location is occupied. Lease payments at the new location will not begin until occupancy occurs.

ROBEC

GENERAL

  Robec, Inc. has its principal office at 425 Privet Road, Horsham, Pennsylvania 19044, and its telephone number is (215) 675-9300. The predecessor of Robec was incorporated in Nevada in 1977. On August 16, 1989, this predecessor company was merged into a new Pennsylvania corporation to form Robec. Robec is primarily a national value-added wholesale distributor of microcomputers and related products to value-added resellers, dealers and computer retailers and primarily operates in this one business segment. Robec markets, sells and supports a variety of products ranging from individual components, which are typically sold in volume, to complete systems that have been fully configured, assembled and tested prior to delivery to its customers. Upon completion of the Merger, Robec will serve as AmeriQuest's Northeast distribution facility.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The business of Robec is described in greater detail in the periodic reports filed by Robec with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), portions of which are incorporated herein by the reference thereto below:

    (a) Part I, Item 1. Business, as contained in Robec's Annual Report on Form 10-K for the year ended December 31, 1994.

    (b) Part II, Item 6. Selected Financial Data, as contained in Robec's Annual Report on Form 10-K for the year ended December 31, 1994.

    (c) Part II, Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition, as contained in Robec's Annual Report on Form 10-K for the year ended December 31, 1994.

                        INFORMATION REGARDING THE MERGER

THE MERGER

  The Amended Agreement provides that the Merger will be consummated if the approval of Robec's shareholders required therefor is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, AmeriQuest Sub will be merged with and into Robec, with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest. The name of the surviving entity will be AmeriQuest/Robec, Inc. (previously defined as the "Surviving Corporation"). Upon consummation of the Merger, each share of Robec Common Stock that is outstanding on the Effective Date, other than shares held by AmeriQuest or by holders of Robec Common Stock who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 shares of AmeriQuest Common Stock (previously defined as the "Applicable Fraction"); provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the business day prior to the Effective Date as reported in the Wall Street Journal (the "Closing Date Market Price") is less than $3.00 per share, then on the Effective Date each such share of Robec Common Stock shall be converted into the number of shares of AmeriQuest Common Stock equal to the product of (i) .63075 multiplied by (ii) a quotient, the numerator of which is $3.00 and the denominator of which is the Closing Date Market Price (the Applicable Fraction including any adjustment thereto having been previously defined as the "Exchange Ratio"). After the Merger, holders of Robec Common Stock, other than AmeriQuest, will possess no further interest in, or rights as shareholders of, Robec.

BACKGROUND OF THE MERGER

  Following an extended period of growth and relatively stable profitability between 1984 and 1990, Robec began to experience difficulty in 1991 and incurred substantial losses in 1992, 1993 and the first three quarters of 1994 (Robec's loss continued for the fourth quarter of 1994). Price discounting by its competitors forced Robec to reduce its prices, resulting in deteriorating gross margins. The effects of price discounting by competitors were compounded by customers' increasing focus on price as the basis for purchasing decisions which reduced Robec's ability to distinguish itself based on service. Finally, as a result of Robec's failure to comply with certain covenants in its bank credit agreement, Robec's banks limited its borrowings under its line of credit.

  In March, 1994, Robec hired Penn Hudson Financial Group ("Penn Hudson") to assist it in developing a plan to return to profitability. Penn Hudson advised Robec's Board of Directors that the options available to Robec were to (i) restructure operations to reduce costs, (ii) merge or be acquired or (iii) liquidate Robec. The Board of Directors directed management to restructure operations to reduce costs, investigate alternate financing sources and investigate and solicit merger opportunities. Robec designed and implemented cost reduction activities including, among other items, closing certain warehouse and sales locations, downsizing its employee base and refocusing on its core distribution business. While its losses have been reduced by these activities, Robec is still operating at a loss.

  In April, 1994, Robec and its banks reached an oral agreement to limit Robec's borrowings under its line of credit to $18 million, of which not more than $6 million could be based on qualifying inventory, with a commitment to fund under the line of credit until at least May 11, 1994, which date was later extended until June 30, 1994. At June 30, 1994, Robec and its banks entered into an agreement whereby the banks agreed to forbear from taking any action with respect to any known defaults until September 30, 1994. The forbearance was contingent upon Robec receiving (and providing to the banks) by August 15, 1994 a firm written commitment from a source reasonably satisfactory to the banks with respect to a sale, merger or refinancing under the express terms of which sufficient funding would be provided to satisfy in full Robec's obligations to the banks not later than September 30, 1994.

  At June 30, 1994, Robec entered into a letter of intent with AmeriQuest pursuant to which AmeriQuest would acquire Robec in an exchange by the Principal Shareholders followed by a merger, pursuant to which each Robec shareholder would receive .5 shares of AmeriQuest Common Stock for each share of his or her

Robec Common Stock or a total of approximately 2.22 million shares of AmeriQuest Common Stock. The letter of intent, the terms of which were publicly announced by Robec and AmeriQuest, did not restrict Robec from soliciting other merger or acquisition proposals, and Robec continued to explore other acquisition alternatives. Robec also continued to seek financing from a new lender which would loan to Robec a sufficient amount to repay the banks and provide additional working capital.

  On August 4, 1994, Robec's Board of Directors met to discuss the proposed AmeriQuest transaction and was updated as to the status of negotiations with potential alternative lenders and acquirors. Robec's Board of Directors was presented with information relating to AmeriQuest and the synergies expected to be created by combining AmeriQuest's and Robec's operations. Robec's Board of Directors expressed concern that Robec was contributing a high proportion of the revenues of the combined operations relative to the percentage of total equity to be received by Robec's shareholders in the combined entity. Robec's Board of Directors also expressed concern that the exchange ratio was subject to market variances which could result in Robec's shareholders receiving shares worth less than what was then expected. As a result of these concerns, Robec's Board of Directors directed its Chairman to go back to AmeriQuest and attempt to negotiate a higher exchange ratio as well as a floor which would guarantee holders of Robec Common Stock that they would receive shares of AmeriQuest Common Stock worth a specific minimum amount regardless of future fluctuations in AmeriQuest's stock price. Robec's Board of Directors also requested that additional information be obtained from AmeriQuest regarding AmeriQuest's publicly announced agreement to acquire Kenfil. Robec's Board of Directors also questioned whether the transaction needed to be completed in two steps rather than one step, but was informed by the Chairman that the two-step structure was a material aspect of AmeriQuest's offer and that the Selling Shareholders were agreeable to the first step. The Chairman reported that AmeriQuest desired to consolidate Robec for accounting purposes as soon as possible. Based upon the fact that all shareholders would ultimately receive the same consideration, Robec's Board of Directors accepted the two-step structure provided that its other concerns were addressed. Robec's Board of Directors was informed that Robec had not received any other substantive acquisition or alternative financing proposals other than the acquisition proposal submitted by AmeriQuest. Management also informed the Board of Directors that, in its opinion, if all alternatives were exhausted and Robec was forced to liquidate, Robec's assets could only be sold at a deep discount to book value for an amount not likely to be in excess of Robec's liabilities. Management also presented to the Board of Directors projections relating to the ability of Robec to achieve profitability in 1995 as a stand-alone entity, which assumed adequate financing would be available.

  The Chairman successfully addressed with AmeriQuest the concerns expressed by Robec's Board of Directors, and on August 11, 1994, Robec entered into an Agreement and Plan of Reorganization (the "Agreement") providing for the acquisition of the Company by AmeriQuest for approximately 2.8 million shares of AmeriQuest Common Stock in a two step transaction in which the Principal Shareholders would exchange, upon the satisfaction of certain conditions, at least 50.1% of the outstanding shares of Robec Common Stock, for AmeriQuest Common Stock at the Exchange Ratio, with this exchange to be followed by a merger in which each outstanding share of Robec Common Stock (other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights) would automatically be converted into the right to receive AmeriQuest Common Stock at the Exchange Ratio. Accordingly, the Principal Shareholders would receive the same consideration per share of Robec Common Stock in the Exchange as would be received by the holders of Robec Common Stock in the Merger.

  On September 8, 1994, Robec's Board of Directors met and received the oral opinion of Compass that the consideration to be paid upon the terms and conditions set forth in the Agreement to Robec's shareholders is fair, from a financial point of view, to the current shareholders of Robec. Robec's Board of Directors discussed managements 1995 projections relating to the operation of Robec as a stand-alone entity. Robec's Board of Directors was also informed that at this time no lender had firmly committed to provide Robec as a stand-alone entity with a sufficient line of credit to repay its bank line of credit and have sufficient remaining credit for working capital. Robec's Board of Directors challenged the value of management's projections based upon management's failure to demonstrate that adequate financing could be arranged to maintain Robec as a stand-alone entity. Robec's Board of Directors discussed the terms of the Agreement and the analysis of Compass. As part of this discussion, the Chairman pointed out that Robec's banks were insisting that they be paid in full and that a new credit agreement be put in place in accordance with the June 30,

1994 forbearance agreement. Following this discussion, the Chairman suggested requesting AmeriQuest to clarify in the Agreement that Robec's banks would be paid in full prior to or simultaneously with the Exchange and amending the Agreement to insert this condition to replace the existing condition in the Agreement providing that prior to the Exchange, AmeriQuest would arrange for Robec's banks to be paid in full on or prior to September 30, 1994. The Board was also informed that AmeriQuest was engaged in confidential negotiations to acquire NCD, and that AmeriQuest was engaged in discussions with Computer 2000.

  On September 20, 1994, Robec's Board of Directors received the written opinion of Compass that the consideration to be paid to Robec's shareholders under the Amended Agreement is fair, from a financial point of view, to the shareholders of Robec. Also on September 20, 1994, Robec's Board of Directors unanimously approved entering into the Amended Agreement, including the Plan of Merger attached thereto, and borrowing up to a maximum of $20 million to be lent by IBM Credit Corporation pursuant to a collateralized line of credit (the "IBM Line of Credit"), subject to certain tests and other conditions (including an AmeriQuest guarantee), to replace Robec's bank credit facility and the proceeds of a portion of which would repay all of its outstanding borrowings under such bank credit facility simultaneously with the closing of the Exchange.

  On September 21, 1994, Robec entered into the Amended Agreement with AmeriQuest and the Principal Shareholders and an Inventory and Working Capital Financing Agreement dated September 21, 1994 with IBM Credit Corporation relating to the IBM Line of Credit.

  On September 22, 1994, Robec used the proceeds of a portion of the IBM Line of Credit to repay all of its outstanding borrowings under its existing bank credit facility. Also on September 22, 1994, as contemplated by the Amended Agreement, the Principal Shareholders exchanged 2,224,029 shares of Robec Common Stock, or approximately 50.1% of the outstanding shares of Robec Common Stock, for 1,402,805 newly issued shares of AmeriQuest Common Stock, subject to adjustment if the closing price of AmeriQuest Common Stock on the business day immediately prior to the Merger closing is less than $3.00 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ROBEC; REASONS FOR THE MERGER

  THE BOARD OF DIRECTORS OF ROBEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF ROBEC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER. In reaching its decision, Robec's Board of Directors considered, among other things, the following factors: (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of Robec; (ii) judgments as to Robec's future prospects; (iii) presentations by Robec's management and by Compass with respect to Robec and AmeriQuest; (iv) the opinion of Compass as to the fairness from a financial point of view of the consideration to be received by the shareholders of Robec in the Merger (See "Opinion of Robec's Financial Advisor"); (v) the terms of the Amended Agreement and Plan of Merger which were the product of extensive "arm's length" negotiations; (vi) the fact that no other bidder came forward with an offer despite nearly three months between the announced letter of intent and the Amended Agreement; (vii) the historical trading prices for Robec Common Stock and AmeriQuest Common Stock; and (viii) the opportunity for Robec shareholders to participate, as holders of AmeriQuest Common Stock, in a larger, more diversified company of which Robec would become a significant part. Robec's Board of Directors also believes that the Merger will allow the Combined Company to enjoy an expanded customer base for operations, greater access to capital markets and the opportunity for managerial and administrative efficiencies and overhead expense savings as a result of the consolidation of certain operations.

  The foregoing discussion of the information and factors considered and given weight by Robec's Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, Robec's Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of Robec's Board of Directors may have given different weights to different factors.

OPINION OF ROBEC'S FINANCIAL ADVISOR

  Compass Capital Advisors (previously defined as "Compass") has delivered a written opinion to Robec's Board of Directors that, as of September 20, 1994, the Merger was fair, from a financial point of view, to the shareholders of Robec. No limitations were imposed by Robec's Board of Directors upon Compass with respect to the investigations made, procedures followed or otherwise in connection with Compass rendering its opinion.

  THE FULL TEXT OF COMPASS' OPINION, DATED SEPTEMBER 20, 1994, IS ATTACHED AS APPENDIX III TO THIS PROSPECTUS/PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY COMPASS. COMPASS' OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF ROBEC AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF ROBEC AS TO HOW SUCH SHAREHOLDER SHOULD VOTE SUCH SHAREHOLDER'S SHARES OF ROBEC COMMON STOCK REGARDING APPROVAL AND ADOPTION OF THE PLAN OF MERGER. THE SUMMARY OF THE OPINION OF COMPASS SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Compass (i) reviewed the Amended Agreement and Plan of Merger, (ii) reviewed the filings of Robec and AmeriQuest with the SEC in 1993 and 1994 to the date of its opinion, including AmeriQuest's registration statement on Form S-4 as filed with the SEC on July 20, 1994,
(iii) reviewed Robec's 1994 budget income statement and 1995 projected consolidated statement of operations prepared by Robec's management, (iv) reviewed AmeriQuest's budget model, (v) reviewed AmeriQuest's internally prepared projected financial statements for Robec and AmeriQuest operations for 1994 through 1998, (vi) reviewed press releases issued by Robec between August 1993 and August 10, 1994 and by AmeriQuest between December 1993 and August 12, 1994, (vii) reviewed price and volume information relating to trading in shares of Robec Common Stock and AmeriQuest Common Stock from 1992 through September 16, 1994, (viii) reviewed and analyzed market trading and financial information on comparable companies, (ix) reviewed information on reported acquisitions in the computer industry and (x) met with the management of Robec to discuss the business and prospects of Robec.

  In connection with its review, Compass did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. In addition, Compass did not make an independent evaluation or appraisal of the assets of Robec, nor was it furnished with any such appraisals.

  In arriving at its opinion and delivering its opinion to Robec's Board of Directors, Compass performed a variety of financial analyses, including those summarized below. The summary set forth below includes summaries of all of the material financial analyses discussed by Compass with Robec's Board of Directors, but does not purport to be a complete description of the analyses performed by Compass in arriving at its opinion. Arriving at a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Compass made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Robec. Any estimates incorporated in the analyses performed by Compass are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses and securities neither purport to be appraisals nor necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. No public company utilized as a comparison is identical to Robec, and none of the acquisition transactions utilized as a comparison is identical to the Merger. Accordingly, an analysis of publicly traded comparable companies and comparable acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  The following is a summary of the material financial analyses performed by Compass in connection with its fairness opinion:

     Market Price Analysis.

    Compass reviewed pricing and volume information concerning Robec Common Stock and AmeriQuest Common Stock from 1992 through September 16, 1994. Compass focused particularly on the trading ranges of Robec Common Stock and AmeriQuest Common Stock immediately before and after significant announcements, including announcements regarding quarterly and annual financial information. Compass reviewed the reported daily price and volume activities of Robec Common Stock and AmeriQuest Common Stock for the period January 4 through August 19, 1994, which was the fifth trading day following the announcement of the signing of the definitive agreement relating to AmeriQuest's acquisition of Robec. Compass also focused on the periods five trading days before and five trading days after certain announcements:

                      ROBEC                                   CLOSING PRICE
   -------------------------------------------------------------------------------------
    DATE                ANNOUNCEMENT             FIVE DAYS PRIOR ON DATE FIVE DAYS AFTER
   -------              ------------             --------------- ------- ---------------
   4/15/94  1993 Year End Results                    1 3/8       1 1/2         3/4
   5/16/94  First Quarter Results                      5/8         3/4       1
   6/30/94  Letter of Intent with AmeriQuest           3/4       1 1/16      1 7/8
   8/12/94  Definitive Agreement with AmeriQuest     1 1/2       1 13/16     1 15/16
                    AMERIQUEST                                CLOSING PRICE
   -------------------------------------------------------------------------------------
    DATE                ANNOUNCEMENT             FIVE DAYS PRIOR ON DATE FIVE DAYS AFTER
   -------              ------------             --------------- ------- ---------------
   6/7/94   Acquisition of 51% in Kenfil              3 1/2       3 7/8      3 1/2
   6/30/94  Letter of Intent with Robec               3 1/8       3 3/8      3 5/8
   8/12/94  Definitive Agreement with Robec           4           3 7/8      3 3/4

    Compass concluded that $7/8 (not shown on the above chart), the closing price on the day prior to the announcement of the letter of intent, was a representative price for Robec Common Stock that reflected the market's valuation of Robec's independent financial results. Compass calculated various multiples using a stock price of $7/8 per share and concluded that, at $7/8 per share, the price of Robec Common Stock reasonably reflected the value of Robec Common Stock before the announcement of the proposed transaction with AmeriQuest. Compass calculated "Total Capital" (defined as stock price times primary shares outstanding plus interest-bearing debt) to latest twelve-month revenue (TC/REV), Total Capital to latest twelve month "EBIT" (defined as earnings before interest expense and taxes) (TC/EBIT), Total Capital to latest reported interest-bearing debt plus book equity (TC/(DEBT+EQUITY)), Total Capital to projected 1994 revenue (TC/94REV) and Total Capital to projected 1995 EBIT (TC/95EBIT), using the $7/8 price per share of Robec Common Stock at June 29, 1994 and interest-bearing debt as reported in Robec's quarterly report on Form 10-Q for the quarter ended June 30, 1994. The calculated values for Robec were:

    TC/REV = 0.1x,

    TC/EBIT = NEGATIVE,

    TC/(DEBT+EQUITY) = 0.7x,

    TC/94REV = 0.1x,

    TC/94EBIT = NEGATIVE, and

    TC/95EBIT = 9.0x.

    Compass also concluded that $3 1/4, the closing price on the day prior to the announcement of the letter of intent, was a representative price for AmeriQuest Common Stock that reflected the market's valuation of AmeriQuest's independent financial results (including pro forma results for the previously announced Kenfil acquisition). Compass calculated various multiples using a stock price of $3 1/4 per share and concluded that, at $3 1/4 per share, the price of AmeriQuest's Common Stock reasonably reflected the value of AmeriQuest Common Stock before the announcement of the proposed transaction with Robec. Compass calculated Total Capital to latest twelve month revenue (TC/REV), Total Capital to latest twelve month EBIT (TC/EBIT), Total Capital to latest reported interest-bearing debt plus book equity (TC/(DEBT+EQUITY)), Total Capital to projected 1994 revenue (TC/94REV), Total Capital to projected 1994 EBIT (TC/94EBIT) and Total Capital to projected 1995 EBIT (TC/95EBIT), using the $3 1/4 price per share of AmeriQuest Common Stock at June 29, 1994 and interest-bearing debt as reported in AmeriQuest's quarterly report on Form 10-Q for the quarter ended March 31, 1994. The calculated values for AmeriQuest were:

    TC/REV = 0.3x,

    TC/EBIT = NEGATIVE,

    TC/(DEBT+EQUITY) = 1.3x,

    TC/94REV = 0.4x,

    TC/94EBIT = 19.9x, and

    TC/95EBIT = 11.0x.

    Compass also analyzed AmeriQuest's Common Stock price at August 15, 1994, after AmeriQuest's announcement of the signing of the definitive acquisition agreement with Robec, and calculated the same multiples based on the post-signing price of $3 3/4 per share. Such analysis was performed on a pro forma basis to include Robec's operating results for the twelve months ended June 30, 1994, though AmeriQuest will account for the acquisition using the purchase method of accounting, and balance sheet as of June 30, 1994, and to calculate total capitalization based on the shares of Robec's Common Stock that would be outstanding immediately following the acquisition. The calculated values were:

    TC/REV = 0.3x,

    TC/EBIT = NEGATIVE,

    TC/(DEBT+EQUITY) = 1.3x,

    TC/94REV = 0.3x,

    TC/94EBIT = 44.9x, and

    TC/95EBIT = 12.4x.

    Compass compared these multiples to those it calculated for comparable public companies (See Comparable Companies Analysis, below) and concluded that, with the exception of the TC/94EBIT multiple of 44.9x calculated for a combined AmeriQuest and Robec, all such multiples were within the range of multiples calculated for the comparable companies. Inasmuch as the TC/EBIT multiple had been negative both for Robec and AmeriQuest prior to the announcements as well as for one of the comparable companies, Compass did not consider the TC/94EBIT to be a significant valuation measure.

    Based on the foregoing, Compass concluded that the market was efficient in evaluating the business and prospects of Robec and AmeriQuest.

     Comparable Companies Analysis.

    Compass reviewed financial and market price information for the latest twelve-month periods with respect to five public companies that it deemed comparable to Robec and AmeriQuest. The public companies selected were Gates/F.A. Distributing Inc., IRG Technologies, Inc., Merisel Inc., Southern Electronics Corp., and Tech Data Corp.

    Each of these companies is exclusively engaged as a distributor of computer equipment, peripherals and accessories. No significant publicly-traded competitor of either Robec or AmeriQuest was excluded and no publicly traded company that was exclusively a computer distributor was excluded.

    Compass derived multiples of Total Capital at August 8, 1994 to the latest reported (i) revenue, (ii) EBIT and (iii) debt plus book equity for such comparables. The range of such multiples was 0.1x to 0.5x for TC/REV; NEGATIVE to 14.4x for TC/EBIT; and 0.8x to 2.0x for TC/(DEBT+EQUITY).

    As with the Market Price Analysis above, the range of multiples for Robec and AmeriQuest were within the range of similar multiples calculated for the public company comparables.

     Comparable Acquisitions Analysis.

    Compass analyzed the market information available with respect to recent reported acquisitions in the computer industry, which analysis was limited by the scarcity of financial information available because nearly all the transactions were private transactions, and the lack of comparability of the companies (with one exception noted below), since none of the acquired companies, except Kenfil, was engaged purely in distribution related to computer products. The only information that Compass could find for publicly announced acquisitions of companies in the computer industry (other than for Kenfil) was the transaction price, the seller's net earnings, the seller's revenues and, in some cases, the seller's net worth. No detail of operating income was available, nor was there any historical information to show historical growth rates or lack thereof. Furthermore, no information was available with respect to the amount of debt assumed in the price paid. All of such information would be required to arrive at a reasonable conclusion as to the applicability of the calculated multiples to Robec. However, the range of multiples of price/revenues (which is not directly comparable because debt is not included in the numerator) and price/book value (which is not directly comparable because debt is not included in the denominator) for such acquisitions included the multiples derived in Compass' analysis of Robec and of the comparable public companies, as discussed above. The acquisitions analyzed by Compass were AmeriQuest's June, 1994 announcement of the acquisition of Kenfil, Inc.; LEGENT Corp.'s 1992 acquisition of GOAL Systems International Inc.; the acquisition of WICAT Systems Inc. by Jostens Inc. in 1992; Storage Technology Corp's acquisition of XL/Data Comp. Inc. in 1991; Cadence Design Systems Inc.'s acquisition of Valid Logic Systems Inc. in 1991; Borland International Inc.'s acquisition of Ashton-Tate Corp. in 1991; and Computer Associates International's acquisition of Pansophic Systems Inc. in 1991. The range of multiples were P/REV = 0.1x to 1.9x; P/E = NEGATIVE to 47.4x; and P/BK = 0.6x to 5.3x. The range of multiples for AmeriQuest's announced acquisition of Kenfil was P/E = NEGATIVE; P/REV = 0.1x; and P/BK = 0.6x.

    Compass did not calculate values for Robec using these multiples, but merely compared these multiples to the multiples it calculated in its comparable companies analysis. It did not give any weight to this analysis in reaching its conclusion.

     Share Price Analysis.

    Based on the agreed-upon exchange ratio of .63075 shares of AmeriQuest Common Stock for each share of Robec Common Stock, Compass analyzed the value to Robec shareholders of the transaction based upon Robec and AmeriQuest share prices before and after the letter of intent announcement and before and after the announcement of the definitive agreement and also at September 2, 1994. Such analysis is set forth below and indicates that at each of such dates, the transaction represents a premium to the trading value of Robec Common Stock.

                              AMERIQUEST                               VALUE TO ROBEC WITH
                                SHARE                   VALUE TO ROBEC AMERIQUEST AT $3.00
    DATE    ROBEC SHARE PRICE   PRICE    EXCHANGE RATIO   PER SHARE         PER SHARE
    ----    ----------------- ---------- -------------- -------------- -------------------
   6/23/94       $0.750         $3.125      0.63075         $1.971           $1.892
   6/29/94       $0.875         $3.250      0.63075         $2.050           $1.892
   7/8/94        $1.875         $3.625      0.63075         $2.286           $1.892
   8/5/94        $1.500         $4.000      0.63075         $2.523           $1.892
   8/11/94       $1.688         $3.625      0.63075         $2.286           $1.892
   8/19/94       $1.938         $3.750      0.63075         $2.365           $1.892
   9/2/94        $1.875         $3.500      0.63075         $2.208           $1.892

    Compass also prepared an analysis which is included in the above table assuming an exchange ratio of $3.00 per share, in accordance with the provision in the Amended Agreement which provides for additional shares to be issued to Robec shareholders if the price of AmeriQuest Common Stock on the business day prior to the Effective Date is less than $3.00 per share. Compass noted that, based upon Robec's stock price of $ 7/8 prior to the announcement of the letter of intent, Robec shareholders were receiving premiums based on AmeriQuest's stock price at September 2, 1994 ($3 1/2) of 152.4% at the exchange ratio and 116.0% at the $3.00 price. When calculated at Robec's share price before the announcement of the definitive agreement ($1 11/16), those premiums were 30.8% and 12.0%, respectively. Furthermore, Compass noted that, while the premium had narrowed at September 2, 1994, when Robec stock traded at $1 7/8, it was still at 17.8% at AmeriQuest's actual price ($3 1/2) and 0.8% at the $3.00 price.

     Contribution Analysis.

    Compass analyzed Robec's percentage contribution to 1994 projected EBIT, 1995 projected EBIT, 1994 projected revenues based upon pro forma projected combined financial results of AmeriQuest, Robec and Kenfil, and also analyzed Robec's contribution to shareholders' equity. Compass noted that, following the Merger, the Robec shareholders would hold 14.8% of AmeriQuest Common Stock. Their contribution to 1994 projected EBIT would be negative, to 1995 projected EBIT would be 18.6%, to 1994 projected revenue would be 41.2%, and to shareholders' equity would be 26.7%. Compass noted that the market did not value Robec's prospective earnings, revenues or equity at the same multiples as it did for AmeriQuest, and noted that if such respective contributions were weighted in accordance with the multiples accorded by the market to Robec and AmeriQuest, respectively, Robec's contribution would be 6.9% of the total. Accordingly, Compass concluded that, when taking the market's valuation of such parameters into consideration, the proposed exchange ratio gives Robec's shareholders a participation in AmeriQuest's equity (14.8%) that represents a 114% premium over their contribution to pro forma combined results (6.9%).

     Conclusion.


    On the basis of the Market Price Analysis and the Comparable Companies Analysis, Compass concluded that the market for both Robec and AmeriQuest stock was efficient. Compass was unable to arrive at any conclusion based on its Comparable Acquisitions Analysis. Compass considered the Share Price Analysis and the Contribution Analysis to be equally important in reaching its conclusion.

    Based upon its analyses and assumptions, Compass concluded that as of September 20, 1994, the Merger was fair, from a financial point of view, to Robec's shareholders.

    Compass, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, employee benefit plans and valuations for corporate, estate and other purposes. Compass is not affiliated with either Robec or AmeriQuest, and prior to being retained by Robec to render the foregoing opinion, had never been employed by Robec or AmeriQuest.

    Robec has agreed to pay Compass a fee of $30,000. Robec has also agreed to reimburse Compass for its reasonable out-of-pocket expenses up to $1,000, including all reasonable fees and disbursements of counsel, and to indemnify Compass and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. The fee is payable to Compass without regard to the opinion rendered by Compass and whether or not the Merger is consummated.

DISSENTERS APPRAISAL RIGHTS

  For purposes of this discussion of appraisal rights, the term "Company" means Robec and, after the Effective Date, the Surviving Corporation.

  Pursuant to the Plan of Merger and the BCL, holders of Robec Common Stock will have dissenters rights in connection with the Merger under BCL Subchapter 15D ("Subchapter 15D"), a copy of which is attached as Appendix IV to this Prospectus/Proxy Statement, and may object to the Plan of Merger and demand in writing that the Company pay them the fair value of their Robec Common Stock.

  Failure by any dissenting shareholder to comply with any procedure required by Subchapter 15D may cause a termination of such shareholder's dissenters rights. The Company will not give any notice of the following requirements other than as described in this Prospectus/Proxy Statement and as required by the BCL. The right to exercise dissenter's rights under Subchapter 15D is the sole remedy of a holder of Robec Common Stock with respect to the Merger, absent a showing of fraud or fundamental unfairness in connection with the Merger.

  A holder of record of Robec Common Stock may assert dissenters rights as to fewer than all of the shares of Robec Common Stock registered in such holder's name only if the holder dissents with respect to all of the Robec Common Stock beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, the holder's rights shall be determined as if the shares as to which the holder has dissented and the other shares were registered in the names of different holders. A beneficial owner of shares of Robec Common Stock who is not also the record holder of such shares may assert dissenters rights with respect to shares held on such owner's behalf and shall be treated as a dissenting shareholder under the terms of Subchapter 15D if the beneficial owner submits to the Company, not later than the time of filing the Notice of Intention to Dissent (as defined below), a written consent of the record holder. Such beneficial owner may not dissent with respect to less than all shares of Robec Common Stock beneficially owned by such beneficial owner.

  Holders of Robec Common Stock (or beneficial owners thereof as provided above) who follow the procedures of Subchapter 15D as outlined below will be entitled to receive from the Company the fair value of their shares of Robec Common Stock immediately before the Effective Date, taking into account all relevant factors but excluding any appreciation or depreciation in anticipation of the effectuation of the Plan of Merger. Holders of Robec Common Stock (or beneficial owners thereof) who elect to exercise their dissenters rights must comply with all of the following procedures to preserve those rights.

  Holders of Robec Common Stock (or beneficial owners thereof) who wish to exercise dissenters rights must file a written notice of intention to demand the fair value of their shares of Robec Common Stock if the Merger is effectuated (the "Notice of Intention to Dissent"). Such dissenters must file the Notice of Intention to Dissent with the Secretary of the Company prior to the vote by Robec shareholders on the Plan of Merger; they must make no change in their beneficial ownership of Robec Common Stock from the date of filing until the Effective Date; and they must refrain from voting their Robec Common Stock for the approval and adoption of the Plan of Merger. The Notice of Intention to Dissent must be in addition to and separate from any proxy or vote against the Plan of Merger.

  If the Plan of Merger is approved and adopted by the required vote at the Special Meeting, the Company will mail a notice (the "Notice of Approval") to all dissenters who filed a Notice of Intention to Dissent prior to the vote on the Plan of Merger and who refrained from voting for the approval and adoption of the Plan of Merger. The Company expects to mail the Notice of Approval promptly after effectuation of the Merger. The Notice of Approval will state where and when (the "Demand Deadline") a demand for payment must be sent and certificates for shares of Robec Common Stock must be deposited in order to obtain payment; it will supply a form for demanding payment (the "Demand Form") which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares of Robec Common Stock; and it will be accompanied by a copy of Subchapter 15D. Dissenters must ensure that the Demand Form and their certificates for shares of Robec Common Stock are received by the Company on or before the Demand Deadline. All mailings to the Company are at the risk of the dissenter. However, the Company recommends that the Notice of Intention to Dissent, the Demand Form and the holder's share certificates be sent by certified mail.

  Any holder (or beneficial owner) of Robec Common Stock who fails to file a Notice of Intention to Dissent, fails to complete and return the Demand Form, or fails to deposit share certificates with the Company, each within the time periods provided above, will lose the holder's (or beneficial owner's) dissenters rights under Subchapter 15D. A dissenter will retain all rights of a shareholder, or beneficial owner, as the case may be, until those rights are modified by effectuation of the Plan of Merger.

  Upon timely receipt of the completed Demand Form, the Company is required by the BCL either to remit to dissenters who have returned the Notice of Intention to Dissent and the completed Demand Form and have deposited their certificates, the amount the Company estimates to be the fair value for their shares or to give written notice that no such remittance will be made. The Company does not intend to make payment of any part of the amounts payable to dissenters until the fair value of the Robec Common Stock affected by the Merger has been finally determined. The remittance or notice will be accompanied by:

    (1) the closing balance sheet and statement of income of the Company for the fiscal year ended December 31, 1994, together with the latest available interim financial statements;

    (2) a statement of the Company's estimate of the fair value of the Robec Common Stock (the "Company's Estimate"); and

    (3) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

  If the Company does not remit the amount of its estimate of fair value of the Robec Common Stock, it will return any certificates that have been deposited, and may make a notation on any such certificates that a demand for payment in accordance with Subchapter 15D has been made. If shares carrying such notation are thereafter transferred, each new certificate issued therefor may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by such transfer any rights in the Company other than those which the original dissenter had after making demand for payment of their fair value.

  After the Company gives notice of the Company's Estimate, without remitting that amount, and if the dissenter believes that the Company's Estimate is less than the fair value of the shares, the dissenter may send to the Company the dissenter's own estimate (the "Holder's Estimate") of the fair value of the shares as contemplated by BCL (S) 1578, which will be deemed a demand for payment of the amount of the Holder's Estimate. If a dissenter does not file a Holder's Estimate within 30 days after the mailing by the Company of its remittance or notice, the dissenter will be entitled to more than the Company's Estimate.

  If, within 60 days after the Effective Date or after the timely receipt by the Company of any Holder's Estimate, whichever is later, any demands for payment remain unsettled, the Company may file in the Court of Common Pleas of Montgomery County, Pennsylvania an application for relief requesting that the fair value of the Robec Common Stock be determined by the court. There is no assurance that the Company will file such an application. All dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of the dissenter's Robec Common Stock is found to exceed the amount, if any, previously remitted, plus interest. Interest shall be payable from the Effective Date until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the Company on its principal line of credit. If the Company fails to file an application for relief, any dissenter who has made a demand and who has not already settled the dissenter's claim against the Company may do so in the name of the Company at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the Company's Estimate and no more, and may bring an action to recover any amount thereof not previously remitted.

  The costs and expenses of such court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against the Company, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be dilatory or in bad faith. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the Company, and in favor of any or all dissenters, if the Company fails to comply substantially with the requirements of Subchapter 15D. Such fees and expenses may be assessed against either the Company or a dissenter, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the Company, it may award such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

  Under the BCL, a shareholder of the Company has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to valuation and payment of the fair value of the holder's shares because of the Merger, except to the extent provided by the dissenters rights provisions of Subchapter 15D. The BCL also provides that absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

  The foregoing description of the rights of dissenters under Subchapter 15D should be read in conjunction with Appendix IV to this Prospectus/Proxy Statement, and is qualified in its entirety by the provisions of Subchapter 15D.

CERTAIN ANTITRUST MATTERS

  Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Company and AmeriQuest each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). The parties requested and were granted early termination of the waiting period under the HSR Act with respect to such filing on August 26, 1994. Even though the HSR Act waiting period has expired, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Robec or AmeriQuest. AmeriQuest does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  AmeriQuest has appointed Robert H. Beckett, who is currently the Chairman, Chief Executive Officer and President of Robec and a Principal Shareholder, to the Board of Directors of AmeriQuest and has agreed to nominate him for re-election at each of the next two annual meetings of AmeriQuest stockholders. In addition, Robert H. Beckett, Robert S. Beckett and Alexander C. Kramer, Jr. will continue to serve as officers of the Surviving Corporation and Robert H. Beckett and Robert S. Beckett will continue to serve as directors of the Surviving Corporation.

  AmeriQuest has entered into agreements with Robert H. Beckett, Robert S. Beckett and Alexander C. Kramer, Jr. that provide for their employment by the Company for a two-year period following the Exchange at a base salary of not less than $196,000, $150,000 and $150,000 per year, respectively.

  The Amended Agreement also provides for certain indemnification rights for the Principal Shareholders and the officers and directors of Robec. See "The Amended Agreement--Indemnification; Insurance." In addition, the Principal Shareholders have been granted certain registration rights by AmeriQuest. See "Information Regarding the Merger--The Amended Agreement--Registration Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

FEDERAL TAX MATTERS

  The following summary is a general discussion of the material Federal income tax consequences to Robec's shareholders receiving AmeriQuest Common Stock in the Merger and to Robec and AmeriQuest. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing Treasury Regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. Arthur Andersen LLP has rendered an opinion with respect to the material tax consequences (see
Exhibit 8.01 for complete opinion). Arthur Andersen's opinion is based upon its best judgment on the application of current law to the facts of the Merger and is not binding on the courts.

  The following discussion does not consider the tax consequences of the Merger under state, local or foreign tax law. The discussion also does not discuss all aspects of income taxation that may be relevant to a particular Robec shareholder or to certain types of shareholders such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and other special status taxpayers.

  EACH ROBEC SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

TAX CONSEQUENCES TO ROBEC SHAREHOLDERS

  REORGANIZATION. In the opinion of Arthur Andersen LLP the Exchange and the Merger qualify as a tax-free reorganization under Section 368 of the Code, which requires in general that the consideration issued by AmeriQuest to the holders of Robec Common Stock be stock of AmeriQuest. The AmeriQuest Common Stock initially issued in the Exchange and the Merger will qualify as stock. Notwithstanding the lack of compliance with all of the Service's advance ruling guidelines, Arthur Andersen LLP has concluded that there is substantial authority for the treatment of the Exchange and Merger as a tax-free reorganization, and Arthur Andersen LLP also believes this treatment is more likely than not proper. If the Exchange and Merger qualify as a tax-free reorganization, no gain or loss will be recognized by a Robec shareholder who receives AmeriQuest Common Stock in the Merger.

  BASIS. Shareholders of Robec will take a basis in their new AmeriQuest shares equal to the basis in their Robec Shares.

  RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES. The receipt of cash in lieu of any fractional shares of Robec Common Stock pursuant to the Merger will not affect the question whether the Merger qualifies as a tax-free reorganization. However, the receipt of such cash will be treated as a taxable redemption in which the recipient shareholder will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in such fractional share.

TAX CONSEQUENCES TO ROBEC AND AMERIQUEST

  No gain or loss will be recognized by either Robec or AmeriQuest in the Merger. Robec will retain its historic basis and holding period in its assets after the Merger. The basis of AmeriQuest in its stock of Surviving Corporation immediately after the Merger will be equal to the basis of all Robec shareholders, including AmeriQuest, in their shares of Robec Common Stock immediately prior to the Effective Date. In addition, the tax attributes, if any, of Robec will carry over. If it has not occurred prior to the Merger, the Merger itself will likely cause a "change of ownership" to both Robec and AmeriQuest (as defined by Section 382). Because of this, the future utilization of certain tax attributes, if any, that were generated before the change of ownership, including net operating loss carryovers, may be restricted.

INFORMATION REPORTING

  Treasury Regulations require that every taxpayer who receives stock in connection with a corporate reorganization must file with his or her income tax return a statement of facts pertinent to the nonrecognition of gain or loss upon the transaction, including (i) a statement of the basis of the stock transferred in the transaction and (ii) a statement of the fair market value of the stock received in the transaction. In addition, taxpayers are required to maintain permanent records with respect to the foregoing information. Robec shareholders will be required to comply with these requirements.

BACKUP WITHHOLDING

  Under the backup withholding rules of the Code, a Robec shareholder may be subject to backup withholding with respect to payments of cash in lieu of fractional shares. To prevent such backup withholding, a Robec shareholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Substitute Form W-9 will be provided to each Robec shareholder in a letter of transmittal to be mailed to each shareholder by AmeriQuest. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on the shareholder by the Service and payments of cash to such shareholder may be subject to backup withholding at a rate of 31%.

ACCOUNTING TREATMENT

  The Merger will be accounted for by AmeriQuest as a reorganization of unaffiliated companies and recorded as a purchase by AmeriQuest for accounting and financial reporting purposes.

THE PLAN OF MERGER

  The following description of the Plan of Merger does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached as Appendix I hereto and incorporated herein by prior reference. Robec shareholders are urged to read the Plan of Merger carefully and in its entirety.

  THE MERGER. The Plan of Merger provides that AmeriQuest Sub will be merged with and into Robec in accordance with Pennsylvania law, whereupon the separate existence of AmeriQuest Sub will cease and Robec will survive the Merger as the Surviving Corporation. On the Effective Date, the conversion of Robec Common Stock and the conversion of shares of the common stock of AmeriQuest Sub pursuant to the Plan of Merger will be effected as described below.

  EFFECTIVE DATE. Following the adoption of the Plan of Merger and subject to the satisfaction or waiver of all other conditions to closing contained in the Amended Agreement discussed below under "The Amended Agreement--Conditions to Consummation of the Merger," the Merger will become effective on the Effective Date. The Articles of Merger will be filed as soon as practicable after all conditions contemplated by the Amended Agreement have been satisfied or waived.

  TERMS OF THE MERGER. At the Effective Date:

    (i) except for shares of Robec Common Stock owned by AmeriQuest on the Effective Date which shall be cancelled in the Merger, each share of Robec Common Stock then issued and outstanding, other than shares owned by Robec shareholders who perfect their statutory dissenters rights, shall be converted into .63075 shares of AmeriQuest Common Stock; provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the business day prior to the Effective Date as reported in the Wall Street Journal is less than $3.00 per share, each such share of Robec Common Stock shall be converted into the number of shares of AmeriQuest Common Stock equal to the product of (i) .63075 multiplied by
  (ii) a quotient, the numerator of which is $3.00 and the denominator of which is the Closing Date Market Price; and

    (ii) each issued and outstanding share of the capital stock of AmeriQuest Sub shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

  Robec shareholders will not be issued fractional shares in connection with the Merger. Instead, each Robec shareholder who would otherwise have been entitled to a fraction of a share of AmeriQuest Common Stock will receive, at such time as the holder receives stock certificates representing shares of AmeriQuest

Common Stock, an amount of cash equal to the per share market value of the AmeriQuest Common Stock (based on the closing price of AmeriQuest Common Stock on the Effective Date) multiplied by the fraction of a share of AmeriQuest Common Stock to which such holder would otherwise be entitled. On and after the Effective Date, the holder of a certificate representing Robec Common Stock shall cease to have any rights as a shareholder of Robec, except for the right to surrender his or her certificate in exchange for payment of the consideration to be received by such holder of Robec Common Stock in the Merger (the "Merger Consideration").

  PAYMENT OF MERGER CONSIDERATION. AmeriQuest will deposit the Merger Consideration with the Exchange Agent. After the Effective Date, each Robec shareholder will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing Robec Common Stock, certificates representing the number of shares of AmeriQuest Common Stock into which such shares were converted in the Merger and cash in consideration of fractional shares, as described above. AmeriQuest Common Stock into which Robec Common Stock will be converted in the Merger shall be deemed to have been issued on the Effective Date.

  In the event that any certificates representing shares of AmeriQuest Common Stock are to be delivered to or issued in a name other than that in which the certificates representing shares of Robec Common Stock surrendered in exchange therefor are registered, there shall be as conditions of such exchange that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of AmeriQuest Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable, that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer and that such transfer otherwise be proper.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF ROBEC COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF AMERIQUEST COMMON STOCK WILL BE MAILED TO ROBEC SHAREHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE DATE. ROBEC SHAREHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO ROBEC OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF SUCH INSTRUCTIONS AND THE TRANSMITTAL LETTER.

  SURVIVING PROVISIONS. The Articles of Incorporation and By-laws of AmeriQuest Sub will be the Articles of Incorporation and By-laws of the Surviving Corporation, except that the name of the Surviving Corporation shall be "AmeriQuest/Robec, Inc." The initial directors and officers of the Surviving Corporation shall be as follows:

      Harold L. Clark          Director, Chairman of the Board
      Robert H. Beckett        Director, President and Chief Executive Officer
      Robert S. Beckett        Director, Vice President and Chief Operating
                                Officer
      Stephen G. Holmes        Director, Executive Vice President,
                                Secretary/Treasurer and Chief Financial Officer
      Alexander C. Kramer, Jr. Vice President--Operations

  DISSENTING SHARES. The Plan of Merger provides that shares of Robec Common Stock that are outstanding immediately prior to the Effective Date and that are held by shareholders, if any, who are entitled to assert a right to dissent from the Merger and who demand and validly perfect their rights to receive the "fair value" of their shares with respect to the Merger under Section 1574 of the BCL (the "Dissenting Shares") shall be entitled solely to the payment of the "fair value" of such shares in accordance with the provisions of the BCL; except that (i) if such demand to receive "fair value" shall be withdrawn upon the consent of the Surviving Corporation, (ii) if the Plan of Merger shall be terminated, or the Merger shall not be consummated, (iii) if no demand or petition for the determination of "fair value" by a court shall have been made or filed within the time provided in the provisions of the BCL or (iv) if a court of competent jurisdiction shall determine that such holder of Dissenting Shares is not entitled to the relief provided by the provisions of the BCL, then the right of such holder of Dissenting Shares to be paid the "fair value" of his or her shares of Robec Common Stock shall cease and with respect to clauses (i), (iii) and (iv) above, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Merger Consideration with respect thereto, without any interest thereon, and with respect to clause (ii) above, the status of such shareholder shall be restored retroactively without prejudice to any corporate proceeding which may have been taken during the interim. See "Dissenters Appraisal Rights" and a copy of the text of Subchapter 15D of the BCL attached as Annex III to this Prospectus/Proxy Statement.

THE AMENDED AGREEMENT

  THE EXCHANGE. The Amended Agreement provides for the acquisition of Robec by AmeriQuest in a two-stage transaction: a share exchange between AmeriQuest and the Principal Shareholders to be followed at a later date by the Merger. In each stage, the holders of Robec Common Stock receive the same per share consideration. Pursuant to the Amended Agreement, the first stage Exchange occurred on September 22, 1994. AmeriQuest has agreed with respect to the shares of Robec Common Stock obtained in the Exchange that prior to the Effective Date it will (i) not sell, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of Robec Common Stock acquired in the Exchange except to a wholly-owned subsidiary of AmeriQuest and (ii) vote all shares of Robec Common Stock owned by it on the Record Date at any annual or special meeting of the shareholders of Robec (a) in favor of the Plan of Merger, (b) against any action or agreement which would result in a breach of a representation, warranty or covenant of Robec in this Agreement or which would otherwise impede, interfere with or attempt to discourage the Merger and (c) against the nomination or election of any director other than the current directors of Robec or any successor nominated by them. As a result of the Exchange, AmeriQuest now owns 50.1% of the outstanding shares of Robec Common Stock.

  ROBEC STOCK OPTIONS. The Amended Agreement provides that on the Effective Date, AmeriQuest will offer to exchange for each of the then-outstanding options to purchase Robec Common Stock (collectively, the "Robec Options"), including, without limitation, all outstanding options granted under Robec's 1989 Stock Option Plan, as amended (the "Robec Plan"), as well as any then outstanding Robec Options not granted under the Robec Plan, an option to purchase that number of shares of AmeriQuest Common Stock (collectively, the "AmeriQuest Options") determined by multiplying the number of shares of Robec Common Stock subject to such Robec Option on the Effective Date by the Exchange Ratio, at an exercise price per share of AmeriQuest Common Stock equal to the exercise price per share of such Robec Option divided by the Exchange Ratio. AmeriQuest will cause the AmeriQuest Common Stock issuable upon exercise of the AmeriQuest Options to be registered within 20 days after the Effective Date and will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such AmeriQuest Options shall remain outstanding, and AmeriQuest will reserve a sufficient number of shares of AmeriQuest Common Stock for issuance upon exercise of the AmeriQuest Options.

  REPRESENTATIONS AND WARRANTIES; CONDUCT OF BUSINESS PENDING THE MERGER. The Amended Agreement contains various representations and warranties of AmeriQuest and Robec relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due incorporation, power and standing of, and similar corporate matters with respect to, each of Robec and AmeriQuest; (ii) the absence of any conflict with each of Robec's and AmeriQuest's articles and certificate of incorporation and bylaws, respectively, and compliance with applicable laws; (iii) each of Robec's and AmeriQuest's capitalization; (iv) the authorization, execution, delivery, performance and enforceability of the Amended Agreement by each such party and of the transactions contemplated thereby; (v) reports and other documents filed with the SEC and other regulatory authorities and the accuracy of the information contained therein; (vi) the absence of certain litigation or other proceedings;
(vii) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; (viii) the absence of any material default under agreements; (ix) the absence of any tax delinquencies; (x) the compliance of financial statements with applicable accounting requirements and their preparation in accordance with generally accepted accounting principles applied on a consistent basis, fairly presenting the consolidated financial position of such companies and each of their consolidated subsidiaries and the consolidated results of their operations and cash flows for the applicable periods; and (xi) the absence of undisclosed liabilities. The representations and warranties of AmeriQuest shall be true as of the Effective Date and shall survive the Effective Date. The representations and warranties of Robec did not survive the closing of the Exchange and are therefore of no further force or effect. In addition, pursuant to the Amended Agreement, AmeriQuest has agreed to carry on its business, prior to the Effective Date, in the usual and ordinary course, and has agreed that certain material transactions prior to the Effective Date require the written consent of Robec.

  CONDITIONS TO CONSUMMATION OF THE MERGER. The obligations of AmeriQuest and Robec to consummate the Merger are subject to the satisfaction of two conditions: (i) the approval and adoption of the Plan of Merger by the shareholders of Robec and (ii) that no preliminary or permanent injunction or other order shall have been issued by any federal or state court which remains pending and prevents the consummation of the Merger. In addition, the obligation of Robec to consummate the Merger is subject to the satisfaction of certain other conditions, including: (i) the Registration Statement of which this Prospectus/Proxy Statement is a part shall have been declared effective by the SEC and not be the subject of any stop order or any other proceeding by the SEC which would bring into question the accuracy and adequacy of the disclosures contained herein; (ii) the AmeriQuest Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE subject to official notice of issuance; and (iii) the representations and warranties of AmeriQuest contained in the Amended Agreement shall be true on and as of the Effective Date, as if made on that date, except for any variation permitted by the Amended Agreement, and AmeriQuest shall have performed all material covenants and obligations and complied with all material conditions required by the Amended Agreement to be performed or complied with by it prior to the Effective Date.

  INDEMNIFICATION; INSURANCE. The Amended Agreement provides that the Articles of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification that were included in the Articles of Incorporation of Robec on the date of the Amended Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of individuals who at the Effective Date were directors, officers, employees or agents of Robec, unless such modifications are required by law. After the Effective Date (and with respect to the Principal Shareholders, after the Exchange), AmeriQuest and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under AmeriQuest's or the Surviving Corporation's Certificate or Articles of Incorporation or By-Laws, indemnify and hold harmless each present and former director and officer of Robec, and to the fullest extent permitted under applicable law, each Principal Shareholder (collectively, the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Date, or arising out of or pertaining to the transactions contemplated by the Amended Agreement (collectively, "Damages"), for a period of six years after the execution of the Amended Agreement. Furthermore, after such six year period, AmeriQuest and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless the Principal Shareholder in their capacity as shareholders against any Damages arising out of or pertaining to the transactions contemplated by the Amended Agreement. For a period of two years after the Effective Date, AmeriQuest shall cause the Surviving

Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance coverage for those persons who were previously covered by Robec's directors' and officers' liability insurance policy on terms comparable to those applicable to the directors and officers of AmeriQuest as of the execution of the Amended Agreement.

  TERMINATION. The Amended Agreement may only be terminated: (i) by mutual agreement of Robec and AmeriQuest; (ii) by Robec, if there has been a breach by AmeriQuest of any representation, warranty, covenant or agreement set forth in the Amended Agreement on the part of AmeriQuest which has or can reasonably be expected to have a material adverse effect on AmeriQuest and which AmeriQuest fails to cure prior to the Effective Date (except that no cure period shall be provided for a breach by AmeriQuest which by its nature cannot be cured); or
(iii) by Robec if the Merger shall not have occurred on or prior to December 31, 1994. Thus, the Amended Agreement may not be terminated by AmeriQuest without the consent of Robec.

  AMENDMENT; WAIVER. The Amended Agreement provides that it may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval thereof by the shareholders of Robec, but, after such approval, no amendment shall be made which changes the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without such further approval of such shareholders. Any failure by Robec to comply with any of its respective obligations, agreements or covenants set forth in the Amended Agreement may be expressly waived in writing by AmeriQuest. Any amendment to the Amended Agreement by Robec shall require, in addition to any other approval required by applicable law or Robec's charter documents, the approval of a majority of the Robec directors who were directors of Robec prior to the Exchange.

  REGISTRATION RIGHTS. Pursuant to the Amended Agreement and the terms of a Registration Rights Agreement by and between AmeriQuest and each of the Principal Shareholders, AmeriQuest shall, at its sole expense, prepare and file a registration statement on Form S-3 under the Securities Act for use by the Principal Shareholders with respect to the shares of AmeriQuest Common Stock which they received in connection with the Exchange and which they will receive in connection with the Merger, and shall have the S-3 Registration Statement declared effective as soon as practicable. Further, AmeriQuest shall maintain the effectiveness of the S-3 Registration Statement until such time as such shares of AmeriQuest Common Stock are no longer deemed to be "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act. Should any Principal Shareholder thereafter still be deemed to be an "affiliate" of AmeriQuest, AmeriQuest shall continue to maintain the effectiveness of such S-3 Registration Statement for the benefit of such "affiliate(s)" until such Principal Shareholder shall no longer be deemed an "affiliate."

                        PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements reflect the acquisition of 49 percent of Robec's Common Stock not owned by AmeriQuest. The unaudited pro forma condensed combined statement of income combines the results of operations of AmeriQuest, Kenfil, Robec and NCD for the twelve months ended June 30, 1994 and the six months ended December 30, 1994 giving effect to the acquisitions as if they had occurred on July 1, 1993. The historical statement of income for Robec and NCD includes their results prior to their acquisition by AmeriQuest. The unaudited pro forma condensed combined balance sheet as of December 30, 1994, gives effect to the acquisition of 49 percent of Robec's common stock not owned by AmeriQuest as if it had occurred on that date. The acquisitions are accounted for under the purchase method of accounting. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operations results or financial position.

  Effective June 6, 1994, AmeriQuest acquired 51 percent of the outstanding common stock of Kenfil. The remaining 49 percent of outstanding Kenfil common stock was acquired on September 12, 1994. Effective September 22, 1994, Ameriquest acquired 50.1 percent of the outstanding common stock of Robec, Inc. Effective November 15, 1994, AmeriQuest acquired 100 percent of the outstanding common stock of NCD. The historical operating results of AmeriQuest for the six month period ended December 30, 1994 includes the historical operating results of Kenfil for the complete period and that of Robec and NCD for the periods of September 22, 1994 to December 30, 1994 and November 15, 1994 to December 30, 1994, respectively. The historical balance sheet of AmeriQuest includes the historical balance sheets of Kenfil, Robec and NCD at December 30, 1994.

                 AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PRO FORMA CONDENSED BALANCE SHEET

                         DECEMBER 30, 1994 (UNAUDITED)
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                              AMERIQUEST      PRO FORMA
                          TECHNOLOGIES, INC. ADJUSTMENTS   PRO FORMA
                          ------------------ -----------   ----------
ASSETS
CURRENT ASSETS
 Cash....................     $    4,407       $  --       $    4,407
 Accounts receivable,
  net....................         66,781          --           66,781
 Inventories.............         79,944          --           79,944
 Prepaid expenses and
  other..................          2,774          --            2,774
                              ----------       ------      ----------
   Total current assets..        153,906          --          153,906
PROPERTY AND EQUIPMENT,
 NET.....................          5,326          --            5,326
INTANGIBLE ASSETS, NET...         27,522          --           27,522
OTHER ASSETS.............            972          --              972
                              ----------       ------      ----------
                              $  187,726        $ --       $  187,726
                              ==========       ======      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable........     $   58,762       $  --       $   58,762
 Notes payable...........         72,706          --           72,706
 Other...................          3,254          --            3,254
                              ----------       ------      ----------
   Total current
    liabilities..........        134,722          --          134,722
                              ----------       ------      ----------
LONG-TERM OBLIGATIONS....          1,029          --            1,029
SUBORDINATED NOTES
 PAYABLE.................         18,000          --           18,000
MINORITY INTEREST........          2,800       (2,800)(C)         --
STOCKHOLDERS' EQUITY
 Preferred stock, $.01
  par value; authorized
  10,000,000 shares;
  no shares issued and
  outstanding............            --           --              --
 Common stock, $.01 par
  value..................            210           14 (A)         224
 Additional paid-in cap-
  ital...................         52,828        2,786 (A)      55,614
 Retained deficit........        (20,738)         --          (20,738)
 Receivables from affil-
  iates..................         (1,125)         --           (1,125)
                              ----------       ------      ----------
   Total stockholders'
    equity...............         31,175        2,800          33,975(B)
                              ----------       ------      ----------
                              $  187,726       $  --       $  187,726
                              ==========       ======      ==========
OUTSTANDING COMMON
 SHARES..................     20,974,736                   22,371,931
                              ==========                   ==========

- --------

                         AMERIQUEST TECHNOLOGIES, INC.
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          FOR YEAR ENDED JUNE 30, 1994
                                  (UNAUDITED)
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               AMERIQUEST        KENFIL    ROBEC               PRO FORMA    PRO FORMA
                          TECHNOLOGIES, INC.(G)   INC.      INC.      NCD     ADJUSTMENTS    COMBINED
                          --------------------- --------  --------  --------  -----------   ----------
NET SALES(E)............        $  87,593       $138,759  $168,446  $218,808    $  --         $613,606
COST OF SALES...........           75,023        128,843   155,836   202,114       --          561,816
                                ---------       --------  --------  --------    ------      ----------
 Gross profit...........           12,570          9,916    12,610    16,694       --           51,790
OPERATING EXPENSES
 Selling, general and
  administrative........           14,144         24,653    22,985    13,259     1,798 (D)      76,839
 Restructuring charge
  and earthquake
  loss(F)...............            5,700          3,430       --        --        --            9,130
                                ---------       --------  --------  --------    ------      ----------
 Income (loss) from
  operations............           (7,274)       (18,167)  (10,375)    3,435    (1,798)        (34,179)
OTHER INCOME (EXPENSE)
 Other income...........               31             40       --        --                         71
 Interest expense.......             (728)        (2,626)   (1,613)   (1,908)    1,310 (E)      (5,565)
                                ---------       --------  --------  --------    ------      ----------
                                     (697)        (2,586)   (1,613)   (1,908)    1,310          (5,494)
                                ---------       --------  --------  --------    ------      ----------
 Income (loss) before
  taxes.................           (7,971)       (20,753)  (11,988)    1,527      (488)        (39,673)
PROVISION FOR INCOME
 TAXES..................              --              17      (814)      --        --             (797)
                                ---------       --------  --------  --------    ------      ----------
 Net income (loss)(F)...        $  (7,971)      $(20,770) $(11,174) $  1,527    $ (488)     $  (38,876)(F)
                                =========       ========  ========  ========    ======      ==========
Net income (loss) per
 common share and common
 share equivalent.......        $   (1.33)                                                  $    (2.04)
                                =========                                                   ==========
Common and common
 equivalent shares......        5,973,511                                                   19,040,380
                                =========                                                   ==========

                         AMERIQUEST TECHNOLOGIES, INC.
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     FOR SIX MONTHS ENDED DECEMBER 30, 1994
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              AMERIQUEST      ROBEC            PRO FORMA   PRO FORMA
                          TECHNOLOGIES, INC.  INC.      NCD   ADJUSTMENTS   COMBINED
                          ------------------ -------  ------- -----------  ----------
NET SALES...............      $  173,005     $22,351  $81,212    $ --      $  276,568
COST OF SALES...........         161,756      22,450   74,893      --         259,099
                              ----------     -------  -------    -----     ----------
  Gross profit..........          11,249         (99)   6,319      --          17,469
OPERATING EXPENSES
  Selling, general and
   administrative.......          14,821       3,317    4,781      730 (D)     23,649
                              ----------     -------  -------    -----     ----------
  Income (loss) from
   operations...........          (3,572)     (3,416)   1,538     (730)        (6,180)
OTHER INCOME (EXPENSE)
  Other income
   (expense)............            (282)        --       --       --            (282)
  Interest expense......          (2,315)       (201)   (924)      515 (E)     (2,925)
                              ----------     -------  -------    -----     ----------
                                  (2,597)       (201)   (924)      515         (3,207)
                              ----------     -------  -------    -----     ----------
  Income (loss) before
   taxes................          (6,169)     (3,617)     614     (215)        (9,387)
PROVISION FOR INCOME
 TAXES..................             --          --       --       --             --
                              ----------     -------  -------    -----     ----------
  Net income (loss).....      $   (6,169)    $(3,617) $   614    $(215)    $   (9,387)
                              ==========     =======  =======    =====     ==========
Net income (loss) per
 common share and common
 share equivalent.......      $    (0.40)                                  $    (0.44)
                              ==========                                   ==========
Common and common
 equivalent shares......      15,458,468                                   21,364,963
                              ==========                                   ==========

              FOOTNOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL
           STATEMENTS OF AMERIQUEST TECHNOLOGIES, INC. AND ROBEC INC.

  The following footnotes reflect the assumptions made in the preparation of the Pro Forma Condensed Consolidated Financial Statements.

(A) To effect the purchase of 49 percent of Robec common stock not owned by AmeriQuest, AmeriQuest will issue approximately 1,400,000 shares of AmeriQuest common stock in exchange for 2,235,000 shares of Robec common stock. The AmeriQuest common stock is valued at a discounted quoted market price, based upon weighted average discounts received on recently completed private equity transactions. This valuation represents management's estimate of its fair market value. For purposes of these pro forma financial statements, the discount market price of AmeriQuest common stock is assumed to be $2.00 per share. No assurance can be given that the number of shares to be issued to the Robec shareholders will not be a greater number than that reflected herein, as the exact number of shares is subject to adjustment based on the quoted market value of AmeriQuest Common Stock on the business day prior to the closing. See "Information Regarding the Merger--The Merger."

(B) The Company valued its common stock issued in connection with its Kenfil, Robec and NCD acquisitions at a discounted quoted market price, based upon weighted average discounts received on recently completed private equity cash transactions. This valuation represents management's best estimate of the fair value of the Company's common stock. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

(C) To eliminate the historical minority interest in Robec.

(D) To record goodwill amortization over the estimated economic life of 10 years.

    Management believes that the most significant intangible acquired is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and quality of the vendors and their product offering.

    Management is currently in the process of completing its detailed analysis of the fair value of Kenfil, Robec and NCD net assets acquired and therefore the allocation of the purchase price to the various assets and liabilities acquired, including the amount of goodwill presented herein, may change as a result of the completed analysis. Management however, does not expect future purchase price allocation adjustments to have a material effect of the Company's future results of operations and financial position.

(E) To reduce interest expense associated with the redemptions of the following debt instruments related to the Kenfil and NCD acquisition and the Computer 2000 investment.

             DEBT INSTRUMENT REDEMPTION           INTEREST EXPENSE ELIMINATED
             --------------------------         -------------------------------
                                                 FISCAL YEAR  SIX MONTHS ENDED
                                                JUNE 30, 1994 DECEMBER 30, 1994
                                                ------------- -----------------
      Kenfil subordinated debt of $3,175,000...  $  380,000       $    --
      NCD subordinated debt of $2,737,000......     360,000        164,000
      AQS notes payable of $11,287,000.........     570,000        351,000
                                                 ----------       --------
                                                 $1,310,000       $515,000
                                                 ==========       ========

    As the funds used to finance the NCD acquisition and the redemption of the above debt instruments were provided by the October 1994 private placement and the Computer 2000 investment, no forfeited investment earnings are included in these pro forma financial statements.

(F) The restructuring charge of $5,700,000 included in AmeriQuest's historical statement of operations relates principally to the write-off of certain former personal computer joint venture operations. The earthquake loss of $3,430,000 included in Kenfil's historical financials is for losses sustained in the Southern California earthquake.

(G) Effective December 1993, AQS acquired certain assets and assumed certain liabilities of Management Systems Group and acquired the outstanding stock of Rhino Sales Company. The impact of these acquisitions to the Pro Forma Statement of Operations for the year ended June 30, 1994 would be to increase revenues approximately $20 million, with no effect on net income.

                                 CAPITALIZATION

  The following table sets forth the capitalization of AmeriQuest, as of December 30, 1994, and as adjusted to give effect to the acquisition of 49 percent of Robec's common stock not owned by AmeriQuest. See "Information Regarding the Merger--The Plan of Reorganization--The Merger--Terms of the Merger."

                                             HISTORICAL        PRO FORMA
                                             ---------- -----------------------
                                             AMERIQUEST ADJUSTMENTS(A) COMBINED
(AMOUNTS IN MILLIONS)                        ---------- -------------- --------
Short-term debt, including current
 maturities.................................   $ 72.7        $ --       $ 72.7
Long-term debt, net of current maturities...     18.0          --         18.0
                                               ------        ----       ------
    Total debt..............................     90.7          --         90.7
Minority interest...........................      2.8        (2.8)          --
Shareholders' equity:
  Common Stock..............................      0.2          --           .2
  Additional paid-in capital................     52.8         2.8         55.6
  Retained earnings (deficit)...............    (20.7)         --        (20.7)
  Receivable from affiliates................     (1.1)         --         (1.1)
                                               ------        ----       ------
   Total shareholders' equity...............     31.2         2.8         34.0
                                               ------        ----       ------
Total capitalization........................   $124.7        $ --       $124.7
                                               ======        ====       ======

- --------
(A) To give effect to the issuance of 1,400,000 shares of AmeriQuest common stock for the remaining 49 percent of Robec common stock.

                   COMPARATIVE MARKET PRICES OF COMMON STOCK

  The following table sets forth the comparative market prices for the shares of Common Stock of AmeriQuest and Robec. The prices for AmeriQuest Common Stock reflect the high and low closing prices reported on the New York Stock Exchange for each calendar quarter since December 31, 1991, while the prices for Robec Common Stock reflect the high and low last sale prices as reported by the Nasdaq National Market System for each calendar quarter since December 31, 1991.

                                                      AMERIQUEST       ROBEC
                                                     ------------- -------------
      1992                                            HIGH   LOW    HIGH   LOW
      ----                                           ------ ------ ------ ------
      First Quarter................................. $3 3/4 $2 3/8 $5 3/4 $3 3/4
      Second Quarter................................    3    1 1/2  5 1/4  2 1/2
      Third Quarter.................................  2 1/4  1 1/4  3 1/4  2 1/4
      Fourth Quarter................................  3 3/4  1 1/2  3 1/4  2 1/4
      1993
      ----
      First Quarter.................................  3 3/8    2    3 1/4  2 3/8
      Second Quarter................................  3 5/8    2    3 1/4  2 3/8
      Third Quarter.................................  3 1/4    2    3 1/4  2 1/4
      Fourth Quarter................................  5 7/8  2 1/2  3 1/4  2 3/8
      1994
      ----
      First Quarter.................................    6    4 1/8  2 7/8  1 1/2
      Second Quarter................................  4 1/8    3    1 7/8    1/2
      Third Quarter.................................  4 1/4  3 1/8  2 1/8  1 1/4
      Fourth Quarter................................  3 3/4  2 7/8  1 7/8 1 9/16

  On May   , 1995, the share price of AmeriQuest Common Stock closed at per share on the New York Stock Exchange and the last sale price of Robec
Common Stock was      per share on the Nasdaq National Market System. On June
29, 1994, the day before the business combination of AmeriQuest and Robec was publicly announced, the share price of AmeriQuest Common Stock closed at $3.25 per share on the New York Stock Exchange and the last sale price of Robec Common Stock was $0.88 per share on the Nasdaq National Market System.

  As of April 3, 1995 Robec had approximately 100 shareholders of record.

                                DIVIDEND POLICY

  Neither AmeriQuest nor Robec has paid a dividend of any kind in the past 5 years. Any declaration of cash or stock dividends will depend upon AmeriQuest's earnings, financial position, dividend restrictions in any credit facility and other relevant factors existing at the time. It is not anticipated that AmeriQuest will pay dividends in the foreseeable future.

                   DESCRIPTION OF CAPITAL STOCK OF AMERIQUEST

GENERAL

  As of December 16, 1994, the authorized capital stock of AmeriQuest consisted of 30,000,000 shares of common stock, par value $.01 per share, of which 19,562,620 shares were outstanding (none of which were held as treasury stock) and 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. Upon consummation of the Merger and after the issuance of 1,397,208 shares to Robec shareholders in connection therewith, approximately 9,040,172 shares of AmeriQuest Common Stock will be available for issuance by AmeriQuest at the discretion of its Board of Directors. All outstanding shares of AmeriQuest Common Stock are, and all shares of AmeriQuest Common Stock issued in connection with the Merger when issued as described herein will be, fully paid, validly issued and non-assessable. Each share of AmeriQuest Common Stock has the same relative right as, and is identical in all respects with, each other share of AmeriQuest Common Stock. The Investment Agreement between AmeriQuest and Computer 2000 provides that Computer 2000 has the right to acquire newly issued shares of AmeriQuest to give Computer 2000 a 51% ownership interest in AmeriQuest, including shares of AmeriQuest Common Stock already owned by Computer 2000, for $50 million, regardless of the total number of shares of AmeriQuest Common Stock outstanding. Accordingly, AmeriQuest is seeking stockholder approval to increase the number of shares of AmeriQuest Common Stock authorized for issuance by AmeriQuest from 30,000,000 shares to 65,000,000 shares.

DIVIDENDS

  AmeriQuest may pay cash dividends if, as and when declared by its Board of Directors, subject to applicable provisions of Delaware law. The holders of AmeriQuest Common Stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of AmeriQuest out of funds legally available therefor. See "Dividend Policy."

VOTING RIGHTS

  Holders of AmeriQuest Common Stock are entitled to one vote for each share held by them in all matters submitted to the shareholders of AmeriQuest. Holders of AmeriQuest Common Stock do not have cumulative voting rights in the election of directors.

LIQUIDATION

  In the event of a liquidation, dissolution or winding up of AmeriQuest, the holders of AmeriQuest Common Stock would be entitled to receive, after payment of all its debts and liabilities and other payments to holders of preferred stock, if any, having priority rights, all other assets of AmeriQuest available. Such stockholders would be entitled to participate ratably in the net assets available for distribution.

PRE-EMPTIVE RIGHTS

  The Certificate of Incorporation of AmeriQuest does not grant holders of AmeriQuest Common Stock pre-emptive rights.

ANTI-TAKEOVER PROVISIONS

  See "Comparison of Shareholder Rights--Business Combinations with Interested Shareholders."

                        COMPARISON OF SHAREHOLDER RIGHTS

  The following is a summary of material differences between the rights of holders of Robec Common Stock and the rights of holders of AmeriQuest Common Stock.

  The rights of the shareholders of Robec, a Pennsylvania corporation, are governed primarily by Pennsylvania law and the Articles of Incorporation and By-Laws of Robec. Upon consummation of the Merger, Robec shareholders who have not exercised their statutory dissenters rights will become holders of AmeriQuest Common Stock. Because AmeriQuest is a Delaware corporation, the rights of the former Robec shareholders will be governed primarily by Delaware law and AmeriQuest's Certificate of Incorporation and By-Laws. Except as set forth below, Robec and AmeriQuest do not believe that there are any material differences in shareholders' rights under Pennsylvania and Delaware law and the Articles and Certificate of Incorporation and By-Laws of Robec and AmeriQuest, respectively. This discussion, however, is not and does not purport to be complete or to identify all differences that may, under any given fact situation, be material to shareholders.

BY-LAWS

  Under Pennsylvania law the power to adopt, amend or repeal by-laws may be vested by the by-laws in the directors, with statutory exceptions for certain actions and subject to the power of shareholders to change such actions. Pennsylvania law provides that unless the articles of incorporation otherwise provide, shareholders may change the by-laws without the consent of the directors. Robec's By-Laws provide its shareholders with the power to alter, amend or repeal the By-Laws by the majority vote of shareholders at any meeting at which a quorum is present except that a vote of 66 2/3% of the votes which shareholders are entitled to cast shall be necessary to alter, amend or repeal
Section 3.2 (dealing with the nomination of directors) and Article IX (dealing with amendments thereto) thereof. The Board of Directors of Robec may also alter, amend or repeal the By-Laws subject to the power of the shareholders to change such action. Under Delaware law a corporation's certificate of incorporation may confer the power to adopt, amend or repeal by-laws upon the directors (although it may not divest the stockholders of such power). AmeriQuest's Certificate of Incorporation expressly authorizes its board of directors to alter or repeal AmeriQuest's By-Laws subject to the shareholders' power to change such action.

DIVIDEND DECLARATIONS

  Under Pennsylvania law a corporation has the power, subject to restrictions in its bylaws, to make distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of shareholders having superior preferential rights to those shareholders receiving the distribution. Under Delaware law the directors may, subject to any restrictions in a company's certificate of incorporation, declare and pay dividends, either (i) out of its surplus, defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors (which amount cannot be less than the aggregate per value of all issued shares of capital stock), or
(ii) in case there shall be no surplus, out of the net profits for the fiscal year in which the dividend is declared and the preceding year. The directors of a Delaware corporation may not declare a dividend out of net profits, however, if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Neither Robec's By-Laws nor AmeriQuest's Certificate of Incorporation and By-Laws contain limitations on such powers.

TERMS OF DIRECTORS

  Under Pennsylvania law the articles of incorporation may provide that directors be elected in two or more classes whose terms expire at different times provided that no single term shall exceed four years. Robec's Articles of Incorporation provide for three classes of directors, each of which is elected for three-year terms. Under Delaware law the certificate of incorporation or by-laws of a company may provide that directors be elected in one, two or three classes whose terms expire at different times provided that no single term shall exceed three years. AmeriQuest's Certificate of Incorporation and By-Laws provide for one class of directors.

REMOVAL OF DIRECTORS

  Under Pennsylvania law unless the articles of incorporation or bylaws provide otherwise, directors may be removed by the shareholders of a corporation for or without cause, and by the board of directors for any proper cause specified in the bylaws. Robec's By-Laws provide for such removal by shareholders entitled to cast a majority of the votes which all shareholders would be entitled to cast in the election of directors. Under Delaware law directors may be removed, with or without cause, by the holders of a majority of the stock then entitled to vote at an election of directors.

MEETINGS OF SHAREHOLDERS

  Under Pennsylvania law special meetings of shareholders may be called by the board of directors, shareholders entitled to cast at least 20% of the votes which all shareholders are entitled to cast at the particular meeting unless otherwise provided in the articles of incorporation and by such officers or other persons as may be provided in the by-laws. Robec's Articles of Incorporation and By-Laws permit the President, the Board and shareholders entitled to cast 10% of the vote which all shareholders are entitled to cast to call a special meeting. Under Delaware law special meetings of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or the by-laws. Under AmeriQuest's Certificate of Incorporation and By-Laws, only the board of directors and designated committees thereof may call a special meeting.

ACTION BY SHAREHOLDERS WITHOUT MEETING

  Under Pennsylvania law the bylaws may provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting if there is written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all the shareholders were present and voting. Robec's By-Laws permit all actions to be taken by unanimous consent and any individual action to be taken by the larger of two-thirds consent or the minimum percentage necessary to authorize the action at a duly called meeting. Under Delaware law unless otherwise provided in the certificate of incorporation, any action required or which may be taken at any annual or special meeting of stockholders may be taken without a meeting if written consents shall be obtained from the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. AmeriQuest's By-Laws permit actions to be taken by the written consent of the minimum votes required to authorize the actions at a meeting.

DISSENTERS RIGHTS

  Under Pennsylvania law shareholders may perfect dissenters rights with regard to corporate actions involving certain mergers, consolidations, the sale, lease or exchange of substantially all the assets of another corporation (under limited circumstances) or the elimination of cumulative voting. However, under the corporate laws of both states, dissenters rights are generally denied when a corporation's shares are listed on a national securities exchange or held of record by more than 2,000 persons. Under Delaware law stockholders may only perfect appraisal rights with respect to corporate actions involving mergers or consolidations. Stockholders of AmeriQuest do not have appraisal rights in connection with the Merger while shareholders of Robec do have appraisal rights in connection with the Merger.

SUPERMAJORITY PROVISIONS

  Under both Pennsylvania and Delaware law the articles of incorporation or certificate of incorporation, as the case may be, may provide for a higher shareholder vote requirement than that required by law in order to approve certain proposed actions or transactions of the corporation. Robec's Articles of Incorporation and By-Laws require the vote of 66 2/3% of the votes which shareholders are entitled to cast to (i) alter, amend or repeal Section 3.2 (nomination of directors) and Article IX (amendment of the By-Laws) of Robec's By-Laws, (ii) repeal or amend Article III (limitation of directors' liability and indemnification) of the By-Laws and (iii) to amend Article VIII (election of directors) of the Company's Articles of Incorporation. The AmeriQuest Certificate of Incorporation and By-Laws contain no supermajority voting provisions.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

  Under Pennsylvania law no business combination (defined to include certain mergers, sales of assets, sales of 5% or more of outstanding stock, loans, recapitalizations or liquidations or dissolutions) involving a Pennsylvania corporation and an interested shareholder (defined to be any holder of 20% or more of the corporation's voting stock) may be entered into unless (i) approved by the board of directors of the corporation prior to the interested shareholder's share acquisition date, (ii) (a) five years have expired since the acquisition of shares of the corporation by the interested shareholder, and
(b) either (1) a majority of shareholders of the corporation (excluding the interested shareholder) approves the business combination, or (2) the business combination is approved by an affirmative vote of all of the holders of all of the outstanding common shares and satisfies certain minimum statutory requirements, or (iii) approved (a) by a majority of votes that all shareholders would be entitled to cast in an election of directors, not including shares beneficially held by the interested shareholder provided that
(1) the meeting is called no earlier than three months after the interested shareholder became, and if at the time of the meeting the interested shareholder is, the beneficial owner of shares entitling the interested shareholder to cast at least 80% of the votes that all shareholders would be entitled to cast in an election of directors and (2) the business combination satisfies certain other minimum statutory conditions, or (b) approved by the affirmative vote of all of the holders of all of the outstanding common shares. However, such law does not restrict any offer to purchase all of a corporation's shares. Robec has opted out of the business combination rule and therefore such rule does not apply to Robec.

  Delaware has a similar law which defines an interested stockholder as a holder of 5% or more of the corporation's voting stock. The Delaware law is further distinguished in that it is inapplicable to business combinations occurring more than three years after the interested stockholder acquired such status. Exceptions to the rule against such business combinations include: (a) prior approval by the board of directors of the business combination or the transaction which resulted in the stockholder becoming an interested shareholder and (b) subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock of the corporation. The statute contains exceptions for cases in which, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such interested stockholder holds 85% of the voting stock of the company. The Delaware statute is applicable to AmeriQuest as AmeriQuest has not opted out of its provisions.

FIDUCIARY DUTY

  Under Pennsylvania law a director may, in considering the best interests of a corporation, consider (i) the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located, (ii) the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation, (iii) the resources, intent and conduct of any person seeking to take control of the corporation and (iv) all other pertinent factors. Delaware law contains no similar provision.

DERIVATIVE ACTIONS

  Under Pennsylvania law a shareholder may maintain a derivative action, even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice will result without such action. Under Delaware law a shareholder may bring a derivative action only if he or she was a shareholder at the time of the alleged wrongdoing and has made a demand on the board of directors for relief.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of AmeriQuest Common Stock offered hereby will be passed upon for AmeriQuest by Raymond L. Ridge, Esq., 3901 MacArthur Blvd., Ste. 200, Newport Beach, CA 92660.

                                    EXPERTS

  The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Kenfil Inc.'s Annual Report on Form 10-K for the year ended June 30, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of Robec as of December 31, 1993 and 1994 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

  The financial statements and schedule of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and for the two years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants related to such periods incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

  The statements of operations, shareholders' equity, and cash flows of NCD for the three-months ended March 31, 1992, included in this Prospectus/Registration Statement, have been incorporated herein in reliance on the report of Hansen, Barnett & Maxwell, independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

  The statements of operations, shareholders' equity, and cash flows for the year in the period ended December 31, 1991, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

  Any proposal which an eligible shareholder of Robec desires to have presented at Robec's next Annual Meeting of Shareholders (if the Merger has not been consummated prior to the date the meeting is to be held) concerning a proper subject for inclusion in the proxy statement and for consideration at an annual meeting will be included in Robec's proxy statement and related proxy card if it is received by Robec at 425 Privet Road, Horsham, PA 19044, Attention:
Secretary. The deadline for proposals of shareholders to be presented at the 1995 Annual Meeting of Shareholders has passed. Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received not less than 120 days in advance of the date of Robec's proxy statement released to shareholders in connection with the 1995 Annual Meeting of Shareholders.

                                 OTHER MATTERS

  The accompanying forms of Proxy are solicited by and on behalf of the management of Robec whose Notice of Special Meeting is attached to this Prospectus/Proxy Statement. Robec will bear the expenses of this solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone and by directors and officers and employees of Robec. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Robec may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

  Robec's board of directors does not intend to bring any other matters before the Special Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly presented do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote upon such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          Robert S. Beckett
                                          Secretary

May   , 1995

                                                                      APPENDIX I

                                 PLAN OF MERGER
                                    MERGING
                              RI ACQUISITION, INC.
                          (A PENNSYLVANIA CORPORATION)
                                      AND
                                 WITH AND INTO
                                  ROBEC, INC.
                          (A PENNSYLVANIA CORPORATION)

                                    RECITALS

  A. RI ACQUISITION, INC. (the "Merging Corporation") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share ("Newco Common Stock"), of which 4,439,180 shares are issued and outstanding, all of which are owned of record and beneficially by AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest").

  B. ROBEC, INC. (the "Surviving Corporation") is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share, ("Robec Common Stock"), of which 4,439,180 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding.

  C. The Board of Directors of the Merging Corporation has adopted resolutions approving this Plan of Merger in accordance with the Pennsylvania Business Corporation Law ("BCL"), and directing that it be submitted to the sole shareholder of the Merging Corporation for adoption.

  D. The Board of Directors of the Surviving Corporation has adopted resolutions approving this Plan of Merger in accordance with the BCL and directing that it be submitted to the shareholders of the Surviving Corporation for adoption.

                                   ARTICLE I

                                   THE MERGER

  1.1 The Merger. The Merging Corporation and the Surviving Corporation shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Plan of Merger (the "Plan"). On the Effective Date (as such term is defined in Section 1.2 hereof), the Merging Corporation shall be merged with and into the Surviving Corporation, and the separate existence of the Merging Corporation, except insofar as it may be continued by law, shall cease, all with the effect provided in Section 1929 of the BCL.

  1.2 Effective Date. Articles of Merger, and such other documents and instruments as are required by, and complying in all respects with, the BCL shall be delivered to the Department of State of the Commonwealth of Pennsylvania. The Merger shall become effective upon the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania (the "Effective Date").

  1.3 Further Assurances. If at any time the Surviving Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Merging Corporation acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Plan, the Merging Corporation and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Plan; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merging Corporation or otherwise to take any and all such action.

  1.4 Amendment or Termination. Notwithstanding shareholder approval of this Plan, this Plan may be amended or terminated at any time on or before the Effective Date by agreement of the Boards of Directors of the Merging Corporation and the Surviving Corporation or terminated by the Surviving Corporation if the Merger does not occur prior to December 31, 1994, provided that no amendment may be made which decreases the amount of Merger Consideration (as such term is defined in Section 3.1 hereof) payable to holders of Robec Common Stock.

                                   ARTICLE II

                                 CAPITAL STOCK

  2.1 Newco Common Stock. At the Effective Date, the number of outstanding shares of Newco Common Stock shall be identical to the number of outstanding shares of Robec Common Stock, and each share of Newco Common Stock then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the Common Stock of the Surviving Corporation.

  2.2 Robec Common Stock. At the Effective Date, except for shares of Robec Common Stock owned by AmeriQuest and for shares of Robec Common Stock held by holders of Dissenting Shares (as such term is defined in Section 2.5), each share of Robec Common Stock then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into .63075 (the "Applicable Fraction") of a validly issued, fully paid and nonassessable share of AmeriQuest Common Stock; provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the business day prior to the Effective Date, as reported in the Wall Street Journal (the "Closing Date Market Price") is less than $3.00 per share, the Applicable Fraction shall be equal to the product of (i) .63075 multiplied by (ii) a quotient the numerator of which is $3.00 and the denominator of which is the Closing Date Market Price. Shares of Robec Common Stock held by AmeriQuest on the Effective Date shall be canceled in the Merger.

  2.3 Fractional Shares. No fractional shares of AmeriQuest Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Robec Common Stock who would otherwise be entitled to receive a fraction of a share of AmeriQuest Common Stock will receive an amount of cash equal to the Closing Date Market Price of AmeriQuest Common Stock multiplied by the fraction of a share of AmeriQuest Common Stock to which such holder would otherwise be entitled, without any interest thereon.

  2.4 No Further Rights or Transfers. On and after the Effective Date, the holder of a Certificate (as such term is defined in Section 3.3 hereof) representing Robec Common Stock shall cease to have any rights as a shareholder of Robec, except for the right to surrender his or her Certificate in exchange for payment of the Merger Consideration.

  2.5 Dissenting Shares. Notwithstanding anything herein to the contrary, shares of Robec Common Stock that are outstanding immediately prior to the Effective Date and that are held by shareholders, if any, who are entitled to assert a right to dissent from the Merger and who demand and validly perfect their rights to receive the "fair value" of their shares with respect to the Merger under Section 1574 of the BCL (the "Dissenting Shares") shall be entitled solely to the payment of the "fair value" of such shares in accordance with the provisions of the BCL; except that (i) if such demand to receive "fair value" shall be withdrawn upon the consent of the Surviving Corporation, (ii) if this Plan of Merger shall be terminated, or the Merger shall not be consummated, (iii) if no demand or petition for the determination of "fair value" by a court shall have been made or filed within the time provided in the provisions of the BCL or (iv) if a court of competent jurisdiction shall determine that such holder of Dissenting Shares is not entitled to the relief provided by the provisions of the BCL, then the right of such holder of Dissenting Shares to be paid the "fair value" of his shares of Robec Common Stock shall cease and with respect to clauses (i), (iii) and (iv) above, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Merger Consideration with respect thereto, without any interest thereon, and with respect to clause (ii) above, the status of such shareholder shall be restored retroactively without prejudice to any corporate proceeding which may have been taken during the interim.

                                  ARTICLE III

                            MERGER PAYMENT PROCEDURE

  3.1 Merger Consideration. The certificates which represent shares of AmeriQuest Common Stock to be issued in accordance with this Agreement to holders of Robec Common Stock, excluding the holders of Dissenting Shares, together with any dividends or distributions with respect thereto, and any cash required in payment of fractional shares pursuant to Section 2.3 hereof, hereby collectively constitute the "Merger Consideration."

  3.2 Exchange Agent. AmeriQuest shall deposit the Merger Consideration with American Stock Transfer and Trust Company or such other transfer agent as may be mutually acceptable to both AmeriQuest and Robec (the "Exchange Agent") for the benefit of holders of Robec Common Stock, promptly after the Effective Date.

  3.3 Transmittal Letter. As soon as practicable after the Effective Date, the Exchange Agent shall send a notice and transmittal form to each holder of record of a certificate or certificates theretofore evidencing shares of Robec Common Stock (such certificates are collectively referred to herein as the "Certificates"), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificates for exchange into the Merger Consideration. Upon the surrender of a Certificate to the Exchange Agent together with and in accordance with such transmittal form, the holder thereof shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of each share of Robec Common Stock represented thereby. Upon such surrender, the Exchange Agent will promptly pay the Merger Consideration. Each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration.

  3.4 Delivery To Person Other Than Registered Holder. If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the delivery of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

  3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to the Surviving Corporation a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE IV

                              SURVIVING PROVISIONS

  4.1 Articles of Incorporation and Bylaws. The Articles of Incorporation of the Merging Corporation shall survive and be the Articles of Incorporation of the Surviving Corporation, except that Article I shall be amended to provide that the name of the Surviving Corporation shall be "AmeriQuest/Robec, Inc." until thereafter amended in accordance with the provisions therein and as provided by the BCL. The bylaws of the Merging Corporation shall survive and be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions therein and as provided in the BCL.

  4.2 Directors and Officers. The directors and officers of the Surviving Corporation shall be as follows:

                Name                                 Position
                ----                                 --------
      Harold L. Clark                Director, Chairman of the Board
      Robert H. Beckett              Director, President and Chief Executive
                                      Officer
      Robert S. Beckett              Director, Vice President and Chief
                                      Operating Officer
      Stephen G. Holmes              Director, Executive Vice President,
                                      Secretary/Treasurer and Chief Financial
                                      Officer
      Alexander C. Kramer, Jr.       Vice President--Operations

  Each director and officer listed above shall hold office until the expiration of his or her term of office or earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Merging Corporation and applicable law.

                                                                     APPENDIX II

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of the 11th day of August, 1994 by and among AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), Robec, Inc., a Pennsylvania corporation ("Robec") and Robert H. Beckett, Robert S. Beckett, Alexander C. Kramer, Jr. and G. Wesley McKinney, who are certain principal shareholders of Robec (the "Principal Shareholders"), for the acquisition of Robec by AmeriQuest pursuant to an exchange (the "Exchange") of stock between AmeriQuest and the Principal Shareholders followed by a merger (the "Merger") of a wholly-owned subsidiary of AmeriQuest to be formed under the laws of the Commonwealth of Pennsylvania ("Newco") with and into Robec. The Principal Shareholders are joining in this Agreement solely for the purposes of agreeing to be bound by Sections 1.01, 8.06, 8.08 and 8.16 hereof but are intended by AmeriQuest also to be the beneficiaries of all of the other provisions hereof which are for their benefit.

                                  WITNESSETH:

  WHEREAS, AmeriQuest desires to acquire Robec in a transaction which qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

  WHEREAS, management of Robec deems it to be in the best interests of the shareholders of Robec to receive shares of the Common Stock of AmeriQuest, par value $.01 per share, ("AmeriQuest Common Stock") upon the merger of Newco with and into Robec pursuant to the terms hereof and in the plan of merger attached hereto as Exhibit A (the "Plan of Merger");

  WHEREAS, the Principal Shareholders are prepared and willing to assist Robec in achieving the Merger by exchanging their shares of the Common Stock of Robec, par value $.01 per share ("Robec Common Stock") for shares of AmeriQuest Common Stock;

  WHEREAS, it is intended that in connection with the Exchange and the Merger all holders of Robec Common Stock will receive the same consideration per share for their shares of Robec Common Stock; and

  WHEREAS, the parties hereto are parties to an Agreement and Plan of Reorganization dated as of August 11, 1994 which is amended and restated in its entirety and superseded hereby.

  NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I.

                    THE EXCHANGE, MERGER AND RELATED MATTERS

  1.01 Exchange of Shares by Principal Shareholders. At the request of Robec management and in order to assist Robec in effecting the Merger, and subject to the terms and conditions contained in this Agreement, each of the Principal Shareholders agrees with AmeriQuest to exchange pro rata a portion of the number of shares of Robec Common Stock held by such Principal Shareholder (the "Exchange Shares") for AmeriQuest Common Stock (previously defined as the "Exchange") such that following the Exchange, AmeriQuest will own at least 50.1% of the outstanding shares of Robec's Common Stock. The closing of the Exchange is referred to herein as the "Exchange Closing" and shall occur upon the satisfaction of the applicable conditions and pursuant to the terms as provided herein at such time and place as the parties shall agree. Upon the Exchange Closing, each Exchange Share shall be exchanged into .63075 of a validly issued, fully paid and nonassessable share of AmeriQuest Common Stock; provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the business day prior to the Effective Date (as that term is defined in Section 1.07 hereof) as reported in the Wall Street Journal (the "Closing Date Market Price") is less than $3.00 per share, on the Effective Date, the Principal Shareholders shall be entitled to receive additional validly issued, fully paid and nonassessable shares of AmeriQuest Common Stock equal to the difference between (a) the product of (i) the number of Robec Common Shares exchanged in the Exchange multiplied by (ii) .63075 multiplied by
(iii) a quotient the numerator of which is $3.00 and the denominator of which is the Closing Date Market Price and (b) the number of shares of AmeriQuest Common Stock received by such Principal Shareholder in the Exchange. No fractional shares of AmeriQuest Common Stock will be issued in connection with the Exchange or any adjustment pursuant to this Section 1.01, but in lieu thereof each Principal Shareholder who would otherwise be entitled to receive a fraction of a share of AmeriQuest Common Stock will receive an amount in cash equal to the market value of one share of AmeriQuest Common Stock (based on the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the previous business day, as reported in the Wall Street Journal) multiplied by the fraction of a share of AmeriQuest Common Stock to which such holder would otherwise be entitled without any interest thereon.

  1.02 Registration of Exchange Shares. Pursuant to the terms of a Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement") by and between AmeriQuest and each of the Principal Shareholders, AmeriQuest shall, at its expense, prepare and file a registration statement on Form S-3 or if Form S-3 is not available on another appropriate registration form (the "S-3 Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") for use by the Principal Shareholders receiving restricted securities in connection with the Exchange or pursuant to the Merger, and shall cause the S-3 Registration Statement to be declared effective not later than the Effective Date (as such term is defined in Section 1.07 hereof), provided, however, that if the Merger is not consummated on or prior to December 31, 1994, or if this Agreement is otherwise terminated, AmeriQuest shall cause the S-3 Registration Statement to become effective on the earlier of December 31, 1994 or such termination date, as the case may be. Further, AmeriQuest shall maintain the effectiveness of the S-3 Registration Statement until such time as the shares covered thereby are no longer deemed to be "restricted securities" as defined in Rule 144(a)(3) or to be subject to Rule 145, each as promulgated under the Securities Act. Should any "selling shareholder" identified in the S-3 Registration Statement thereafter still be deemed to be an "affiliate" of AmeriQuest, AmeriQuest shall continue to maintain the effectiveness of such S-3 Registration Statement for the benefit of such "affiliate(s)" until such selling shareholder shall no longer be deemed an "affiliate."

  1.03 The Merger. On the Effective Date, Newco shall be merged with and into Robec (previously defined as the "Merger") pursuant to this Agreement and the Plan of Merger, and the separate corporate existence of Newco shall cease, and Robec shall continue as the surviving corporation under the laws of the Commonwealth of Pennsylvania under the name "AmeriQuest/Robec, Inc." (the "Surviving Corporation"). Newco and Robec are referred to herein as the "Constituent Corporations" to the Merger.

  1.04 Conversion of Shares. On the Effective Date, by virtue of the Merger and without any action on the part of AmeriQuest, Robec, Newco, the Surviving Corporation, or any holder of any shares of capital stock of either of the Constituent Corporations, the shares of capital stock of each of the Constituent Corporations shall be converted as set forth in the Plan of Merger.

  1.05 Treatment of Options. (a) On the Effective Date, AmeriQuest will offer to exchange each of the then outstanding options to purchase Robec Common Stock (collectively, the "Robec Options"), including, without limitation, all outstanding options granted under Robec's 1989 Stock Option Plan, as amended (the "Robec Plan"), as well as any then outstanding Robec options not granted under the Robec Plan, for an option to purchase that number of shares of AmeriQuest Common Stock (collectively, the "AmeriQuest Options") determined by multiplying the number of shares of Robec Common Stock subject to such Robec Option on the Effective Date by the Applicable Fraction (as such term is defined in the Plan of Merger), at an exercise price per share of AmeriQuest Common Stock equal to the exercise price per share of such Robec

Option divided by the Applicable Fraction. If the foregoing calculation results in an assumed Robec Option being exercisable for a fraction of a share of AmeriQuest Common Stock, then the number of shares of AmeriQuest Common Stock subject to such option will be rounded up to the nearest whole number of shares. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Robec Options will otherwise be unchanged. Continuous employment with Robec or any subsidiary of Robec prior to the Merger will be credited to an optionee of Robec for purposes of determining the vesting of the AmeriQuest Options.

  (b) AmeriQuest will cause the AmeriQuest Common Stock issuable upon exercise of the AmeriQuest Options to be registered on Form S-8 promulgated by the Securities and Exchange Commission ("SEC") within 20 days after the Effective Date and will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such AmeriQuest Options shall remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act (as such term is defined in Section 1.08(c)), AmeriQuest shall administer the Robec Plan assumed pursuant to this
Section 1.05 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act. AmeriQuest will reserve a sufficient number of shares of AmeriQuest Common Stock for issuance upon exercise of the AmeriQuest Options.

  (c) Promptly after the Effective Date, AmeriQuest will notify in writing each holder of a Robec Option of the offer to exchange such Robec Option for an AmeriQuest Option, the number of shares of AmeriQuest Common Stock that are then subject to such option, and the exercise price of such option, as determined pursuant to this Section 1.05.

  1.06 Board Representation for Robec. The Board of Directors of AmeriQuest shall cause Robert H. Beckett to be appointed, effective as of the Exchange Closing, to the Board of Directors of AmeriQuest, to serve until such time as his successor, if any, is duly elected and qualified to serve, and shall nominate him for reelection at each of the next two annual meetings of shareholders.

  1.07 Merger Closing. The closing of the Merger contemplated by this Agreement (the "Merger Closing") shall take place at the offices of Morgan, Lewis & Bockius, 2000 One Logan Square, Philadelphia, PA 19103 commencing at 10:00 a.m., local time, on the later of (a) the day of the special meeting of Robec shareholders provided for in Section 1.08(b) hereof or (b) the day on which the last of the applicable conditions precedent to the Merger set forth in Articles VIB and VIIB hereof is fulfilled or waived (subject to applicable law), or (c) at such other time or place or on such other date as AmeriQuest, Robec and Newco shall agree (the "Merger Closing Date"). On the Merger Closing Date, Articles of Merger including the Plan of Merger shall be filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988 (the "BCL"), and the Merger shall become effective upon such filing or at such later time on the Merger Closing Date as may be specified in the filing with the Department of State of the Commonwealth of Pennsylvania (the "Effective Date").

  1.08 Shareholder Approvals and Registration on Form S-4. (a) As soon as practicable following the execution of this Agreement, AmeriQuest will convene a special meeting of its stockholders to secure approval of an increase in the number of authorized shares of AmeriQuest Common Stock necessary to consummate the Merger and the Kenfil Merger (as such term is defined below). Pursuant to an Agreement and Plan of Reorganization dated March 31, 1994, as amended, by and among AmeriQuest, Kenfil Inc. ("Kenfil") and certain shareholders of Kenfil (the "Kenfil Agreement"), AmeriQuest has acquired 51% of Kenfil in a stock exchange and agreed to acquire the remaining shares of common stock of Kenfil in a merger transaction (the "Kenfil Merger") and to issue simultaneously with the consummation of the Kenfil Merger approximately 1,700,000 shares of AmeriQuest Common Stock in exchange for approximately $7,300,000 of Kenfil subordinated debt and approximately 2,000,000 shares of AmeriQuest Common Stock to certain vendors of Kenfil in satisfaction of approximately $16,500,000 of trade debt of Kenfil.

  (b) As soon as practicable following the execution of this Agreement, Robec will convene a special meeting of its shareholders to secure the necessary shareholder authorizations and approvals of this Agreement and the transactions contemplated herein.

  (c) The AmeriQuest Common Stock to be issued in the Merger shall be registered under the Securities Act on a Registration Statement on Form S-4 (the "Form S-4"), and AmeriQuest will pay the filing fee required for any such filing. In this regard, it will be necessary to file the Form S-4 to serve as a Prospectus under the Securities Act for the shares so registered and as a proxy/consent statement ("Prospectus/Proxy-Statement"). As promptly as practicable after the date of this Agreement, AmeriQuest and Robec shall prepare and file with the SEC the Form S-4, together with the Prospectus/Proxy Statement to be included therein and any other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the Merger, and AmeriQuest will pay the filing fees required for any such filings. Each of AmeriQuest and Robec shall use its best efforts to respond promptly to any comments of the SEC and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. AmeriQuest shall also take any action required to be taken under any applicable state securities or "blue-sky" laws and regulations of the NYSE in connection with the issuance of the AmeriQuest Common Stock in connection with the Merger and the listing of such shares on the NYSE. Robec shall promptly furnish to AmeriQuest all information concerning Robec and the shareholders of Robec as may be reasonably required in connection with any action contemplated by this Section 1.08. Each of AmeriQuest and Robec will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or the Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Form S-4 or the Prospectus/Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Form S-4 or the Prospectus/Proxy Statement, AmeriQuest or Robec, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of AmeriQuest and Robec, such amendment or supplement. The parties will enter into customary indemnification and other agreements and seek customary "comfort letters" in connection with the Form S-4.

  1.09 Tax-Free Exchange. The Exchange and the Merger provided for herein are intended to constitute one integrated transaction that qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the AmeriQuest Common Stock is to be received by holders of Robec Common Stock on a tax-free basis. Except as specifically provided in Section 1.01 hereof, the number of shares of AmeriQuest Common Stock to be issued in the Exchange and the Merger will not be subject to adjustment for fluctuations in the price of the shares for either AmeriQuest or Robec. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by AmeriQuest for the Robec Common Stock either in the Exchange or in the Merger. The parties agree not to take a position on any tax return inconsistent with this Section 1.09. The parties further agree that each of Robec and AmeriQuest shall pay their own expenses in connection with the transactions contemplated hereunder. AmeriQuest represents that it has no plan or intention to reacquire any of its Common Stock issued either in the Exchange or in the Merger, that it has no plan or intention to sell or otherwise dispose of any of the assets of Robec except in the ordinary course of business, and that it will continue the historic business of Robec or use a significant portion of Robec's historic business assets in a business.

                                  ARTICLE II.

                  REPRESENTATION AND WARRANTIES OF AMERIQUEST

  AmeriQuest hereby represents and warrants to and agrees with Robec and the Principal Shareholders that:

  2.01 Organization and Good Standing. AmeriQuest is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own its property and to carry on its business as it is now being conducted, and is not required to be qualified to do business in any jurisdictions other than California, Massachusetts and Delaware. Newco will on the Effective Date be a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

  2.02 Authorization and Validity of Agreement. AmeriQuest has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. Except for (a) obtaining the approval of its Board of Directors as contemplated by Section 6.01 hereof and (b) obtaining the approval of its shareholders as contemplated by Section 1.08(a) hereof, no other corporate action on the part of AmeriQuest is necessary to the execution and delivery by AmeriQuest of this Agreement. Upon receipt of the approvals referred to in the immediately preceding sentence, this Agreement will have been duly executed and delivered by AmeriQuest and will be a valid and binding obligation of AmeriQuest enforceable against AmeriQuest in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The performance by Newco on the Effective Date of the transactions contemplated by the Plan of Merger will have been duly authorized by AmeriQuest, its sole shareholder, and its Board of Directors and no further corporate action on the part of Newco is or will be necessary to consummate the transactions contemplated by this Agreement.

  2.03 Capitalization of AmeriQuest. All of AmeriQuest's authorized capital stock consists of 10,000,000 shares of Common Stock, $.01 par value (previously referred to as "AmeriQuest Common Stock"), of which 9,862,079 shares are validly issued and outstanding; and 5,000,000 shares of Preferred Stock, $.01 par value ("AmeriQuest Preferred Stock"), of which 1,099,628 shares of AmeriQuest Series C Convertible Preferred Stock are issued or outstanding. Upon approval of the amendment to the AmeriQuest Certificate of Incorporation contemplated by Section 1.08(a) hereof, AmeriQuest's authorized capital stock shall consist of 30,000,000 shares of AmeriQuest Common Stock and 5,000,000 shares of AmeriQuest Preferred Stock. All issued and outstanding shares of AmeriQuest Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, contracts or commitments entitling any person to purchase or otherwise acquire from AmeriQuest any issued or unissued shares of its capital stock except for (a) 1,500,000 shares which are the subject of stock options and warrants as described on Appendix I to this Agreement and (b) an agreement to issue approximately 5,200,000 shares of AmeriQuest Common Stock upon the closing of the Kenfil Merger. There is no stock held in the treasury of AmeriQuest.

  2.04 Resulting Ownership of AmeriQuest by Robec Shareholders. After the Effective Date, assuming prior or contemporaneous consummation of the Kenfil Merger, there will be outstanding approximately 18,961,707 shares of AmeriQuest Common Stock and no shares of AmeriQuest Preferred Stock, and the current shareholders of Robec will own approximately 14.76% of the outstanding shares of AmeriQuest Common Stock. After the Merger, Robec will be a wholly-owned subsidiary of AmeriQuest.

  2.05 SEC Reports. AmeriQuest has delivered or made available to Robec correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by AmeriQuest with the SEC on or after January 1, 1991 (the "AmeriQuest SEC Documents"), which are all of the documents (other than preliminary material) that AmeriQuest has been required to file with the SEC on or after January 1, 1991. As of their respective dates or, in the case of registrations statements, their effective dates, none of the AmeriQuest SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the AmeriQuest SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated by the SEC. AmeriQuest has filed all documents and agreements which were required to be filed as exhibits to the AmeriQuest SEC Documents.

  2.06 Financial Statements. The financial statements of AmeriQuest included in the AmeriQuest SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of AmeriQuest and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95) for the respective periods then ended.

  2.07 Absence of Undisclosed Liabilities. AmeriQuest has no liabilities or obligations as of the date hereof, secured or unsecured (whether accrued, absolute, contingent or otherwise), including without limitation tax liabilities due or to become due, except current liabilities incurred in the ordinary course of business or in connection with the transaction contemplated thereby.

  2.08 Subsidiaries. The subsidiaries of AmeriQuest (the "AmeriQuest Subsidiaries") are identified on Appendix II to this Agreement. Each AmeriQuest Subsidiary is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under its respective jurisdiction of incorporation, with full power and authority to own its property and to carry on its business as it is now being conducted. Unless the context requires otherwise, as used in Sections 2.07-2.22 and 4.01-4.21 of this Agreement, the term AmeriQuest includes the AmeriQuest Subsidiaries.

  2.09 No Violation of Governing Instruments. Except as disclosed on Appendix III, no provision of the Certificate of Incorporation or By-laws of AmeriQuest or of any material agreement or instrument to which AmeriQuest is a party or by which it is bound is or will be violated by the execution and delivery of this Agreement or by the performance or satisfaction of any agreement or condition herein contained to be performed or satisfied by AmeriQuest.

  2.10 Permits. AmeriQuest possesses all the licenses, franchises, permits, registrations and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

  2.11 Defaults. Except as disclosed on Appendix IV, AmeriQuest is not in material default under any lease, purchase or sale contract, note, indenture or loan agreement, or under any other agreement or arrangements which are material, alone or in the aggregate, to which it is a party or by which it is bound or, to the knowledge of the officers and directors of AmeriQuest, affected. AmeriQuest further agrees to obtain all consents or waivers from (i) those third parties to whom it is indebted and in default (except for amounts owed to its vendors) and (ii) all third parties to whom it is indebted whose indebtedness is scheduled for payment prior to the Effective Date, which may be necessary to prevent the Merger provided for herein from resulting in any breach, acceleration, default or collection under any such agreements or arrangements.

  2.12 Agreements. Except as set forth on Appendix V, AmeriQuest is not a party to and is not bound by:

    (a) any employment contracts or agreements or any collective bargaining or labor agreements;

    (b) any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, retainer, consultant, bonus, group insurance, or any vacation pay or severance pay or other incentive or welfare, contract, plan or so-called fringe benefit agreement;

    (c) any contract for the purchase of any materials, supplies, equipment or inventory, or for the sale of any inventory, except contracts entered into in the ordinary course of business (i) which do not (as to each) involve either an unperformed commitment in excess of $300,000 or the payment of more than $200,000; or (ii) which may not be terminated without penalty by AmeriQuest within one year from the date hereof; or

    (d) any note or agreement relating to any indebtedness except as shown on AmeriQuest's March 31, 1994 financial statements included in the AmeriQuest SEC Documents.

  2.13 Taxes. AmeriQuest has, and on the Effective Date will have, timely filed all Federal and State and/or local tax returns required to be filed, and have paid, or made adequate provisions for the payment of, all taxes (whether or not reflected in its tax returns as filed and whether or not disputed) which may be or hereafter become due and payable (and/or accruable) in respect of its operations for all periods prior to the Effective Date, including that portion of its current fiscal year to and including the Effective Date, to any city, district, state, the United States, any foreign country or any other taxing authority, and is not now and on the Effective Date will not be delinquent in the payment of any tax assessment or government charge. No unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative. No agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of AmeriQuest. AmeriQuest has withheld proper and accurate amounts from its respective employees for all periods in full and complete compliance with all tax withholding provisions (including without limitation income tax withholding, social security and unemployment taxes) of applicable federal, foreign, state and local laws. The hours worked by and payment made to employees of AmeriQuest have not been in violation of any applicable federal, state, foreign or local laws dealing with such matters. All payments due from AmeriQuest (on account of union employment contracts or otherwise) for employee profit-sharing, pension benefits and employee health and welfare insurance have been paid or accrued as a liability on its books. The reserves for taxes reflected on the financial statements included in the AmeriQuest SEC Documents are adequate to cover all taxes with respect to the income of AmeriQuest for the period then ended.

  AmeriQuest, on or prior to the Effective Date, agrees to pay all required federal and state taxes in the time and manner required under applicable federal and state tax laws with respect to AmeriQuest's operations through the fiscal year ended June 30, 1994. AmeriQuest is not now and on the Effective Date will not be delinquent in the payment of any tax assessment or government charge in respect of AmeriQuest's operations through the Effective Date.

  2.14 Accuracy of Corporate Records. The copies of the Certificate of Incorporation, By-laws, minute books and stock transfer records of AmeriQuest heretofore or hereafter delivered to Robec or made available to Robec for examination are complete and correct. The minute books of AmeriQuest contain complete and accurate records of all meetings and other corporate actions of its shareholders, directors and committees of its Board of Directors.

  2.15 Absence of Litigation. Except as set forth on Appendix VI, AmeriQuest is not now engaged in or threatened with any litigation or other proceeding in connection with its affairs involving amounts in excess of $50,000, and has not been subject to any such litigation or proceeding during the past two (2) years, and it is not now subject to any decree, order or other governmental restriction which has a material adverse effect on its business or assets or which would prevent or hamper the consummation of the Exchange or the Merger contemplated by this Agreement.

  2.16 Insurance. AmeriQuest's insurance coverage is adequate based on its experience and the experience of similar businesses. AmeriQuest is not now and on the Effective Date will not be in default in any material respect under any such policy and such policies will be continued in force and effect up to and including the Effective Date.

  2.17 Employee Benefit Plans and Salaries. There has not been since June 30, 1993 any bonus, profit-sharing, pension, retirement or other similar arrangement or plan instituted, amended or agreed to by AmeriQuest, or any increase in the compensation payable or to become payable by it to any of its officers, employees or agents whose total compensation for services rendered after any such increase is at an annual rate of more than $100,000 (except for those persons identified on Appendix VII in the amounts indicated thereon), nor has any bonus, percentage of compensation or other like benefit accrued to or for the credit of any of the officers, employees or agents of AmeriQuest (except for those persons identified on Appendix VII in the amounts indicated thereon).

  2.18 Salaries and Pensions. AmeriQuest has no unfunded obligation under any pension or profit-sharing arrangements for the employees of AmeriQuest, salaried, non-salaried, union or non-union, including any formal or informal plans, and all funding arrangements with respect thereto have been made in accordance with the terms of such plans or arrangements.

  2.19 Labor Relations, Financial Condition and Assets. Since June 30, 1993, there has not been any significant labor trouble or any adverse change in the financial condition, assets, liabilities, properties, business or results of operations of AmeriQuest, including but not limited to any cancellation of or threatened cancellation of any contract, any damage or destruction of property by fire or casualty, whether or not covered by insurance, or the taking of any property by condemnation or eminent domain, except as disclosed on Appendix VIII.

  2.20 Regulatory Consents. Except for (a) filings required to be made with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"), (b) the filing of a Prospectus/Proxy Statement with the Securities and Exchange Commission as a Registration Statement on Form S-4, (c) any consents or filings made necessary by the financing arrangements of the Constituent Corporations and AmeriQuest and (d) the filing of the Plan of Merger with the Department of State of the Commonwealth of Pennsylvania, no material consent, authorization, order or approval of or filing of a registration with any governmental commission, board or other regulatory body is required by AmeriQuest for or in connection with the consummation of the Merger.

  2.21 AmeriQuest Shares. The shares of AmeriQuest Common Stock to be issued in the transactions contemplated by this Agreement will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable.

  2.22 Full Disclosure. No representation, warranty or other statement relating to AmeriQuest or Newco contained in this Agreement or information contained in any certificate, exhibit, appendix or document delivered by AmeriQuest or Newco pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading in light of the circumstances under which they were made.

  2.23 Survival. The representations and warranties of AmeriQuest contained herein are true on the date hereof and shall continue to be true as of the Effective Date, except for changes permitted or contemplated by the terms of this Agreement, and shall survive the Effective Date.

                                  ARTICLE III.

                     REPRESENTATION AND WARRANTIES OF ROBEC

  Robec hereby represents and warrants to and agrees with AmeriQuest that:

  3.01 Organization and Good Standing. Robec is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to own its property and to carry on its business as it is now being conducted, and is not required to be qualified to do business in any jurisdictions other than those states in which it is now so qualified.

  3.02 Authorization and Validity of Agreement. Robec has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. Except for (a) obtaining the approval of its Board of Directors as contemplated by Section 6.01 hereof and (b) obtaining the approval of its shareholders as contemplated by Section 1.08 hereof, no other corporate action on the part of Robec is necessary to the execution and delivery by Robec of this Agreement. Upon receipt of the approvals referred to in the immediately preceding sentence, this Agreement will have been duly executed and delivered by Robec and will be a valid and binding obligation of Robec enforceable against Robec in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  3.03 Capitalization of Robec. All of Robec's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.01 per share (previously referred to as "Robec Common Stock"), of which 4,439,180 shares are validly issued and outstanding; and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are outstanding. All of the issued and outstanding shares of Robec Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, contracts or commitments entitling any person to purchase or otherwise acquire from Robec any issued or unissued shares of its capital stock except shares subject to stock options as outlined on Appendix IX to this Agreement; and 160,000 shares of Robec Common Stock are held in the treasury of Robec.

  3.04 SEC Reports. Robec has delivered or made available to AmeriQuest correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by Robec with the SEC on or after January 1, 1993 (the "Robec SEC Documents"), which are all the documents (other than preliminary material) that Robec was required to file with the SEC on or after January 1, 1993. As of their respective dates or, in the case of registrations statements, their effective dates, none of the Robec SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Robec SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated by the SEC. Robec has filed all documents and agreements which were required to be filed as exhibits to the Robec SEC Documents.

  3.05 Financial Statements. The financial statements of Robec included in the Robec SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the
SEC) and fairly present (subject, in the case of unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Robec and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95) for the respective periods then ended.

  3.06 Absence of Undisclosed Liabilities. Other than as set forth on the balance sheet dated December 31, 1993, Robec has no material liabilities or obligations as of the date hereof, secured or unsecured (whether accrued, absolute, contingent or otherwise), including without limitation tax liabilities due or to become due, except current liabilities incurred in the ordinary course of business since such date or as set forth on any Appendix to this Agreement.

  3.07 Subsidiaries. The subsidiaries of Robec (the "Robec Subsidiaries") are identified on Appendix X to this Agreement. Each Robec Subsidiary is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under its respective jurisdiction of incorporation, with full power and authority to own its property and to carry on its business as it is now being conducted. Unless the context requires otherwise, as used in Sections 3.06-3.20 and 5.01-5.21 of this Agreement, the term Robec includes the Robec Subsidiaries.

  3.08 No Violation of Governing Instruments. Except as disclosed on Appendix XI, no provision of the Articles of Incorporation or By-laws of Robec or of any material agreement or instrument to which Robec is a party or by which it is bound is or will be violated by the execution and delivery of this Agreement or by the performance or satisfaction of any agreement or condition herein contained to be performed or satisfied by Robec.

  3.09 Permits. Robec possesses all the licenses, franchises, permits, registrations and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

  3.10 Defaults. Except as disclosed on Appendix XII, Robec is not in material default under any lease, purchase or sale contract, note, indenture or loan agreement, or under any other agreement or arrangements which are material, alone or in the aggregate, to which it is a party or by which it is bound. Robec further agrees to use reasonable efforts to obtain all consents or waivers from (i) those third parties to whom it is indebted and in default (except for amounts owed to its vendors) and (ii) all third parties to whom it is indebted (except for amounts owed to vendors) whose indebtedness is scheduled for payment prior to the Exchange Closing, which may be necessary to prevent the Merger provided for herein from resulting in any breach, acceleration, default or collection under any such agreements or arrangements.

  3.11 Agreements. Except as set forth on Appendix XIII, Robec is not a party to and is not bound by:

    (a) any employment contracts or agreements or any collective bargaining or labor agreements;

    (b) any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, retainer, consultant, bonus, group insurance, or any vacation pay or severance pay or other incentive or welfare, contract, plan or so-called fringe benefit agreement;

    (c) any contract for the purchase of any materials, supplies, equipment or inventory, or for the sale of any inventory, except contracts entered into in the ordinary course of business (i) which do not (as to each) involve either an unperformed commitment in excess of $300,000 or the payment of more than $200,000; or (ii) which may not be terminated without penalty by Robec within one year from the date hereof; or

    (d) any note or agreement relating to any indebtedness except as shown on Robec's March 31, 1994 financial statements included in the Robec SEC Documents.

  3.12 Taxes. Robec has, and on the date of the Exchange Closing will have, timely filed all Federal and State and/or local tax returns required to be filed, and have paid, or made adequate provisions for the payment of, all taxes (whether or not reflected in its tax returns as filed and whether or not disputed) which may be or hereafter become due and payable (and/or accruable) in respect of its operations for all periods prior to the Exchange Closing, including that portion of its current fiscal year to and including the Exchange Closing, to any city, district, state, the United States, any foreign country or any other taxing authority, and is not now and on the date of the Exchange Closing will not be delinquent in the payment of any tax assessment or government charge. No unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative. No agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of Robec. Robec has withheld proper and accurate amounts from its respective employees for all periods in full and complete compliance with all tax withholding provisions (including without limitation income tax withholding, social security and unemployment taxes) of applicable federal, foreign, state and local laws. The hours worked by and payment made to employees of Robec have not been in violation of any applicable federal, state, foreign or local laws dealing with such matters. All payments due from Robec (on account of union employment contract or otherwise) for employee profit-sharing, pension benefits and employee health and welfare insurance have been paid or accrued as a liability on its books. The reserves for taxes reflected on the December 31, 1993 audited financial statements of Robec are adequate to cover all taxes with respect to the income of Robec for the period then ended.

  Robec, on or prior to the Exchange Closing, agrees to pay all required federal and state taxes in the time and manner required under applicable federal and state tax laws with respect to Robec's operations through the fiscal year ended December 31, 1993. Robec is not now and on the date of the Exchange Closing will not be delinquent in the payment of any tax assessment or government charge in respect of Robec's operations through the date of the Exchange Closing.

  3.13 Accuracy of Corporate Records. The copies of the Articles of Incorporation, By-laws, minute books and stock transfer records of Robec heretofore or hereafter delivered or made available to AmeriQuest for examination are complete and correct. The minute books of Robec contain complete and accurate records of all meetings and other corporate actions of its shareholders, directors and the committees of its Board of Directors.

  3.14 Absence of Litigation. Except as set forth on Appendix XIV, Robec is not now engaged in or threatened in writing with any litigation or other proceeding in connection with its affairs involving amounts in excess of $50,000, and has not been subject to any such litigation or proceeding during the past two (2) years and it is not now subject to any decree, order or other governmental restriction which has a material adverse effect on its business or assets or which would prevent or hamper the consummation of the Exchange or the Merger contemplated by this Agreement.

  3.15 Insurance. Robec's insurance coverage is adequate based on its experience and the experience of similar businesses. Robec is not now and on the Effective Date will not be in default in any material respect under any such policy and such policies will be continued in force and effect up to and including the Effective Date.

  3.16 Employee Benefit Plans and Salaries. There has not been since December 31, 1993 any bonus, profit-sharing, pension, retirement or other similar arrangement or plan instituted, amended or agreed to by Robec, or any increase in the compensation payable or to become payable by it to any of its officers, employees or agents whose total compensation for services rendered after any such increase is at an annual rate of more than $100,000 (except as set forth on Appendix XV), nor has any bonus, percentage of compensation or other like benefit accrued to or for the credit of any of the officers, employees or agents of Robec (except as set forth on Appendix XV).

  3.17 Salaries and Pensions. Robec has no unfunded obligation under any pension or profit-sharing arrangements for the employees of Robec, salaried, non-salaried, union or non-union, including any formal or informal plans, and the funding arrangements with respect thereto have been made in accordance with the terms of such plans or arrangements.

  3.18 Labor Relations, Financial Condition and Assets. Since December 31, 1993, except as set forth in the Robec SEC Documents, there has not been any significant labor trouble or any adverse change in the financial condition, assets, liabilities, properties, business or results of operations of Robec, any damage or destruction of property by fire or casualty, whether or not covered by insurance, or the taking of any property by condemnation or eminent domain, except as disclosed on Appendix XVI or on other Appendices attached hereto.

  3.19 Regulatory Consents. Except for (a) filings required to be made with the FTC and the Antitrust Division under the Antitrust Improvements Act, (b) the filing of a Prospectus/Proxy Statement with the Securities and Exchange Commission as a Registration Statement on Form S-4, (c) any consents or filings made necessary by the financing arrangements of the Constituent Corporations and AmeriQuest and (d) the filing of the Plan of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate documents, if any, with the relevant authorities in states in which Robec is qualified to do business, no material consent, authorization, order or approval of or filing of a registration with any governmental commission, board or other regulatory body is required by Robec for or in connection with the consummation of the Exchange and Merger.

  3.20 Full Disclosure. No representation, warranty or other statement relating to Robec contained in this Agreement or information contained in any certificate, exhibit, appendix or document delivered by Robec pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made herein or therein not misleading in light of the circumstances under which they were made.

  3.21 Survival. The representations and warranties of Robec contained herein are true on the date hereof and shall continue to be true as of the Exchange Closing; except for charges permitted or contemplated by the terms of this Agreement, but shall not survive the Exchange Closing and shall thereafter be null and void and of no further force or effect.

                                  ARTICLE IV.

               CONDUCT OF AMERIQUEST PRIOR TO THE EFFECTIVE DATE

  AmeriQuest covenants, warrants and agrees that, from the date hereof to the Effective Date, except for transactions provided for or herein permitted or disclosed in an exhibit or appendix hereto or expressly approved of in writing by Robec, AmeriQuest shall:

  4.01 Compensation. Except as disclosed on Appendix VII not increase the rate of compensation payable or to become payable by it or make, accrue or become liable for any bonus, profit-sharing, termination or incentive payment (in excess of the applicable amounts or percentages prevailing at June 30, 1994 to
(a) any of its officers, directors or employees whose compensation is in excess of $50,000 per annum, or (b) any other of its employees except in the ordinary and usual course of business.

  4.02 Dividends. Not declare or pay any dividend or distribution (in cash or other property) in respect of any shares of its capital stock.

  4.03 Capital Changes. Not purchase, otherwise acquire, sell or issue any shares of its capital stock, for cash or other consideration, except to honor outstanding stock option and warrant obligations; nor declare or effect any stock dividend, stock split or other action that would result in a change in its authorized and outstanding capitalization.

  4.04 Encumbrance of Assets. Not further mortgage, pledge, or subject to any lien, charge or encumbrance of any kind, any of its assets, tangible or intangible, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default.

  4.05 Incur Liabilities. Not take any action which would cause it to incur any material obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business.

  4.06 Debt Retirement. Not discharge or satisfy any lien or encumbrance, or pay any obligation or liability (absolute or contingent) other than (a) current liabilities disclosed in the balance sheet dated March 31, 1994 which was included in the AmeriQuest SEC Documents, and (b) liabilities incurred since March 31, 1994 in the ordinary course of business.

  4.07 Disposition of Assets. Not sell or transfer any of its tangible assets or cancel any debts or claims, except in each case in the ordinary and usual course of business, except for the pending sale of CMS Singapore and Any Bus.

  4.08 Disposition of Intangibles. Not sell, assign, transfer or otherwise dispose of patents, trademarks, trade names, copyrights, licenses, customer lists, trade secrets, product registrations or other intangible assets.

  4.09 Waivers. Not knowingly waive any rights of substantial value.

  4.10 Executory Agreements. Not, except in the ordinary course of business, modify, amend, alter or terminate (by written or oral agreement, or any manner of action or inaction) any of its executory agreements of a material nature or which are material in amount.

  4.11 Material Transactions. Except as otherwise contemplated herein, not enter into any transaction material in nature or amount other than in the ordinary and usual course of business.

  4.12 Long-Term Commitments. Not undertake any major long-term (long-term being defined as extending over a twelve (12) month period) purchase commitments or sale commitments, even though within the ordinary course of its business.

  4.13 Insurance. Keep its property and assets insured in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement.

  4.14 Preservation of Business. Use its best efforts to preserve the possession and control of all of its assets, to keep in faithful service its present officers and key employees, to preserve the goodwill of its suppliers, customers and others having business relations with it, and to do nothing to impair its ability to keep and preserve its business existing on the date hereof.

  4.15 Amend Certificate. Not amend its Certificate of Incorporation or By-laws, or change or agree to change in any manner the rights of its outstanding capital stock or the character of its principal business, except as contemplated by Section 1.08(a) hereof.

  4.16 Preservation of Assets. Maintain its properties and assets in good repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted.

  4.17 Maintenance of Records. Maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with that heretofore employed.

  4.18 Credit Practices. Not extend credit in the sale of its products other than in accordance with credit practices in effect on the date hereof.

  4.19 Retention of Real Estate. Not sell, mortgage, lease, buy or otherwise acquire any real estate or any interest therein.

  4.20 Investigation. Allow, at all reasonable times, following reasonable advance notice, during normal business hours, Robec's employees, attorneys, accountants and other authorized representatives, free and full access to its plants, properties, books, records, documents and correspondence, and all of the work papers and other documents relating thereto in the possession of its auditors or counsel, in order that Robec may have full opportunity to make such investigation as it may desire of AmeriQuest's properties and business.

  4.21 Compliance with Law. Comply with all laws applicable to it or to the conduct of its business and will conduct its business in such manner that on the Effective Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date.

  4.22 Repayment of Robec Debt. Prior to or contemporaneous with the Exchange Closing, arrange for a third party to loan on the date of the Exchange Closing to Robec cash sufficient to repay all of its outstanding indebtedness to CoreStates Bank, N.A. and Fidelity Bank, N.A. pursuant to the Second Amended and Restated Credit and Security Agreement dated March 29, 1993, as amended (the "Credit Agreement"), estimated to be approximately $10,500,000 on the date hereof.

  4.23 Retention and Voting of Shares.

    (a) Not to sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of Robec Common Stock acquired in the Exchange to any person other than to a wholly-owned subsidiary of AmeriQuest which shall agree in writing prior to the transfer to be bound by all of the provisions of this Agreement, including without limitation this Section 4.23.

    (b) Vote all shares of Robec Common Stock owned by it on the record date for any annual or special meeting of the shareholders of Robec, however called, and in any action by written consent of the shareholders of Robec, at such meeting (x) in favor of the Plan of Merger, (y) against any action or agreement which would result in a breach of any representation, warranty or covenant of Robec in this Agreement or which would otherwise impede, interfere with or attempt to discourage the Merger and (z) against the nomination or election of any director other than the current directors of Robec or any successor nominated by them.

                                   ARTICLE V.

                 CONDUCT OF ROBEC PRIOR TO THE EXCHANGE CLOSING

  Robec covenants, warrants and agrees that, from the date hereof to the Exchange Closing, except for transactions provided for or herein permitted or disclosed in an exhibit or appendix hereto or expressly approved of in writing by AmeriQuest, Robec shall:

  5.1 Compensation. Not increase the rate of compensation payable or to become payable by it or make, accrue or become liable for any bonus, profit-sharing, termination or incentive payment (in excess of the applicable amounts or percentages prevailing at December 31, 1993 or set forth in the Employment Agreements attached as Exhibits hereto for the individuals indicated therein) to (a) any of its officers, directors or employees whose compensation is in excess of $50,000 per annum, or (b) any other of its employees except in the ordinary and usual course of business.

  5.2 Dividends. Not declare or pay any dividend or distribution (in cash or other property) in respect of any shares of its capital stock.

  5.3 Capital Changes. Not purchase, otherwise acquire, sell or issue any shares of its capital stock, for cash or other consideration, except to honor outstanding stock option and warrant obligations; nor declare or effect any stock dividend, stock split or other action that would result in a change in its authorized and outstanding capitalization.

  5.4 Encumbrance of Assets. Not further mortgage, pledge or subject to any lien, charge or encumbrance of any kind, any of its assets, tangible or intangible, exclusive of liens arising as a matter of law in the ordinary course of business as to which there is no known default.

  5.5 Incur Liabilities. Not take any action which would cause it to incur any obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business.

  5.6 Debt Retirement. Not discharge or satisfy any lien or encumbrance, or pay any obligation or liability (absolute or contingent) other than (a) current liabilities disclosed in the balance sheet dated March 31, 1994 which was included in the Robec SEC Documents, and (b) liabilities incurred since March 31, 1994 in the ordinary course of business, except as contemplated by Section
4.22 hereof.

  5.7 Disposition of Assets. Not sell or transfer any of its tangible assets or cancel any debts or claims, except in each case in the ordinary and usual course of business.

  5.8 Disposition of Intangibles. Not sell, assign, transfer or otherwise dispose of patents, trademarks, tradenames, copyrights, licenses, customer lists, trade secrets, product registrations or other intangible assets.

  5.9 Waivers. Not knowingly waive any rights of substantial value.

  5.10 Executory Agreements. Not, except in the ordinary course of business, modify, amend, alter or terminate (by written or oral agreement, or any manner of action or inaction) any of its executory agreements of a material nature or which are material in amount.

  5.11 Material Transactions. Except as otherwise contemplated herein, not enter into any transaction material in nature or amount other than in the ordinary and usual course of business.

  5.12 Long-Term Commitments. Not undertake any major long-term (long-term being defined as extending over a twelve (12) month period) purchase commitments or sale commitments, even though within the ordinary course of its business, without the prior written consent of AmeriQuest, which consent shall not be unreasonably withheld or delayed.

  5.13 Insurance. Keep its property and assets insured in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement.

  5.14 Preservation of Business. Use its best efforts to preserve the possession and control of all of its assets, to keep in faithful service its present officers and key employees, to preserve the goodwill of its suppliers, customers and others having business relations with it, and to do nothing to impair its ability to keep and preserve its business existing on the date hereof.

  5.15 Amend Articles. Not amend its Articles of Incorporation or By-laws, or change or agree to change in any manner the rights of its outstanding capital stock or the character of its principal business.

  5.16 Preservation of Assets. Maintain its properties and assets in good repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted.

  5.17 Maintenance of Records. Maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with that heretofore employed.

  5.18 Credit Practices. Not extend credit in the sale of its products other than in accordance with credit practices in effect on the date hereof.

  5.19 Retention of Real Estate. Not sell, mortgage, lease, buy or otherwise acquire any real estate or any interest therein.

  5.20 Investigation. Allow, at all reasonable times, following reasonable advance notice, during normal business hours, AmeriQuest's employees, attorneys, accountants and other authorized representatives, free and full access to its plants, properties, books, records, documents and correspondence, and all of the work papers and other documents relating thereto in the possession of its auditors or counsel, in order that AmeriQuest may have full opportunity to make such investigation as it may desire of Robec's properties and business.

  5.21 Compliance with Law. Comply with all laws applicable to it or to the conduct of its respective business and will conduct its business in such manner that on the date of the Exchange Closing the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date.

  5.22 Affiliates. At least ten business days prior to the date of the special meeting of shareholders to be convened by Robec, Robec shall deliver to AmeriQuest a list of names and addresses of those persons who were, in Robec's reasonable judgment, at the record date for the Robec special meeting of shareholders, "Affiliates" of Robec (each such person, together with the persons identified below, an "Affiliate") within the meaning of Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act ("Rule

145"). If requested by AmeriQuest, Robec shall use its best efforts to deliver or cause to be delivered to AmeriQuest, prior to the Effective Date, from each of the Affiliates of Robec identified in the foregoing list, agreements to vote in favor of the Plan of Merger (collectively, the "Robec Affiliate Agreements") substantially in a form satisfactory to both AmeriQuest and Robec. AmeriQuest shall be entitled to place legends on the certificates evidencing any AmeriQuest Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and the Plan of Merger, and to issue appropriate stop-transfer instructions to the transfer agent for AmeriQuest Common Stock, consistent with the terms of the Robec Affiliate Agreements, whether or not such Robec Affiliate Agreements are actually delivered to AmeriQuest.

                                  ARTICLE VI.

                       AMERIQUEST'S CONDITIONS TO CLOSING

  A. The obligations of AmeriQuest to effect the Exchange contemplated hereunder shall be subject to the following express conditions precedent:

  6.01 Board Approvals. The Boards of Directors of Robec and AmeriQuest will have approved this Agreement, following due diligence inquiries acceptable to the respective Boards of Directors.

  6.02 No Litigation. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body which prevents consummation of the transactions contemplated by this Agreement and which is in effect on the date of the Exchange Closing; no action or proceeding by any governmental or regulatory authority shall have been commenced or threatened (and be pending or threatened on the date of the Exchange Closing) against Newco, AmeriQuest, Robec or any of their respective affiliates, associates, officers, or directors seeking to prevent or challenging the transactions contemplated by this Agreement; and no action or proceeding before any federal or state court of competent jurisdiction in the United States shall have been commenced (and be pending) against Newco, AmeriQuest, Robec or any of their respective officers or directors seeking to prevent or challenging the transactions contemplated hereby and seeking material damages in connection therewith.

  6.03 Employment Contracts. Neither Robec nor any of its subsidiaries shall have executed any employment agreements or labor agreements to which it is not now a party, and shall not have extended any new severance right or increased any existing severance right to any employee except as consented to by AmeriQuest.

  6.04 Continued Truth of Warranties. The representations and warranties of Robec herein contained shall be true on and as of the Exchange Closing in all material respects with the same force and effect as though made on such date, except for any variations permitted by this Agreement.

  6.05 Performance of Covenants. Robec shall have performed in all material respects all covenants and obligations and complied with all conditions required or contemplated by this Agreement to be performed or complied with by it prior to the Exchange Closing.

  6.06 Damages by Casualty. The business, properties, financial condition, earnings, prospects and operations of Robec shall not have been adversely affected on or prior to the Exchange Closing in any material way as a result of any accident or other casualty (whether or not covered by insurance) or any labor disturbance or Act of God or of the public enemy.

  6.07 No Adverse Change. There shall have been no material adverse change in the business, properties, operations, financial condition or earnings of Robec since the date hereof, which contemplates, among other things, that, except as indicated on the Appendices attached hereto, there will be no significant loss of customers or vendors, but a loss of up to an average of $500,000 per month on a cumulative basis since July 1, 1994 shall not be considered a material adverse change with respect to Robec.

  6.08 Certificate. Robec shall have delivered to AmeriQuest such certificates and other documents evidencing satisfaction of the foregoing conditions specified in this Article VI as AmeriQuest shall have reasonably requested. Unless Robec shall have delivered to AmeriQuest a certificate executed by it dated prior to the Exchange Closing, certifying that one or more of the conditions set forth in Section 6.01 through 6.12 of this Agreement have not been fulfilled, the consummation of the Exchange hereunder shall constitute a representation and warranty by Robec that each of such conditions has been fulfilled or satisfied.

  6.09 Regulatory Consents. All consents, authorizations, orders and approvals of, and filings and registrations with, any United States federal or state governmental commission, board or other regulatory body which are required for the consummation of the Exchange or the Merger shall have been obtained or made, and the applicable waiting periods, if any, under the Antitrust Improvements Act and the rules thereunder shall have expired or been terminated. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body shall have been issued and remain in effect which prevents the consummation of the Exchange.

  6.10 Approval of Legal Matters by Counsel. All legal matters in connection with this Agreement and the Exchange Closing hereunder shall be approved by Raymond L. Ridge, Esq., legal counsel for AmeriQuest, in the exercise of reasonable judgment; and there shall have been furnished to such counsel by Robec such corporate and other records and information as he may reasonably have requested for such purpose.

  6.11 Opinion of Counsel. Robec shall have furnished AmeriQuest with a favorable opinion, dated the date of the Exchange Closing, of Morgan, Lewis & Bockius addressed to Robec and in form and substance satisfactory to AmeriQuest and its counsel to the effect that:

    (a) Robec is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania; and

    (b) Except for obtaining such shareholder approval as is required under Pennsylvania law, all corporate proceedings required to be taken by or on the part of Robec to authorize it to carry out this Agreement have been performed, and this Agreement has been duly executed and delivered by Robec, is valid and binding upon Robec and is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and except to the extent the enforceability is subject to general principles of equity.

  6.12 AmeriQuest Shareholder Approval. The required approval from the shareholders of AmeriQuest which is referred to in Section 1.08(a) hereof shall have been obtained.

  B. The obligations of AmeriQuest to consummate the Merger contemplated hereunder shall be subject to the following express conditions precedent:

  6.13 Completion of Exchange and Fulfillment of Conditions to Exchange. The Exchange shall have occurred.

  6.14 Robec Shareholder Approvals. The required approval from the shareholders of Robec which is referred to in Section 1.08(b) hereof shall have been obtained.

  6.15 No Litigation. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body which prevents consummation of the Merger and which is in effect on the Merger Closing Date.

  ANY OF THE CONDITIONS CONTAINED IN THIS ARTICLE VI MAY BE WAIVED, IN WHOLE OR IN PART, BY AMERIQUEST.

                                  ARTICLE VII.

           PRINCIPAL SHAREHOLDERS' AND ROBEC'S CONDITIONS TO CLOSING

  A. The obligation of the Principal Shareholders to effect the Exchange contemplated hereunder shall be subject to the following express conditions precedent:

  7.01 Board Approvals. The Boards of Directors of Robec and AmeriQuest will have approved this Agreement, following due diligence inquiries acceptable to the respective Boards of Directors.

  7.02 No Litigation. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body which prevents consummation of the transactions contemplated by this Agreement and which is in effect on the date of the Exchange Closing; no action or proceeding by any governmental or regulatory authority shall have been commenced or threatened (and be pending or threatened on the date of the Exchange Closing) against Newco, AmeriQuest, Robec or any of their respective affiliates, associates, officers, or directors seeking to prevent or challenging the transactions contemplated by this Agreement; and no action or proceeding before any federal or state court of competent jurisdiction in the United States shall have been commenced (and be pending) against Newco, AmeriQuest, Robec or any of their respective officers or directors seeking to prevent or challenging the transactions contemplated hereby and seeking material damages in connection therewith.

  7.03 Continued Truth of Warranties. The representations and warranties of AmeriQuest herein contained shall be true on and as of the Exchange Closing with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

  7.04 Performance of Covenants. AmeriQuest shall have performed all material covenants and obligations and complied with all material conditions required by this Agreement to be performed or complied with by it prior to the Exchange Closing.

  7.05 Certificate. AmeriQuest shall have delivered to Robec such certificates and other documents evidencing satisfaction of the foregoing conditions specified in this Article VII as Robec shall have reasonably requested. Unless an executive officer of AmeriQuest shall have delivered to Robec a certificate executed by him, dated prior to the Exchange Closing, certifying that one or more of the conditions set forth in Section 7.01 through 7.17 hereof have not been fulfilled, the consummation of the Exchange shall constitute a representation and warranty by AmeriQuest that each of such conditions has been fulfilled or satisfied.

  7.06 Record Date. The record date for the determination of the Robec shareholders entitled to vote upon the adoption of the Plan of Merger shall have been fixed or determined in accordance with Section 1763 of the BCL.

  7.07 Regulatory Consents. Except for the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, all consents, authorizations, orders and approvals of, and filings and registrations with, any United States federal or state governmental commission, board or other regulatory body which are required for the consummation of the Exchange or the Merger shall have been obtained or made, and the applicable waiting periods, if any, under the Antitrust Improvements Act and the rules thereunder shall have expired or been terminated. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body shall have been issued and remain in effect which prevents the consummation of the Exchange or the Merger.

  7.08 Employment Contracts. Each of Messrs. Robert H. Beckett, Robert S. Beckett and Alexander C. Kramer, Jr., shall have been offered an employment contract, in substantially the form attached hereto as Exhibit C with base salaries in amounts previously agreed to between such employee and AmeriQuest. Except as otherwise provided in this Section 7.08, neither AmeriQuest nor any of its subsidiaries shall have executed any employment agreements or labor agreements to which it is not now a party, and shall not have extended or increased any severance right to any employee.

  7.09 Fairness Opinion. The Board of Directors of Robec shall have received a "fairness opinion" on the Exchange and the Merger from a firm qualified to render the same, satisfactory to the Board of Directors of Robec.

  7.10 Opinion of Counsel. AmeriQuest shall have furnished Robec and the Principal Shareholders with a favorable opinion, dated the date of the Exchange Closing, of Raymond L. Ridge, Esq., addressed to Robec and in form and substance satisfactory to Robec and its legal counsel, to the effect that:

    (a) AmeriQuest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

    (b) All corporate proceedings required to be taken by or on the part of AmeriQuest to authorize it to carry out this Agreement have been performed, and this Agreement has been performed, and this Agreement has been duly executed and delivered by AmeriQuest, is valid and binding upon AmeriQuest and, subject to any insolvency law of general applicability, is enforceable in accordance with its terms.

    (c) The shares to be issued in the Exchange have been duly authorized and upon receipt by the Principal Shareholders will be duly issued, fully-paid and nonassessable shares of AmeriQuest Common Stock, duly approved for listing on the NYSE upon official notice of issuance.

  7.11 Third Party Consents. Robec shall have received all consents from third parties which are required for the consummation of the Exchange or the Merger.

  7.12 Horsham Lease. AmeriQuest shall have confirmed that the Surviving Corporation will continue the existing lease and the use of the Robec office building and warehouse in Horsham, Pennsylvania as its East Coast distribution facility through end of the term of such lease.

  7.13 No Material Adverse Change. There shall have been no material adverse change in the business, properties, operations, financial conditions or earnings of AmeriQuest since the date hereof.

  7.14 Registration Rights. AmeriQuest shall have entered into a form of Registration Rights Agreement with the Principal Shareholders in the form attached hereto as Exhibit B.

  7.15 Approval of Legal Matters by Counsel. All legal matters in connection with this Agreement and the Exchange Closing hereunder shall be approved by Morgan, Lewis & Bockius, legal counsel for Robec, in the exercise of reasonable judgment; and there shall have been furnished to such counsel by AmeriQuest such corporate and other records and information as they may reasonably have requested for such purpose.

  7.16 New York Stock Exchange Listing. The AmeriQuest Common Stock to be issued pursuant to the Exchange shall have been approved for listing on the NYSE upon official notice of issuance.

  7.17 Repayment of Robec Debt. AmeriQuest or Robec shall have received proceeds of a loan in an amount to Robec sufficient to repay all amounts outstanding under the Credit Agreement pursuant to Section 4.22 hereof.

  B. The obligation of Robec to consummate and to effect the Merger contemplated hereunder shall be subject to the following express conditions precedent:

  7.18 Completion of Exchange and Fulfillment of Conditions to Exchange. The Exchange shall have occurred.

  7.19 Effective Registration Statement. The Registration Statement on Form S-4 which is referred to in Section 1.08(c) hereof shall have been declared effective by the SEC and not be the subject of any stop-order from the SEC or other proceeding by the SEC which would bring into question the accuracy and adequacy of the disclosures contained therein.

  7.20 Shareholder Approvals. All required approvals from the shareholders of Robec, Newco and AmeriQuest shall have been obtained.

  7.21 New York Stock Exchange Listing. The AmeriQuest Common Stock issued pursuant to the Exchange and to be issued pursuant to the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

  7.22 Opinion of Counsel. AmeriQuest shall have furnished Robec with a favorable opinion, dated the Effective Date, of Raymond L. Ridge, Esq., addressed to Robec and in form and substance satisfactory to Robec and its legal counsel, to the effect that:

    (a) AmeriQuest is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

    (b) Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

    (c) All corporate proceedings required to be taken by or on the part of AmeriQuest to authorize it to carry out this Agreement have been performed, and this Agreement has been duly executed and delivered by AmeriQuest, is valid and binding upon AmeriQuest and, subject to any insolvency laws of general applicability, is enforceable in accordance with its terms.

    (d) The shares to be issued in the Merger have been duly authorized and upon receipt by the Robec shareholders will be duly issued, fully-paid and nonassessable shares of AmeriQuest Common Stock, duly approved for listing on the NYSE upon official notice of issuance.

  7.23 No Litigation. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body which prevents consummation of the Merger and which is in effect on the Merger Closing Date.

  7.24 Continued Truth of Warranties. The representations and warranties of AmeriQuest herein contained shall be true on and as of the Effective Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

  7.25 Performance of Covenants. AmeriQuest shall have performed all material covenants and obligations and complied with all material conditions required by this Agreement to be performed or complied with by it prior to the Effective Date.

  7.26 Approval of Legal Matters by Counsel. All legal matters in connection with this Agreement and the Merger Closing hereunder shall be approved by Morgan, Lewis & Bockius, legal counsel for Robec, in the exercise of reasonable judgment; and there shall have been furnished to such counsel by AmeriQuest such corporate and other records and information as they may reasonably have requested for such purpose.

  ANY OF THE CONDITIONS CONTAINED IN THIS ARTICLE VII OTHER THAN SECTION 7.14 MAY BE WAIVED, IN WHOLE OR IN PART, BY ROBEC.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

  8.01 Broker For AmeriQuest. AmeriQuest represents and warrants that no person, firm or corporation has acted in the capacity of broker on its behalf to bring about the negotiation of this Agreement, and agrees to indemnify and hold harmless Robec, its subsidiaries and affiliates, against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of AmeriQuest.

  8.02 Broker for Robec. Robec represents and warrants that it is obligated to pay to Penn Hudson Financial Group, Inc. a fee of $75,000 (the "Penn Hudson Fee") in such firm's capacity as a broker on behalf of Robec in connection with this Agreement. Robec agrees to pay the Penn Hudson Fee prior to or on the Effective Date and to indemnify and hold harmless AmeriQuest, its subsidiaries and affiliates, against any claims or liabilities asserted against them by any other person acting or claiming to act as a broker or finder on behalf of Robec.

  8.03 Notices. Any notices or other communications required or permitted hereunder to AmeriQuest and Robec shall be sufficiently given if delivered in person or sent by telephonic facsimile or by registered mail or courier service, charges prepaid, addressed as follows:

  In the case of AmeriQuest:

    AmeriQuest Technologies, Inc.
    2722 Michelson Drive
    Irvine, California
    FAX No. (714) 222-6310
    ATTENTION: Harold L. Clark, President

  In the case of Robec:

    Robec Inc.
    425 Privet Road
    Horsham, Pennsylvania
    FAX No. (215) 672-9747
    ATTENTION:    Robert H. Beckett, Chairman, Chief Executive Officer
                   and President

  With a copy to:

    Morgan, Lewis & Bockius
    2000 One Logan Square
    Philadelphia, PA 19103
    FAX No. (215) 963-5299
    ATTENTION: Edward B. Cloues II, Esq.

  or to such substituted address as any party has given notice to the other in writing.

  8.04 Waivers and Amendments. Any failure by AmeriQuest or of Robec to comply with any of their respective obligations, agreements or covenants as set forth herein may be expressly waived in writing by AmeriQuest in the case of a default by Robec, and by Robec in the case of a default by AmeriQuest.

  8.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

  8.06 Confidentiality. Robec and AmeriQuest will provide to each other and, in the case of AmeriQuest, to the Principal Shareholders, information concerning their respective businesses and properties. All such information which each party may provide (or which it has already provided) to the other party, except information available to the public through documents filed with the Securities and Exchange Commission or otherwise available to the public, is hereinafter called the "Confidential Information." The Confidential Information shall be treated by the receiving party as confidential and shall be used by the receiving party only for the purpose of considering the transaction contemplated by this Agreement. Each of the parties hereto will retain in confidence, and will require its employees, consultants, professional representatives and agents to retain in confidence, all Confidential Information of the other party, and neither party will use or disclose to others, or permit the use or disclosure of, any such Confidential Information except for such purpose and except for such disclosure to their employees, consultants, professional representatives and agents as may be necessary for such purpose.

  If either Robec or AmeriQuest terminates this Agreement, each party will promptly deliver to the other (without retaining copies thereof) any and all documents and other materials containing the Confidential Information obtained from the other party in connection with such discussions, and the Principal Shareholders will do likewise. Additionally, if this Agreement should be terminated as herein provided, the parties hereto shall each keep confidential any information (unless readily ascertainable from public information) obtained from the other party concerning the properties, operations and business of the other.

  8.07 Expenses. The parties hereto shall each pay their own expenses in connection with this Agreement and the Merger contemplated hereby. The expense of furnishing documents required under this Agreement shall be borne by the party obligated to furnish the same.

  8.08 Termination of Agreement. This Agreement may be terminated: (a) by mutual agreement of Robec and AmeriQuest; (b) by AmeriQuest, prior to the Exchange, if there has been a breach by Robec of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Robec which has or can reasonably be expected to have a material adverse effect on Robec and which Robec fails to cure prior to the Exchange (except that no cure period shall be provided for a breach by Robec which by its nature cannot be cured) or if approval of this Agreement by its board of directors pursuant to Section
6.01 hereof is not obtained; (c) by Robec, if there has been a breach by AmeriQuest of any representation, warranty, covenant or agreement set forth in this Agreement on the part of AmeriQuest which has or can reasonably be expected to have a material adverse effect on AmeriQuest and which AmeriQuest fails to cure prior to the Effective Date (except that no cure period shall be provided for a breach by AmeriQuest which by its nature cannot be cured) or if approval of this Agreement by its board of directors pursuant to Section 7.01 hereof or by its shareholders pursuant to Section 1.08(b) hereof is not obtained; (d) by either party, if the Exchange shall not have occurred on or prior to September 30, 1994; (e) by Robec, if the Merger shall not have occurred on or prior to December 31, 1994, or (f) by Robec or any of the Principal Shareholders if prior to the Exchange Robec decides to accept a Superior Proposal (as defined in Section 8.09 hereof). Unless a termination is caused by the willful failure of one of the parties hereto to perform or satisfy an agreement or condition to be performed or satisfied by it hereunder, none of the parties hereto shall have any further obligation or liability to the other parties under this Agreement other than their respective obligations under Sections 8.06, 8.07 and 8.12 hereof.

  8.09 Competing Offers. Notwithstanding the foregoing, in the event that Robec receives a bona fide proposal relating to the possible acquisition of Robec (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person other than AmeriQuest, which proposal is, in the reasonable good faith judgment of the Board of Directors of Robec, financially more favorable to the shareholders of Robec than the terms of the Merger (a "Superior Proposal"), nothing contained in this Agreement shall prevent the Board of Directors of Robec from providing information to the party making the Superior Proposal, negotiating with the party making the Superior Proposal, communicating the Superior Proposal to the shareholders of Robec or making a recommendation in favor of the Superior Proposal if before making such recommendation the Board of Directors determines in good faith, after consultation with legal counsel, that such action is required or likely required by reason of the fiduciary duties of the members of the Board of Directors of Robec to the shareholders of Robec under applicable law.

  However, Robec shall immediately notify AmeriQuest of each proposal it may so receive to afford AmeriQuest the opportunity to counter with a proposal that is equal to or better than any Superior Proposal that Robec may receive.

  8.10 Announcement. Upon execution of this Agreement, AmeriQuest and Robec promptly will issue a joint press release approved by both AmeriQuest and Robec announcing the Exchange and the Merger. Thereafter, neither of such parties shall make any further announcements with respect to this Agreement or the transactions proposed herein, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that AmeriQuest and Robec may issue such press releases, and make such other disclosures regarding the transactions contemplated herein, as each determines (after consultation with legal counsel) are required under applicable securities laws, NYSE rules or rules of the National Association of Securities Dealers Automated Quotation system ("NASDAQ").

  8.11 Robec Approvals After the Exchange. After the consummation of the Exchange, any waiver of any condition, or consent to any action, or any amendment to this Agreement or the Plan of Merger by Robec, shall require, in addition to any other approval required by applicable law or Robec's Articles of Incorporation, the approval of a majority of the Robec directors who were directors of Robec as of the date hereof.

  8.12 Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Articles of Incorporation of Robec on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of individuals who at the Effective Date were directors, officers, employees or agents of Robec, unless such modification is required by law.

  (b) After the Effective Date (and with respect to the Principal Shareholders, after the Exchange Closing), AmeriQuest and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under AmeriQuest's or the Surviving Corporation's Certificate of Incorporation or By-laws, indemnify and hold harmless each present and former director and officer of Robec and, to the fullest extent permitted under applicable law, each Principal Shareholder (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Date, or arising out of or pertaining to the transactions contemplated by this Agreement (collectively, "Damages"), for a period of six years after the date hereof. Furthermore, for a period of six years after the date hereof, AmeriQuest and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each Principal Shareholder in his capacity as an accommodating shareholder against any Damages arising out of or pertaining to the transactions contemplated by this Agreement. AmeriQuest or the Surviving Corporation shall, to the fullest extent permitted under applicable law, pay expenses incurred by an Indemnified Party in advance of a disposition of the applicable action or suit upon the receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified hereunder. If for any reason AmeriQuest and the Surviving Corporation do not promptly fulfill the indemnification and payment obligations to the Principal Shareholders set forth in this Section 8.12(b), Robec or its successor shall perform such obligations as though named in such provisions to the fullest extent permitted under applicable law. The indemnifying party shall have the right to choose counsel reasonably acceptable to the Indemnified Parties. Indemnified Parties may not agree to settle claim without the consent of the indemnifying party, which consent may not be unreasonably withheld.

  (c) For a period of six years after the Effective Date, AmeriQuest shall cause the Surviving Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Robec's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to AmeriQuest) on terms comparable to those applicable to the then current directors and officers of AmeriQuest.

  8.13 Attorney's Fees. If any action or proceeding is brought by either party against the other with respect to this Agreement, the prevailing party shall be entitled to recover attorney's fees and costs in such amount as the court (or the arbitrators) may adjudge reasonable.

  8.14 Further Assurances. Each of Robec and AmeriQuest agree to use its best efforts to obtain all consents required by it to consummate the transactions contemplated by this Agreement. Each party agrees to cooperate with the other and to execute such further instruments, documents and agreements as may be reasonably requested by the other to evidence and reflect the transactions contemplated by this Agreement.

  8.15 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

  8.16 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

  8.17 Entire Agreement. All prior negotiations and agreements between the parties hereto are superseded by this Agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, in the attached Appendices or in Exhibits delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto.

  WHEREFORE, the parties have set their hands on September 21, 1994 but effective as of August 11, 1994.
                                          AmeriQuest Technologies, Inc.


Attest:


        /s/ Stephen G. Holmes                      /s/ Harold L. Clark
_____________________________________     _____________________________________
         Stephen G. Holmes,                         Harold L. Clark,
              Secretary                                 President
                                          Robec, Inc.
Attest:



        /s/ Robert S. Beckett                     /s/ Robert H. Beckett
_____________________________________     _____________________________________
         Robert S. Beckett,                        Robert H. Beckett,
              Secretary                     Chairman, Chief Executive Officer
                                                      and President

PRINCIPAL SHAREHOLDERS

  Each individual Principal Shareholder is joining in this Amended and Restated Agreement and Plan of Reorganization in his or her capacity as an individual shareholder solely for the purpose of agreeing to be bound by Sections 1.01, 8.06, 8.08 and 8.16 hereof.

                                                  /s/ Robert H. Beckett
                                          _____________________________________
                                                      Robert H. Beckett

                                                  /s/ Robert S. Beckett
                                          _____________________________________
                                                      Robert S. Beckett

                                              /s/ Alexander C. Kramer, Jr.
                                          _____________________________________
                                                  Alexander C. Kramer, Jr.

                                                 /s/ G. Wesley McKinney
                                          _____________________________________
                                                     G. Wesley McKinney

                                   APPENDICES

Appendix I   --Stock Options, Warrants and Convertible Securities of AmeriQuest

Appendix II  --AmeriQuest's Subsidiaries

Appendix III --Instruments Violated by AmeriQuest being party to the Agreement

Appendix IV  --Defaults by AmeriQuest

Appendix V   --Certain Material AmeriQuest Agreements

Appendix VI  --Certain AmeriQuest Litigation

Appendix VII --AmeriQuest's Highly Compensated Employees

Appendix VIII--AmeriQuest's Labor Concerns and Financial Condition

Appendix IX  --Stock Options, Warrants and Convertible Securities of Robec

Appendix X   --Robec's Subsidiaries

Appendix XI  --Instruments Violated by Robec being party to the Agreement

Appendix XII --Robec's Loans in Default and Scheduled for Repayment Prior to the
               Effective Date

Appendix XIII--Certain Material Robec Agreements

Appendix XIV --Certain Robec Litigation

Appendix XV  --Robec's Highly Compensated Employees

Appendix XVI --Robec's Labor Concerns and Financial Condition

                                    EXHIBITS


Exhibit A--Plan of Merger

Exhibit B--Registration Rights Agreement

Exhibit C--Form of Employment Agreement.

                                                                    APPENDIX III

                                    COMPASS
                                CAPITAL ADVISORS

                                                              September 20, 1994

Board of Directors
Robec, Inc.
425 Privet Road
Horsham, PA 19044

Dear Sirs:

  You have asked us to render our opinion as to whether the proposed merger of Robec, Inc. ("Robec" or the "Company") with a wholly-owned subsidiary of AmeriQuest Technologies, Inc. ("AmeriQuest"), pursuant to which the outstanding shares of Robec common stock will be converted to 0.63075 shares of AmeriQuest common stock (the "Transaction"), is fair, from a financial point of view, to the current shareholders of the Company.

  Compass Capital Advisors ("CCA"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, employee benefit plans, and valuations for corporate, estate, and other purposes. Neither CCA nor any of its officers or employees has any interest in AmeriQuest or the Company, and all of such persons are otherwise independent with respect to the Transaction.

  In arriving at our opinion we have:

    1. reviewed the Amended and Restated Agreement and Plan of Reorganization dated as of August 11, 1994 by and among, inter alia, Robec and AmeriQuest, including the Plan of Merger attached thereto;

    2. reviewed the filings of Robec and AmeriQuest with the Securities and Exchange Commission in 1993 and 1994 to date;

    3. reviewed the Company's 1994 budget income statement and 1995 projected consolidated statement of operations prepared by the Company's management;

    4. reviewed AmeriQuest's budget model;

    5. reviewed AmeriQuest's internally prepared projected financial statements for Robec and AmeriQuest operations for 1994 through 1998;

    6. reviewed AmeriQuest's Form S-4 Registration Statement, as filed with the Securities and Exchange Commission on July 20, 1994;

    7. reviewed press releases issued by Robec between August 1993 and August 10, 1994 and by AmeriQuest between December 1993 and August 12, 1994;

    8. reviewed price and volume information relating to trading in Robec and AmeriQuest common stock from 1992 through September 16, 1994;

    9. reviewed and analyzed market trading and financial information about certain publicly-traded companies which we deemed to be reasonably similar to Robec and AmeriQuest;

    10. reviewed and analyzed publicly available information with respect to reported acquisitions in the computer industry;

    11. discussed the business and prospects of the Company with its senior management; and

    12. reviewed all of the foregoing with you before forming our opinion.

                                     III-1

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Robec and AmeriQuest, and we have not independently verified such information or undertaken an independent appraisal of the assets of Robec or AmeriQuest. We assume no responsibility to revise or update our opinion if there is a change in the financial condition or prospects of Robec or AmeriQuest from that disclosed or projected in the information we reviewed and set forth above or in the general, economic or market conditions. This opinion does not constitute a recommendation to any Robec shareholder as to how any such shareholder should vote on the Transaction. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies that may have been discussed by the Company's Board of Directors as alternatives to the Transaction or the decision of the Company's Board of Directors to proceed with the Transaction. Our opinion has been prepared solely for the use of the Company's Board of Directors in its consideration of the Transaction and may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without CCA's prior written consent, except for inclusion in full in the proxy statement to be sent to the Company's shareholders in connection with obtaining shareholder approval of the Transaction, and in any other filings made by the Company under applicable securities laws. No opinion is expressed herein as to the price at which the securities to be issued in the Transaction may trade at any time.

  Based upon and subject to the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of the Company.

                                          Compass Capital Advisors

                                                    /s/ Gabriel F. Nagy
                                          By __________________________________
                                                  Gabriel F. Nagy, A.S.A.
                                                      Vice President

                                     III-2

                                                                     APPENDIX IV

          SUBCHAPTER 15D OF THE PENNSYLVANIA BUSINESS CORPORATION LAW

                               DISSENTERS RIGHTS

Section

1571.  Application and effect of subchapter.
1572.  Definitions.
1573.  Record and beneficial holders and owners.
1574.  Notice of intention to dissent.
1575.  Notice to demand payment.
1576.  Failure to comply with notice to demand payment, etc.
1577.  Release of restrictions or payment for shares.
1578.  Estimate by dissenter of fair value of shares.
1579.  Valuation proceedings generally.
1580.  Costs and expenses of valuation proceedings.

(S)1571. APPLICATION AND EFFECT OF SUBCHAPTER.

  (a) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).

    Section 1930 (relating to dissenters rights).

    Section 1931(d) (relating to dissenters rights in share exchanges).

    Section 1932(c) (relating to dissenters rights in asset transfers).

    Section 1952(d) (relating to dissenters rights in division).

    Section 1962(c) (relating to dissenters rights in conversion).

    Section 2104(b) (relating to procedure).

    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

    Section 2325(b) (relating to minimum vote requirement).

    Section 2704(d) (relating to dissenters rights upon election).

    Section 2705(c) (relating to dissenters rights upon renewal of election).

    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

    Section 7104(b)(3) (relating to procedure).

  (B) EXCEPTIONS.--

    (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

      (i) listed on a national securities exchange; or

      (ii) held of record by more than 2,000 shareholders;

  shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

    (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

      (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

      (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

      (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

    (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (C) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

  (D) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

    (2) a copy of this subchapter.

  (E) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (F) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

  (G) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

(S)1572. DEFINITIONS.

  The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

(S)1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS.

  (A) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (B) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(S)1574. NOTICE OF INTENTION TO DISSENT.

  If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(S)1575. NOTICE TO DEMAND PAYMENT.

  (A) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4) Be accompanied by a copy of this subchapter.

  (B) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

(S)1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

  (A) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (B) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (C) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(S)1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

  (A) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (B) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (C) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (D) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(S)1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

  (A) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (B) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(S)1579. VALUATION PROCEEDINGS GENERALLY.

  (A) GENERAL RULE.--Within 60 days after the latest of:

    (1) effectuation of the proposed corporate action;

    (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

    (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

  (B) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

  (C) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (D) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (E) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(S)1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

  (A) GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  (B) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (C) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Registrant to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

  Article VII, Section 7 of the By-laws of the Registrant makes mandatory the indemnification expressly authorized under the General Corporation Law of Delaware. The general effect of the provisions in the Registrant's By-laws and under Delaware law is to provide that the Registrant shall indemnify its directors and officers against all liabilities and expenses reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of the Registrant. With respect to legal proceedings by or in the right of the Registrant in which a director or officer is adjudged liable for improper performance of his duty to the Registrant, indemnification is limited by such provisions to that amount which is permitted by the court.

  The Registrant has not purchased liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The following is a list of Exhibits filed as part of the Registration
Statement:

                                                                 SEQUENTIALLY
 EXHIBIT                                                           NUMBERED
   NO.                     TITLE OF DOCUMENT                         PAGE
 -------                   -----------------                     ------------
  2.01   Amended and Restated Agreement and Plan of             Original Filing
          Reorganization to acquire Robec, Inc.
  2.02   Plan of Merger to acquire Robec, Inc.                  Original Filing
  3.01   Certificate of Incorporation of AmeriQuest                   85*
  3.02   By-laws of AmeriQuest                                        258**
  4.01   Reference is made to Exhibits 3.01 and 3.02, the
          Certificate of Incorporation and By-laws, which
          define the rights of security holders
  4.02   Specimen Common Stock Certificate                            274**
  5.01   Opinion of Raymond L. Ridge, Esq.                      Original Filing
  8.01   Opinion of Arthur Andersen & Co. re: tax aspects       Original Filing
 10.01   Loan and Security Agreement dated August 19, 1993,           283**
          as amended, between AmeriQuest and certain of its
          subsidiaries and Silicon Valley Bank.
 10.02   Addendum to Agreement for Wholesale Financing--              365**
          Flexible Payment Plan dated September 30, 1993
          between CDS Distribution Inc. and IBM Credit
          Corporation
 10.03   Standard Industrial Lease--Net dated July 26, 1990,          402**
          as amended, between AmeriQuest and Varian
          Associates (successor-in-interest to Koll Center
          Irvine East)
 10.04   Agreement of Sublease dated December 5, 1994 by and          **
          between AmeriQuest and The Austin Company.
 13.01   AmeriQuest's Annual Report on Form 10-K/A (Amendment     This Filing
          No. 6) as amended for the fiscal year ended June
          30, 1994.
 13.02   AmeriQuest's Quarterly Report on Form 10-Q/A             This Filing
          (Amendment No. 3) as amended for the quarter ended
          December 30, 1994.
 13.03   AmeriQuest's Current Reports on Form 8-K/A, as           This Filing
          amended, dated June 14, 1994, July 18, 1994,
          September 12, 1994 and November 14, 1994.
 22.01   Subsidiaries of the Registrant                               **
 23.01   Consent of Raymond L. Ridge, Esq., Counsel to            This Filing
          Registrant
 23.02   Consent of Arthur Andersen L.L.P. Auditors for the       This Filing
          Registrant
 23.03   Consent of Arthur Andersen L.L.P. (contained in
          Exhibit 8.01).
 23.04   Consent of Deloitte & Touche LLP, Auditors for           This Filing
          Kenfil Inc.
 23.05   Consent of Coopers & Lybrand, L.L.P., Auditors for       This Filing
          Robec
 23.06   Consent of KPMG Peat Marwick LLP, Auditors for NCD       This Filing
 23.07   Consent of Hansen, Barnett & Maxwell, Auditors for       This Filing
          NCD
 23.08   Consent of Coopers & Lybrand, L.L.P., Auditors for       This Filing
          NCD
 24.01   Powers of Attorney for the Directors                         **

- --------
 * As contained in the original filing of AmeriQuest's Annual Report on Form 10-K for the year ended June 30, 1994, SEC File No. 1-10397 and incorporated herein by this reference.
** As contained in the original filing of Registration Statement 33-81726 and incorporated herein by this reference pursuant to Rule 411(c) under the Securities Act of 1933, as amended, and Rule 24 of the Commission's Rules of Practice.

  The Index to Financial Statement Schedules is set forth on page S-1 and is incorporated herein by this reference. The Financial Statement Schedules are on pages S-1 through S-11, and are incorporated herein by this reference.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

1. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. To supply by means of a post-effective amendment all information concerning a transaction, and Kenfil Inc., that was not the subject of and included in this Registration Statement when it became effective.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the General Corporation Law of Delaware discussed under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment No. 1 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 8th day of May, 1995.

                                          AMERIQUEST TECHNOLOGIES, INC.

                                          By:

                                                     HAROLD L. CLARK
                                                    Harold L. Clark,
                                                 Chief Executive Officer

                     (This Space Intentionally Left Blank)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


          HAROLD L. CLARK            Co-Chairman, Chief Executive     May 8, 1995
____________________________________  Officer and Director
          Harold L. Clark            (Principal Executive
                                     Officer)

          GREGORY A. WHITE           President, Chief Operating       May 8, 1995
____________________________________ Officer
          Gregory A. White            and Director

         STEPHEN G. HOLMES           Secretary, Treasurer, Chief      May 8, 1995
____________________________________  Financial Officer and
         Stephen G. Holmes           Director
                                     (Principal Financial and
                                      Accounting Officer)
          MARC L. WERNER             Chairman of the Board            May 8, 1995
____________________________________
         Marc L. Werner **

          ERIC J. WERNER             Director                         May 8, 1995
____________________________________
         Eric J. Werner **

         TERREN S. PEIZER            Director                         May 8, 1995
____________________________________
        Terren S. Peizer **

                                     Director                         May  , 1995
____________________________________
       William T. Walker, Jr.

         WILLIAM N. SILVIS           Director                         May 8, 1995
____________________________________
         William N. Silvis**

         ROBERT H. BECKETT-          Director                         May 8, 1995
____________________________________
          Robert H. Beckett**

          HAROLD L. CLARK                                    STEPHEN G. HOLMES
- ------------------------------------               -----------------------------------
         Harold L. Clark,*                                 Stephen G. Holmes,**
         Attorney-in-Fact                                    Attorney-in-Fact

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                        PAGE NO.
                                                                        --------
ROBEC'S FINANCIAL STATEMENT SCHEDULES
  Schedule II. Valuation and Qualifying Accounts(1)
NCD'S FINANCIAL STATEMENT SCHEDULES
  Independent Auditors' Report.........................................   S-2
  Schedule II. Valuation and Qualifying Accounts.......................   S-3

Financial Statement Schedules Excluded:

  All financial statement schedules not included are not applicable, not required or would contain information which is shown in the financial statements or notes thereto.
- --------
(1) The schedule required for Robec, Inc. is incorporated herein by reference to Robec's Annual Report in Form 10-K for the year ended December 31, 1994 (SEC File No. 0-18115) filed March 31, 1995.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ross White Enterprises, Inc.:

  We have audited the accompanying balance sheets of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended March 31, 1994. In connection with our audits of the financial statements, we also have audited the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 1994 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

July 21, 1994, except as to notes 7,
 8, 11(b) and 11(c) which are as of
 September 27, 1994

                          ROSS WHITE ENTERPRISES, INC.
                     (D/B/A NATIONAL COMPUTER DISTRIBUTORS)

                 SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS

   FOR THE FISCAL YEARS ENDED MARCH 31, 1994 AND 1993, THE THREE MONTHS ENDED
              MARCH 31, 1992 AND THE YEAR ENDED DECEMBER 31, 1991

                                                   ADDITIONS
                         ---------------------------------------------------------------
                          BALANCE
                            AT     CHARGED TO   CHARGED TO    OTHER CHARGES   BALANCE AT
                         BEGINNING COSTS AND  OTHER ACCOUNTS: ADD (DEDUCT):     END OF
                         OF PERIOD  EXPENSES     DESCRIBE       DESCRIBE        PERIOD
                         --------- ---------- --------------- -------------   ----------
Trade accounts
 receivable:
  Year ended March 31,
   1994:
    Allowance for
     doubtful accounts.. $362,374   911,545           --        (748,919)(1)   525,000
                         ========   =======       =======       ========       =======
  Year ended March 31,
   1993:
    Allowance for
     doubtful accounts.. $ 22,652   637,275           --        (297,553)(1)   362,374
                         ========   =======       =======       ========       =======
  Three months ended
   March 31, 1992:
    Allowance for
     doubtful accounts.. $ 78,500       --            --         (55,848)(1)    22,652
                         ========   =======       =======       ========       =======
  Year ended December
   31, 1991:
    Allowance for
     doubtful accounts.. $ 10,000   115,264           --         (46,764)(1)    78,500
                         ========   =======       =======       ========       =======
Inventory:
  Year ended March 31,
   1994:
    Allowance for
     obsolescence....... $ 30,000   500,000           --             --        530,000
                         ========   =======       =======       ========       =======
  Year ended March 31,
   1993:
    Allowance for
     obsolescence....... $    --     30,000           --             --         30,000
                         ========   =======       =======       ========       =======
  Three months ended
   March 31, 1992:
    Allowance for
     obsolescence....... $    --        --            --             --            --
                         ========   =======       =======       ========       =======
  Year ended December
   31, 1991:
    Allowance for
     obsolescence....... $    --        --            --             --            --
                         ========   =======       =======       ========       =======

- --------
(1) Write offs

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 10-Q/A
                                AMENDMENT NO. 1
(Mark One)

[X] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities
    Exchange Act of 1934.
    For the quarterly period ended March 31, 1994

                                      or

[_] Transition Report Pursuant to Section 13 or 15(d) of the
    Securities Exchange Act of 1934
    For the transition period from ________ to ________

                        Commission File Number: 0-19905
                                                -------

                                  Kenfil Inc.
            (Exact name of registrant as specified in its charter)

Delaware                                                         95-3973756
- ---------------------------------------------------------------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                          Identification No.)

16745 Saticoy Street, Van Nuys, California               91406
- --------------------------------------------------------------
(Address of principal executive offices)            (zip code)

                                (818) 785-1181
- --------------------------------------------------------------------------
(Registrant's telephone number, including area code)

- --------------------------------------------------------------------------
(Former name, former address and former fiscal year, if changed since last report.)

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                         Yes  X   No
                                                            -----   -----

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

      Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.
      Shares of common stock outstanding at May 12, 1994:
      Class: Common Stock, $0.01 par value   6,401,918
      ------

                         PART 1. FINANCIAL INFORMATION

                         ITEM 1. FINANCIAL STATEMENTS

                                  KENFIL INC.
                          CONSOLIDATED BALANCE SHEETS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

                                                        June 30,    March 31,
                                                            1993         1994
                                                        --------    ---------
                                                                    (RESTATED
                                                                   SEE NOTE 9)
ASSETS
Current assets:
 Cash                                                    $   555      $   720
 Accounts receivable, net                                 34,297       20,777
 Inventory                                                17,146       19,441
 Income taxes receivable                                     213        1,258
 Prepaid expenses and other
  current assets                                           2,110        1,967
                                                         -------      -------
   Total current assets                                   54,321       44,163
Property and equipment - net                               1,093        1,268
Other assets                                                 636          356
                                                         -------      -------
Total                                                    $56,050      $45,787
                                                         =======      =======

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
 Line of credit                                          $23,789      $16,267
 Notes payable                                             2,064        6,056
 Accounts payable                                          9,166       18,929
 Accrued expenses and other
  current liabilities                                      1,405        1,091
                                                         -------      -------
   Total current liabiliites                              36,424       42,343
                                                         -------      -------
Long-term debt                                             6,480        1,437
                                                         -------      -------
Stockholders' equity:
 Preferred stock, $.01 par value; 1,000,000 shares
  authorized; no shares issued or outstanding                  -            -
 Common stock, $.01 par value; 25,000,000 shares
  authorized; 6,394,818 shares issued and outstanding
  at June 30, 1993 and 6,401,918 at March 31, 1994            64           64
Additional paid-in capital                                21,301       21,301
Accumulated deficit                                       (8,219)     (19,358)
                                                         -------      -------
   Total stockholders' equity                             13,146        2,007
                                                         -------      -------
Total                                                    $56,050      $45,787
                                                         =======      =======


See accompanying notes to consolidated financial statements.

                                  KENFIL INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except per share amounts)

                                  (UNAUDITED)

                                                       Three Months          Nine Months
                                                      Ended March 31,      Ended March 31,
                                                      ----------------    ------------------
                                                       1993     1994        1993      1994
                                                      -------  -------    --------  --------
                                                             (RESTATED             (RESTATED
                                                             SEE NOTE 9)           SEE NOTE 9)
Net sales                                             $47,467  $ 27,699    $137,170  $124,171
Cost of goods sold                                     40,910    30,433     118,735   115,685
                                                      -------  --------    --------  --------
  Gross profit/(loss)                                   6,557    (2,734)     18,435     8,486
Selling, general and administrative
  expenses                                              4,553     4,768      13,095    14,311
Earthquake loss                                             0     2,821           0     2,821
Restructuring charges                                       0       484           0       484
                                                      -------  --------     -------  --------
Operating income (loss)                                 2,004   (10,807)      5,340    (9,130)
Interest expense - net                                    732       674       2,529     2,097
                                                      -------  --------     -------  --------
Income (loss) before provision for income
  taxes                                                 1,272   (11,481)      2,811   (11,227)
Income tax provision (benefit)                            457      (161)      1,063       (88)
                                                      -------  --------    --------  --------
Net income (loss)                                     $   815  $(11,320)   $  1,748  $(11,139)
                                                      =======  ========    ========  ========
Net income (loss) applicable to common
  shares                                              $ 1,178  $(11,320)   $  1,683  $(11,139)
                                                      =======  ========    ========  ========
Net income (loss) per common and common equivalent
  share                                               $   .22  $  (1.77)   $    .45  $  (1.74)
                                                      =======  ========    ========  ========
Weighted average number of
  common and common equivalent
  shares outstanding                                    5,244     6,402       3,733     6,398
                                                      =======  ========    ========  ========

         See accompanying notes to consolidated financial statements.

                                  KENFIL INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                                  (UNAUDITED)

                                                                Nine Months
                                                              Ended March 31,
                                                           -------------------
                                                             1993        1994
                                                           --------    -------
                                                                       (RESTATED
                                                                     SEE NOTE 9)
Cash flows from operating activities:
 Net income (loss)                                         $  1,748   $(11,139)
 Adjustments to reconcile net income (loss)
  to net cash (used in) provided by operating activities:
 Depreciation and amortization                                  181        194
 Amortization of debt issuance costs                             19         19
 Deferred income taxes                                         (271)       943
 Changes in operating assets and liabilities:
  Accounts receivable                                        (8,441)    13,520
  Inventory                                                  (7,920)    (2,295)
  Prepaid expenses and other current assets                     747       (555)
  Income taxes receivable                                     1,081     (1,045)
  Accounts payable                                           (2,518)     9,763
  Accrued expenses and other current liabilities                176       (314)
                                                           --------    -------
   Net cash (used in) provided by operating activities      (15,198)     9,091
                                                           --------    -------
Cash flows from investing activities:
 Purchases of property and equipment                           (162)      (311)
 Other assets                                                    87         16
                                                           --------    -------
  Net cash used in investing activities                         (75)      (295)
                                                           --------    -------

Cash flows from financing activities:
 Net borrowings (payment) under line of credit agreements     3,613     (7,522)
 Repayment of senior subordinated note                       (4,000)    (1,000)
 Repayment of stockholder note                                 (100)         0
 Net borrowings (payments) under capital leases                 (58)      (109)
 Initial public stock offering                               16,550          0
 Offering costs related to public offering
  of common shares                                             (666)         0
                                                           --------    -------
    Net cash (used in) provided by financing activities      15,339     (8,631)

Net increase in cash                                             66        165
Cash, beginning of period                                       243        555
                                                           --------    -------
Cash, end of period                                        $    309    $   720
                                                           ========    =======

Supplemental disclosures of cash flow information:
 Interest payments                                         $  2,983    $ 2,012
 Income tax payments                                       $    428    $     0

Supplemental disclosures of non-cash investing and financing activities:

A capital lease obligation of $188,000 was incurred for a lease for new computer equipment during the nine month period ended March 31, 1993.

A capital lease obligation of $58,000 was incurred for a lease for new computer equipment during the nine month period ended March 31, 1994.

See accompanying notes to consolidated financial statements.

                                  KENFIL INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the three and nine month periods
                             Ended March 31, 1994

1. General

     The consolidated financial statements of Kenfil Inc. ("Kenfil" or the "Company") include the accounts of Kenfil and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     The information for the three and nine months periods ended March 31, 1994 has not been audited by independent accountants, but includes all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for such periods. The results of operations for the three and nine month periods ended March 31, 1994 are not necessarily indicative of results that might be expected for the full fiscal year.

     Certain information and footnote disclosures normally included in annual financial statements have been omitted pursuant to the requirements of the Securities and Exchange Commission, although the Company believes that the disclosures included in these financial statements are adequate to make the information not misleading. The consolidated financial statements as presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto included in Kenfil's Form 10-K as filed with the Securities and Exchange Commission.

     The Company operates under a four week - four week - five week fiscal quarter calendar such that each quarter ends at the close of business on a Friday. All references to March 31, 1994 on the financial statements and accompanying documents actually refer to the close of business for the quarter which occurred on April 1, 1994.

2. Earthquake Loss

     The January 17, 1994 earthquake in Southern California greatly affected the Company. Virtually all sales activities were discontinued for approximately two weeks subsequent to the earthquake. The effects of the earthquake continued to impact the Company during the remainder of the quarter ended March 31, 1994, as sales were substantially below pre-earthquake levels. Overall, the Company sustained an earthquake loss of approximately $2.8 million, net of insurance proceeds, consisting of damaged inventory and office equipment, and other related costs. In addition, cash flow shortages caused by the earthquake made it necessary for the Company to sell certain inventory below its cost to generate cash flow for operations. The resulting sales volume declines has also caused the overstock of certain software titles. The Company recorded a $4.3 million provision during the third quarter to value its inventory at net realizable value. (See Management's Discussion and Analysis).

3. Restructuring Charges

     During the quarter ended March 31, 1994, the Company decided to consolidate its warehouse operations and downsize its staff resulting in a restructuring charge of $484,000, principally relating to severance costs and warehouse lease termination costs.

4. Earnings Applicable to Common Shares

     Net income applicable to common shares represents the portion of the Company's earnings applicable to its common stockholders. Such amount is calculated for the three and nine month periods ended March 1993 by adjusting net income by preferred stock dividends and the reversal of the equity put obligation.

5. Earnings (loss) per Share

     Earnings (loss) per share are computed using the weighted average number of shares of common stock and dilutive common stock equivalents (stock options and a warrant) outstanding during each period. For the three and nine months ended March 1, 1993, the dilutive effect of the warrant is calculated using the "equity method" as if the put warrant was converted, as this method is more dilutive than if the related shares are not considered outstanding for earnings per share purposes.

6. Borrowings

     The Company had a senior line of credit facility with American National Bank and Trust, which expired on April 30, 1994. Although the Company has received a letter of non-renewal from the bank, the bank has extended the line of credit through May 31, 1994. The Company is exploring alternative financing sources. (See Liquidity and Capital Resources section for discussion of potential acquisition of the Company by AmeriQuest Technologies, Inc.). There can be no assurances that the facility will be extended beyond May 31, 1994, that an alternative source of funds will be found, or that any such extension or alternative source of funding will not be on terms less favorable to the Company than the current facility. If the facility is not extended, or an alternative source of funds is not found, the Company will not be able to repay the outstanding balance under the facility which would have a material adverse impact on its operations and financial condition.

     As of March 31, 1994, the Company was not in compliance with the inventory turnover covenant, net worth covenant, interest coverage covenant and debt coverage covenant under its senior line of credit. The bank has agreed to forebear exercising certain of its remedies with respect to certain defaults through May 31, 1994. Nevertheless, the Company has not obtained a waiver as to such events of non-compliance. Under certain circumstances, such as if events of non-compliance other than those as to which the bank has agreed to forebear exercising its remedies occur prior to, or if the facility is not extended beyond, May 31, 1994, the bank may exercise its remedies under the credit facility, including declaring the outstanding amount of the loan immediately due and payable, which would have a material adverse effect on the Company's operations and financial condition.

     The Company also has an outstanding senior subordinated note issued to Chrysler Capital Corporation. As of March 31, 1994, the Company was not in compliance with the inventory turnover covenant, net worth covenant, interest coverage covenant and debt coverage covenant under its senior subordinated note. In addition, at the election of the senior lender, under the terms of the subordination agreement, the Company was prohibited from making its interest payment to Chrysler Capital which was due on March 21, 1994. The Company has not obtained a waiver for such events of non-compliance. Under certain circumstances the lender may exercise its remedies under the applicable note documents, including declaring the outstanding amount of the note immediately due and payable, which would have a material adverse effect on the Company's operations and financial condition. The note payable has been reclassified to short-term on the Company's consolidated balance sheet at March 31, 1994.

7. Income Taxes

     Due to the losses incurred during the quarter ended March 31, 1994, management recorded a valuation allowance of $943,000 to eliminate the Company's deferred tax assets. This charge has been offset by the recognition of tax benefits of $1,104,000 for which refunds will be received subsequent to March 31, 1994.

8. Subsequent Event

     The Company has entered into an Agreement and Plan of Reorganization (the "Agreement") with AmeriQuest Technologies, Inc. ("AmeriQuest") and certain principal stockholders of Kenfil pursuant to which and subject to the terms and conditions therein, AmeriQuest will acquire Kenfil. The Agreement is incorporated by reference as Exhibit 2.1. Pursuant to the Agreement, certain of Kenfil's stockholders (who together hold approximately 51.9% of the outstanding common stock of Kenfil) would exchange (the "Exchange") their common stock of Kenfil ("Kenfil Common Stock") for common stock of AmeriQuest ("AmeriQuest Common Stock") at an exchange ratio of .34 shares of AmeriQuest Common Stock for each share of Kenfil Common Stock. Subsequent to the Exchange, and after appropriate stockholder approval, the remaining stockholders of Kenfil would convert their Kenfil Common Stock into AmeriQuest Common Stock (at the same ratio as in the Exchange) pursuant to a merger of a wholly-owned subsidiary of AmeriQuest with and into Kenfil, which would result in Kenfil becoming a wholly-owned subsidiary of AmeriQuest. Simultaneously with such merger, holders of approximately $7.3 million of Kenfil subordinated debt will exchange their debt for additional shares of AmeriQuest Common Stock. The transactions would result in AmeriQuest issuing approximately 3.9 million shares of Common Stock to the Kenfil stockholders and debtholders. The transactions are subject to a number of conditions, such as obtaining necessary consents, regulatory approvals and approvals of the stockholders of AmeriQuest and Kenfil.

9. Restatement

     The accompanying unaudited condensed consolidated financial statements for the three and nine month periods ended March 31, 1994 have been restated to reflect an additional provision of $4,264,000 related to the realization of certain inventory items.

     The restatement resulted from management's detailed analysis of the Company's realizability of its software titles performed in conjunction with AmeriQuest's acquisition of Kenfil as discussed in Note 8 above. The effect of this restatement is to decrease gross profit and increase the net loss by $4,264,000 ($.67 per share) in the three and nine month periods ended March 31, 1994.

Item 2

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
                     For the Three and Nine Month Periods
                             Ended March 31, 1994

Overview
- --------

     The January 17, 1994 Southern California earthquake severely impacted the Company's operations and financial performance for the quarter ended March 31, 1994. Virtually all sales activities were discontinued for approximately two weeks as damaged offices were repaired and fallen inventory was cleaned up and segregated. The Company then had to complete a physical inventory of its Van Nuys warehouse for what remained on the shelves.

     Without the ability to ship out of its main warehouse for this time period,the Company's working capital line of credit decreased significantly without new sales to build collateral, causing a severe cash flow shortage. As a result, the Company's ability to purchase needed inventory was hindered. In addition, the Company's customers were slow to move orders back following the business interruption, due to apprehension about the Company's ability to fill orders. Accordingly, the earthquake continued to detrimentally impact the Company's sales efforts throughout the quarter ended March 31, 1994. The cash shortage required the Company to sell products at less than cost to generate collateral for its borrowing base.

     These declining sales trends are expected to continue into the Company's fourth fiscal quarter.


Results of Operations
- ---------------------

     Net sales decreased by $19.8 million (or 42%) for the quarter ended March 31, 1994 compared to the quarter ended March 31, 1993. For the nine month period ended March 31, 1994 compared to this same period for the prior year, net sales have decreased by $13.0 million (or 9%). Virtually all sales activities were discontinued for approximately two weeks after the earthquake and were substantially impacted for the remainder of the quarter. The decrease in net sales for the three month period resulted primarily from a decline in sales to CompUSA of approximately $13.3 million compared to the same quarter in the prior year. In addition, sales of products of the Company's largest publisher, WordPerfect Corporation, declined by $10.9 million compared to the same quarter in the prior year. A portion of this decline would be included in the decrease in sales to CompUSA. The Company will discontinue carrying products of WordPerfect as of July 1, 1994. In addition, marketing service revenues declined by approximately $1.3 million for the quarter ended March 31, 1994 compared to this quarter for the prior year.

     Gross profit decreased as a percentage of net sales from 13.8% to (9.9%) for the quarter ended March 31, 1994 compared to this same period for the prior year primarily due to an additional inventory realization provision of $4.3 million. This provision is based upon the Company's detailed review of its software titles, performed in conjunction with its acquisition by AmeriQuest. Reduced sales volumes experienced subsequent to the earthquake caused an overstock of certain software titles. Gross profit for the nine month period ended March 31, 1994 has decreased as a percentage of net sales from 13.4% to 6.8% compared to the same period for the prior year. This percentage decrease was primarily attributable to the Company's cash flow problems caused by the business interruption following the earthquake and the resulting third quarter writedowns of certain software title to realizable value. The Company did not earn cash discounts as it had in the past, it did not meet certain quarterly rebate quotas, and had to sell certain products at a discount in order to generate cash for operations. The Company increased its reserves for slow-moving inventory by $6.1 million during the third Quarter 1994.

     Selling, general and administrative (SG&A) expenses increased by $215,000 for the quarter ended March 31, 1994 compared to this period for the prior year. For the nine month period ended March 31, 1994 as compared to this period for the prior year, SG&A expenses have increased by $1.2 million due to increased salary and wage expenses of $600,000 and increased international SG&A costs of $500,000 caused by the growth of the Hong Kong and Malaysian operations.

     The Company incurred restructuring charges during the quarter ended March 31, 1994 of $484,000 due to consolidation of its warehousing facilities and the downsizing of the workforce. This amount is principally comprised of lease termination costs and severance expenses.

     The Company sustained an earthquake loss of approximately $2.8 million, net of insurance proceeds, comprised of damaged inventory and office equipment, and related costs.

     Operating income (loss) decreased by $12.8 million from a $2.0 million income to a $10.8 million loss for the quarter ended March 31, 1994 compared to this period for the prior year because of the decreased gross profit, additional SG&A costs, plus the non recurring restructuring and earthquake costs during the quarter ended March 31, 1994.

     Interest expense-net decreased from $732,000 to $674,000 for the quarter ended March 31, 1994 compared to this quarter for the prior year, and from $2.5 million to $2.1 million for the nine month period. These decreases were primarily the result of the Company's principal payments of $4,000,000 made in February, 1993 and $1,000,000 made in February, 1994 against its senior subordinated note, and from $74,000 of interest income recognized in December, 1993 resulting from a state tax refund.

     The Company's tax benefit for the quarter ended March 31, 1994 includes the recognition of the benefit of loss carrybacks of $1,104,000 offset by the elimination of the Company's deferred tax assets.


Recent Developments
- -------------------

     The Company has entered into an Agreement and Plan of Reorganization (the "Agreement") with AmeriQuest Technologies, Inc. ("AmeriQuest") and certain principal stockholders of Kenfil pursuant to which and subject to the terms and conditions therein, AmeriQuest will acquire Kenfil. The Agreement is incorporated by reference as Exhibit 2.1. Pursuant to the Agreement, certain of Kenfil's stockholders (who together hold approximately 51.9% of the outstanding common stock of Kenfil) would exchange (the "Exchange") their common stock of Kenfil ("Kenfil Common Stock") for common stock of AmeriQuest ("AmeriQuest Common Stock") at an exchange ratio of .34 shares of AmeriQuest Common Stock for each share of Kenfil Common Stock. Subsequent to the Exchange, and after appropriate stockholder approval, the remaining stockholders of Kenfil would convert their Kenfil Common Stock into AmeriQuest Common Stock (at the same ratio as in the Exchange) pursuant to a merger of a wholly-owned subsidiary of AmeriQuest with and into Kenfil, which would result in Kenfil becoming a wholly-owned subsidiary of AmeriQuest. Simultaneously with such merger, holders of approximately $7.3 million of Kenfil subordinated debt will exchange their debt for additional shares of AmeriQuest Common Stock. The transactions would result in AmeriQuest issuing approximately 3.9 million shares of Common Stock to the Kenfil stockholders and debtholders. The transactions are subject to a number of conditions, such as obtaining necessary consents, regulatory approvals and approvals of the stockholders of AmeriQuest and Kenfil. On April 5, 1994, the Company announced it has signed an agreement with AmeriQuest Technologies for AmeriQuest to acquire the Company. Under the terms of the agreement, the Company's stockholders will be entitled to receive .34 shares of AmeriQuest common stock for each share of the Company's common stock. The transaction is subject to meeting various conditions including obtaining necessary consents, regulatory approvals, shareholder approvals, and obtaining a working capital line of credit for the combined companies.

                        Liquidity and Capital Resources

     During the nine months ended March 31, 1994, current assets decreased by $10.2 million dollars, principally due to a $13.5 million decrease in accounts receivable caused by lower sales levels, offset by an increase in inventory of $2.3 million, which was caused by the Company increasing inventory in the prior quarter in anticipation of enhanced sales to CompUSA which did not materialize in the three months ended March 31, 1994 offset by additional reserves for slow-moving inventory of $6.1 million. The Company's line of credit decreased by $7.5 million dollars for the nine months ended March 31, 1994 due to the reduction of the accounts receivable collateral base. Accounts payable increased during this period by $9.8 million due to reduced availability under the line of credit.

     The Company has a senior line of credit facility with American National Bank and Trust Company of Chicago. The facility is secured by a lien on substantially all of the Company's assets. The available amount fluctuates based on an asset borrowing base, with a maximum facility currently of $20.0 million, and bears interest as of March 31, 1994 at the bank's corporate base rate (6.25% at March 31, 1994) plus 1.5%. The facility is a committed facility that expired on April 30, 1994 and although the Company has received a letter of non-renewal from American National Bank and Trust, the bank has extended the facility through May 31, 1994. The Company is exploring alternative financing sources.
In connection with the proposed acquisition by AmeriQuest, the Company and AmeriQuest are in the process of seeking financing for the combined companies. If this financing is completed, the Company's senior line of credit will be repaid in full. There can be no assurances that such new financing though the acquisition can be completed, the existing facility extended beyond May 31, 1994, alternative source of funds found, or that any such extension or alternative source of funding will not be on terms less favorable to the Company than the current facility. If the acquisition and new financing is not completed, the facility is not extended beyond May 31, 1994, or alternative financing not found, the Company will not be able to repay the outstanding balance under the facility which would have a material adverse impact on its operations and financial condition.

     As of March 31, 1994, the Company was not in compliance with the inventory turnover covenant, net worth covenant, interest coverage covenant and debt coverage covenant under its senior line of credit. The bank has agreed to forebear exercising certain of its remedies with respect to certain defaults through May 31, 1994. Nevertheless, the Company has not obtained a waiver as to such events of non-compliance. Under certain circumstances, such as if events of non-compliance other than those as to which the bank has agreed to forebear exercising its remedies occur prior to, or if the facility is not extended beyond, May 31, 1994, the bank may exercise its remedies under the credit facility, including declaring the outstanding amount of the loan immediately due and payable, which would have a material adverse effect on the Company's operations and financial condition.

     As of March 31, 1994, the Company had an outstanding balance of approximately $16.3 million on its credit facility, with approximately $750,000 available for borrowing.

     The Company also has an outstanding unsecured senior subordinated note issued to Chrysler Capital Corporation. The note bears interest payable semi-annually at a fixed rate of 13.91% per annum. The Company repaid $4 million of principal of the original $10 million note on February 4, 1993, from its public offering proceeds and paid $1.0 million in February 1994, leaving a remaining balance of $5 million as of March 31, 1994. Principal payments of $1.0 million are due and payable on each of January 31, 1995 and 1996 and of $3.0 million on January 31, 1997. As of March 31, 1994, the Company was not in compliance with the inventory turnover covenant, net worth covenant, interest coverage covenant and debt coverage covenant under its senior subordinated note. The Company has not obtained a waiver for such events of non-compliance. Under certain circumstances the lender may exercise its remedies under the applicable note documents, including declaring the outstanding amount of the note immediately due and payable, which would have a material adverse effect on the Company's operations and financial condition. This liability has been reclassified to short-term on the Company's balance sheet.

     In the event that the existing credit facility is not renewed, extended or replaced on improved terms, and any necessary waivers not obtained, the Company anticipates experiencing cash flow shortages which would most likely have a material adverse effect on the Company's financial position and operations.

     The Company believes that inflation has not had a material effect on its operations.

                          PART II - OTHER INFORMATION

ITEM 1: Legal Proceedings.
        ------------------
        None.

ITEM 2: Changes in Securities.
        ----------------------
        None.

ITEM 3: Defaults Upon Senior Securities.
        --------------------------------
        See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources"

ITEM 4: Submission of Matters to a Vote of Security-Holders.
        ----------------------------------------------------
        None.

ITEM 5: Other Information.
        ------------------
        None.

ITEM 6: Exhibits and Reports on Form 8-K:
        ---------------------------------
        (a) Exhibits

2.1         Agreement and Plan of Reorganization, by and between Kenfil Inc.
            and AmeriQuest Technologies, Inc. and certain other persons, dated as of March 31, 1994 (previously filed as Exhibit 2.1 to Kenfil's Current Report on Form 8-K dated April 14, 1994 and incorporated herein by reference).

10.1 Amendment 5 and Forbearance Agreement dated April 29, 1994 in regard to the Company's Loan and Security Agreement with American National Bank and Trust.

10.2 Stock Pledge Agreement dated April 29, 1994 between the Company and American National Bank and Trust.

        (b) Reports
            None during the quarter ended March 31, 1994, however the Company filed a report on Form 8-K dated April 14, 1994 in regard to the Agreement and Plan of Reorganization with AmeriQuest Technologies, Inc.

                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                               Date: May 8, 1995

                                  Kenfil Inc.



                                            By /s/ Stephen G. Holmes
                                               ----------------------
                                               Stephen G. Holmes
                                               Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit                                                           *Sequentially
Number                     Description                             Numbered Page
- -------                    -----------                             -------------

2.1 Agreement and Plan of Reorganization, by and between Kenfil Inc., and AmeriQuest Technologies, Inc. and certain other persons, dated as of March 31, 1994 (previously filed as Exhibit 2.1 to Kenfil's Current Report on Form 8-K dated April 14, 1994 and incorporated herein by reference).

10.1 Amendment No. 5 and Waiver and Forbearance Agreement to Amended and Restated Loan and Security Agreement dated as of April 29, 1994 between American National
         Bank and Trust Company and Kenfil Inc.

10.2 Stock Pledge Agreement between American National Bank and Trust Company and Kenfil Inc.










*This information appears only in the manually signed original of this Form 10-Q filed with the Securities Exchange Commission.